As filed with the Securities and Exchange Commission on June 17, 2004
                                                   Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                         MUELLER HOLDINGS (N.A.), INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                              3491                      52-2175259
(State or Other Jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)     Identification Number)

                            500 West Eldorado Street
                             Decatur, IL 62522-1808
                                 (217) 423-4471
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                            George P. Bukuras, Esq.
                       Vice President and General Counsel
                         110 Corporate Drive, Suite 10
                           Portsmouth, NH 03802 3180
                                 (603) 422-8090

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                            -----------------------
                                   Copies to:

                             Michael P. Kaplan, Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000
                            -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

-------------------------------------------------------------------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

=============================================================================================================================
                                                CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
                                                                   Proposed Maximum     Proposed Maximum
            Title Of Each Class                  Amount To Be     Offering Price Per   Aggregate Offering       Amount Of
       Of Securities To Be Registered             Registered            Unit(1)             Price(1)         Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
14 3/4% Senior Discount Exchange Notes due       $223,000,000           50.305%           $112,180,150          $14,214.00
   2014..................................
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(f). Pursuant to Rule 457(q) an additional indeterminate number of such securities is being registered for market-making purposes.

                       ----------------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of an aggregate principal amount at maturity of $223,000,000 of 14 3/4% Senior Discount Notes due 2014 of Mueller Holdings (N.A.), Inc. that may be exchanged for equal principal amounts at maturity of Mueller Holdings' outstanding $223,000,000 principal amount at maturity of 14 3/4% Senior Discount Notes due 2014. This Registration Statement also covers the registration of the new notes for resale by Credit Suisse First Boston LLC, which is an affiliate of Mueller Holdings (N.A.), Inc., in market-making transactions. The complete prospectus relating to the exchange offer follows immediately after this Explanatory Note. Following the prospectus are certain pages of the prospectus relating solely to market-making transactions, including an alternate front cover page, Table of Contents, a section entitled "Risk Factors--Risks Relating to the Notes--There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all" to be used in lieu of the section entitled "Risk Factors--Risks Relating to the Notes--No public trading market for the notes exists which could result in an illiquid trading market and/or lower sales price for your notes," an alternate "Use of Proceeds" section, an alternate "Plan of Distribution" section and a section entitled "Certain U.S. Federal Income Tax Consequences to U.S. Holders". In addition, the market-making prospectus will not include the following captions (or the information set forth under those captions) in the exchange offer prospectus:
"Summary--The Exchange Offer" and "Material United States Federal Income Tax Consequences of the Exchange Offer" or the section entitled "Risk Factors--Risks Related to the Notes--The exchange offer will result in reduced liquidity of the unexchanged old notes, so you may face lower prices for your old notes if you do not exchange them for new notes." All other sections of the exchange offer prospectus will be included in the market-making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS (SUBJECT TO COMPLETION DATED JUNE 17, 2004)

                         Mueller Holdings (N.A.), Inc.

                               Offer to Exchange
                     14 3/4% Senior Discount Notes due 2014
                                      for
                14 3/4% Senior Discount Exchange Notes due 2014

     We are offering to exchange up to $223,000,000 principal amount at maturity of our new 14 3/4% Senior Discount Exchange Notes due 2014 for up to $223,000,000 principal amount at maturity of our existing 14 3/4% Senior Discount Notes due 2014. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     To exchange your old notes for new notes:

o you are required to make the representations described beginning on page 118 to us

o you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Law Debenture Trust Company of New York,
     by 5:00 p.m., New York time, on      , 2004

o you should read the section called "The Exchange Offer" for further information on how to exchange your old notes for new notes

     See "Risk Factors" beginning on page 11 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                 , 2004

                                                 TABLE OF CONTENTS
                                                -------------------

                                                 Page                                                        Page
                                                 ----                                                        ----

Summary.............................................2       Description of Certain Indebtedness................72
Risk Factors.......................................11       Description of Notes...............................77
Use of Proceeds....................................20       The Exchange Offer................................113
Industry and Market Data...........................22       Material United States Federal Income Tax
Management's Discussion and Analysis of                     Consequences of the Exchange Offer................120
  Financial Condition and Results of Operations....25       Plan of Distribution..............................121
Business...........................................44       Legal Matters.....................................122
Management.........................................60       Experts...........................................122
Executive Compensation.............................62       Where You Can Find More Information...............122
Security Ownership of Certain Beneficial Owners             Index to Unaudited Pro Forma Financial
  and Management...................................69         Statements......................................P-1
Certain Relationships and Related Party                     Index to Financial Statements.....................F-1
  Transactions.....................................70


                            -----------------------

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                            -----------------------

     In this prospectus, "Mueller Holdings," the "Company," "we," "us" or "our" refer to Mueller Holdings (N.A.), Inc. and its subsidiaries, except where the context makes clear that the reference is only to Mueller Holdings, Inc. itself and is not inclusive of its subsidiaries.


                            -----------------------

                                    Summary

     This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully. Our fiscal year ends on September 30 of each year. Unless the context indicates otherwise, whenever we refer in this prospectus to a particular fiscal year, we mean the fiscal year ending in that particular calendar year.

                               The Exchange Offer

Securities Offered....................................         We are offering up to $223,000,000 aggregate
                                                               principal amount at maturity of 14 3/4% Senior
                                                               Discount Exchange Notes due 2014, which have been
                                                               registered under the Securities Act.

The Exchange Offer....................................         We are offering to issue the new notes in exchange
                                                               for a like principal amount at maturity of your old
                                                               notes. We are offering to issue the new notes to
                                                               satisfy our obligations contained in the registration
                                                               rights agreement entered into when the old notes were
                                                               sold in transactions permitted by Rule 144A and
                                                               Regulation S under the Securities Act and therefore
                                                               not registered with the SEC. For procedures for
                                                               tendering, see "The Exchange Offer."

Tenders, Expiration Date, Withdrawal..................         The exchange offer will expire at 5:00 p.m. New York
                                                               City time on            , 2004 unless it is extended.
                                                               If you decide to exchange your old notes for new
                                                               notes, you must acknowledge that you are not engaging
                                                               in, and do not intend to engage in, a distribution of
                                                               the new notes. If you decide to tender your old notes
                                                               in the exchange offer, you may withdraw them at any
                                                               time prior to               , 2004. If we decide for
                                                               any reason not to accept any old notes for exchange,
                                                               your old notes will be returned to you without
                                                               expense to you promptly after the exchange offer
                                                               expires.

United States Federal Income Tax Consequences.........         Your exchange of old notes for new notes in the
                                                               exchange offer will not result in any income, gain or
                                                               loss to you for United States federal income tax
                                                               purposes. See  "Material United States Federal Income
                                                               Tax Consequences of the Exchange Offer."

Use of Proceeds.......................................         We will not receive any proceeds from the issuance of
                                                               the new notes in the exchange offer.

Exchange Agent........................................         Law Debenture Trust Company of New York is the
                                                               exchange agent for the exchange offer.

Failure to Tender Your Old Notes......................         If you fail to tender your old notes in the exchange
                                                               offer, you will not have any further rights under the
                                                               registration rights agreement, including any right to
                                                               require us to register your old notes or to pay you
                                                               additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

     Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

o you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act;

o    you acquire the new notes in the ordinary course of your business;

o you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

o you are not engaged in, and do not intend to engage in, a distribution of the new notes.

     If you are an affiliate of Mueller Holdings, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive new notes for your own account in the exchange offer:

o you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

o you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

o you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

     For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

                        Summary Description of the Notes

     The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the new notes. The following summary contains basic information about the new notes. It does not contain all of the information that is important to you. For a more complete understanding of the notes, see "Description of Notes".

Issuer............................................         Mueller Holdings (N.A.), Inc.

Securities Offered................................         $223.0 million aggregate principal amount at maturity of
                                                           senior discount notes due 2014

Maturity..........................................         April 15, 2014.

Interest payment dates............................         No cash interest will accrue on the notes prior to April
                                                           15, 2009. The old notes had an initial accreted value of
                                                           $493.596 per $1,000 principal amount at maturity of
                                                           notes. The accreted value of each note will increase
                                                           from the date of issuance until April 15, 2009, at a
                                                           rate of 14  3/4% per annum compounded semi-annually such
                                                           that the accreted value will equal the principal amount
                                                           at maturity on April 15, 2009. Thereafter, cash interest
                                                           on the notes will accrue and be payable semi-annually in
                                                           arrears on April 15 and October 15 of each year,
                                                           commencing on October 15, 2009 at a rate of 14 3/4% per
                                                           annum (calculated using a 360 day year of twelve 30-day
                                                           months).

Original issue discount...........................         The notes are being offered with original issue discount
                                                           for U.S. federal income tax purposes. Thus, although
                                                           cash interest will not be payable on the notes prior to
                                                           October 15, 2009, original issue discount will accrue
                                                           for tax purposes from the issue date of the notes based
                                                           on the yield to maturity of the notes and generally will
                                                           be included as interest income (including for periods
                                                           ending on or prior to October 15, 2009) for U.S. federal
                                                           income tax purposes.

Optional Redemption...............................         We may redeem the notes at any time on or after April
                                                           15, 2009 in whole or in part, in cash at the redemption
                                                           prices described in this prospectus, plus accrued and
                                                           unpaid interest. See "Description of Notes--Optional
                                                           Redemption."

                                                           In addition, prior to April 15, 2007, we may redeem up
                                                           to 35% of the aggregate principal amount at maturity of
                                                           notes originally issued at a redemption price of 114.75%
                                                           of accreted value with the proceeds of public equity
                                                           offerings within 90 days of the closing of a public
                                                           equity offering. We may make that redemption only if,
                                                           after the redemption, at least 65% of the aggregate
                                                           principal amount of notes originally issued remains
                                                           outstanding.

Change of Control.................................         Upon a change of control, as defined in "Description of
                                                           Notes," we will be required to make an offer to purchase

                                                           the notes. The purchase price will equal 101% of the
                                                           accreted value of the notes on the date of repurchase,
                                                           plus accrued and unpaid interest to the date of
                                                           repurchase.

Use of Proceeds...................................         We will not receive any proceeds from the exchange of
                                                           new notes for old notes.

                                  Our Company

Overview

     We are a leading North American manufacturer of a broad range of flow control products for use in water distribution networks, water and wastewater treatment facilities, gas distribution systems and piping systems. Our products include hydrants, valves, pipe fittings, pipe hangers and pipe nipples and a variety of related products. We believe we have the broadest product line of any of our competitors and enjoy strong market positions, leading brand recognition and a reputation for quality and service within the markets we serve. For the fiscal year ended September 30, 2003, approximately 75% of our total sales were from products in which we believe we have the #1 or #2 market share in the United States and Canada.

     We believe our network of over 5,000 independent flow control distributors is the largest such distribution network in the United States and Canada. Our sales force of approximately 400 field sales representatives and manufacturer's representatives works directly with municipalities and other end-users as well as with distributors, which market our products to end-users. While most of our products are generally sold through distributors, for most of our hydrant and valve products it is the end-user who either chooses the brand or establishes product specifications, including required approvals from industry standard-setting organizations. We believe our reputation for quality, our large installed base of products and our coordinated marketing approach have helped our products to be "specified" as an approved product for use in most major metropolitan areas throughout the United States.

     We have manufactured industry leading products for almost 150 years and currently operate 30 manufacturing facilities located in the United States, Canada and China. Our production capabilities include foundry operations, machining, fabrication, assembly and testing.

     We sell our products under several brand names, including Mueller and James Jones for hydrants, gate valves and brass products, Mueller and Henry Pratt for butterfly valves, Hersey for water meters and Anvil for piping system components.

Industry Overview

     The North American flow control industry consists of the manufacturers of pumps, valves, fittings, fixtures and seals. Growth in the sectors we serve is influenced largely by the state of the general economy, population growth, new residential and non-residential construction activity and the need to replace, repair and upgrade existing water and wastewater infrastructure. Our sales are substantially driven by new residential and non-residential construction and by infrastructure replacement, repair and upgrades. We estimate that substantially all our sales of piping component products, which represented approximately 42% of our 2003 total sales, are to the non-residential construction market, with the remainder split between the residential construction market and the market for infrastructure replacement, repair and upgrades, accounting for approximately 60% and 40% of such sales, respectively. However, we anticipate that sales related to infrastructure replacement, repair and upgrade will become a larger portion of the market for water-related flow control products as a result of the continued aging of municipal water systems in the United States and Canada and the increasingly large base of water-related flow control installations.

o In the residential construction market, U.S. housing starts have remained relatively stable from 1998 to 2003, with a low of 1.57 million units in 2000 and a high of 1.85 million units in 2003. While the residential construction market historically has been cyclical, many economists believe that the housing cycle has recently been less volatile as a result of strong demographic trends and changes in the structure of the residential market that have made credit more available throughout the economic cycle.

o Growth in the infrastructure upgrades, repairs and replacement sector is driven primarily by (1) the growing installed base of our products, (2) the age of existing systems, (3) the operating cost of systems, (4) general use of systems, (5) governmental budgetary constraints and (6) changes in federal and state environmental regulations, including, most recently, the Clean Water Act and the Safe Drinking Water Act. Much of the water distribution infrastructure in the United States is considered to be old and in need of updating. In a November 2002 study, the Congressional Budget Office estimated that the average annual spending necessary to upgrade, repair and replace existing water and wastewater infrastructure will be between $24.6 billion and $41.0 billion a year over the next 15 years, which represents a significant increase over the $21.6 billion spent in 1999. We believe spending in this sector has been constrained in recent years as a result of budgetary limitations imposed on state and local governments and the weak economic environment. We expect that the infrastructure upgrades, repairs and replacement sector will likely benefit from an improvement in the overall economy as state and local governments address deferred infrastructure needs.

o Non-residential construction activity includes (1) public works and utility construction, (2) institutional construction, including education, dormitory, health facility, public, religious and amusement construction, and (3) commercial and industrial construction. In the non-residential building construction market, U.S. non-residential building construction has decreased from $173.1 billion in 2000 to $149.7 billion in 2003 as a result of the recent downturn in the economic cycle, principally relating to reduced office and institutional construction; however, according to the U.S. Census Bureau, spending for non-residential construction increased by 0.6% in the fourth quarter of calendar year 2003 relative to the fourth quarter of calendar year 2002. While office construction remained weak in 2003, construction for health, religious and educational facilities remained steady.

     Our products are sold to a variety of end-user customers including municipalities, publicly and privately-owned water companies, gas utilities and construction contractors. This diverse group of end-users generally purchases our products as well as other flow control products from one or more of the over 5,000 independent distributors to whom we supply. Distributors typically provide a comprehensive line of flow control products on demand as well as important technical and support services to their customers. The competitive environment for independent distributors has been and continues to be characterized by consolidation as distributors seek to broaden their geographical reach and achieve economies of scale. We believe many independent distributors are increasingly seeking to partner with the leading manufacturers of flow control products that offer a broad product range, with strong brands that can support their growing geographic footprints. Although the flow control products that we manufacture are generally sold through independent distributors to contractors, end-users, such as municipalities, often specify the brands to be used based on quality, installed base or industry accepted standards. This specification dynamic elevates the importance of a manufacturer's history, installed base and relationship with end-users of flow control products.

Information About Us

     Our principal executive office is located at 500 West Eldorado Street, Decatur, Illinois 62522-1808, and our telephone number is (217) 423-4471.

Our Sponsor

     We were formed in 1999 by DLJ Merchant Banking Partners II, L.P. and related funds for the purpose of acquiring our business from Tyco International (U.S.) Inc. and its affiliates. Prior to our acquisition by the DLJ Merchant Banking funds, our business was operated by Tyco under a variety of names, including Mueller & Co., Grinnell Supply Sales, Grinnell Manufacturing and Henry Pratt Company. We represent the single largest investment of DLJ Merchant Banking Partners II, L.P. The DLJ Merchant Banking funds and certain of their co-investors beneficially own approximately 87% of the common stock of Mueller Holdings (N.A.), Inc., our parent company. See "Principal Stockholders."

     DLJ Merchant Banking Partners II, L.P. is part of CSFB Private Equity, the global private equity arm of Credit Suisse First Boston LLC or CSFB. DLJ Merchant Banking Partners II, L.P. is focused on leveraged buyouts, was organized in 1996 with approximately $3.0 billion in committed capital and has approximately $150 million available for follow-on investments.

Risk Factors

     Investment in the notes involves substantial risks. See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in the notes.

                             Summary Financial Data

     The following table includes a summary of our historical and other consolidated financial data for Mueller Holdings for each of the periods indicated. The summary historical financial data is derived from our audited or unaudited consolidated financial statements and the notes to those statements, which are included elsewhere in this prospectus. Our results of operations include the results for various acquired entities from the date of acquisition. The pro forma financial information is derived from the unaudited pro forma financial statements included elsewhere in this prospectus and gives effect to our recent acquisition of Star, the old notes offering and the related transactions. You should read the information contained in this table in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Statements" and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                         Fiscal years ended September 30,    Six months ended         Pro forma
                                         -------------------------------   -------------------   -------------------
                                                                                                  Fiscal      Six
                                                                                                   year      months
                                                                                                   ended      ended
                                                                           March 29,  March 27,  September  March 27,
                                           2001        2002       2003       2003       2004     30, 2003     2004
                                         ---------   --------   --------   --------   --------   --------   --------
                                                                    (dollars in millions)
Income Statement Data:
   Net sales........................     $   864.7   $  901.9   $  925.1   $  439.0   $  454.9   $  945.1   $  460.8
   Cost of sales....................         629.6      658.1      674.7      324.9      328.0      689.2      332.5
   Royalty expense(1)...............          29.1       13.5         --         --         --         --         --
                                         ---------   --------   --------   --------   --------   --------   --------
   Gross profit.....................         206.0      230.3      250.4      114.1      126.9      255.9      128.3
   Selling, general and
     administrative expenses........         147.0      145.7      154.9       75.0       79.3      158.6       80.3
   Facility rationalization(2)......          27.6        2.7        1.7        1.5        0.9        1.7        0.9
                                         ---------   --------   --------   --------   --------   --------   --------
Operating income....................          31.4       81.9       93.8       37.6       46.7       95.6       47.1
Interest expense....................         (92.5)     (60.2)     (36.4)     (19.2)     (21.2)     (94.5)     (51.3)
Net income (loss)...................         (42.8)      13.3       34.4       11.3       15.5       (1.7)      (3.6)
Other Data:
   Cash flows from operating
     activities.....................          52.1       47.6       65.2        7.6        9.1
   Cash flows used in investing
     activities.....................         (56.2)     (39.3)     (19.6)      (7.6)     (30.7)
   Cash flows used in financing
     activities.....................          (9.3)     (12.5)      (5.5)      (1.1)     (42.8)
   EBITDA(3)........................         133.4      160.5      161.0       71.0       80.3      163.8       80.9
   Depreciation and amortization....          65.4       62.8       66.3       32.9       33.2       67.3       33.4
   Capital expenditures.............          51.0       31.3       20.0       10.0       11.0       20.0       11.0
   Total debt (end of period).......         587.1      581.0      575.7      579.6      533.5         --    1,077.9
   Ratio of earnings to fixed
     charges(4).....................            --       1.37       2.10       1.68       2.19       1.02         --

---------
(1) In connection with the acquisition of Mueller by the DLJ Merchant Banking funds from Tyco in August 1999, we acquired a non-exclusive license to use the Mueller brand name for a period of two years, with an option to purchase it after August 2001, and to use the Grinnell brand name for three years. We exercised the option and purchased the Mueller intellectual property in September 2001. Payments under such license are reflected as royalty expense in our statement of operations. These royalty expenses were funded out of restricted cash we placed into escrow in August 1999 in connection with our acquisition from Tyco.

(2) Facility rationalization includes severance and exit costs and non-cash impairment charges due to the idling and obsolescence of certain assets related to (1) the implementation of lost foam technology at our Albertville, Alabama and Chattanooga, Tennessee facilities, (2) the closure of our Statesboro, Georgia manufacturing facility, and (3) the relocation of certain manufacturing lines to other facilities.

(3) EBITDA is defined as income (loss) before cumulative effect of accounting change plus income tax expense, interest expense (not net of interest income), depreciation and amortization expense and royalty expenses (which were funded out of restricted cash deposited upon our acquisition by the DLJ Merchant Banking funds). We present EBITDA because we consider it an important supplemental measure of our performance as it measures our operating performance before interest expense. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

o EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

o EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

o EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

o although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

The following is a reconciliation of EBITDA to income (loss) before cumulative effect of accounting change:

                                         Fiscal years ended September 30,    Six months ended         Pro forma
                                         -------------------------------   -------------------   -------------------
                                                                                                  Fiscal      Six
                                                                                                   year      months
                                                                                                   ended      ended
                                                                           March 29,  March 27,  September  March 27,
                                           2001        2002       2003       2003       2004     30, 2003     2004
                                         ---------   --------   --------   --------   --------   --------   --------
                                                                    (dollars in millions)
Income (loss) before cumulative
   effect of accounting change...        $   (33.7)  $   13.3   $   34.4   $   11.3   $   15.5   $   (1.7)  $   (3.6)
Income tax expense (benefit).....            (19.9)      10.7       23.9        7.6       10.4        3.7       (0.2)
Royalty expense..................             29.1       13.5       --         --         --         --         --
Interest expense.................             92.5       60.2       36.4       19.2       21.2       94.5       51.3
Depreciation and amortization....             65.4       62.8       66.3       32.9       33.2       67.3       33.4
                                         ---------   --------   --------   --------   --------   --------   --------
EBITDA...........................        $   133.4   $  160.5   $  161.0   $   71.0   $   80.3   $  163.8   $   80.9
                                         =========   ========   ========   ========   ========   ========   ========

(4) Earnings consist of income from continuing operations before income taxes, fixed charges, amortization of capitalized interest, distributed income of equity investees, and losses before tax of equity investees for which charges arising from guarantees are included in fixed charges, minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense and premium and one-third of rental payments which is considered as being representative of the interest factor implicit in our operating leases. Earnings were insufficient to cover fixed charges by $53.6 million in 2001. For the year ended September 30, 2003, on a pro forma basis as adjusted for our acquisition of Star and to give affect to the offering and the related transactions, our ratio of earnings to fixed charges would have been 1.02.

                                  RISK FACTORS

     In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the units. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

                           Risks Relating to Our Debt

Mueller Holdings is a holding company and may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payments on the notes.

     Mueller Holdings is a holding company that has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Mueller Holdings' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In addition, the terms of the indentures governing Mueller Group's secured notes and subordinated notes and its senior credit facility significantly restrict Mueller Group and its subsidiaries from paying dividends and otherwise transferring assets to Mueller Holdings. See "Description of Certain Indebtedness". Furthermore, Mueller Holdings' subsidiaries are permitted under the terms of the senior credit facility and other indebtedness, including under the indenture, to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Mueller Holdings. A breach of those covenants would be a default under the applicable debt instrument that would permit the holders thereof to declare all amounts due thereunder immediately payable.

     We cannot assure you that the agreements governing the current and future indebtedness of Mueller Holdings' subsidiaries will permit Mueller Holdings' subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the notes or any additional interest under the registration rights agreement when due. See "Description of Certain Indebtedness."

Mueller Holdings is the sole obligor under the notes, and its subsidiaries, including Mueller Group, do not guarantee Mueller Holdings' obligations under the notes and do not have any obligation with respect to the notes; the notes are structurally subordinated to the debt and liabilities of Mueller Holdings' subsidiaries, including Mueller Group, and are effectively subordinated to any of our future secured debt.

     Mueller Holdings is a holding company that has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Mueller Holdings' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

     The notes are structurally subordinated to all debt and liabilities, including trade payables, of Mueller Holdings' subsidiaries, including Mueller Group. You are only entitled to participate with all other holders of Mueller Holdings' indebtedness and liabilities in the assets of Mueller Holdings' subsidiaries remaining after Mueller Holdings' subsidiaries have paid all of their debt and liabilities. Mueller Holdings' subsidiaries may not have sufficient funds or assets to permit payments to Mueller Holdings in amounts sufficient to permit Mueller Holdings to pay all or any portion of its indebtedness and other obligations, including its obligations on the notes. At March 27, 2004, on a pro forma basis Mueller Holdings' subsidiaries had total debt of $971.5 million and $147.8 million of other liabilities. On March 27, 2004, on a pro forma basis, Mueller Holdings' subsidiaries would have had $52.4 million of additional borrowings available under its senior credit facility. The indenture governing the notes, the indentures governing Mueller Group's notes and the senior credit facility permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, and do not limit the ability of our subsidiaries to incur other liabilities. See "Description of Certain Indebtedness" and "Description of Notes."

     The notes will also be structurally junior to our secured debt, as holders of such secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of secured debt will have a prior claim to the assets that constitute their collateral. We will be permitted to incur secured debt under the terms of our debt instruments subject to certain conditions.

We have a significant amount of debt which could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

     As of March 27, 2004, assuming completion of the offering of old notes and the related transactions, we had (a) total indebtedness of approximately $1,079.2 million and (b) $52.4 million of borrowings available under the senior credit facility, subject to customary borrowing conditions. As of March 27, 2004 Mueller Group had obtained $18.4 million in letters of credit, which reduces availability for borrowings thereunder, and borrowed $9.2 million under the revolving credit facility. Subject to the restrictions in the senior credit facility, the indentures governing Mueller Group's notes, the indenture governing the notes and other debt instruments, we may incur significant additional indebtedness, which may be secured, from time to time. The level of our indebtedness could have important consequences, including:

     o making it more difficult for us to satisfy our obligations with respect to the notes;

     o limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

     o limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

     o limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally; and

     o exposing us to risks inherent in interest rate fluctuations because a substantial portion of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We will require a significant amount of cash to service our debt and our ability to generate cash depends on many factors beyond our control.

     Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek a additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

Restrictive covenants in our indenture, the senior credit facility and the indentures governing Mueller Group's secured notes and subordinated notes may adversely affect us.

     The indenture governing the notes and the indentures governing Mueller Group's notes will contain various covenants that limit our ability to engage in certain transactions. In addition, the senior credit facility contains other and more restrictive covenants, including covenants that will prohibit us from voluntarily prepaying the notes. The senior credit facility and the indenture governing Mueller Group's secured notes also require Mueller Group to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under the senior credit facility, secured notes, the subordinated notes and/or the notes. Upon the occurrence of an event of default under our senior credit facility, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness under the senior credit facility and secured notes. We pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our senior credit facility and secured notes. If the lenders under the senior credit facility or noteholders under the secured notes accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior credit facility and our other indebtedness, including the notes.

                         Risks Relating to Our Business

We are dependent upon a group of major distributors for a significant portion of our sales; any loss of these distributors could reduce our sales and continuing consolidation could cause price pressure.

     In 2003, 34% of our sales were to our ten largest distributors. In 2003, sales to National Waterworks, our largest distributor, represented approximately 10.1% of our sales, and sales to Hughes, our next-largest distributor, represented another 9.4%. Our contracts with most of our major distributors may be terminated at the option of either party upon zero to 60 days' notice.

     Our reliance on these major distributors exposes us to:

     o the risk of changes in the business condition of our major distributors, and

     o the risk that the loss of a major distributor could adversely affect our results of operations.

     While our relationships with our ten largest distributors have been long-lasting, distributors in our industry have experienced significant consolidation in recent years, and we cannot assure you that our distributors will not be acquired by other distributors who buy products from our competitors. We also cannot assure you that, as consolidation among distributors continues, distributors will not be able to force us to lower our prices, which would have an adverse impact on our results of operations. Moreover, the loss of either National Waterworks or Hughes as distributors could have a material adverse effect on our results of operations.

Our business will be adversely affected by a downturn in the cyclical residential and non-residential building markets or a downturn in government spending related to infrastructure upgrades, repairs and replacement.

     Our business is primarily dependent upon the residential and non-residential building markets. Although the residential building market has experienced growth in recent years, we cannot assure that this growth will continue in the future. The residential and non-residential building markets are cyclical, and, historically, down cycles have typically lasted approximately four to six years. From 1987 to 1991, housing starts declined 37.4% from peak to trough. The United States reached a record high in single family housing starts in November 2003 and reached a 25-year high in total housing starts in December 2003. However, non-residential construction has slowed since 2000 and we cannot predict whether conditions will improve. In addition, spending growth in infrastructure upgrades, repairs and replacement sector has slowed in recent years as state and local governments' budgets were negatively impacted by the downturn in the economy. We cannot assure you that economic conditions will improve or that if they do, that state and local governments will address deferred infrastructure needs. Any significant decline in the residential or non-residential building markets could have a material adverse effect on our financial condition and results of operations.

Our brass products contain lead, which may be banned in the future.

     Our brass products, which constituted approximately 8.3% of our sales in 2003, contain approximately 5.0% lead. Environmental advocacy groups, relying on standards established by California's Proposition 65, are seeking to eliminate or reduce the content of lead in some of these products, including water meters and valves, and to limit their sale in California. Some of our business units have entered into settlement agreements with these environmental advocacy groups that have required them to either modify some of these products or offer substitutes for them with respect to products sold in California. If similar issues are raised in other jurisdictions or if these or other advocacy groups file suit against us under Proposition 65, our results of operations and financial condition could be adversely affected.

     In addition, in May 2004, the United States Congress introduced a bill, which if adopted, would prohibit among other things, the manufacture, sale or installation of any new drinking water plumbing fixture, drinking water meter or any other drinking water plumbing part or component that contains more than 0.2% lead. While we cannot determine the likelihood of whether this or other similar bills will be enacted into law, if adopted, our results of operations and financial condition could be adversely affected.

Certain of our products may not be in compliance with NSF standards, which could limit the ability of municipalities to buy our products.

     The National Sanitary Foundation ("NSF") is a non-profit entity that was contracted by the U.S. Environmental Protection Agency ("EPA") to promulgate standards for the water industry. NSF has recently issued NSF 61, the standard that governs the leaching characteristics of valves and devices that are part of drinking water distribution networks, including certain of our products made from brass. In recent years, a growing majority of states have adopted, by statute or regulation, a requirement that water distribution systems utilize products that comply with NSF 61 and/or are so certified by NSF. We, along with others in the industry, are engaged in the lengthy process of attempting to obtain NSF certification for all of our relevant products. In 2003, our sales of brass products were $79.4 million, or 8.3% of our sales. Of our approximately 3,400 products made of brass, approximately 1,400, which represent 42% of Mueller Co.'s brass product sales, have been certified. In the event that some of those products are found not to be in compliance with NSF 61, those products may not be accepted by various municipalities or we may be forced to modify non-conforming products with substitute materials which may require increased cost, thereby adversely affecting profitability. In addition, if our competitors develop a complete line of NSF 61 compliant brass products before we do, we may be placed at a competitive disadvantage which may, in turn, adversely affect profitability.

Our industry is very competitive and some of our products are commodities that are losing market share to cheaper foreign imports.

     The domestic and international markets for flow control products are competitive. While there are only a few competitors for most of our product offerings, many of them are well-established companies with strong brand recognition.

     In particular, our malleable iron and cast iron pipe fitting products, which together comprised 10.5% of our sales in 2003, face competition from less expensive imports and our pipe nipple and hanger products and our pipe fittings and couplings products, which together comprised 27.7% of our sales in 2003, compete on the basis of price and are sold in fragmented markets with low barriers to entry, allowing less expensive domestic and foreign producers to gain market share and reduce our margins.

     The Department of Commerce has imposed anti-dumping duties on imported malleable and non-malleable iron fittings from China. We cannot assure you that these government agencies will continue the current duties on imported malleable and non-malleable iron fittings. If the duties for respondent companies, which range from 7.35% to 14.32% (111.36% for other producers/exporters) for malleable iron fittings and 6.34% to 7.08% (75.5% for other producers/exporters) for non-malleable iron fittings, are reduced or completely eliminated, we may be forced to reduce the prices of some of our products. An increase in foreign competition or a decrease in these duties could have a material adverse effect on our financial condition and results of operations.

Our results have been, and may continue to be, adversely impacted by increases in raw material prices.

     Our products are made from several basic raw materials, including sand, resin, brass ingot, steel pipe and scrap steel and iron. We generally purchase raw materials at spot prices and do not hedge our exposure to price changes. Our business could be adversely affected by increases in the cost of our raw materials, as we may not be able to fully pass these costs on to our customers.

     For example, from March 2002 to December 2003, the United States imposed tariffs on imported steel and steel pipe, which are raw materials for pipe nipples and hangers, sales of which represent approximately 9% of our 2003 revenues. The tariffs along with a consolidation of capacity in the steel pipe manufacturing industry resulted in an approximate 17% increase in the price of steel pipe from a pre-tariff price of $552 per ton to $645 per ton, the price of steel pipe when the tariffs were removed. We increased the price of our products; however, our price increases lagged the increases in the price of steel which, in turn, adversely affected our results. Although the tariffs on imported steel were removed in December 2003, prices have not decreased to pre-tariff levels as foreign producers had shifted to customers outside the United States, causing supply shortages. We can give no assurances that tariffs will not be re-imposed or imposed on other materials that we use to produce our products or that steel prices will return to pre-tariff levels. In addition, increased worldwide demand for steel scrap, the raw material from which our threaded and grooved pipe fittings are made, has increased the spot price of steel scrap from approximately $140 per ton in December 2002 to $225 per ton in January 2004. Steel producers have also announced that they intend to further raise prices in 2004.

Our business may be adversely impacted by work stoppages and other labor relations matters.

     We are subject to a risk of work stoppages and other labor relations matters because our hourly workforce is highly unionized. As of December 31, 2003, about 66% of our hourly workforce was represented by unions. These employees are represented by locals from approximately six different unions, including the Glass, Molders, Pottery, Plastics and Allied Workers International Union, which is our largest union. All of our significant labor agreements negotiated with the unions will expire between September 2004 and December 2007 at which time they must be renegotiated. Work stoppages for an extended period of time could have a material adverse effect on our business. Labor costs are a significant element of the total expenditures involved in our manufacturing process, and an increase in the costs of labor could therefore have a material adverse effect on our business. In addition, the freight companies who deliver our products to our distributors generally use unionized truck drivers, and we could also be adversely affected if our contractors face work stoppages or increased labor costs. For more information about our labor relations, see "Business--Employees."

We may be subject to product liability claims that could require us to make significant cash payments.

     We would be exposed to product liability claims in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage. We cannot assure you that we will not experience any material product liability losses in the future or that we will not incur significant costs to defend such claims. While we currently have product liability insurance, we cannot assure you that our product liability insurance coverage will be adequate for any liabilities that may ultimately be incurred or that it will continue to be available on terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage or a requirement to participate in a product recall may have a materially adverse effect on our business.

     Under the terms of the August 1999 purchase agreement relating to the acquisition of our business from Tyco in August of 1999, we are indemnified by Tyco for all liabilities arising in connection with our business with respect to products manufactured or sold prior to the closing of that transaction. See "Business--Legal Proceedings." The indemnity survives forever and is not subject to any dollar limits. However, we may be responsible for these liabilities in the event that Tyco ever becomes financially unable to, or otherwise fails to comply with, the terms of the indemnity. In addition, Tyco's indemnity does not cover product liabilities to the extent caused by our products manufactured after that transaction. For more information about our potential product liabilities, see "Business--Legal Proceedings."

We may be adversely affected by environmental, health and safety laws and regulations.

     We are subject to various laws and regulations relating to the protection of the environment and human health and safety and must incur capital and other expenditures to comply with these requirements. Failure to comply with any environmental requirements could result in the assessment of damages or imposition of fines or penalties, suspension of production or a cessation of operations at, or a requirement to upgrade equipment or processes at, one or more of our facilities. Because these laws are complex, constantly changing, may be applied retroactively and generally are becoming increasingly stringent, we cannot assure you that these requirements, in particular as they change in the future, will not have a material adverse effect on our business, profitability and results of operations. In particular, we will be required to incur costs to comply with the EPA's National Emissions Standards for Hazardous Air Pollutants ("NESHAP") for iron and steel foundries which was issued on April 22, 2004. These costs may be material. See "Business--Environmental Matters." In addition, we may be required to conduct investigations and perform remedial activities that would require us to incur material costs in the future or may result in claims for damage for personal injury, property damages or damage to natural resources.

     Under the terms of the August 1999 purchase agreement relating to the acquisition of our business from Tyco in August of 1999 and our formation, we are indemnified by Tyco for all environmental liabilities arising in connection with our business and relating to actions occurring or conditions existing prior to the closing of that transaction, including certain asbestos litigation. See "Business--Legal Proceedings." The indemnity survives forever and is not subject to any dollar limits. We however, may be responsible for these liabilities in the event that Tyco ever becomes financially unable to, or otherwise fails to comply with, the terms of the indemnity. In addition, Tyco's indemnity does not cover environmental liabilities to the extent caused by our company or the operation of our business after that transaction, nor does it cover environmental liabilities arising out of operations at sites acquired after August 1999. For more information about our environmental compliance and potential environmental liabilities, see "Business Environmental Matters" and "Business--Legal Proceedings."

We are dependent on key personnel, many of whom do not have employment contracts.

     Our success depends to a significant extent on the continued services of our senior management and other members of management. We could be adversely affected if any of these persons were unwilling or unable to continue in our employ. While we have an employment agreement with Dale Smith, it expires in August 2004 (unless renewed), and, other than our employment agreement with George Bukuras, we do not have employment agreements with other members of our senior management. See "Executive Compensation--Employee Agreements and Compensation Arrangements."

We have not previously been required to comply with SEC reporting requirements; future public reporting obligations may put significant demands on our financial, operational and management resources.

     Prior to this exchange offer, we have been a private company that did not file reports with the SEC. We produce our financial statements on a regular basis in accordance with the requirements of GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly-traded securities. At this time, we are taking additional steps to implement an internal control structure and procedures for financial reporting, including those contemplated by Section 404 of the Sarbanes-Oxley Act, that would allow us to produce financial statements and related disclosure within the time periods and in the form required under the Exchange Act, including on a quarterly basis. In order to comply with these requirements, we expect that we will need to hire additional accounting and finance staff and implement new financial systems and procedures. We cannot assure you that we will be able to hire additional staff or implement appropriate procedures on a timely basis. Failure to hire such staff and implement such procedures could have an adverse effect on us, and we may not be able to produce our financial statements and related information on an interim basis as required under the Exchange Act or meet our reporting obligations under the indenture.

                       Risks Relating to Our Stockholders

We are controlled by principal stockholders whose interests may differ from your interests.

     Substantially all of the outstanding shares of our common stock are held by the DLJ Merchant Banking funds. As a result of their stock ownership, the DLJ Merchant Banking funds control us and have the power to elect all of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets. The directors elected by the DLJ Merchant Banking funds have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

     The interests of our principal stockholders may conflict with your interests. For example, these stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to you as a holder of the notes.

     The general partners of the DLJ Merchant Banking funds are affiliates or employees of Credit Suisse First Boston, which is the arranger, administrative agent and a lender under the senior credit facility.

                          Risks Relating to the Notes

You will be required to include original issue discount in your gross income for federal income tax purposes.

     The notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to April 15, 2009, original issue discount (the difference between the stated redemption price at maturity and the issue price of the notes) will accrue from the issue date of the notes. Consequently, a U.S. holder of a note will have ordinary income for tax purposes arising from such original issue discount on which it must pay tax regardless of whether cash is received in respect of such income.

     If a bankruptcy case is commenced by or against Mueller Holdings under the United States Bankruptcy Code after the issuance of the notes, the claim of a holder of any of the notes with respect to the principal amount thereof may be limited to an amount equal to the sum of:

     o    the initial offering price allocable to the notes; and

     o that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code.

     Any original issue discount that was not amortized as of any such bankruptcy filing would likely constitute "unmatured interest."

     Accordingly, holders of the notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

We may not be able to make the change of control offer required by the indenture.

     Upon a change of control, we are required to offer to repurchase all outstanding notes at 101% of the accreted value thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. We do not have, and may not in the future have, any assets other than ownership interests in Mueller Group. As a result, our ability to repurchase all or any part of the notes upon the occurrence of a change in control will be dependent upon the receipt of dividends or other distributions from our direct and indirect subsidiaries. The senior credit facility and the indentures governing Mueller Group's notes limit Mueller Group's ability to pay dividends or make any other distributions to us. If we do not obtain the consent of the lenders under agreements governing outstanding indebtedness of our subsidiaries, including under the senior credit facility, the secured notes and the subordinated notes, to permit the repurchase of the notes, we will likely not have the financial resources to purchase the notes upon the occurrence of a change of control and our subsidiaries will be restricted by the terms of such indebtedness from paying dividends to us or otherwise lending or distributing funds to us for the purpose of such purchase. In any event, there can be no assurance that our subsidiaries will have the resources available to pay such dividend or make any such distribution. Furthermore, the senior credit facility provides that certain change of control events will constitute a default thereunder and the indentures governing Mueller Group's notes provide that, in the event of a change of control triggering event, Mueller Group will be required to offer to repurchase the Mueller Group notes at the price specified therefor within 60 to 75 days of the change of control event. Our failure to make a change of control offer when required or to purchase tendered notes when tendered would constitute an even of default under the notes. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in the senior credit facility, the indenture governing the notes and the indentures governing Mueller Group's notes will not allow such repurchases. See "Description of Notes--Change of Control" and "Description of Indebtedness" for additional information.

Fraudulent transfer statutes may limit your rights as a noteholder.

     Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

     o    avoid all or a portion of our obligations to you;

     o subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

     o take other action detrimental to you, including invalidating the notes.

     In that event, we cannot assure you that you would ever be repaid.

     Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

     (1) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

     (2) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

          (a) were insolvent or were rendered insolvent by reason of the issuance of the notes;

          (b) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

          (c) intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

     Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. Because we used the proceeds of the units offering to pay a dividend to our equityholders a court could conclude that we received less than full value for incurring the indebtedness represented by the notes.

     Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

                 Cautionary Note on Forward-Looking Statements

     The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by those forward-looking statements. These factors include, but are not limited to:

     o the competitive environment in our industry in general and in the sectors of the flow control product industry in which we compete;

     o economic conditions in general and in the sectors of the flow control product industry in which we compete;

     o changes in or our failure to comply with federal, state, local or foreign laws and government regulations;

     o    liability and other claims asserted against our company;

     o    changes in operating strategy or development plans;

     o    the ability to attract and retain qualified personnel;

     o    our significant indebtedness;

     o    changes in our acquisition and capital expenditure plans;

     o    technology shifts away from our technological strengths;

     o    unforeseen interruptions with our largest customers; and

     o    other factors we refer to in this prospectus.

     In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are warned not to rely on the forward-looking statements. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects, "may," "will," "should," "seeks," "anticipates" or "intends" or by discussions of strategy or intentions. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes. The old notes were issued in a refinancing and recapitalization transaction described below.

     On April 23, 2004, Mueller Group sold its Second Priority Senior Secured Floating Rate Notes due 2011 and 10% Senior Subordinated Notes due 2012 generating net proceeds of approximately $402.3 million. Concurrently with those offerings, Mueller Group amended and restated its credit facility and borrowed $545.0 million of new term loans thereunder. Mueller Group used the net proceeds from those offerings and the credit facility borrowings to repay all existing loans under its old credit facility together with accrued interest and a 1.0% prepayment premium thereon and to paid a dividend to us, which we used to (1) redeem our preferred stock (liquidation value $105.6 million at April 23, 2004) together with a 1.0% premium (approximately $1.0 million), (2) pay a dividend to our common stockholders of approximately $1.43 per share, or approximately $293.4 million in the aggregate and (3) make a payment to our employee optionholders of the excess of the per share dividend to our common stockholders over the exercise price of their options, or approximately $5.4 million in the aggregate. Mueller Group retained approximately $10.0 million as cash to be used for general corporate purposes.

     The old notes were issued as units consisting of old notes and warrants to purchase shares of our common stock on April 29, 2004. Our proceeds of the offering were approximately $106.0 million, after deduction of the initial purchasers' discounts and commissions and other expenses of the offering. We used the proceeds to (1) pay an additional dividend to our common stockholders of approximately $0.48 per share, or approximately $99.8 million in the aggregate, (2) make a payment to our employee optionholders who held options with an exercise price of $1.00 or $1.19 per share of $0.48 per share, and (3) a payment to our employee optionholders who held options with an exercise price of $1.50 per share of $0.41 per share, or approximately $7.1 million in the aggregate.

                                 CAPITALIZATION

     The following table presents our unaudited cash and cash equivalents and consolidated capitalization as of March 27, 2004 (1) on a historical basis and
(2) as adjusted to give effect to the old notes offering and the related transactions. This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."

                                                                            As of March 27, 2004
                                                                          -----------------------
                                                                          Historical  As Adjusted
                                                                          ----------  -----------
                                                                            (dollars in millions)

Cash and cash equivalents............................................     $      8.3   $     16.0
                                                                          ==========  ===========
Long term debt, including current portion
   Credit facility

     Revolver loans (1)..............................................     $      9.2   $      9.2
     Term loans......................................................          522.0        545.0
   Mueller Group floating rate second lien secured notes due 2011....             --        100.0
   Mueller Group 10% senior subordinated notes due 2012..............             --        315.0
   14 3/4% senior discount notes.....................................             --        106.4(2)
   Other debt........................................................            2.3          2.3
     Total debt......................................................          533.5      1,077.9
                                                                          ----------  -----------
Redeemable preferred stock...........................................          104.6           --
Redeemable common stock..............................................            2.5          0.1
                                                                          ----------  -----------
Shareholders' equity (deficit).......................................          119.5       (276.0)
                                                                          ----------  -----------
     Total capitalization............................................     $    760.1  $     802.0
                                                                          ==========  ===========

---------
(1) As part of Mueller Group's new senior credit facility, it has a $80.0 million committed revolving credit facility, $52.4 million of which was available for borrowing as of March 27, 2004 subject to satisfaction of customary borrowing conditions. As of March 27, 2004, Mueller Group had obtained $18.4 million in letters of credit, which reduces availability for borrowings thereunder, and borrowed $9.2 million under its revolving credit facility.

(2) The accreted value of the notes is reduced by $3.7 million to reflect the fair market value assigned to the warrants sold as units with the old notes. The fair market value assigned to the warrants is reflected in stockholder's equity.

                            INDUSTRY AND MARKET DATA

     In this prospectus, we rely on and refer to information and statistics regarding economic conditions and trends, the flow control product market, and our market share in the sectors of that market in which we compete. In particular, we have obtained general industry information and statistics from the Congressional Budget Office and the U.S. Census Bureau. We believe that these sources of information and estimates are reliable and accurate, but we have not independently verified them and cannot guarantee their accuracy or completeness.

     None of the companies that compete in our particular industry segments are publicly-held. Accordingly, other than certain market data with respect to fire hydrants and water valves (which market data is published by Deloitte & Touche
LLP), no current publicly available information is available with respect to the size of such markets or our relative market strength or competitive position. Our statements about our relative market strength and competitive position in this prospectus with respect to other products are based on our management's belief, based on internal studies and our management's knowledge of industry trends. We cannot guarantee that this information is accurate or complete.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents our selected historical and other consolidated financial data for each of the five fiscal years in the period ended September 30, 2003 and for the six months ended March 29, 2003 and March 27, 2004. The selected historical financial data for each of the three fiscal years in the period ended September 30, 2003 was derived from our audited historical consolidated financial statements appearing elsewhere in the prospectus. The selected historical financial data for the fiscal years 1999 and 2000 was derived from our audited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data for the six months ended March 29, 2003 and March 27, 2004 was derived from our unaudited historical financial statements. Our results of operations include the results for various acquired entities from the date of acquisition. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                    Predecessor                              Mueller
                                    ----------- ---------------------------------------------------------------------
                                    For the     For the
                                    period      period
                                    from        from
                                    October     August
                                    1, 1998     16, 1999
                                    through     through      Fiscal Years ended September 30,        Six months ended
                                    August      September --------------------------------------   --------------------
                                    15,         30,                                                March 29,  March 27,
                                    1999(4)      1999(4)    2000       2001      2002      2003      2003       2004
                                    -------     -------   -------    -------   -------   -------   ---------  ---------
                                                                        (dollars in millions)
Income Statement Data:
Net sales......................     $ 771.8     $ 133.0   $ 909.1    $ 864.7   $ 901.9   $ 925.1   $ 439.0    $ 454.9
Cost of sales..................       561.5       108.6     682.7      629.6     658.1     674.7     324.9      328.0
Royalty expense(1).............         --          --       30.8       29.1      13.5        --        --         --
                                    -------     -------   -------    -------   -------   -------   -------    -------
Gross profit...................       210.3        24.4     195.6      206.0     230.3     250.4     114.1      126.9
Selling, general and
   administrative expenses.....       106.0        18.0     143.6      147.0     145.7     154.9      75.0       79.3
Facility rationalization(2)....          --          --        --       27.6       2.7       1.7       1.5        0.9
                                    -------     -------   -------    -------   -------   -------   -------    -------
Operating income...............       104.3         6.4      52.0       31.4      81.9      93.8      37.6       46.7
Interest expense(3)............          --        10.6      82.3       92.5      60.2      36.4     (19.2)     (21.2)
Interest income................          --          --       9.3        5.8       2.3       0.9       0.5        0.4
Other income (loss)............         3.7        (0.3)      3.9        1.7        --        --        --         --
                                    -------     -------   -------    -------   -------   -------   -------    -------
Income (loss) before income
   taxes.......................       108.0        (4.5)    (17.1)     (53.6)     24.0      58.3      18.9       25.9
Income tax expense (benefit)...        45.6        (1.4)     (4.7)     (19.9)     10.7      23.9       7.6       10.4
                                    -------     -------   -------    -------   -------   -------   -------    -------
Income (loss) before
   cumulative effect of
   accounting change...........        62.4        (3.1)    (12.4)     (33.7)     13.3      34.4        --         --
                                    -------     -------   -------    -------   -------   -------   -------    -------
Cumulative effect of
   accounting change, net of
   tax.........................          --          --        --       (9.1)       --        --        --         --
                                    -------     -------   -------    -------   -------   -------   -------    -------
Net income.....................     $  62.4     $  (3.1)  $ (12.4)   $ (42.8)  $  13.3   $  34.4   $  11.3    $  15.5
                                    =======     =======   =======    =======   =======   =======   =======    =======
Other Data:
Depreciation and amortization..        33.0         8.5      65.0       65.4      62.8      66.3      32.9       33.2
Capital expenditures...........        41.0         4.6      42.0       51.0      31.3      20.0      10.0       11.0
Ratio of earnings to fixed
   charges(5)..................        34.75         --        --         --      1.37      2.10      1.68       2.19
Balance sheet data:
Working capital(6).............                 $ 312.2   $ 272.8    $ 255.6   $ 302.4   $ 362.5   $ 323.0    $ 336.4
Property, plant and equipment,
   net.........................                   230.3     231.6      227.9     232.3     208.4     220.4      197.9
Total assets...................                 1,078.4     988.3      924.2     926.6     950.6     921.0      917.9
Total debt.....................                   699.3     596.7      587.1     581.0     575.7     579.6      533.5
Total shareholders' equity.....                   179.5     159.3       88.4      80.6     110.4      90.2      119.5

---------
(1) In connection with the acquisition of Mueller by the DLJ Merchant Banking funds from Tyco in August 1999, we acquired a non-exclusive license to use the Mueller brand name for a period of two years, with an option to purchase it in September 2001 and to use the Grinnell brand name for three years. We exercised the option and purchased the Mueller intellectual property in September 2001. Payments under such license are reflected as royalty expense in our statement of operations. These royalty expenses were funded out of restricted cash we placed into escrow in August 1999 in connection with our acquisition from Tyco.

(2) Facility rationalization includes severance and exit cost charges and non-cash impairment charges due to the idling and obsolescence of certain assets related to (A) the implementation of lost foam technology at our Albertville, Alabama and

     Chattanooga, Tennessee facilities, (B) the closure of our Statesboro, Georgia manufacturing facility and (C) the relocation of certain manufacturing lines to other facilities.

(3) Interest expense includes the write off of deferred financing fees of $1.6 million for the year ended September 30, 2002 and $0.4 million for the six months ended March 27, 2004. Interest expense for the six months ended March 27, 2004 also includes a $7.0 million prepayment associated with the redemption in November 2003 of our senior subordinated notes due 2009. Interest expense also includes interest rate swap (gains)/losses of $23.5 million, ($3.7) million, $(13.3) million, $(6.8) million and $(6.3) million for the years ended September 30, 2001, 2002 and 2003, and for the six months ended March 29, 2003 and March 27, 2004, respectively.

(4) Reflects results of operations for our predecessor for 45 weeks and our results for 7 weeks following our acquisition by our current owners.

(5) Earnings consist of income from continuing operations before income taxes, fixed charges, amortization of capitalized interest, distributed income of equity investees, and losses before tax of equity investees for which charges arising from guarantees are included in fixed charges, minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense and premium and one-third of rental payments which is considered as being representative of the interest factor implicit in our operating leases. For the period from August 16, 1999 through September 30, 1999 earnings were insufficient to cover fixed charges by $4.5 million. Earnings were insufficient to cover fixed charges by $17.1 million in 2000 and $53.6 million in 2001. For the year ended September 30, 2003, on a pro forma basis as adjusted for our acquisition of Star and to give affect to the offering and the related transactions, our ratio of earnings to fixed charges would have been 1.02.

(6) Working capital equals current assets less current liabilities (excluding restricted cash of zero, $19.0 million, $32.8 million, $11.6 million, zero, zero, and zero in each period ending September 30, 1999, 2000, 2001, 2002, 2003 and the six months ended March 29, 2003 and March 27, 2004, accrued royalties of zero, $30.8 million, $29.1 million, $13.5 million, zero, zero, and zero, in each period ending September 30, 1999, 2000, 2001, 2002, 2003 and the six months ended March 29, 2003 and March 27, 2004, and a short-term bridge loan of $300.0 million in the period ending September 30, 1999, and zero in each period ending September 30, 2000, 2001, 2002, 2003 and the six months ended March 29, 2003 and March 27,
     2004).

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.

     This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause those differences include, but are not limited to, those discussed in "Risk Factors."

Overview

     We are a leading North American manufacturer of a broad range of flow control products for use in water distribution, water and wastewater treatment facilities, gas distribution systems and piping systems and maintain a large installed base of products, including approximately 3 million fire hydrants and 8 million iron gate valves in the United States. We operate through two business units: Mueller Company, a leading manufacturer of hydrants, valves and other products for use in water and gas distribution systems; and Anvil International, a leading manufacturer of fittings, pipe hangers and other products for use in piping system applications.

     Our products are sold to a wide variety of end-users, including municipalities, publicly and privately owned water and wastewater utilities, gas utilities and construction contractors. We believe that our sales are substantially driven by new residential and non-residential construction and by infrastructure replacement, repair and upgrades. Even though our products are generally sold through distributors to contractors, for most of our Mueller Co. products it is the end-user who either chooses the brand to be used or specifies the qualities that the required product must have, including approvals from industry standard-setting bodies. We believe that, because of our reputation for quality and our large installed base of products, our products are specified more often than those made by our competitors, which provides us with a competitive advantage and helps ensure that our market share will remain strong.

     Since 1999, we have undertaken various cost saving initiatives, including a facility consolidation program and various capital investments in new manufacturing processes. We have recently completed our capital improvement plan. We have spent $124.3 million from 2000 to 2002 to (1) implement new low cost manufacturing technologies, including our lost foam casting process and
(2) consolidate certain manufacturing facilities, including our Statesboro foundry. This has improved the efficiency of our manufacturing processes and the quality of many of our products.

     Our Mueller Co. business unit has benefited from the relatively stable residential construction market in the United States in recent years, as well as new product introductions and, to a lesser extent, acquisitions, partially offset by a slow down in state and local government spending to upgrade, repair and replace water and waste water distribution infrastructure due to budgetary constraints resulting from recent adverse economic conditions. We expect spending on infrastructure to increase as the economy improves.

     Overall demand for Anvil's products is primarily driven by non-residential construction in the United States and Canada which has been impacted during the recent downturn in the economy. Anvil competes in the market for piping component products which are principally used in mechanical applications, such as HVAC systems, and fire protection applications, such as sprinkler systems.
We estimate that 70% of Anvil's products are used in mechanical applications and the remainder in fire protection systems. Anvil has been adversely impacted by increased foreign competition with respect to fire protection products.
These products compete primarily on price and are sold at lower prices by foreign manufacturers. Although imported products have been accepted in certain applications, many municipalities, end-users, and contractors require the use of domestically manufactured products in their projects. For example, Pennsylvania requires that all state-funded projects use domestically manufactured steel products. However, as part of our strategy to complement Anvil's existing product offerings, we recently acquired the business and assets of the construction division of Star, an importer of iron and grooved fittings produced in China, India and Malaysia. We believe that our acquisition of Star will allow Anvil to enter the market for lower cost, foreign-produced fire-protection products and grow Anvil's overall market share. Anvil has also reduced the amount of purchased products that it sells, which are generally lower-margin, which has reduced its revenues while improving its profitability. We expect to benefit from improvements in economic conditions that have a positive impact on non-residential construction. Finally, Anvil has benefited from acquisitions in recent years.

     We were formed in 1999, by the DLJ Merchant Banking funds for the purpose of acquiring our business from Tyco International (U.S.) Inc. and its affiliates. In connection with the acquisition of Mueller by the DLJ Merchant Banking funds from Tyco in August 1999, we acquired a non-exclusive license to use the Mueller brand name for a period of two years, with an option to purchase it in September 2001 and to use the Grinnell name for three years. We exercised the option and purchased the Mueller intellectual property in September 2001 and the Grinnell license expired in 2002, and therefore no longer incur related royalty expense.

Results of Operations

   Six Months Ended March 27, 2004 As Compared to the Six Months Ended March 29, 2003

                                                                     Six months ended                    1H FY04 vs. 1H FY03
                                                        -------------------------------------------   ------------------------
                                                          March 27, 2004          March 29, 2003
                                                        -------------------     -------------------
                                                                  Percentage              Percentage                Change in
                                                                    of net                  of net     Increase/    percentage
                                                                   sales(2)                sales(2)   (decrease)  of net sales
                                                                  ----------              ----------  ----------  ------------
                                                                        (dollars in millions)
Net Sales
     Mueller Co.....................................    $ 260.3        57.2%    $ 248.2        56.5%   $   12.1          0.7%
     Anvil..........................................      194.6        42.8       190.8        43.5         3.8         (0.7)
                                                        --------    ---------   --------    ---------  ---------    ----------
     Consolidated...................................      454.9       100.0       439.0       100.0        15.9          --
                                                        --------    ---------   --------    ---------  ---------    ----------
Gross profit
     Mueller Co.....................................       82.9        31.8        72.8        29.3        10.1          2.5
     Anvil..........................................       44.0        22.6        41.3        21.6         2.7          1.0
                                                        --------    ---------   --------    ---------  ---------    ----------
     Consolidated...................................      126.9        27.9       114.1        26.0        12.8          1.9
                                                        --------    ---------   --------    ---------  ---------    ----------
Selling, general and administrative expenses
     Mueller Co.....................................       28.9        11.1        22.7         9.1         6.2          2.0
     Anvil..........................................       33.5        17.2        34.5        18.1        (1.0)        (0.9)
     Corporate......................................       16.9         3.7        17.8         4.1        (0.9)        (0.4)
                                                        --------    ---------   --------    ---------  ---------    ----------
     Consolidated...................................       79.3        17.4        75.0        17.1         4.3          0.3
                                                        --------    ---------   --------    ---------  ---------    ----------
Facility rationalization and related costs
     Mueller Co.....................................         --          --         0.9         0.4        (0.9)        (0.4)
     Anvil..........................................        0.9         0.5         0.6         0.3         0.3          0.2
                                                        --------    ---------   --------    ---------  ---------    ----------
     Consolidated...................................        0.9         0.2         1.5         0.3        (0.6)        (0.1)
                                                        --------    ---------   --------    ---------  ---------    ----------
EBITDA(1)
     Mueller Co.....................................       66.2        25.4        61.1        24.6         5.1          0.8
     Anvil..........................................       18.0         9.2        14.5         7.6         3.5          1.6
     Corporate......................................       (3.9)       (0.9)       (4.6)       (1.0)        0.7          0.1
                                                        --------    ---------   --------    ---------  ---------    ----------
     Consolidated...................................       80.3        17.6        71.0        16.2         9.3          1.4
                                                        --------    ---------   --------    ---------  ---------    ----------
Operating Profit
     Mueller Co.....................................       54.0        20.7        49.2        19.8         4.8          0.9
     Anvil..........................................        9.6         4.9         6.2         3.2         3.4          1.7
     Corporate......................................      (16.9)       (3.7)      (17.8)       (4.1)        0.9          0.4
                                                        --------    ---------   --------    ---------  ---------    ----------
     Consolidated...................................       46.7        10.3        37.6         8.6         9.1          1.7
                                                        --------    ---------   --------    ---------  ---------    ----------
Interest expense....................................      (21.2)       (4.7)      (19.2)       (4.4)       (2.0)        (0.3)
Interest income.....................................        0.4          --         0.5         0.1        (0.1)        (0.1)
Income before income taxes..........................       25.9         5.7        18.9         4.3         7.0          1.4
Income tax expense..................................       10.4         2.3         7.6         1.7         2.8          0.6
                                                        --------    ---------   --------    ---------  ---------    ----------
Net income..........................................    $  15.5         3.4%    $  11.3         2.6%   $    4.2          0.8%
                                                        ========    =========   ========    =========  =========    ==========

---------
(1) EBITDA is used to measure performance of our segments and is defined as income (loss) before cumulative effect of accounting change plus income tax expense, interest expense (not net of interest income), depreciation and amortization expense and royalty expenses.

(2)  Percentages are by segment, if applicable.

     Net Sales. Net sales for the six months ended March 27, 2004 increased by $15.9 million, or 3.6%, from $439.0 million in 2003 to $454.9 million in 2004.

     Mueller Co. net sales for the six months ended March 27, 2004 increased by $12.1 million, or 4.9%, from $248.2 million in 2003 to $260.3 million in 2004. The increase in net sales was primarily driven by volume and pricing growth, particularly in fire hydrants and water valve products. This growth is driven by the continued strength in the residential construction market. Focused marketing efforts to increase sluice gate sales have contributed $2.1 million. The Milliken Valve acquisition, completed in January 2003, contributed $3.6 million.

     Anvil net sales for the six months ended March 27, 2004 increased by $3.8 million, or 2.0%, from $190.8 million in 2003 to $194.6 million in 2004. The STAR acquisition accounted for $5.2 million of increased sales. This was partially offset by weakness in the US non-residential construction market, particularly the market for power plant construction, which had an adverse effect on volumes and prices. In addition, continued competition from foreign and domestic producers maintained price pressure on Anvil products.

     Gross Profit. Gross profit for the six months ended March 27, 2004 increased $12.8 million, from $114.1 million in 2003 to $126.9 million in 2004. Gross margin increased from 26.0% to 27.9%.

     Mueller Co. gross profit for the six months ended March 27, 2004 increased $10.1 million, from $72.8 million in 2003 to $82.9 million in 2004. Gross margin increased from 29.3% in 2003 to 31.8% in 2004. The increase in gross profit was primarily driven by the acquisition of Milliken Valve (which contributed $1.2 million), increased selling prices on water valves and hydrants, increased fixed overhead volume with no corresponding increase in fixed costs due to higher production levels, focused efforts to reduce spending, and the strength of the Canadian dollar (relative to the US dollar).

     Anvil gross profit for the six months ended March 27, 2004 increased $2.7 million, from $41.3 million in 2003 to $44.0 million in 2004. Gross margin increased 1.0% from 21.6% to 22.6%. The STAR acquisition contributed $1.0 million. The remaining $1.7 million increase in gross profit was primarily driven by price increases attained in the second quarter of fiscal year 2004 and the strength of the Canadian dollar relative to the US dollar. This was partially offset by increased raw material costs and the weaker sales volumes in the first quarter of the year.

     Selling, General & Administrative Expense. SG&A for the six months ended March 27, 2004 increased $4.3 million, from $75.0 million in 2003 to $79.3 million in 2004. As a percentage of net sales, SG&A increased modestly from 17.1% in 2003 to 17.4% in 2004.

     Mueller Co. SG&A for the six months ended March 27, 2004 was $28.9 million, or a 27.3% increase from $22.7 million for the six months ended March 29, 2003. As a percentage of net sales, SG&A increased from 9.1% in 2003 to 11.1% in 2004. This increase in SG&A expense as a percentage of net sales was driven in part by the Milliken acquisition, which contributed $0.7 million to SG&A in 2004. Excluding the impact of the Milliken acquisitions, SG&A expense increased $5.7 million, driven by a $1.3 million increase in amortization expense related to intangibles acquired with Milliken Valve, Jingmen Pratt and Modern Molded Products, higher sales commission and other compensation costs and related fringe benefits, the addition of sales personnel and a new local sales office, increased provisions for doubtful accounts due to higher sales volumes, severance costs of $0.1 million related to the termination of an employee, increased warranty expense of $0.2 million and higher year-over-year group medical costs due to an increase in claims activity.

     Anvil SG&A for the six months ended March 27, 2004 decreased $1.0 million, or 2.9%, from $34.5 million in 2003 to $33.5 million in 2004. As a percentage of net sales, SG&A decreased from 18.1% in 2003 to 17.2% in 2004. The STAR acquisition added $0.7 million of new expense. This remaining $1.7 million decrease in SG&A expense was driven by a number of factors, including continued cost reductions and facility rationalization related to Anvil's US distribution network, a decrease in severance costs paid as part of Anvil's facility rationalization and nonrecurring costs incurred with a fire loss in Columbia in the first quarter of fiscal year 2003.

     Corporate expenses for the six months ended March 27, 2004 were $16.9 million as compared to $17.8 million in 2003, a decrease of $0.9 million primarily due to $1.0 million year-over-year reduction of fees incurred in connection with potential acquisitions and dispositions that were not completed.

     EBITDA. EBITDA for the six months ended March 27, 2004 increased by $9.3 million, or 13.1%, from $71.0 million in 2003 to $80.3 million in 2004. EBITDA margin increased from 16.2% in 2003 to 17.6% in 2004.

     Mueller Co. EBITDA for the six months ended March 27, 2004 was $66.2 million, a $5.1 million increase over the $61.1 million of EBITDA reported for the six months ended March 29, 2003. This increase was primarily driven by an increase in sales volumes and prices for water valves and hydrants, increased fixed overhead volume with no corresponding increase in fixed costs due to higher production volumes, the strength of the Canadian dollar relative to the US dollar and the acquisition of Milliken Valve (contributing $0.5 million). This increase was partially offset by higher SG&A expenses as described above.

     Anvil EBITDA for the six months ended March 27, 2004 was $18.0 million, a $3.5 million increase over the $14.5 million for the six months ended March 29, 2003. This increase was primarily driven by increases in prices in the second quarter of fiscal 2004, the strength of the Canadian dollar relative to the US dollar, the acquisition of Star and lower SG&A expenses versus the prior year. This increase was partially offset by increased raw material prices and weaker sales volumes in the first quarter of fiscal 2004.

     Corporate EBITDA for the six months ended March 27, 2003 was $(3.9) million, a $0.7 million improvement from $(4.6) million for the six months ended March 29, 2003. This improvement was primarily due to a year-over-year reduction in fees related to potential acquisitions and dispositions that were not completed.

     Operating Profit. Operating profit for the six months ended March 27, 2004 increased by $9.1 million, or 24.2%, from $37.6 million in 2003 to $46.7 million in 2004. Operating profit margin increased from 8.6% in 2003 to 10.3% in 2004.

     Mueller Co. operating profit for the six months ended March 27, 2004 was $54.0 million, a $4.8 million increase over the $49.2 million of operating profit reported for the six months ended March 29, 2003. This increase was primarily driven by increased sales volumes and selling prices on water valves and hydrants, increased absorption of fixed overhead costs due to higher production volumes, the strength of the Canadian dollar relative to the US dollar and the acquisition of Milliken Valve (contributing $0.5 million). These increases were partially offset by higher selling, general and administrative expenses as described in the Mueller Co. SG&A section above.

     Anvil operating profit increased $3.4 million to $9.6 million for the six months ended March 27, 2004. This is a 54.8% increase over the $6.2 million of operating profit for the same period in 2003. This increase was primarily driven by increases in selling prices in the second quarter of fiscal 2004, the strength of the Canadian dollar relative to the US dollar, the acquisition of Star, and lower SG&A expenses versus the prior year. These increases were partially offset by increased raw material prices and weaker sales volumes in the first quarter of fiscal 2004.

     Corporate operating profit improved $0.9 million from $(17.8) million for the six months ended March 29, 2003 to $(16.9) million for the six months ended March 27, 2004. This improvement was primarily due to a year-over-year reduction in fees related to potential acquisitions and dispositions that were not completed.

     Facility rationalization and related costs. Mueller Co. facility rationalization costs decreased $0.9 million in 2004 as compared to 2003, reflecting lower asset impairment charges. Anvil costs increased $0.3 million in 2004 as compared to 2003, reflecting higher facility consolidation and cost reduction activity.

     Interest Expense. Interest expense for the six months ended March 27, 2004 was $21.2 million, or a 10.4% decrease from $19.2 million for 2003. In November 2003, we redeemed our $50.0 million senior subordinated notes due 2009. As a result, interest expense for the six months ending March 27, 2004 increased relative to the prior period due to a $7.0 million prepayment premium and a $0.4 million write-off of deferred financing fees. This was partially offset by a $3.8 million decrease in interest expense for our term loans due to lower interest rates and a $2.7 million reduction in interest expense as a result of the redemption of our senior subordinated notes due 2009.

     Income Tax Expense. Income tax expense for the six months ended March 27, 2004 was $10.4 million as compared to $7.6 million in 2003. The effective tax rate was 40% in both periods. We are in the process of completing an Internal Revenue Service examination related to tax years through 2002, which is expected to be completed in the fourth quarter of fiscal year 2004. The completion of this examination may affect the estimated effective tax rate for the year.

   Fiscal Year Ended September 30, 2003 As Compared to Fiscal Year Ended September 30, 2002

                                                   Fiscal years ended September 30,               2003 vs. 2002
                                              -------------------------------------------   ------------------------
                                                      2003                    2002
                                              -------------------     -------------------
                                                        Percentage              Percentage                Change in
                                                          of net                  of net     Increase/    percentage
                                                         sales(2)                sales(2)   (decrease)  of net sales
                                                        ----------              ----------  ----------  ------------
                                                              (dollars in millions)
Net sales

     Mueller Co............................   $ 538.3        58.2%    $ 509.4        56.5%    $  28.9          1.7%
     Anvil.................................     386.8        41.8       392.5        43.5        (5.7)        (1.7)
                                              -------    --------     -------    --------     -------      -------
     Consolidated..........................     925.1       100.0       901.9       100.0        23.2           --
                                              -------    --------     -------    --------     -------      -------
Gross profit
     Mueller Co............................     165.6        30.8       155.9        30.6         9.7          0.2
     Anvil.................................      84.8        21.9        74.4        19.0        10.4          2.9
                                              -------    --------     -------    --------     -------      -------
     Consolidated..........................     250.4        27.1       230.3        25.5        20.1          1.6
                                              -------    --------     -------    --------     -------      -------
Selling, general and administrative
   expenses
     Mueller Co............................      49.6         9.2        45.9         9.0         3.7          0.2
     Anvil.................................      68.9        17.8        65.5        16.7         3.4          1.1
     Corporate.............................      36.4         3.9        34.3         3.8         2.1          0.1
                                              -------    --------     -------    --------     -------      -------
     Consolidated..........................     154.9        16.7       145.7        16.2         9.2          0.5
                                              -------    --------     -------    --------     -------      -------
Facility rationalization and related costs
     Mueller Co............................       0.9         0.2         1.4         0.3        (0.5)        (0.1)
     Anvil.................................       0.8         0.2         1.3         0.3        (0.5)        (0.1)
                                              -------    --------     -------    --------     -------      -------
     Consolidated..........................       1.7         0.2         2.7         0.3        (1.0)        (0.1)
                                              -------    --------     -------    --------     -------      -------
EBITDA(1)
    Mueller Co.............................     139.3        25.9       127.5        25.0        11.8          0.9
    Anvil..................................      31.8         8.2        37.2         9.5        (5.4)        (1.3)
    Corporate..............................     (10.1)       (1.1)       (4.2)       (0.5)       (5.9)        (0.6)
                                              -------    --------     -------    --------     -------      -------
    Consolidated...........................     161.0        17.4       160.5        17.8         0.5         (0.4)
                                              -------    --------     -------    --------     -------      -------
Operating Profit
     Mueller Co............................     115.1        21.4       108.6        21.3         6.5          0.1
     Anvil.................................      15.1         3.9         7.6         1.9         7.5          2.0
     Corporate.............................     (36.4)       (3.9)      (34.3)       (3.8)       (2.1)        (0.1)
                                              -------    --------     -------    --------     -------      -------
     Consolidated..........................      93.8        10.1        81.9         9.1        11.9          1.0
                                              -------    --------     -------    --------     -------      -------
Interest expense...........................     (36.4)       (3.9)      (60.2)       (6.7)       23.8          2.8
Interest income............................       0.9         0.1         2.3         0.3        (1.4)        (0.2)
Income (loss) before income taxes..........      58.3         6.3        24.0         2.7        34.3          3.6
Income tax expense (benefit)...............      23.9         2.6        10.7         1.2        13.2          1.4
                                              -------    --------     -------    --------     -------      -------
Net income.................................   $  34.4         3.7%    $  13.3         1.4%    $  21.1          2.3%
                                              =======    ========     =======    ========     =======      =======

---------
(1) EBITDA is used to measure performance of our segments and is defined as income (loss) before cumulative effect of accounting change plus income tax expense, interest expense (not net of interest income), depreciation and amortization expense and royalty expenses.

(2)  Percentages are by segment, if applicable.


     Net Sales. Net sales for the year ended September 30, 2003 increased by $23.2 million, or 2.6%, from $901.9 million in 2002 to $925.1 million in 2003.

     Mueller Co. net sales for the year ended September 30, 2003 increased by $28.9 million, or 5.7%, from $509.4 million in 2002 to $538.3 million in 2003. Excluding the impact of our acquisitions of Milliken (January 2003) and Hydro Gate (December 2001), which contributed an additional $7.1 million and $2.0 million, respectively, to

Mueller Co. net sales for the year ended September 30, 2003, Mueller Co. net sales increased by $19.8 million or 3.9%. The market demand for Mueller Co. products was primarily driven by sales volume growth, including an increase for water valve products and to a lesser extent, fire hydrants and iron body valves, reflecting the continued strength of the U.S. residential construction market and the construction of water and wastewater treatment facilities in the United States. This increase was partially offset by a decrease in net sales of castings (e.g., manhole covers) due, in part, to volume declines in the Canadian market as a result of our decision not to participate in market price cuts.

     Anvil net sales for the year ended September 30, 2003 decreased by $5.7 million, or 1.5%, from $392.5 million in 2002 to $386.8 million in 2003. Decreases in Anvil net sales were primarily driven by weakness in the U.S. non-residential construction market. In addition, competition from foreign producers maintained price pressure on Anvil's purchased products. The decline in net sales was partially offset by improved sales in Canada of $6.3 million due to the strength of the Canadian dollar relative to the U.S. dollar and the strength in the Canadian non-residential construction market and improved sales in Europe of $2.2 million as a result of an increase in sales of our Gruvlock products to Tyco.

     Gross Profit. Gross profit for the year ended September 30, 2003 increased $20.1 million, from $230.3 million in 2002 to $250.4 million in 2003. Gross margin increased from 25.5% to 27.1%.

     Mueller Co. gross profit for the year ended September 30, 2003 increased $9.7 million, from $155.9 million in 2002 to $165.6 million in 2003. Gross margin increased slightly from 30.6% in 2002 to 30.8% in 2003. The increase in gross profit was driven, in part, by the acquisition of Milliken and a full year of ownership of Hydro Gate, which together contributed a total of $1.6 million to the increase in gross profit for the year ended September 30, 2003. Excluding the impact of the Milliken and Hydro Gate acquisitions, gross profit increased $8.1 million and was impacted by increased sales volumes and the effects of cost reductions related to the fully integrated "no-bake" casting line at our Chattanooga facility and improvements at our Hersey Meters facilities that improved production volumes efficiencies. The improvement in gross profit was partially offset by general inflationary pressures including a $3.5 million increase in pension and insurance costs.

     Anvil gross profit for the year ended September 30, 2003 increased $10.4 million, from $74.4 million in 2002 to $84.8 million in 2003. Gross margin increased 2.9% from 19% to 21.9%. The increase in our 2003 gross profit was primarily driven by a $13.5 million decrease in royalty payments due to the termination at the end of 2002 of the royalty payment obligation to Tyco for the Grinnell product name and cost reductions associated with certain facility rationalization projects, including plant closings and other restructuring events, which occurred in 2002. The impact of a stronger Canadian dollar and strength in the Canadian non-residential construction market also contributed to the increase. The increase in gross profit was partially offset by increased costs of steel scrap and pipe as a result of tariffs on imported steel and supplier consolidation which reduced capacity and increased worldwide steel demand, lower prices for Anvil's products due to competitive pressures, including pressures from foreign producers, and sales volume decreases due to lower U.S. non-residential construction.

     Selling, General & Administrative Expense. SG&A for the year ended September 30, 2003 increased $9.2 million, from $145.7 million in 2002 to $154.9 million in 2003. As a percentage of net sales, SG&A increased from 16.2% in 2002 to 16.7% in 2003.

     Mueller Co. SG&A for the year ended September 30, 2003 increased $3.7 million, from $45.9 million in 2002 to $49.6 million in 2003. As a percentage of net sales, SG&A increased from 9.0% in 2002 to 9.2% in 2003. This increase in SG&A expense as a percentage of net sales was driven in part by the Milliken and Hydro Gate acquisitions, which contributed $1.6 million and $0.3 million to SG&A, respectively, in 2003. Excluding the impact of the Milliken and Hydro Gate acquisitions, SG&A expense increased $1.8 million, primarily as result of an increase in legal, accounting and consulting fees and an increase in insurance premiums and employee benefit costs.

     Anvil SG&A for the year ended September 30, 2003 increased $3.4 million, or 5.2%, from $65.5 million in 2002 to $68.9 million in 2003. As a percentage of net sales, SG&A increased from 16.7% in 2002 to 17.8% in 2003. This increase in SG&A expense was driven by a number of factors, including a $1.4 million fluctuation in bad debt expense as a result of a large bad debt recovery in 2002 and the bankruptcy of a customer in 2003, an increase in Canadian distribution costs as a result of fluctuations in the value of the Canadian dollar relative to the U.S. dollar, increased legal and consulting fees and increased insurance rates and employee benefits costs. These increases were offset, in part, by cost reductions in Anvil's U.S. distribution network.

     Corporate expenses for the year ended September 30, 2003 were $36.4 million as compared to $34.3 million in 2002, an increase of $2.1 million primarily due to fees incurred in connection with potential acquisitions and dispositions that were not completed.

     EBITDA. EBITDA for the year ended September 30, 2003 increased by $0.5 million, or 0.3%, from $160.5 million in 2002 to $161.0 million in 2003. EBITDA margin decreased from 17.8% in 2002 to 17.4% in 2003.

     Mueller Co. EBITDA for the year ended September 30, 2003 was $139.3 million, a $11.8 million increase over the $127.5 million of EBITDA reported for the year ended September 30, 2002. Excluding the impact of the Milliken acquisition and ownership of Hydro Gate for a full year, EBITDA would have increased $12.3 million or 9.6%, while EBITDA margin would have remained constant. The increase in EBITDA was primarily driven by Mueller Co.'s increased sales volumes due to the continued strength in the U.S. residential construction market and the construction of water and waste water treatment facilities in the United States.

     Anvil EBITDA for the year ended September 30, 2003 was $31.8 million, a $5.4 million decrease from the $37.2 million of EBITDA reported for the year ended September 30, 2002. The decrease was primarily driven by volume decline, cost increases and increased SG&A expenses experienced by Anvil as described above.

     Corporate EBITDA for the year ended September 30, 2003 was $(10.1) million, a $5.9 million decrease from the $(4.2) million of EBITDA reported for the year ended September 30, 2002. The decrease was primarily driven by a year-over-year increase in fees related to potential acquisitions and dispositions not completed, increased SG&A expenses and lower interest income earned.

     Operating Profit. Operating profit for the year ended September 30, 2003 increased by $11.9 million, or 14.5%, from $81.9 million in 2002 to $93.8 million in 2003. Operating profit margin increased from 9.1% in 2003 to 10.1% in 2004.

     Mueller Co. operating profit for the year ended September 30, 2003 was $
115.1 million, a $6.5 million increase over the $108.6 million of operating profit reported for the year ended September 30, 2002. Excluding the impact of the Milliken acquisition and ownership of Hydro Gate for a full year, operating profit would have increased $6.8 million or 6.3%, while operating profit margin would have increased from 21.3% to 21.8%. The increase in operating profit was primarily driven by Mueller Co.'s increased sales volumes due to the continued strength in the U.S. residential construction market and the construction of water and waste water treatment facilities in the United States.

     Anvil operating profit for the year ended September 30, 2003 was $ 15.1 million, a $7.5 million increase over the $7.6 million of operating profit reported for the year ended September 30, 2002. This increase in operating profit was primarily driven by a $13.5 million decrease in royalty payments to Tyco and other items described in the Gross Profit section above.

     Corporate operating loss increased $2.1 million from $(34.3) million for the year ended September 30, 2002 to $(36.4) million for the year ended September 30, 2003. This was primarily due to fees incurred in connection with potential acquisitions and dispositions that were not completed.

     Facility rationalization and related costs. Mueller Co. facility rationalization costs decreased $0.5 million in 2003 as compared to 2002, reflecting lower asset impairment charges and the completion of its implementation of lost foam production technology. Anvil costs also decreased $0.5 million in 2003 as compared to 2002, reflecting lower facility consolidation and cost reduction activity.

     Interest Expense. Interest expense for 2003 was $36.4 million, or a 39.5% decrease from $60.2 million for 2002. During 2002, we refinanced $530.0 million of term loans under our credit facility. This resulted in a $12.2 million decrease in interest expense due to lower interest rates and a $1.6 million write off of deferred financing fees charged to interest expense in 2002. There was a $9.6 million decline in interest expense due to changes in the mark-to-market valuation of our interest rate swaps related to the term debt. Additionally, there was a $1.0 million decrease in interest expense related to a decline in use of our revolving credit facility.

     Income Tax Expense. Income tax expense in 2003 was $23.9 million as compared to $10.7 million in 2002. The effective tax rate was 41.0% in 2003 compared to 44.6% in 2002. The change in the effective rate primarily relates to tax accrual adjustments recorded in 2002 upon finalization of our 2001 tax return filing.

   Fiscal Year Ended September 30, 2002 As Compared to Fiscal Year Ended September 30, 2001

                                         Fiscal years ended September 30,               2002 vs. 2001
                                    -------------------------------------------   ------------------------
                                            2002                    2001
                                    -------------------     -------------------
                                              Percentage              Percentage                Change in
                                                of net                  of net     Increase/    percentage
                                               sales(2)                sales(2)   (decrease)  of net sales
                                              ----------              ----------  ----------  ------------
                                                    (dollars in millions)
Net sales

     Mueller Co..................   $ 509.4        56.5%   $ 480.5         55.6%    $  28.9          0.9%
     Anvil.......................     392.5        43.5      384.2         44.4         8.3         (0.9)
                                    -------    --------     -------    --------     -------      -------
     Consolidated................     901.9       100.0      864.7        100.0        37.2           --
                                    -------    --------     -------    --------     -------      -------
Gross profit
     Mueller Co..................     155.9        30.6      134.3         28.0        21.6          2.6
     Anvil.......................      74.4        19.0       71.7         18.7         2.7          0.3
                                    -------    --------     -------    --------     -------      -------
     Consolidated................     230.3        25.5      206.0         23.8        24.3          1.7
                                    -------    --------     -------    --------     -------      -------
Selling, general and
   administrative expenses
     Mueller Co..................      45.9         9.0       41.9          8.7         4.0          0.3
     Anvil.......................      65.5        16.7       61.3         16.0         4.2          0.7
     Corporate...................      34.3         3.8       43.8          5.1        (9.5)        (1.3)
                                    -------    --------     -------    --------     -------      -------
     Consolidated................     145.7        16.2      147.0         17.0        (1.3)        (0.8)
                                    -------    --------     -------    --------     -------      -------
Facility rationalization and
   related costs
     Mueller Co..................       1.4         0.3        8.4          1.8        (7.0)        (1.4)
     Anvil.......................       1.3         0.3       19.2          5.0       (17.9)        (4.3)
                                    -------    --------     -------    --------     -------      -------
     Consolidated................       2.7         0.3       27.6          3.2       (24.9)        (2.9)
                                    -------    --------     -------    --------     -------      -------
EBITDA(1)
     Mueller Co..................     127.5        25.0      112.7         23.5        14.8          1.5
     Anvil.......................      37.2         9.5       20.2          5.3        17.0          4.2
     Corporate...................      (4.2)       (0.5)       0.5           --         4.7         (0.5)
                                    -------    --------     -------    --------     -------      -------
     Consolidated................     160.5        17.8      133.4         15.4        27.1          2.4
                                    -------    --------     -------    --------     -------      -------
Operating Profit
     Mueller Co..................     108.6        21.3       84.0         17.5        24.6          3.8
     Anvil.......................       7.6         1.9       (8.8)        (2.3)       16.4          4.2
     Corporate...................     (34.3)       (3.8)     (43.8)        (5.1)        9.5          1.3
                                    -------    --------     -------    --------     -------      -------
     Consolidated................      81.9         9.1       31.4          3.6        50.5          5.5
                                    -------    --------     -------    --------     -------      -------
Interest expense.................     (60.2)       (6.7)     (92.5)       (10.7)       32.3          4.0
Interest income..................       2.3         0.3        5.8          0.7        (3.5)        (0.4)
Other income (expense)...........        --          --        1.7          0.2        (1.7)        (0.2)
Income (loss) before income taxes      24.0         2.7      (53.6)        (6.2)       77.6          8.9
Income tax expense (benefit).....      10.7         1.2      (19.9)        (2.3)       30.6          3.5
Cumulative effect of accounting
   change, net of tax............        --          --       (9.1)        (1.1)        9.1          1.1
                                    -------    --------     -------    --------     -------      -------
Net income.......................   $  13.3         1.4%    $ (42.8)       (4.9)%   $  56.1          6.3%
                                    =======    ========     =======    ========     =======      =======

---------
(1) EBITDA is used to measure performance of our segments and is defined as income (loss) before cumulative effect of accounting change plus income tax expense, interest expense (not net of interest income), depreciation and amortization expense and royalty expenses.

(2)  Percentages are by segment, if applicable.

     Net Sales. Net sales for the year ended September 30, 2002 increased by $37.2 million, or 4.3%, from $864.7 million in 2001 to $901.9 million in 2002.

     Mueller Co. net sales for the year ended September 30, 2002 increased by $28.9 million, or 6.0%, from $480.5 million in 2001 to $509.4 million in 2002. Excluding the impact of our acquisition of Hydro Gate, which contributed $8.2 million to Mueller Co. net sales in 2002, Mueller Co. net sales increased $20.7 million, or 4.3%. Market demand for Mueller Co. products increased in 2002 and we benefited from both increased volume, particularly for sales of hydrants, and, to a lesser extent, higher prices across many of the Mueller Co. product lines, as a result of the strength in the U.S. residential construction market and the construction of water and wastewaster treatment facilities in the U.S. Price and volume increases in most of the Mueller Co. product lines were partially offset by lower prices for its brass products due to competitive pressures.

     Anvil net sales for the year ended September 30, 2002 increased by $8.3 million, or 2.2%, from $384.2 million in 2001 to $392.5 million in 2002. Excluding the impact of a full year of results due to the acquisitions by Anvil of Beck and Merit, which contributed $57.0 million in 2002 net sales and $2.9 million in 2001 net sales, respectively, net sales decreased $45.8 million, or 12.0%. This decline was driven primarily by a decrease in sales of Anvil produced products as a result of weakness in the U.S. and Canadian non-residential construction and oilfield markets in calendar year 2002. Additional factors contributing to the decline in net sales were our decisions to exit the automotive castings business in the United States and reduced sales of lower margin purchased products.

     Gross Profit. Gross profit for the year ended September 30, 2002 increased $24.3 million, from $206.0 million in 2001 to $230.3 million in 2002. Gross margin increased from 23.8% in 2001 to 25.5% in 2002.

     Mueller Co. gross profit for the year ended September 30, 2002 increased $21.6 million, or 16.1%, from $134.3 million in 2001 to $155.9 million in 2002. Gross margin increased 2.6% from 28.0% to 30.6%. Excluding the impact of the Hydro Gate acquisition, gross profit increased $20.8 million, or 15.5% and gross margins increased from 28.0% to 30.4%. Increases in Mueller Co. gross profit were primarily driven by a $14.0 million increase due to the discontinuance of a royalty payment to Tyco for the Mueller name and an increase in product sales. Gross profit also increased as a result of cost reduction programs related to the integration of the lost-foam manufacturing process in our Albertville, Alabama and Chattanooga, Tennessee plants. The increase in Mueller Co. gross profit was partially offset by increased sales of lower margin meter products, an overall reduction in margins at Henry Pratt due to certain larger contracts taken at lower margins and increases in employee benefit costs.

     Anvil gross profit for the year ended September 30, 2002 increased $2.7 million from $71.7 million in 2001 to $74.4 million in 2002. Gross margin increased by 0.3% from 18.7% to 19.0%. Excluding the impact of the acquisitions of Beck and Merit, which contributed $13.3 million in 2002 and $1.0 million in 2001, gross profit declined $9.6 million in 2002. This decline can be attributed to volume decline precipitated by the weakness in the U.S. non-residential construction markets and, to a lesser extent, production volume decreases and start-up inefficiencies associated with the consolidation of the Statesboro foundry. The decline in Anvil gross profit was partially offset by slight price increases for certain Anvil products.

     Selling, General & Administrative Expense. SG&A for the year ended September 30, 2002 decreased $1.3 million, from $147.0 million in 2001 to $145.7 million in 2002. As a percentage of net sales, SG&A decreased from 17.0% in 2001 to 16.2% in 2002.

     Mueller Co. SG&A for the year ended September 30, 2002 increased $4.0 million, from $41.9 million in 2001 to $45.9 million in 2002. As a percentage of net sales, Mueller Co. SG&A increased from 8.7% in 2001 to 9.0% in 2002. Excluding the acquisition of Hydro Gate, which contributed $1.4 million of additional costs, this increase was primarily due to increased sales and marketing costs as well as amortization of certain assets related to maintenance and manufacturing activities.

     Anvil SG&A for the year ended September 30, 2002 increased $4.2 million to $65.5 million in 2002 from $61.3 million in 2001. As a percentage of Anvil net sales, Anvil SG&A expense increased from 16.0% in 2001 to 16.7% in 2002. The increase in SG&A was due primarily to $7.9 million of SG&A expenses related to the Beck and Merit acquisitions and $3.2 million of additional costs related to facility rationalization. These amounts were partially offset by cost reductions related to Anvil's U.S. distribution network, corporate headquarters and consolidation of the Statesboro foundry.

     Corporate expenses were $34.3 million in 2002 or a 21.7% decrease from $43.8 million in 2001. This reduction was driven by a $5.8 million decrease as a result of the cessation of goodwill amortization in 2002 in accordance with a new accounting pronouncement and a $1.4 million decrease in depreciation expense for assets disposed of in 2001 as part of certain facilities rationalization projects.

     EBITDA. EBITDA for the year ended September 30, 2002 increased by $27.1 million, or 20.3%, from $133.4 million in 2001 to $160.5 million in 2002. EBITDA margin increased from 15.4% in 2001 to 17.8% in 2002.

     Mueller Co. EBITDA for the year ended September 30, 2002 was $127.5 million, a $14.8 million increase over the $112.7 million of EBITDA reported for the year ended September 30, 2001. This growth in EBITDA and EBITDA margin was primarily due to a $5.9 million decrease in spending related to facility rationalization and improvement programs and the positive impact of increased sales and production volume, particularly of hydrants, improved manufacturing efficiencies, and further leveraging of Mueller Co.'s administrative and support functions.

     Anvil EBITDA for the year ended September 30, 2002 was $37.2 million, a $17.0 million increase over the $20.2 million of EBITDA reported for the year ended September 30, 2001. The increase in EBITDA was attributable to the positive effects of cost reductions related to certain rationalization and improvement programs and of the acquisitions of Beck and Merit. This improvement was partially offset by sales and gross margin declines at Anvil due to reduced U.S. non-residential construction activity and increased plant costs and start-up inefficiencies associated with the consolidation of the Statesboro facility's operations with other plants.

     Corporate EBITDA for the year ended September 30, 2002 was $(4.2) million, a $4.7 million decrease from the $0.5 million of EBITDA reported for the year ended September 30, 2001. The decrease was primarily driven by lower interest income earned in 2002 than in 2001.

     Operating Profit. Operating profit for the year ended September 30, 2002 increased by $50.5 million, or 160.8%, from $31.4 million in 2001 to $81.9 million in 2002. Operating profit margin increased from 3.6% in 2001 to 9.1% in 2002.

     Mueller Co. operating profit for the year ended September 30, 2002 was $108.6 million, a $24.6 million increase over the $84.0 million of operating profit reported for the year ended September 30, 2001. This growth in operating profit was primarily due to the positive impact of increased sales and production volume, particularly of hydrants, improved manufacturing efficiencies, and further leveraging of Mueller Co.'s administrative and support functions.

     Anvil operating profit for the year ended September 30, 2002 was $7.6 million, a $16.4 million increase over the $8.8 million of operating loss reported for the year ended September 30, 2001. This increase in operating profit was primarily driven by the positive effects of cost reductions related to the acquisitions of Beck and Merit.

     Corporate operating loss decreased $9.5 million from $(43.8) million for the year ended September 30, 2002 to $(34.3) million for the year ended September 30, 2001. This reduction was driven by a $5.8 million decrease as a result of the cessation of goodwill amortization in 2002 in accordance with a new accounting pronouncement and a $1.4 million decrease in depreciation expense for assets disposed of in 2001 as part of certain facilities rationalization projects.

     Facility rationalization and related costs. Mueller Co. facility rationalization costs decreased $7.0 million in 2002 as compared to 2001, reflecting the implementation of lost foam technology and other costs reduction initiatives that began in 2001. Anvil facility rationalization costs decreased $17.9 million in 2002 as compared to 2001, reflecting significant plant closing and facility integration activities in 2001.

     Interest Expense. Interest expense for 2002 was $60.2 million, or a 34.9% decrease from $92.5 million for 2001. There was a $27.2 million decline from 2001 due to changes in the mark-to-market valuation of our interest rate swaps related to the term debt. Additionally, the term loans of $530.0 million were refinanced in 2002. Interest expense on those loans decreased $7.3 million due to lower interest rates. Offsetting the decrease was $1.6 million of deferred financing fees that were written off and included in 2002 interest expense.

     Income Tax Expense. Income tax expense in 2002 was $10.7 million, or a $30.6 million increase from a $19.9 million income tax benefit in 2001. The effective tax rate was 44.6% in 2002 compared to 37.1% in 2001. The change in the effective rate primarily relates to the impact of non deductible goodwill amortization in 2001 prior to the adoption of SFAS No. 142, and the effects of tax accounting adjustments recorded upon filing of our 2000 and 2001 tax returns.

Liquidity and Capital Resources

   Post-Offering

     We are a holding company and have no direct material operations. Our only material asset is our ownership of Mueller Group, and our only material liabilities are the notes, our guarantee of the senior credit facility and our potential obligation to repurchase Dale Smith's equity. See "Executive Compensation--Employee Agreements and Compensation Arrangements--Dale Smith." Our principal source of liquidity has been and is expected to be dividends from Mueller Group and our principal use of cash will be for debt service beginning in 2009.

     The senior credit facility, secured notes and subordinated notes described below are obligations of Mueller Group and impose limitations on its ability to pay dividends to us. For example, the secured notes and subordinated notes limit the amount of "restricted payments," including dividends, that Mueller Group can make. Generally, Mueller Group can make dividends only if its fixed charge coverage ratio (as defined) is 2.5 to 1 or better and only from an amount equal to 50% of its cumulative net income (as defined) since January 1, 2004, subject to specific exceptions. The senior credit facility generally prohibits "restricted payments", including dividends, by Mueller Group, subject to specific exceptions, including payments for overhead expenses (including advisory fees to Credit Suisse First Boston LLC under the financial advisory agreement), taxes, the repurchase or redemption of our capital stock held by employees of Mueller Group (subject to certain conditions and limitations), and mandatory payments of interest under the notes (so long as there is no default or event of default). Mueller Group's ability to generate net income will depend upon various factors that may be beyond our control. Accordingly, Mueller Group may not generate sufficient cash flow or be permitted by the terms of its debt instruments to pay dividends or distributions to us in amounts sufficient to allow it to pay cash interest on the notes. We would then be required to secure alternate financing, which may not be available on acceptable terms, or at all.

     Mueller Group's principal sources of liquidity have been and are expected to be cash flow from operations and borrowings under the senior credit facility. Its principal uses of cash will be debt service requirements as described below, capital expenditures, working capital requirements, dividends to us to finance our cash needs and possible acquisitions.

     Debt Service

     As of March 27, 2004, as adjusted to give effect to the offering of old notes and the related transactions, we would have had: (a) total indebtedness of approximately $1,079.2 million; and (b) approximately $52.4 million of borrowings available under the revolving credit facility, subject to customary conditions. As of March 27, 2004 Mueller Group had obtained $18.4 million in letters of credit, which reduces availability for borrowings thereunder, and borrowed $9.2 million under the revolving credit facility. Our significant debt service obligations following the transactions described above could have material consequences to our security holders. See "Risk Factors."

     We expect to record a pre-tax charge estimated at approximately $10.0 million in the third quarter of fiscal year 2004 associated with the refinancing of the senior credit facility and the offering of the notes and the Mueller Group notes. We are currently in the process of reviewing the financing costs incurred in accordance with Emerging Issues Task Force 96-19, "Debtors Accounting for a Modification or Exchange of Debt Instruments."

     Senior Credit Facility. The senior credit facility includes a $545.0 million amortizing term loan maturing April 22, 2011 and a $80.0 million revolving credit facility that will terminate April 22, 2009. The revolving credit facility and/or the term loan facility is subject to a potential, although uncommitted, increase of up to an aggregate of $50.0 million at our request at any time prior to maturity. In addition, although uncommitted, a sub-facility may be made available to one or more of our restricted foreign subsidiaries in an aggregate principal amount of up to $30.0 million or the foreign currency equivalent thereof. This increase and the additional foreign currency sub-facility will only be available if one or more financial institutions agree to provide them.

     Borrowings under the senior credit facility bear interest based on a margin over, at Mueller Group's option, the base rate or the reserve-adjusted London-interbank offered rate, or LIBOR. The applicable margin is 3.25% over LIBOR and 2.00% over the base rate for borrowings under the revolving senior credit facility and 3.25% over LIBOR and 2.00% over the base rate for term loans. Beginning at a time set forth in the senior credit facility, the applicable margin for revolving credit loans is expected to vary based upon Mueller Group's ratio of consolidated debt to EBITDA, as defined in the senior credit facility. Mueller Group's obligations under the senior credit facility are guaranteed by us and all Mueller Group's existing or future domestic restricted subsidiaries and are secured by substantially all of the assets of Mueller Group and the subsidiary guarantors, including a pledge of the capital stock of all our existing and future domestic subsidiaries, a pledge of no more than 65.0% of the voting stock of any foreign subsidiary, a pledge of all intercompany indebtedness in favor of Mueller Group and Mueller Group's domestic restricted subsidiaries, and a pledge of Mueller Group's company's capital stock by us. The senior credit facility contains customary covenants, including covenants that limit Mueller Group's ability to incur debt and liens, pay dividends and make investments and capital expenditures, and events of default.

     Senior Discount Notes. The notes will mature in 2014. No cash interest will accrue on the notes prior to April 15, 2009. The notes had an initial accreted value of $493.596 per $1,000 principal amount at maturity of notes on April 29, 2004. The accreted value of each note will increase from the date of issuance until April 15, 2009, at a rate of 14.75% per annum compounded semi-annually such that the accreted value will equal the principal amount at maturity on April 15, 2009. Thereafter, cash interest on the notes will accrue and be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2009 at a rate of 14.75% per annum. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make investments.

     Secured Notes. The secured notes will mature in 2011 and are guaranteed by each of Mueller Group's existing domestic restricted subsidiaries and secured by second priority liens on the assets securing Mueller Group's senior credit facility (other than certain subsidiary stock and our assets). Interest on the secured notes will be payable quarterly in cash at a rate equal to three-month LIBOR plus 4.75%. The secured notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make investments and also include a maintenance covenant limiting Mueller Group's senior total leverage as a multiple of EBITDA, as defined.

     Subordinated Notes. The subordinated notes will mature in 2012 and are guaranteed by each of Mueller Group's existing domestic restricted subsidiaries. Interest on the subordinated notes is payable semi-annually in cash. The subordinated notes contain customary covenants and events of default, including covenants that limit Mueller Group's ability to incur debt, pay dividends and make investments.

     Capital Expenditures

     We anticipate that we will invest approximately $20.0 million to $30.0 million on capital expenditures in each of fiscal years 2004 and 2005. The senior credit facility contains restrictions on our ability to make capital expenditures. Based on current estimates, management believes that the amount of capital expenditures permitted to be made under the senior credit facility will be adequate to grow our business according to our business strategy and to maintain the properties and business of our continuing operations.

     Working Capital

     Working capital totaled $336.4 million at March 27, 2004. Management believes that we will continue to require working capital consistent with past experience. Our working capital increased in 2002, as we built inventory in anticipation of potential disruptions associated with the shutdown of our Statesboro foundry and has remained at such higher levels.

     Sources of Funds

     We anticipate that our operating cash flow, together with borrowings under the new senior credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due for at least the next twelve months. However, our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and, to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. See "Risk Factors."

     From time to time we may explore additional financing methods and other means to lower our cost of capital, which could include stock issuance or debt financing and the application of the proceeds therefrom to the repayment of bank debt or other indebtedness. In addition, in connection with any future acquisitions, we may require additional funding which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms.

   Historical

     Historically, our financing requirements have been funded primarily through cash generated by operating activities and borrowings under our revolving credit facility. From time to time, we have also raised additional funds through term debt offerings.

     Cash flows from operating activities. Net cash provided by operations was $9.1 million for the first half of 2004, an increase of $1.5 million compared to the first half of 2003. The improvement was primarily the result of increased earnings before depreciation, amortization and other non-cash charges. Net cash provided by operations was $65.2 million in 2003, an improvement of $17.6 million from 2002. The improvement was primarily the result of an improvement in earnings before depreciation, amortization and non-cash charges. Net cash provided by operations decreased by $4.5 million in 2002 compared to 2001. In 2002, we had higher net income before depreciation, amortization and non-cash charges, but that was offset by an increase in working capital, primarily related to a buildup in inventory in anticipation of possible disruption due to the shut down of our Statesboro facility.

     Cash flows used in investing activities. In the first half of 2004 we had net cash used in investing activities of $30.7 million compared to net cash provided in the first half of 2003 of $7.6 million. This was primarily due to the decrease in restricted cash of $11.6 million in the first half of 2003 as the final royalty payment was made to Tyco. Also, cash paid for acquired companies increased from $9.4 million in the first half of 2003 to $19.8 million in the first half of 2004. Net cash used in investing activities declined $19.7 million to $19.6 million for 2003, from $39.3 million for 2002. This decline was principally due to decreased acquisition activity and a reduction in capital expenditures. Net cash used in investing activities declined $16.9 million in 2002 from $56.2 million in 2001. This decline was principally due to spending of $41.1 million in 2001 to purchase the Mueller intellectual property from Tyco and decreased capital spending in 2002, offset by increased spending on acquisition of businesses and a decrease in the use of restricted cash in 2002.

     Cash flows from financing activities. Cash flows used in financing activities was $42.8 million in the first half of 2004 compared to $1.1 million in the first half of 2003. This was primarily due to early payment of $50 million of subordinated notes due 2009. Offsetting this was our drawdown of $9.2 million on our short-term revolving credit facility during 2004. In 2003, we used $5.5 million in financing activities, primarily amortization of the term loan under our existing credit facility. In 2002, we used approximately $12.5 million of net cash in financing activities, primarily in debt repayments and fees paid to the lenders in connection with the amendment of existing credit facility in June 2002. In 2001, we used $9.3 million of cash in financing activities, principally for debt repayment.

Off-Balance Sheet Arrangements

     We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any derivative contracts (other than those described in "--Qualitative and Quantitative Disclosure About Market Risk--Interest Rate Risk") or synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

     We utilize letters of credit and surety bonds in the ordinary course of business to ensure our performance of contractual obligations. As of March 27, 2004, we had $18.4 million of letters of credit and $10.6 million of surety bonds outstanding. As a result of our increased leverage following the old notes offering, contractual counterparties and surety bond providers might require additional letters of credit to support our obligations.

Contractual Obligations

     Our contractual obligations, as adjusted to give effect to the offering of old notes and the related transactions, as of March 27, 2004 would have been as set forth below:

                             Payments Due by Period

                                                                    Less
                                                                    than 1        1-3         4-5      After 5
Contractual Obligations                                              Year        Years       Years      Years       Total
                                                                   ---------    -------    --------   ---------   ---------
                                                                                  (dollars in millions)
Long-term debt
   Principal on long term debt.................................    $     5.5    $  10.9    $   10.9   $ 1,040.4   $ 1,067.7
   Interest on long term debt(1)...............................         61.7      123.4       123.4       435.3       743.8
   Revolver borrowings.........................................          9.2         --          --          --         9.2
Capital lease obligations......................................          0.9        1.4          --          --         2.3
Operating leases...............................................          8.2       12.2         5.4         2.2        28.0
Unconditional purchase obligations(2)..........................          7.5         --          --          --         7.5
Other long-term obligations(3).................................           --         --          --          --          --
                                                                   ---------    -------    --------   ---------   ---------
Total contractual cash obligations.............................    $    93.0    $ 147.9    $  139.7   $ 1,477.9   $ 1,858.5
                                                                   =========    =======    ========   =========   =========

---------
(1) Interest on Mueller Group's senior credit facility and secured notes is calculated using LIBOR of 1.14%, the rate in effect on April 8, 2004. Each increase or decrease in LIBOR of 0.125% would result in an increase or decrease in annual interest on the senior credit facility and secured notes of $0.8 million. Because the interest rate under the senior credit facility and secured notes will be variable, actual payments may differ. Interest does not include payments that could be required under Mueller Group's interest-rate swap agreements, which payments will depend upon movements in interest rates and could vary significantly.

(2) Includes contractual obligations for purchases of raw materials and capital expenditures.

(3) Excludes the deferred payment portion of the purchase price for Star. The Star purchase price is subject to adjustment to reflect, among other things, a deferred payment to be made by us to the extent that the gross profit of the business exceeds the target gross profit from February 1, 2004 to January 31, 2007. Although the maximum amount payable is $23 million, we estimate that the total deferred payment will be approximately $11.0 to $13.0 million. This calculation of the potential Star purchase price adjustment is based on management's best estimate; however, the actual adjustment may be materially different.

Effect of Inflation; Seasonality

     We do not believe that inflation has had a material impact on our financial position or results of operations.

     Our business is dependent upon the construction industry, which is very seasonal due to the impact of winter or wet weather conditions. Our net sales and EBITDA have historically been lowest, and our working capital needs have been highest, in the three month periods ending December 31 and March 31, when the northern United States and all of Canada generally face weather that restricts significant construction activity and we build working capital in anticipation of the peak construction season, during which time our working capital tends to be reduced.

Critical Accounting Policies

     Our significant accounting policies are described in note 2 to our consolidated financial statements included elsewhere in this prospectus. While all significant accounting policies are important to our consolidated financial statements, some of these policies may be viewed as being critical. Such policies are those that are both most important to the portrayal of our financial condition and require our most difficult, subjective and complex estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. These estimates are based upon our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Our actual results may differ from these estimates under different assumptions or conditions. We believe our most critical accounting policies are as follows:

   Pensions

     We sponsor a number of defined benefit retirement plans. The liabilities and annual income or expense of our plans is determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return.

     In developing the expected long-term rate of return assumption for pension fund assets, we evaluated input from our actuaries, including their review of asset class return expectations as well as long-term inflation assumptions. Projected returns are based on historical returns of broad equity and bond indices. We also considered our historical 10-year compound returns. We anticipate that, as the economy recovers, our investment managers will continue to generate long-term rates of return of 7.9%. Our expected long-term rate of return is based on an assumed asset allocation of 65% equity funds and 35% fixed-income funds.

     The discount rate that we utilize for determining future pension obligations is based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis has decreased to 6.0% at September 30, 2003 from 6.8% at September 30, 2002.

     Lowering the expected long-term rate of return by 0.5% (from 7.9% to 7.4%) would have increased our pension expense for the year ended September 30, 2003 by approximately $0.3 million. Lowering the discount rate assumptions by 0.5% would have increased our pension expense for the year ended September 30, 2003 by approximately $0.4 million.

   Revenue Recognition

     Revenue is recognized when title and risk of loss is transferred to the customer, which is generally upon receipt of the product by the customer. Revenue is reduced at the time of sale for cash discounts and rebates. We review cash discounts and rebates, sales returns and bad debts and maintain reserves based on the historical trends. If cash discounts and rebates, returns or bad debts were to increase, additional reserves could be required.

   Inventories

     Inventories are recorded at the lower of cost (first-in, first-out) or market value. We maintain a reserve for potential losses on the disposal of our obsolete and slow moving inventory based on regular analysis of our historical usage levels. If our evaluation is incorrect, we could be required to take larger reserves.

   Income Taxes

     Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax basis of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. If we were to reduce our estimates of future taxable income, we could be required to record a valuation allowance against our deferred tax assets.

   Impairment of Long-Lived Assets

     We evaluate our long-lived assets, including intangible assets, for impairments whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable, and, in any event, at least annually. We consider the carrying value of a long-lived asset to have been impaired if the anticipated undiscounted cash flows from such an asset is less than its carrying value. If our operating performance declines significantly, we may need to record impairment charges to reduce the carrying value of our long-lived assets. Effective October 1, 2001, the Company adopted SFAS No. 142, which requires that goodwill no longer be amortized, but instead be tested for impairment at least annually and also allows indefinite lived intangibles, such as tradenames, to no longer be amortized. SFAS No. 142 also requires recognized intangible assets to be amortized over their respective estimated useful lives and reviewed for impairment. Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment in accordance with the standard until its life is determined to no longer be indefinite. Goodwill is tested for impairment at least annually, using both a discounted cash flow method and a market comparable method. As of October 1, 2001, September 30, 2002 and 2003, no impairment was indicated.

   Stock-Based Compensation

     We account for our stock-based compensation plan under Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," which requires recognizing compensation costs based upon the intrinsic value of the equity instrument at the grant date. The FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages companies to recognize compensation costs based upon the fair value of the equity instrument at the grant date. However, SFAS No. 123 allows companies to continue to apply the provisions of APB No. 25 and make pro forma disclosures assuming a hypothetical fair value application. We have adopted the pro forma disclosure provisions of SFAS No. 123.

     We recognize compensation cost for stock-based compensation arrangements equal to the difference, if any, between the fair value of the stock option and the exercise price at the date of the grant in accordance with the provisions of APB No. 25. All options granted under the Management Incentive Plan were issued at fair value at the date of grant. Fair value is determined by a committee of the board of Mueller Holdings (or the board of Mueller Holdings as a whole, if no committee is constituted), which will take into account as appropriate recent sales of shares of Mueller Holdings' common stock, recent valuations of such shares, any discount associated with the absence of a public market for such shares and such other factors as the committee (or the board, as the case may be) deems relevant or appropriate in its discretion.

     Certain Mueller Group employees held options in Mueller Holdings shares. In connection with the refinancing, Mueller Holdings modified these stock option awards to accelerate vesting upon completion of a refinancing. A portion of the dividend distribution to Mueller Holdings was used to make a payment to its employee optionholders of the excess of the per share dividend to our common stockholders over the exercise price of their options, or approximately $12.4 million in the aggregate, and the options were cancelled. The option buy out will result in an additional charge of approximately $14.6 million ($12.4 million cash charge and $2.2 million non-cash charge) upon completion of the refinancing. Additionally, Mueller Holdings will record a non-cash compensation charge of approximately $0.6 million related to the loan portion of the shares purchased pursuant to the Mueller Holdings' Direct Investment Program. These charges are estimated to aggregate approximately $15.2 million and will be recorded in the third quarter of fiscal year 2004.

   Derivative Instruments and Hedging Activities

     We currently use interest rate swaps as required in our existing senior credit facility to reduce the risk of interest rate volatility. The amount to be paid or received from interest rate swaps is charged or credited to interest expense over the lives of the interest rate swap agreements. Changes in the fair value of derivatives are recorded each period in earnings or Accumulated Other Comprehensive Income (Loss), depending on whether a derivative is designated and effective as part of a hedge transaction and meets the applicable requirements associated with SFAS No. 133. All gains or losses since the adoption of SFAS No. 133 associated with interest rate swaps have been included in earnings and not Accumulated Other Comprehensive Income (Loss).

     For a derivative to qualify as a hedge at inception and throughout the hedge period, we must formally document the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Any financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

     Additionally, we utilize forward contracts to mitigate our exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. The primary currency to which we are exposed and as to which we seek to hedge our exposure is the Canadian Dollar. The effective portion of unrealized gains and losses associated with forward contracts are deferred as a component of Accumulated Other Comprehensive Income (Loss) until the underlying hedged transactions are reported in our consolidated statement of earnings. As of September 30, 2002, there were no outstanding forward contracts, nor were there any unrealized gains or losses, and as of September 30, 2003 unrealized losses on outstanding forward contracts totaled $15,000.

Recently Issued Accounting Standards

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for the Obligations Associated with the Retirement of Long-Lived Assets," which is effective for us in the fiscal year ended 2003. The statement establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. The adoption of SFAS No. 143 did not have a material impact on our consolidated financial position, results of operations or cash flows for the period ended September 30, 2003.

     Effective January 1, 2003 we adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing or other exit or disposal activity. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on our consolidated financial position, results of operations, or cash flows for the period ended September 30, 2003.

     Effective October 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the exemption to consolidation when control over a subsidiary is likely to be temporary. The adoption of this new standard did not have a material impact on our consolidated financial position, results of operations or cash flows.

     During 2003 we adopted FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 required the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 required the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Adoption of Interpretation No. 45 did not have a material impact on our consolidated financial statements.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual return or both. Interpretation No. 46 also provides criteria for determining whether an entity is a variable interest entity subject to consolidation. Interpretation No. 46 requires immediate consolidation of variable interest entities created after January 31, 2003. For variable interest entities created prior to February 1, 2003, consolidation is required on July 1, 2003. Interpretation No. 46 did not have a material impact on our consolidated financial statements at the date of adoption or at September 30, 2003.

     On December 24, 2003, the FASB issued a revision to Staff Interpretation
(FIN) No. 46 (revised 2003), which clarified some of the provisions of the original Interpretation No. 46, and exempted certain entities from its requirements. The application of revised FIN 46 is required in financial statements of public entities that have interests in variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business entities, for all other types of entities is required in financial statements for periods ending March 15, 2004. We do not believe the revised FIN No. 46 will have a material effect on our financial condition or results of operations and we will provide the disclosures, where appropriate, as provided for in revised FIN No. 46. At March 27, 2004 we did not have any entities that would be considered variable interest entities.

     In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this statement did not have any impact on our financial condition or results of operations.

     On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 retains the disclosures required by the original Statement No. 132, which standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable and required additional information on changes in the benefit obligations and fair values of plan assets. Additional disclosures have been added in response to concerns expressed by users of financial statements. Those disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. The provisions of Statement 132 remain in effect until the provisions of the revised Statement 132 are adopted. This revised Statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by this revised Statement are effective for interim periods beginning after December 15, 2003. We have provided the additional required disclosure information.

     On December 17, 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supercedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of Emerging Issues Task Force (EITF) 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. The adoption of this bulletin did not have an impact on our financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). We issued 16% Senior Exchangeable Preferred Stock in connection with our formation which would be subject to SFAS 150 for the fiscal year beginning October 1, 2004. The preferred stock was redeemed by us on April 23, 2004. Therefore, the adoption of this statement will not have any impact on our financial condition or result of operations.

Qualitative and Quantitative Disclosure About Market Risk

     We are exposed to various market risks, which are potential losses arising from adverse changes in market rates and prices, such as interest rates and foreign exchange fluctuations. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

     Our primary financial instruments are cash and cash equivalents. This includes cash in banks and highly rated, liquid money market investments and U.S. government securities. We believe that those instruments are not subject to material potential near-term losses in future earnings from reasonably possible near-term changes in market rates or prices.

   Interest Rate Risk

     At March 27, 2004, adjusted for the offering of old notes and the related transactions and the application of the proceeds thereof, we would have had fixed rate debt of $425.0 million and variable rate debt of $654.2 million. The pre-tax earnings and cash flows impact resulting from a 100 basis point increase in interest rates on variable rate debt, holding other variables constant and excluding the impact of the hedging agreements described below, would be approximately $6.5 million per year.

     We have entered into interest rate swap agreements with a notional principal amount of $200.0 million in order to reduce interest rate risks and manage interest expense. The swap agreements, which mature between May 2004 and July 2005, effectively convert floating rate debt under our credit facility into fixed-rate debt and carry an average fixed interest rate of 7.52% at March 27, 2004. We plan to retain these interest rate swaps and intend to enter into additional interest rate swaps or other interest rate hedging instruments to protect against interest rate fluctuations on our new floating rate debt.

     The senior credit facility requires us to enter into interest rate protection agreements that have the effect of causing the interest on at least half of our total long term, non-revolving debt to be fixed.

   Currency Risk

     Outside of the United States, we maintain assets and operations in Canada and, to a much lesser extent, China. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. As a result, exposure to foreign currency gains and losses exists. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency. Our subsidiaries and affiliates also purchase and sell products and services in various currencies. As a result, we may be exposed to cost increases relative to the local currencies in the markets in which we sell. Because a different percentage of our revenues is in foreign currency than our costs, a change in the relative value of the U.S. dollar could have a disproportionate impact on our revenues compared to our cost, which could impact our margins.

     A portion of our assets are based in our foreign locations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected in other comprehensive income (loss). Accordingly, our consolidated stockholder's equity will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

     Our strategy for management of currency risk relies primarily on conducting our operations in a country's respective currency and may, from time to time, involve currency derivatives, primarily forward foreign exchange contracts, to reduce our exposure to currency fluctuations. As of March 27, 2004, we had forward foreign exchange contracts outstanding with a notional principal amount of $0.3 million to hedge our Canadian operations' exposure to currency fluctuations on products purchased from U.S. suppliers.

   Raw Materials Risk

     Our products are made from several basic raw materials, including sand, resin, brass ingot, steel pipe, and scrap steel and iron, whose prices fluctuate as market supply and demand change. Accordingly, product margins and the level of profitability can fluctuate if we are not able to pass raw material costs on to our customers. See "Business--Raw Materials." Historically, we have been able to obtain an adequate supply of raw materials and do not anticipate any shortage of these materials. We generally purchase raw materials at spot prices but may, from time to time, enter into commodity derivatives to reduce our exposure to fluctuation in the price of raw materials. As of March 27, 2004, we had no open contracts to hedge our exposure to price changes of raw materials.

                                    BUSINESS

Overview

     We are a leading North American manufacturer of a broad range of flow control products for use in water distribution networks, water and wastewater treatment facilities, gas distribution systems and piping systems. We maintain a large installed base of products in the United States, including approximately 3 million fire hydrants and 8 million iron gate valves. Our products include hydrants, valves, pipe fittings, pipe hangers and pipe nipples and a variety of related products. We believe we have the broadest product line of any of our competitors and enjoy strong market positions, leading brand recognition and a reputation for quality and service within the markets we serve. For the fiscal year ended September 30, 2003, approximately 75% of our total sales were from products in which we believe we have the #1 or #2 market share in the United States and Canada.

     We believe our network of over 5,000 independent flow control distributors is the largest such distribution network in the United States and Canada. We have strong, long-standing relationships with all of the leading distributors in our industry. The average length of our relationship with our top ten distributors is over 20 years, and we have conducted business with our top three distributors for an average of approximately 25 years. Our sales force of approximately 400 field sales representatives and manufacturer's representatives works directly with municipalities and other end-users as well as with distributors, which market our products to end-users. While most of our products are generally sold through distributors, for most of our hydrant and valve products it is the end-user who either chooses the brand or establishes product specifications, including required approvals from industry standard-setting organizations. We believe our reputation for quality, our large installed base of products and our coordinated marketing approach have helped our products to be "specified" as an approved product for use in most major metropolitan areas throughout the United States.

     We have manufactured industry leading products for almost 150 years and currently operate 30 manufacturing facilities located in the United States, Canada and China. Our production capabilities include foundry operations, machining, fabrication, assembly and testing. We have six foundries that collectively produce cast, malleable and ductile iron products as well as brass products. We utilize technically advanced manufacturing processes, such as lost foam casting and Disamatic automated molding, to ensure high quality products and low manufacturing costs. We continually seek to enhance our manufacturing efficiency and product quality through a program of ongoing operational improvements and upgrades and maintain a dedicated research and development department which enhances our ability to develop new products and to support, modify and improve existing products. For example, we were the first to (1) manufacture equipment to tap water lines under pressure; (2) create the break-away fire hydrant; (3) create the self-lubricating hydrant valve; (4) manufacture fire hydrants using lost foam technology, which produces a higher quality fire hydrant with less manual labor and (5) manufacture a fire hydrant with a reversible main valve, which significantly extends its life.

     We sell our products under several brand names, including Mueller and James Jones for hydrants, gate valves and brass products, Mueller and Henry Pratt for butterfly valves, Hersey for water meters and Anvil for piping system components. We summarize information about our products in the table below.

                                      Total Sales(1)
                                       During Fiscal
                                         Year Ended        Percentage of
 Product                            September 30, 2003      Total Sales                   End Use
-----------------------------     ---------------------    -------------    -----------------------------------
                                  (dollars in millions)
Hydrants......................            $125.0                13.1%       o    municipal water systems
                                                                            o    commercial and industrial
                                                                                 fire protection systems
Water and gas valves and                   381.3                39.8        o    water distribution and
   related products...........                                                   transmission
                                                                            o    water and wastewater
                                                                                 treatment plants
                                                                            o    power generation
                                                                            o    natural gas distribution

                                      Total Sales(1)
                                       During Fiscal
                                         Year Ended        Percentage of
 Product                            September 30, 2003      Total Sales                   End Use
-----------------------------     ---------------------    -------------    -----------------------------------
                                  (dollars in millions)
Pipe fittings and couplings...             177.2                18.5        o    water and gas piping systems
                                                                            o    Heating, ventilation and air
                                                                                 conditioning ("HVAC")
                                                                                 applications
                                                                            o    plumbing systems
                                                                            o    fire protection piping
                                                                                 systems

Pipe nipples and hangers......              88.4                 9.2        o    sprinkler systems
                                                                            o    HVAC applications
                                                                            o    power and petrochemical
                                                                                 plants

Purchased and other products..             185.3                19.4        o    water and gas piping systems
                                                                            o    HVAC applications
                                                                            o    plumbing systems
                                                                            o    oil-field services
                                                                            o    fire protection piping
                                                                                 systems
                                          ------               -----
   Total:.....................            $957.2               100.0%
                                          ======               -----

---------
     (1) Does not include discounts and allowances of $32.1 million which are deducted from total sales to calculate net sales.

Industry Overview

     The North American flow control industry consists of the manufacturers of pumps, valves, fittings, fixtures and seals. Growth in the sectors we serve is influenced largely by the state of the general economy, population growth, new residential and non-residential construction activity and the need to replace, repair and upgrade existing water and wastewater infrastructure. Our sales are substantially driven by new residential and non-residential construction and by infrastructure replacement, repair and upgrades. We estimate that substantially all our sales of piping component products, which represented approximately 42% of our 2003 total sales, are to the non-residential construction market, with the remainder split between the residential construction market and the market for infrastructure replacement, repair and upgrades, accounting for approximately 60% and 40% of such sales, respectively. We anticipate that sales related to infrastructure replacement, repair and upgrade will become a larger portion of the market for water-related flow control products as a result of the continued aging of municipal water systems in the United States and Canada and the increasingly large base of water-related flow control installations.

o In the residential construction market, U.S. housing starts have remained relatively stable from 1998 to 2003, with a low of 1.57 million units in 2000 and a high of 1.85 million units in 2003. While the residential construction market historically has been cyclical, many economists believe that the housing cycle has recently been less volatile as a result of strong demographic trends and changes in the structure of the residential market that have made credit more available throughout the economic cycle.

o Growth in the infrastructure upgrades, repairs and replacement sector is driven primarily by (1) the growing installed base of our products, (2) the age of existing systems, (3) the operating cost of systems, (4) general use of systems, (5) governmental budgetary constraints and (6) changes in federal and state environmental regulations, including, most recently, the Clean Water Act and the Safe Drinking Water Act. Much of the water distribution infrastructure in the United States is considered to be old and in need of updating. In a November 2002 study, the Congressional Budget Office estimated that the average annual spending necessary to upgrade, repair and replace existing water and wastewater infrastructure will be between $24.6 billion and $41.0 billion a year over the next 15 years, which represents a significant increase over the $21.6 billion spent in 1999. We believe spending in this sector has been constrained in recent years as a result of budgetary limitations imposed on state and local governments and the weak economic environment. We expect that the infrastructure upgrades, repairs and replacement sector will likely benefit from an improvement in the overall economy as state and local governments address deferred infrastructure needs.

o Non-residential construction activity includes (1) public works and utility construction, (2) institutional construction, including education, dormitory, health facility, public, religious and amusement construction, and (3) commercial and industrial construction. In the non-residential building construction market, U.S. non-residential building construction has decreased from $173.1 billion in 2000 to $149.7 billion in 2003 as a result of the recent downturn in the economic cycle, principally relating to reduced office and institutional construction; however, according to the U.S. Census Bureau, spending for non-residential construction increased by 0.6% in the fourth quarter of calendar year 2003 relative to the fourth quarter of calendar year 2002. While office construction remained weak in 2003, construction for health, religious and educational facilities remained steady.

     Our products are sold to a variety of end-user customers including municipalities, publicly and privately-owned water companies, gas utilities and construction contractors. This diverse group of end-users generally purchases our products as well as other flow control products from one or more of the over 5,000 independent distributors to whom we supply. Distributors typically provide a comprehensive line of flow control products on demand as well as important technical and support services to their customers. The competitive environment for independent distributors has been and continues to be characterized by consolidation as distributors seek to broaden their geographical reach and achieve economies of scale. We believe many independent distributors are increasingly seeking to partner with the leading manufacturers of flow control products that offer a broad product range, with strong brands that can support their geographic footprints. Although the flow control products that we manufacture are generally sold through independent distributors to contractors, end-users, such as municipalities, often specify brands to be used based on quality, installed base or industry accepted standards. This specification dynamic elevates the importance of a manufacturer's history, installed base and relationship with end-users of flow control products.

Competitive Strengths

     We possess a number of competitive strengths which have allowed us to develop and maintain our strong market position, including the following:

   Market Leading Brands

     We believe that we are the leading manufacturer in the United States and Canada, based on number of units sold of fire hydrants and water valves, which we market under our Mueller and James Jones brands, and that our installed base of water and gas flow control products, including our Mueller, James Jones, Henry Pratt, Hersey and Anvil brands, is among the largest in the industry with approximately 3 million fire hydrants and 8 million iron gate valves in the United States. For the fiscal year ended September 30, 2003, approximately 75% of our total sales were from products in which we believe we have the #1 or #2 market share in the United States and Canada. We attribute the strength and longevity of our brand names, some of which are almost 150 years old, to our reputation for high quality and engineering excellence across the range of our product offering. We believe that our large installed product base enhances the sale of new and repair parts as water and gas systems are maintained and improved, because end-users generally require compatibility of parts to enhance the integrity of their systems. In addition, as water and wastewater distribution and treatment infrastructure is expanded, we believe that spending on systems upgrades will similarly increase.

   Leading Specification Position

     We believe that, because of our reputation for high quality and our large installed base of products, our products are specified more often than those made by our competitors. While most of our products are generally sold through distributors, for most of our hydrants and valve products it is the end-user who either chooses the brand or establishes product specifications, including required approvals from industry standard-setting organizations. We leverage our strong brand reputation and installed base with a dedicated sales force that works directly with municipalities and other end-users to have our products specified by municipalities when awarding new construction contracts or major repair, replace or upgrade projects. Our strong specification position makes us an attractive supplier for the leading independent distributors and provides us with a stable base of recurring revenue from our existing end-user customers.

   Established, Efficient Distribution Channels

     We are represented in all major markets in the United States and Canada through a network of over 5,000 independent distributors, which we believe is one of the strongest and most extensive distribution networks in the industry. We enjoy long-term relationships averaging over 20 years with each of our top ten distributors, which accounted for approximately 34% of our total sales in 2003 and maintain exclusive distribution agreements in specified territories with most of our distributors of water, wastewater and gas distribution system products. We believe our strong record of maintaining these relationships is attributable to our superior product quality and the technical support we provide to end-users. In addition, we believe the breadth of our product offering and our ability to provide products throughout all of the United States and Canada have enabled us to strengthen our relationships with the leading independent distributors as they seek to simplify their procurement processes and broaden their geographic reach. We believe that our established distribution network has allowed us to develop, maintain and grow our leading market positions, and enables us to achieve rapid market penetration when introducing newly developed or acquired products. We also believe that our extensive distributor network's broad geographic coverage of the United States helps us to mitigate the effects of regional economic downturns.

   Advanced, Low-Cost Manufacturing Capabilities

     We believe our historical capital investment in sophisticated manufacturing technologies helps us reduce the costs of producing our cast, malleable and ductile iron and brass water and gas flow control products. For example, in 1997, we became the first and only company to utilize the lost foam process to manufacture fire hydrants and iron gate valves. Compared to the traditional green sand casting process, lost foam technology results in higher quality products and significantly reduces the manual labor needed to finish cast products. Based on our experience with lost foam, we believe that this process is significantly less costly than the traditional method utilized by our competitors. We recently completed a capital improvement plan, pursuant to which we invested $124.3 million from 2000 to 2002 to implement new low cost manufacturing technologies, including our lost foam casting process and consolidate certain manufacturing facilities, including our Statesboro, Georgia foundry. We believe that the completion of our capital improvement plan has improved the efficiency of our manufacturing processes and the quality of many of our products. We have also adopted sophisticated quality assurance techniques and policies for our manufacturing operations.

   Strong Free Cash Flow Generation

     Our operations generate significant free cash flow which provides us with flexibility in our operating and financial strategy. In the twelve months ended March 27, 2004, we generated $66.7 million in cash from operating activities and incurred $21.0 million in capital expenditures, or 2.0% of our 2003 net sales. We employ a disciplined capital spending program that is designed to achieve favorable returns on investment and have focused on operational improvement in order to expand margins and increase operating cash flow. From our formation in August 1999 through March 27, 2004, we were able to reduce debt by $165.8 million and invest $80.4 million in acquisitions and $159.9 million in capital expenditures through internally generated free cash flow.

   Experienced and Motivated Management Team

     Our management team has a demonstrated track record of delivering superior financial and operational performance by effecting our strategy to drive operational efficiencies, profitably increase revenues and market share, generate substantial free cash flow, and pursue opportunistic strategic acquisitions. Our senior management team averages approximately 20 years of industry experience and 13 years with us. Management has successfully completed a major capital improvement plan and improved results between 2001 and 2003, despite the overall weak economic environment during this period. A substantial portion of our management's bonus and equity award compensation is linked to the achievement of performance targets.

Business Strategy

     Our business strategy is to grow revenues and enhance profitability through the following strategic initiatives:

   Leverage strong distributor channel and specification position.

     For the fiscal year ended September 30, 2003, approximately 75% of our total sales were from products in which we believe we have the #1 or #2 market share in the United States and Canada. We also believe we have developed the leading independent distribution channel and specification position within our segment of the North American flow control industry. As a result, we intend to leverage these key competitive advantages to increase our sales of existing products, introduce new products, and rapidly expand sales of acquired products. For example, in January 2004 we acquired the business and assets of the construction division of Star, a leading importer of malleable iron and grooved fittings produced in China, India and Malaysia and will sell these products through our distribution channels in order to enter the market for lower-cost, foreign-produced products and complement certain of our piping products produced in the United States and Canada.

   Continue to pursue operating improvements.

     We intend to continue to pursue superior product engineering, design and innovation through our state-of-the-art manufacturing processes, ongoing introduction of new products and commitment to supporting and enhancing existing products. We believe our commitment to product quality will allow us to maintain our strong reputation with end-user customers. We employ highly efficient, state-of-the-art manufacturing methods, such as lost foam casting and automated Disamatic mold-making, to enhance product quality and reduce costs. These improvements are part of our continuous improvement operating strategy designed to solidify our position as a low cost domestic producer of flow control products. We will continue to seek opportunities to rationalize our manufacturing facilities, such as our recent consolidation of our Kearny, New Jersey facility and to use our significant manufacturing expertise to further reduce our cost structure.

   Selectively pursue strategic acquisitions.

     Certain segments of the industry in which we compete are fragmented, providing attractive acquisition opportunities. We intend to pursue such acquisition opportunities to complement and expand our product lines, expand our market share, provide substantial synergy opportunities, or provide improved presence in certain under-represented product categories and geographies. We target companies with complementary manufacturing capabilities or complementary products that would benefit from our extensive distribution network or would provide manufacturing cost synergies. Our recent acquisitions include Beck Manufacturing and Merit Manufacturing, each of which is a piping system components manufacturer (2001). Hydro Gate, a sluice gate valve manufacturer (2001), and Milliken Valve, a plug valve manufacturer (2003). In 2003 we acquired Jingmen Pratt, a machine shop in Hubei Province, China. We intend to use Jingmen Pratt as a vehicle to enter the Chinese flow control market, which we believe represents a future growth opportunity for our products. In addition, in January 2004, we acquired Star, a leading importer of malleable iron and grooved fittings produced in China, India and Malaysia and will sell these products through our distribution channels in order to enter the market for lower-cost, foreign-produced products and complement certain of our piping products produced in the United States and Canada.

Products

     We believe that we are the broadest full-line supplier of flow control products for water and gas distribution systems and piping component systems in the United States and Canada. We manufacture more than 72,000 flow control products, ranging from fire hydrants to 1/8 inch pipe fittings that connect pipes together to 10 foot engineered valves for water and gas systems. Our principal products are fire hydrants, water and gas valves, and a complete range of pipe fittings, couplings, hangers and nipples. Our products are designed, manufactured and tested in compliance with industry standards.

     Our water products are used throughout a community helping to move water from its source through the distribution pipeline to the water treatment plant, to the street-side mains into the home, and then from the home through the sewers to the wastewater treatment plant. In addition, our products are used for commercial purposes, including fire protection, plumbing and HVAC applications and various natural gas applications.

     Fire Hydrants. With our approximate 40% market share, we believe we are the #1 manufacturer in the estimated $298 million U.S. and Canada dry-barrel fire hydrant sector of the flow control market. New fire hydrant and fire hydrant part sales accounted for approximately $115.1 million, $122.7 million and $125.0 million of our total sales in 2001, 2002, 2003, respectively. Fire hydrants are sold for new construction as well as infrastructure rehabilitation projects.

     Our fire hydrants consist of an above-ground fire hydrant and a below-ground cast iron pipe that connects to a water main. In our dry-barrel hydrants, the valve connecting the barrel of the hydrant and the water main is located below ground at or below the frost line, which keeps the hydrant "dry" and the water source deep enough to ensure that the water does not freeze. We market our dry-barrel fire hydrants with the Mueller brand name in the United States and the Mueller and Canada Valve brand names in Canada, and manufacture them in our Albertville, Alabama and Milton, Ontario facilities. We also make a limited number of wet barrel hydrants, where the valve is placed inside the above-ground hydrant and the barrel contains water in it all times. Wet barrel hydrants are made for the California and Hawaii markets and sold under the James Jones brand name.

     Most municipalities have a limited number of hydrant brands that are approved for installation within their system due to the need to maintain inventories of spare parts for emergency repairs and the desire to ensure a uniform system. We believe that our large installed base of hydrants throughout the United States and Canada and our reputation for superior quality and performance, together with our incumbent specification position, have contributed to our leading market share. Our large installed base also leads to substantial recurring revenue from spare parts.

     We believe that our fire hydrants are superior in quality to those made by our competitors. In particular, our fire hydrants (1) are continually self-lubricating to ensure easy operation when needed, (2) have reversible main valves for ease of maintenance and longer life and (3) high flow rates for minimum flow loss at maximum flow velocity.

     Water and Gas Valves and Related Products. We believe we have the broadest product line of valves for residential water and gas systems and that we are the #1 manufacturer of butterfly valves and #2 manufacturer of water gate valves in the United States and Canada. Water and gas valves and related products accounted for approximately $337.4 million, $353.1 million, and $381.3 million of our sales in 2001, 2002, and 2003, respectively. Our significant industry-leading market position is the result of our strong brand recognition, superior quality and specification acceptance.

     All of our valve products are used to control transmission of potable water, non-potable water or gas. Our product line includes butterfly, gate, tapping, check, plug and ball valves. Water valve products range in size from 2 inches to 10 feet. The smaller iron gate-type valves are produced by our Chattanooga, Tennessee plant and the larger iron AWWA--butterfly valves are produced by our Henry Pratt subsidiary in Aurora and Dixon, Illinois, Denver, Colorado, Hammond, Indiana and Bethlehem, Pennsylvania. Brass valves are produced in our Decatur, Illinois and El Monte, California plants. Most of these valves are used in water distribution and transmission or water and wastewater treatment applications. We use our lost foam technology for a new ductile iron casting line in our Chattanooga, Tennessee facility for our iron valves. We believe that ductile iron valves will increasingly become the industry standard and that our ductile iron casting line will ensure that we maintain our competitive strength in water valves.

     We produce small iron valves, meter bars, and line stopper fittings for use in gas systems in our Decatur, Illinois and Brownsville, Texas plants. We also manufacture machines and tools for tapping, drilling, extraction, installation and stopping-off. These machines and tools are designed to work with our water and gas fittings and valves as an integrated system. We believe that we are the second largest manufacturer in the line stopper fittings and machines sector in the United States and Canada.

     Other Water and Wastewater Products. Other products manufactured and sold by Mueller Co. include: pipe repair products, such as repair clamps and couplings used to repair leaks in water and gas distribution systems; municipal castings, such as manhole covers and street drain grates; and patterns used by the foundry and automotive industries. We market these products under the Mueller, Mueller Canada, James Jones, and Viking Johnson brand names. These products accounted for $39.1 million, $45.2 million and $45.2 million of our sales in 2001, 2002 and 2003, respectively.

     Pipe Fittings and Couplings. We are one of only two significant manufacturers of pipe fittings and couplings in the United States and Canada. Pipe fittings and couplings join two pipes together. Listed below are the four primary categories of pipe fittings and couplings that we manufacture.

     Malleable Iron Fittings and Unions. Malleable iron fittings and unions accounted for sales of $78.9 million, $73.8 million and $68.9 million in 2001, 2002, 2003, respectively. Malleable iron is a cast iron that is heat-treated to make it stronger, which allows us to use a thinner wall and results in a lighter product. Malleable iron is primarily used to join pipe in various gas, plumbing and HVAC applications. We manufacture these products at our Columbia, Pennsylvania facility.

     Cast Iron Fittings. Cast iron fittings accounted for approximately $39.8 million, $36.2 million and $31.8 million of our sales in 2001, 2002, 2003, respectively. Cast iron is the most economical threaded fittings material and is typically used in low temperature, low pressure applications such as sprinkler systems and other fire protection systems. We manufacture cast iron fittings primarily in our Columbia, Pennsylvania foundries. We believe that approximately 75% of our cast iron product is used in the fire protection industry, with the remainder used in steam and other HVAC applications.

     Threaded Steel Pipe Couplings. We believe that we are the #1 manufacturer of threaded steel pipe couplings in the United States and Canada. Threaded steel pipe couplings accounted for sales of $8.5 million, $26.1 million and $24.5 million in 2001, 2002 and 2003, respectively. Threaded steel pipe couplings are used in the plumbing and electrical markets to join pipe and conduit and by pipe mills as threaded end protectors. We manufacture steel couplings at our Waynesboro, Pennsylvania and Simcoe, Ontario facilities.

     Grooved Products. We believe we are the #2 manufacturer of grooved products in the United States and Canada. Sales of grooved products were approximately $51.9 million, $47.4 million, and $52.0 million in 2001, 2002, 2003, respectively. Unlike typical pipe connections, where pipes are connected by screwing them into a fitting or welding them together, grooved products use a threadless pipe-joining method that does not require welding. In our typical grooved couplings and fittings, the ends of the connecting pipes are grooved and joined in place by a rubber gasket that is anchored by a ductile iron housing and secured by threaded fasteners. We manufacture our grooved couplings and fittings under the Gruvlok name in our Columbia, Pennsylvania foundry. Our Gruvlok brand grooved products are our fastest growing product area among pipe fittings and couplings products, and is one key product focus for future growth. In addition, we purchase privately labeled products to complement our grooved product offerings including grooved copper and stainless steel fittings and butterfly valves. These additional purchased products complement our offering of grooved products and enable us to better serve our customers' project requirements. Purchased products accounted for $11.9 million, $12.5 million and $15.1 million of Gruvlok sales in 2001, 2002 and 2003, respectively. Tyco distributes our Gruvlok products on an exclusive basis in Europe, Asia and Latin America.

     Pipe Hangers. We believe we are the #2 manufacturer of pipe hangers in the United States and Canada. Our annual hanger sales were approximately $46.3 million, $44.7 million and $42.3 million in 2001, 2002, 2003, respectively. Pipe hangers provide support for pipes and are used in sprinkler systems, HVAC applications and in power and petrochemical plants. We manufacture our standard pipe hangers in Henderson, Tennessee and Columbia, Pennsylvania and we produce special order, or engineered, pipe hangers in North Kingston, Rhode Island. We have retained a strong core engineering staff and believe that we are the leader in technical competency in this particular sector.

     Pipe Nipples. We believe we are the #1 manufacturer of pipe nipples in the United States and Canada. Sales of pipe nipples were approximately $24.8 million, $39.1 million and $46.1 million in 2001, 2002, 2003, respectively. Pipe nipples are used to connect pipes. The pipe nipple product line is a complementary product offering and is packaged (1) with cast iron for the fire protection market, (2) with malleable iron for the industrial market, (3) with our forged steel product line and (4) as a general plumbing market item. Approximately 5.2% of our pipe nipples are sold in the do-it-yourself hardware market. In recent years we have focused our sales more exclusively on those customers who prefer to purchase materials from a domestic source, as both our foundries in the United States and Canada use domestic raw materials.

     We increased our pipe nipple production by 57.4% through the 2001 acquisition of Beck Manufacturing. We produce the majority of our pipe nipple products at Beck Manufacturing's facilities in Greencastle, Pennsylvania and Santa Fe Springs, California. Seamless pipe nipples are produced at our Longview, Texas facility. Pipe nipples for the Canadian market are manufactured at our Simcoe, Ontario facility.

     Purchased and Other Products. In addition to our key products that we have described above, we sell (1) products that we purchase from third parties and
(2) many other products that we manufacture, including (A) oilfield products, including forged steel pipe fittings, hammer unions, bull plugs and swage nipples which are used to connect pipes in oil and gas applications and (B) electrical products, including PVC conduit couplings and elbows used to carry wire and cable in electrical applications. Sales of purchased products by our Anvil segment were approximately $92.6 million, $85.3 million, and $86.4 million in 2001, 2002, 2003, respectively, and sales of our other manufactured products were approximately $52.8 million, $52.2 million and $53.8 million in 2001, 2002 and 2003, respectively.

Customers

     Our products are sold to a wide variety of end-users, including municipalities, publicly and privately owned water and waste water utilities, gas utilities and construction contractors. Our products are usually purchased from us by our distributors; distributors then sell our products to contractors who have won a contract to construct, replace or upgrade a water, wastewater or gas system for an end-user or non-residential facility. In some cases, end users, including municipalities and utilities, buy products directly from us, most often as part of a program to repair, replace or upgrade existing infrastructure. Sales of our water and gas distribution system products and our grooved products are heavily influenced by the specifications in those contracts. Our sales force calls on municipalities, water companies and other end-users to ensure that our products, or the corresponding quality standards, are specified. In addition, to ensure consistency, municipalities often require that contractors use the same products that have been historically used in that municipality. We believe that our large installed base of products leads to repeat purchases by end-users and therefore provides us with a significant competitive advantage; however, we actively pursue opportunities with end-users which have not previously specified our products. Sales of our remaining products are generally influenced by the distributors, as customers will buy from a distributors' available offering based on price and quality.

     We are not dependent upon a small number of end-users as customers and no single end-user customer accounted for more than 3.3% of our revenue in 2003.

Distribution

     We have developed what we believe to be one of the strongest sales and distribution organizations in the water and gas distribution segment of the flow control industry, consisting of the leading independent flow control distributors as well as approximately 400 highly effective field sales representatives and manufacturer's representatives and customer support capabilities.

     Substantially all of our products are sold to independent distributors throughout the United States and Canada, who in turn sell those products to contractors performing work for end-users. We also sell directly to a limited number of contractors, municipalities and gas companies.

     Our distribution network includes approximately 5,000 distributors that cover all of the major markets in the United States and Canada. We typically do not have long-term contracts with our distributors, although we have long-term relationships with most of our top distributors. We have strong, long-standing relationships with all of the leading distributors in our industry and maintain exclusive distribution agreements in defined territories with most of our distributors of water, wastewater and gas distribution system products. The average length of our relationship with our top ten distributors is over 20 years, and we have conducted business with our top three distributors for an average of approximately 25 years. Approximately 34% of our sales in 2003 were to our top ten distributors. See "Risk Factors--Risks Relating to Our Business--We are dependent upon a group of distributors for a significant portion of our sales." The distributors in our industry have been consolidating in recent years. We believe many independent distributors are increasingly seeking to partner with the leading manufacturers of flow control products that have a broad product offering and strong brands. We believe that our strong relationship with those distributors is a significant competitive strength as the consolidation effected by those distributors has strengthened their, and, consequently, our, market position. Our top three distributors are growth-oriented companies that have been among the leaders in this consolidation trend. We believe that our strong specification position makes it less likely that distributors would cease selling our water and gas distribution system products. As demand for a majority of our products is principally driven by end-user requirements, we believe that we would be able to find other distributors to sell such products if our current distributors chose not to sell such products.

     We employ a sales force of approximately 400 field sales representatives and manufacturer's representatives. Our sales force calls directly on end-users of our products in order to ensure that our products continue to be specified in end-user contracts. See "--Customers."

     We generally ship our water and gas distribution system products, including hydrants and water and gas valves, directly to distributors carrying these products from our plant. However, we generally ship our piping component systems products, including pipe fittings, couplings, hangers and nipples, from our plants to four regional service centers that we operate in the United States and we ship products from these distribution centers to distributors carrying these products. Our regional service centers are strategically located to provide 24-hour delivery to the majority of our piping component systems customers. In addition, we operate 24 smaller warehouses throughout the United States and Canada to support our piping component systems operations. We have historically stocked some products manufactured by third parties in these distribution centers in order to provide a broader product offering. We reduced the scope of our offering of purchased products, which are lower margin, in the United States following our acquisition by our current equity owners. We continue to sell a broad range of purchased products in Canada. Management believes approximately 20% of the products sold in our U.S. distribution centers in each of 2001, 2002 and 2003 were manufactured by third parties.

     Our backlog is not significant due to our ability to respond adequately to customer requests for product shipments. We generally manufacture our products from raw materials in stock and deliver them to customers within approximately two weeks from receipt of the order, depending upon customer delivery specifications.

Manufacturing

   Facilities

     We operate 30 highly automated, state-of-the-art manufacturing facilities in the United States, Canada and China. Our manufacturing operations include foundry, machining, fabrication, assembly, testing and painting operations. We have invested heavily to upgrade and support our manufacturing operations, and we believe those investments in state-of-the-art, efficient manufacturing processes such as lost foam manufacturing, Disamatic molding lines, and specialized machining capabilities have positioned us as a low-cost producer in our industry.

     We typically operate our facilities five days a week, with two manufacturing shifts and one maintenance shift per day. Generally, each facility is shut down approximately two weeks per year for maintenance, refurbishment and traditional vacation periods. We believe that our existing manufacturing capacity is sufficient for our near-term capacity requirements and we have no current plans to expand capacity.

     Since our formation in 1999, we have undertaken a number of initiatives to rationalize our Anvil operations including the shut down of our Statesboro, Georgia facility and consolidation of its activities into our Columbia, Pennsylvania foundry, the consolidation of our pipe nipple production from our Henderson, Tennessee facility to our Greencastle, Pennsylvania and Longview, Texas facilities, the shut down of our Kearny, New Jersey facility and consolidation of its activities into our Greencastle, Pennsylvania facility and the shut down and liquidation of our Beck facility in Mexico.

   Process

     We manufacture our finished products in a series of steps through which iron or brass castings are matched with other components to produce finished products ready for shipment to our customers or distribution centers.

     We use two primary casting techniques, green sand and lost foam. The green sand casting process begins with a metal, wood or urethane pattern which is used to make an impression of the product to be cast in a mold made primarily of sand. Cores, also made primarily of sand, are used to make the internal cavities and openings in a casting product. Once the casting impression is made in the mold, the cores are set into the mold and the mold is closed. Molten metal is then poured into the mold, filling the mold cavity and taking on the shape of the desired casting product. Once the metal has solidified and cooled, the mold is shaken from the casting and the sand is discarded.

     In 1997, we became the first and only company to utilize the lost foam process to manufacture fire hydrants. In the lost foam process, computer controlled equipment is used to create an exact replica of the finished product out of polystyrene. This polystyrene mold is then coated in a heat-resistant material, placed in a metal container and covered with sand. Molten metal is then poured into the mold, evaporating the foam and filling the heat-resistant coating. Once the poured hydrant is cooled, the heat-resistant coating is then broken off, leaving just the cast hydrant.

     At present, we utilize the lost foam technology for hydrants in our Albertville, Alabama facility and for gate valve production in our Chattanooga, Tennessee facility. The lost foam process has several advantages over the green sand process for high-volume products, including the need for less manual finishing, lower scrap levels and the ability to reuse the sand. Based on our experience with lost foam, we believe that this process is significantly less costly than the traditional method utilized by our competitors.

     The selection of the appropriate casting method, pattern, core-making equipment, sand and other raw materials depends on the final product and its complexity, specifications, and function as well as intended production volumes. Because the casting process involves many critical variables, such as choice of raw materials, design and production of tooling, iron chemistry and metallurgy, and core and molding sand properties, it is important to monitor the process parameters closely to ensure dimensional precision and metallurgical consistency. We will continue to use the green sand casting process for products when we believe it is the most appropriate process based on the above parameters.

   Quality Assurance

     Constant testing and monitoring of the manufacturing process is important to maintain product quality. We have adopted sophisticated quality assurance techniques and policies for our manufacturing operations. During and after the casting process, we perform numerous tests, including tensile, proof-load, radiography, ultrasonic, magnetic particle and chemical analysis. We utilize statistical process controls to measure and control significant process variables and casting dimensions and we strive to maintain systems that provide for continuous improvement of operations and personnel, emphasize defect prevention and reduce variation and waste in all areas.

Raw Materials

     Our products are made from several basic raw materials, including sand, resin, brass ingot, steel pipe, and scrap steel and iron. These materials are readily available and are competitively priced. Historically, we have been able to obtain an adequate supply of raw materials and do not anticipate any shortage of these materials. No one supplier accounted for more than 10% of our raw materials purchases in 2003.

     We generally purchase raw materials at spot prices and do not hedge our exposure to price changes. Our business could be adversely affected by increases in the cost of our raw materials, as we may not be able to fully pass these costs on to our customers. From March 2002 to December 2003, the United States imposed tariffs on imported steel and steel pipe, which are raw materials for pipe nipples and hangers, sales of which represent approximately 9% of our revenues. The tariffs along with a consolidation of capacity in the steel pipe manufacturing industry resulted in an approximate 17% increase in the price of steel pipe from a pre-tariff price of $552 per ton to

$645 per ton, the price of steel pipe when the tariffs were removed. To offset this increase we raised the price of our products; however, our price increases lagged the increases in the price of steel which, in turn, adversely affected our results. Although the tariffs on imported steel were removed in December 2003, prices have not decreased to pre-tariff levels as foreign producers had shifted to customers outside the United States, causing supply shortages. We can give no assurances that tariffs will not be re-imposed or imposed on other materials that we use to produce our products or that steel prices will return to pre-tariff levels. In addition, increased worldwide demand for steel scrap, the raw material from which our threaded and grooved pipe fittings are made, has increased the spot price of steel scrap from approximately $140 per ton in December 2002 to $225 per ton in January 2004. Steel producers have also announced that they intend to further raise prices in 2004. Management estimates that raw materials accounted for approximately 15% of our cost of goods sold in each of 2001, 2002 and 2003.

Research and Development

     We have a dedicated team of research and development ("R&D") professionals, who focus on the development of new products as well as on the support, modification and improvement of existing products. Presently, we employ 9 degreed engineers dedicated to R&D activities. Our R&D effort is operated out of our facility in Smithfield, Rhode Island.

     Ideas are generated by manufacturing, marketing or R&D personnel. In order for a project to move beyond the idea stage, all three disciplines must agree on the suitability of the product and determine an estimated payback. After the approval, it typically takes 6 to 12 months to tool, test and start production. The R&D team typically works on various products at one time. We spent approximately $4.4 million, $3.5 million, and $5.2 million on R&D activities in 2001, 2002 and 2003, respectively.

Patents, Licenses and Trademarks

     At present, we have a significant number of active patents and trademarks relating to the design of our products. We have followed a policy of seeking patent protection both inside and outside the United States for products and methods that appear to have commercial significance. Most of the patents for technology underlying our products have been in the public domain for many years, and existing third-party patents are not considered, either individually or in the aggregate, to be material to our business. However, the pool of proprietary information, consisting of know-how and trade secrets relating to the design, manufacture and operations of our products is considered particularly important and valuable. Accordingly, we protect this proprietary information. We generally own the rights to the products that we manufacture and sell and are not dependent in any material way upon any license or franchise to operate.

Competition

     The domestic and international markets for flow control products are competitive. However, for most of our product offerings, there are only a few competitors. Although many of our competitors are well-established companies with strong brand recognition, we believe that we maintain a strong competitive position for each of our key product offerings. Management believes the competitive environment for most of our products is mature and stable with limited movement in market share over time. Management considers product quality and service, brand reputation, price, effectiveness of distribution and technical support to be the primary competitive factors.

     We face increasing competition for our Anvil malleable iron and cast iron pipe fittings and couplings. We compete in the market for piping component products which are principally used in mechanical applications, such as HVAC systems, and fire protection applications, such as sprinkler systems. We estimate that 70% of our piping component products are used in mechanical applications and the remainder in fire protection systems. Anvil has been adversely impacted by increased foreign competition with respect to fire protection products. These products compete primarily on price and are sold at lower prices by foreign manufacturers. Although imported products have been accepted in certain applications, many municipalities, end-users, and contractors require the use of domestically manufactured products in their projects. Those products face competition from a variety of U.S. and Canadian-based manufacturers and increasing competition from lower-cost manufacturers in a number of countries, including China, India, Malaysia, Brazil, Mexico, Thailand, Japan and others. Over the past two years we have successfully petitioned the International Trade Commission and the Department of Commerce to impose anti-dumping duties on certain malleable and non-malleable pipe fitting products imported from China. Our business is very competitive and there is no assurance that the anti-dumping duties imposed will be sufficient to reverse or retard the subsidized imports from China. In addition to our recent efforts in the application of anti-dumping laws related to malleable and cast iron products, we are also exploring the application of these laws to pipe nipple imports from China and the possibility of filing administrative appeals to have the anti-dumping duty margins on malleable and cast iron increased. See "Risk Factors--Risks relating to our business--Our industry is very competitive."

     As part of our strategy to complement our existing piping component product offerings, we recently acquired Star Pipe, Inc., an importer of iron and grooved fittings produced in China, India and Malaysia. We believe that our acquisition of Star will allow us to enter the market for lower cost, foreign-produced fire protection products and grow our overall market share.

Properties

     The following chart describes our principal manufacturing properties.

                                                                                           Size      Owned or
Location                            Activity                  Major Products             (sq. ft.)    Leased
--------                            --------                  --------------             ---------   --------
Albertville, AL....... Foundry, fabrication, machine shop     Fire hydrants, related      417,000     Leased
                                                              parts

Aurora, IL............ Fabrication, machine shop              Butterfly valves, ball      157,380     Owned
                                                              valves

Aurora, OH............ Pipe cutting, machine shop             PVC couplings, PVC elbows    39,650     Leased

Bethlehem, PA......... Fabrication, machine shop              Plug valves                  37,500     Leased

Brownsville, TX....... Machine shop                           Gas valves and meter bars    48,540     Leased

Chattanooga, TN....... Foundry, fabrication, machine shop     Iron gate valves,           578,164     Owned
                                                              tapping sleeves

Cleveland, NC......... Machine shop                           Water meters                190,000     Owned

Cleveland, TN......... Fabrication, machine shop              Repair clamps, service       70,000     Owned
                                                              saddles

Columbia, PA.......... Foundry, galvanizing, painting,        Threaded fittings           663,000     Owned
                       assembly, machine shop                 (malleable iron and cast
                                                              iron), malleable iron
                                                              unions, Gruvlok(R),
                                                              ductile hangers

Decatur, IL........... Foundry, fabrication, machine shop     Brass water valves and      443,000     Owned
                                                              couplings, tapping
                                                              machines and tools, gas
                                                              line stopper fittings

Denver, CO............ Fabrication, machine shop              Sluice gates                109,383     Leased

Dixon, IL............. Fabrication, machine shop              Butterfly valves            188,368     Owned

El Monte, CA.......... Foundry, fabrication, machine shop     Brass service valves and     64,000     Owned
                                                              fittings, wet barrel
                                                              fire hydrants

Fort Worth, TX........ Forming                                Forged steel fittings        33,000     Owned

Greencastle, PA....... Bending, pipe cutting, machine         Steel pipe nipples,         132,743     Owned
                                                              shop steel conduit elbows

Hammond, IN........... Fabrication, machine shop              Valve repair                 51,160     Owned

Henderson, TN......... Stamping, fabrication, assembly,       Pipe hangers                236,479     Owned
                       machine shop

Houston, TX........... Machine shop                           Swage nipples, bull plugs    45,988     Owned

Jingmen, China........ Machine shop                           Machined castings           154,377     Owned

Longview, TX.......... Assembly, machine shop                 Forged steel fittings,      106,000     Owned
                                                              Catawissa hammer unions,
                                                              seamless nipples

Milton, Ontario....... Machine shop                           Fire hydrants, gate         127,000     Leased
                                                              valves, brass valves,
                                                              gas valves, butterfly
                                                              valves

Modern Pattern, TN.... Machine shop                           Foundry patterns             26,500     Leased

Murfreesboro, TN...... Fabrication, machine shop              Meter yokes, meter pits      12,000     Leased

North Kingstown, RI... Painting, fabrication, assembly,       Engineered pipe supports    121,000     Leased
                       Machine shop

Pottstown, PA......... Forming, fabrication, assembly,        Tee-Lets, drop nipples       46,000     Owned
                       Machine shop

Salem, VA............. Fabrication                            Controls                      5,250     Leased

Santa Fe Springs, CA.. Pipe cutting, machine shop             Steel pipe nipples           53,051     Leased

Simcoe, Ontario....... Fabrication, machine shop              Forged steel couplings,     117,000     Owned
                                                              pipe couplings, pipe
                                                              nipples

St. Jerome, Quebec.... Foundry, machine shop                  Municipal castings           63,521     Owned

Waynesboro, PA........ Pipe cutting, machine shop             Steel couplings              72,836     Owned

     The term of the lease for our Bethlehem property will expire November 31, 2005. Our other leased properties have terms that expire between November 2005 and February 2009.

     We also operate four leased regional distribution centers in the United States for our Anvil products. See "--Distribution." The U.S. centers are located in University Park, Sparks, Bristol and Grand Prairie and have lease terms that expire between January 2006 and December 2013. In addition, we operate 24 smaller warehouses throughout the United States and Canada to support Anvil's operations.

     We consider our plants and equipment to be modern and well-maintained and believe that, as a result of the completion of our capital improvement program, our plants will have sufficient capacity to meet our present and future needs. All of our domestic facilities, leases and leasehold interests will be encumbered by liens securing our obligations under the senior credit facility and the Mueller Group secured notes.

Employees

     We employ approximately 5,200 people, of whom approximately 86% work in the United States. The hourly employees at our principal U.S. manufacturing plants and foundries in Albertville, El Monte, Aurora, Decatur, Dixon, Columbia, Chattanooga and Henderson are represented by unions, as are the hourly employees at two of our four distribution centers. Our operations in Canada at St. Jerome and at Simcoe are also unionized.

     The contracts with our union employees at our four largest manufacturing facilities are timed to expire in different years. Albertville in September 2004, Columbia in April 2005 (an agreement with a relatively small union at our Columbia facility expires in May 2004), Chattanooga in September 2006 and Decatur in June 2007. The contracts with our union employees in El Monte and Simcoe expire in July and November 2005, respectively, Dixon in March 2006, and Aurora and Henderson in August and December 2007, respectively.

     In addition, Anvil currently has unionized workers in its Bloomington, Bristol, Cincinnati, Taylor, Portland and University Park warehouse facilities. The union contracts with our employees in Bloomington, Taylor and Portland will expire in March, September and November 2004, respectively, University Park in April 2005, and Cincinnati and Bristol in June and July, 2006, respectively.

     The Company believes that relations with its employees, including those represented by unions, are good. The last major union strike was in October 1987.

Legal Proceedings

     We are involved in various legal proceedings which have arisen in the normal course of our operations, including the proceedings summarized below. Other than the litigation described below, we do not believe that any of our outstanding litigation would have a material adverse effect on our business, operations or prospects. In the Acquisition Agreement pursuant to which the DLJ Merchant Banking funds acquired Mueller, Tyco agreed to indemnify Mueller Holdings and its affiliates for all "Excluded Liabilities". Excluded Liabilities include, among other things, substantially all liabilities relating to the time prior to the closing of DLJMB's acquisition of Mueller. The indemnity survives indefinitely and is not subject to any deductibles or caps. However, we may be responsible for these liabilities in the event that Tyco ever becomes financially unable to, or otherwise fails to comply with, the terms of the indemnity. In addition, Tyco's indemnity does not cover environmental liabilities to the extent caused by our company or the operation of our business after the acquisition, nor does it cover environmental liabilities arising out of operations at sites acquired after August 1999.

     Mueller Co. and its subsidiary James Jones Company received notice in November 2002 that they may be named defendants in a case under Proposition 65, a California law that, among other things, requires companies doing business in California to avoid discharges of certain chemicals into drinking water. The law permits private parties to bring an action in the public interest against alleged violators, provided that plaintiffs must provide written notice to intended defendants at least 60 days prior to initiating litigation. Mueller Co. and James Jones Company have received the required statutory notice. The plaintiff alleges that the brass valves manufactured by the companies discharge lead into drinking water, in violation of Proposition 65. The plaintiff's current settlement demand would require the companies to cease manufacturing, marketing or distributing brass valves in California that discharge lead above certain threshold limits.

     James Jones Company and its former parent company are defendants in a false claims lawsuit in which a former James Jones Company employee is suing on behalf of cities, water districts and municipalities. The employee alleges that the defendants sold allegedly non-conforming public water system parts to various government entities. The lawsuit seeks consequential damages, penalties and punitive damages. Mueller Co., which had also been named as a defendant, brought a summary judgment motion and was dismissed from this litigation in January 2004. Any liability associated with the lawsuit is covered by the Tyco indemnity, and the defense is being paid for and conducted by Tyco.

     Mueller Co. is currently a defendant in seven cases alleging asbestos exposure. Henry Pratt Company is a defendant in eight asbestos lawsuits in connection with its sale of gaskets containing asbestos and valves packaged in asbestos containing material. Anvil is a defendant in three asbestos lawsuits in connection with the sale of pipes and gaskets allegedly containing asbestos and fittings allegedly packaged in asbestos containing material. Any liability associated with these lawsuits is covered by the Tyco indemnity, and the defenses are currently being conducted by Tyco.

     Anvil has responded to certain claims concerning the failure of its Gruvlok product, predominantly in hot water copper systems. The failures have involved rubber gasket material becoming cracked on the inside surface. The Company has responded by replacing defective products with new products containing rubber gaskets with modified chemistry. Any liability associated with these claims would be expected to be covered by the Tyco indemnity.

     Mueller Co. and its wholly-owned subsidiary Mueller International, Inc. have sued a competitor, U.S. Pipe & Foundry Co., for infringement and dilution of Mueller's federally registered and common-law trade dress for fire hydrants. Mueller is vigorously prosecuting this action, and has succeeded in obtaining a preliminary injunction against U.S. Pipe. U.S. Pipe has counterclaimed against Mueller, asserting three claims: (1) a declaratory judgment seeking a ruling as to whether a new hydrant design violates Mueller's trade dress; (2) a claim of interference with contract; and (3) a claim of interference with advantageous business relations. U.S. Pipe's declaratory judgment has been denied.

     Hersey Meters is subject to warranty claims related to sales of water meters that can be read remotely by hand-held or drive-by electronic readers. Radio transmitters that Hersey Meters purchased from one of its third party vendors and wires to certain of its remotely-read water meters have demonstrated a high failure rate and actions to correct the problem have been only partially effective. Although we continue to work with the third party vendor to correct the problem, it may be necessary to replace the third party vendors' radio transmitters. We believe that the total cost to us would not exceed $6.0 million.

     On March 31, 2004, Anvil International entered into a consent order with the Georgia Department of Natural Resources regarding various alleged hazardous waste violations at Anvil's formerly operated Statesboro, Georgia site. Pursuant to the consent order, Anvil has agreed to pay a settlement amount of $100,000, comprised of a $50,000 monetary fine and $50,000 towards a supplemental environmental project. Anvil has also agreed to perform various investigatory and remedial actions at the site and its landfill. While the ultimate investigatory and remedial costs are currently unknown, based on currently available information the total costs are estimated to be between $0.3 million and $0.5 million. A reserve of $0.3 million has been accrued as of March 27, 2004.

Environmental Matters

     In the Acquisition Agreement pursuant to which the DLJ Merchant Banking funds acquired Mueller in August 1999, Tyco agreed to indemnify us and our affiliates for all "Excluded Liabilities". Excluded Liabilities include, among other things, substantially all liabilities relating to the time prior to the closing of DLJMB's acquisition of Mueller. The indemnity survives indefinitely and is not subject to any deductibles or caps. However, we may be responsible for these liabilities in the event that Tyco ever becomes financially unable to, or otherwise fails to comply with, the terms of the indemnity. In addition, Tyco's indemnity does not cover environmental liabilities to the extent caused by our company or the operation of our business after the acquisition, nor does it cover environmental liabilities arising out of operations at sites acquired after August 1999.

     We are subject to various laws and regulations relating to the protection of the environment and human health and safety. These laws relate to, among other things, the use, storage, discharge and disposal of regulated substances and waste water generated during our manufacturing processes and require reporting of the storage and use of regulated substances to various local and federal authorities. As a result, we are required to obtain and maintain air, storm water, waste water and other permits at many of our facilities, and make certain regular reports relating to our operations. We cannot assure you that we have been and will be at all times in compliance with all of these requirements, including reporting obligations and permit restrictions, or that we will not incur material fines, penalties, costs or liabilities in connection with such requirements or a failure to comply with them. While we currently incur capital and other expenditures to comply with these environmental laws, these laws may become more stringent and our processes may change, therefore the amount and timing of such expenditures in the future may vary substantially from those currently anticipated.

     Some environmental laws require investigation and cleanup of environmental contamination at properties we now or previously owned, leased or operated or at which our waste was disposed of or released. Some of our operations (in particular, operations at our manufacturing facilities) have been conducted at their current locations for many years. The processes at these and our other facilities currently and historically have involved the storage and use of regulated substances on-site or in underground storage tanks and the related generation of solid and hazardous waste disposed of off-site or in on-site solid waste landfills. Remediation projects are being undertaken at a handful of our sites by third parties who have indemnified us. We may be required to conduct and pay for these or other remedial activities in the future, and also may be subject to claims for property damage, personal injury, natural resource damages or other issues as a result of such matters. See "--Legal Proceedings" for further details.

     In addition, we have received notices from third parties or governmental agencies of liability or potential liability in connection with our disposal of solid and hazardous substances relating to our current and former operations. While we currently anticipate that expenditures relating to these sites will not be material, we may receive additional notices and the amount and timing of expenditures relating to known or unknown sites may vary substantially from those currently anticipated.

     The EPA issued on April 22, 2004 a final NESHAP under the federal Clean Air Act for iron and steel foundries. The NESHAP for iron and steel foundries will require reductions in hazardous air pollutant emissions from the industry. While we are in the process of analyzing the impact these standards may have on us and our future financial results, we expect we may need to incur additional and possibly material costs to comply with the regulation, with respect to our Albertville, Alabama, Columbia, Pennsylvania and Chattanooga, Tennessee facilities. See "Risk Factors--We may be adversely affected by environmental, health and safety laws and regulations," "Risk Factors--Risk relating to our business Our brass products contain lead, which may be banned in the future" and "Risk Factors--Risk relating to our business Certain of our products may not be in compliance with NSF standards, which could limit the ability of municipalities to buy our products".

Regulatory Matters

     The production and marketing of our products is subject to the rules and regulations of various federal, state and local agencies, including laws governing our relationships with distributors. Regulatory compliance has not had a material effect on our results to date. We are not aware of any pending legislation that is likely to have a material adverse effect on our operations. See "--Legal Proceedings," "Risk Factors--Risk relating to our business--Our brass products contain lead, which may be banned in the future" and "Risk Factors--Risk relating to our business--Certain of our products may not be in compliance with NSF standards, which could limit the ability of municipalities to buy our products".

                                   MANAGEMENT

     The following table sets forth the name, age and position of each of our executive officers and directors.

Name                      Age  Position
----                      ---  --------

Dale Smith............... 59   President, Chief Executive Officer and Director
Darrell Jean............. 45   Vice President and Chief Financial Officer
George Bukuras........... 47   Vice President, General Counsel and Secretary
Thomas Fish.............. 49   President, Anvil International
Doyce Gaskin............. 48   Vice President, Manufacturing
Thompson Dean............ 45   Chairman of the Board of Directors
Vincent Sarni............ 75   Director
David Wittels............ 39   Director

     Dale Smith, 59, President, Chief Executive Officer and Director

     Mr. Smith has been President and Chief Executive Officer of Mueller since August 1999. Prior to that time, Mr. Smith served as Executive Vice President of Mueller Co. from June 1994 to August 1999, Executive Vice President of Finance for Tyco Europe from 1992 to 1994, Director of Mergers and Acquisitions for Tyco from 1988 to 1992, Director of Mergers and Acquisitions for Grinnell Corp. from 1986 to 1988, Chief Financial Officer of Ludlow Corp. (a Tyco Company) from 1983 to 1986 and Corporate Controller for Grinnell Corp. from 1981 to 1983. From 1971 to 1981, Mr. Smith was employed by Price Waterhouse & Co. as a certified public accountant. Mr. Smith graduated from Middlebury College with an A.B. in Economics in 1967 and received an M.B.A. in Finance and Accounting from the University of Rochester in 1971.

     Darrell Jean, 45, Vice President and Chief Financial Officer

     Mr. Jean has been Chief Financial Officer of Mueller since 1999. Prior to that time, Mr. Jean served as Corporate Controller for Mueller from 1995 to 1999. From 1987 to 1995, Mr. Jean held several financial positions within Mueller, including Corporate Controller (3 years), Assistant Corporate Controller (3 years) and Manager of Financial Reporting (4 years). Prior to that, Mr. Jean was a Senior Cost Accountant with Olin Corporation from 1984 to 1987 and a Project Cost Accountant with HBE Corporation from 1980 to 1984. Mr. Jean graduated from Southern Illinois University with a B.S. in Accounting in 1980.

     George Bukuras, 47, Vice President, General Counsel and Secretary

     Mr. Bukuras has been General Counsel and Secretary of Mueller Group, Inc. since 2000. Before joining Mueller, he was a principal attorney with Lapping & Bukuras from 1988 to 2000. Prior to that, he was with Atlantic/Tracy, Inc. as Executive Vice President from 1986 to 1988, as General Manager from 1985 to 1986, and as Controller from 1982 to 1985. From 1978 to 1982, he was employed by Price Waterhouse & Co. as a certified public accountant. Mr. Bukuras graduated from Suffolk University in 1978 with a B.S. in Business Administration, and a J.D. in 1987. Mr. Bukuras is also a certified public accountant.

     Thomas Fish, 49, President, Anvil International

     Mr. Fish has been President of Anvil since 1999. Mr. Fish served as Vice President of Manufacturing for Grinnell Corp. from 1996 to 1999, Vice President of Finance and Administration for Grinnell Corp. from 1992 to 1996, Corporate Controller for Grinnell Corp. from 1984 to 1992 and Director of Internal Audit for Grinnell Fire Protection Systems from 1982 to 1984. Mr. Fish was employed by Price Waterhouse & Co. from 1976 to 1982 as a certified public accountant. Mr. Fish graduated from the University of Rhode Island with a B.S. in accounting in 1976.

     Doyce Gaskin, 48, Vice President, Manufacturing

     Mr. Gaskin has been the Vice President, Manufacturing since February, 1999. He served as Plant Manager, Chattanooga from 1996 to 1999 and as Manufacturing Manager, Albertville from 1994 to 1996. Prior to that time, Mr. Gaskin held a variety of positions at Mueller's Albertville Plant, including Maintenance & Plant Engineering Manager (3 years), Maintenance Superintendent (8 years) and Production Supervisor (8 years). Mr. Gaskin graduated from Snead State with an Associates Degree in Business Administration / Management in 1988.

     Thompson Dean, 45, Chairman of the Board of Directors

     Mr. Dean is a Managing Director of Credit Suisse First Boston and Head of Leveraged Corporate Private Equity, based in New York. He is responsible for CSFB's worldwide leveraged buyout business. Mr. Dean joined CSFB in November 2000 when the Firm merged with Donaldson, Lufkin & Jenrette, where he was Managing Partner of DLJ Merchant Banking Partners. Mr. Dean serves as Chairman of the Board of DeCrane Aircraft Holdings, Inc. and Amitech Limited. Mr. Dean received a B.A. from the University of Virginia, where he was an Echols Scholar, and an M.B.A. with high distinction from Harvard Business School where he was a Baker Scholar.

     Vincent Sarni, 75, Director

     Mr. Sarni has served on our Board of Directors since March 2001. Mr. Sarni retired from PPG Industries, Inc. in August 1993, concluding a 25-year career with the company, and is currently an independent consultant. He served as Chairman of the Board and Chief Executive Officer of PPG from 1984 until his retirement in 1993. Mr. Sarni currently serves as a director of the Ayco Charitable Foundation and Noveon Inc. He is a former director of Amtrol, Inc., Brockway, Inc., Hershey Foods Corp., Honeywell, Inc., LTV Corporation, Mellon Bank, and PNC Financial Corp. Mr. Sarni is also a former Chairman of the Pittsburgh Pirates. Mr. Sarni holds a bachelor of science from the University of Rhode Island. He completed graduate studies in marketing at New York University Graduate School of Business and the advanced management program of Harvard Business School.

     David Wittels, 39, Director

     Mr. Wittels is a Managing Director of Credit Suisse First Boston in the Merchant Banking Group, based in New York. Mr. Wittels joined CSFB in November 2000 when the Firm merged with Donaldson, Lufkin & Jenrette, where he was a Principal in DLJ's merchant banking group. Mr. Wittels is Chairman of the Board of AKI Inc. and a member of the board of directors of Advanstar Communications Inc., Advanstar Inc., Jostens Inc., Jostens Holding Corp. and Ziff Davis Holdings Inc. Mr. Wittels received a B.S. in Economics, summa cum laude, from the Wharton School of the University of Pennsylvania.

                             EXECUTIVE COMPENSATION

     The aggregate remuneration of our chief executive officer during 2003 and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 2003, is set forth in the following table. The individuals named in the table will be referred to as our named executive officers:

                           Summary Compensation Table

                                                                                            Long Term Compensation
                                                                             -------------------------------------------------------
                                             Annual Compensation                       Awards                      Payouts
                                 ---------------------------------------     ---------------------------   -------------------------
                                                                                                           Long Term
                                                                                              Securities   Incentive
                                                            Other Annual      Restricted      Underlying     Plan        All Other
Name and Principal Position      Salary         Bonus       Compensation     Stock Award(s)    Options      Payouts     Compensation
---------------------------      ------         -----       ------------     --------------   ----------   ---------    ------------
Dale Smith
  President and Chief
  Executive Officer.....        $ 344,056     $1,273,327        (1)               --              --          --           --

Darrell Jean
  Chief Financial
  Officer...............          166,280        318,332        (1)               --            157,500       --           --

George Bukuras
  Vice President,
  General Counsel and
  Secretary.............          191,320        176,851        (1)               --              --          --           --

Thomas Fish
  President, Anvil
  International, Inc....          239,167        158,600        (1)               --            157,500       --           --

Doyce Gaskin
  Vice President,
  Manufacturing.........          158,333        284,326        (1)               --            157,500       --           --

----------
(1) The amount is less than $50,000 and 10.0% of annual compensation for that individual.

Stock Option Grants

     The following table contains information concerning grants of stock options to purchase shares of our common stock made to our named executive officers during the fiscal year ended September 30, 2003. We have not granted any stock appreciation rights.


             Options Grants in Fiscal Year Ended September 30, 2003

                                                                     Individual Grants(1)
                                ------------------------------------------------------------------------------------------------
                                                                                                         Potential Realizable
                                                                                                        Value at Assumed Annual
                                Number of            Percent of                                          Rates of Stock Price
                                Securities          Total Options                                       Appreciation for Option
                                Underlying           Granted to         Exercise                             Term ($)(1)(2)
                                 Options            Employees in         Price        Expiration        ------------------------
Name                            Granted(#)           Fiscal Year       ($/Share)         Date                 5%         10%
----                            ----------          -------------      ---------      ----------        -----------  -----------

Dale Smith.....................    --                    --                --            --                   --          --

Darrell Jean...................  157,500                9.26%           $ 1.50        2/10/10             $ 96,177    $ 224,134

George Bukuras.................    --                    --                --            --                   --          --

Thomas Fish....................  157,500                9.26%           $ 1.50        2/10/10               96,177      224,134

Doyce Gaskin...................  157,500                9.26%           $ 1.50        2/10/10               96,177      224,134

----------
(1) All stock options are for the purchase of shares of our common stock and were granted on February 10, 2003 under the Amended and Restated Mueller Holdings (N.A.), Inc. Management Incentive Plan. All of these stock options have an exercise price equal to the fair market value of the underlying shares on the date of grant (as determined by our board) and become fully vested and exercisable upon a "change of control" (as defined in the plan) or a "recapitalization" (as defined in the award agreement) of us. The offering of old notes and the related transactions constituted a "recapitalization" of us which caused all outstanding options to vest concurrently with the offering of old notes and the related transactions. All such options were cancelled and restricted stock issued to each option holder. See "Stock Option and Incentive Plans--Amended and Restated Mueller Holdings (N.A.), Inc. Management Incentive Plan--Vesting."

(2) The potential realizable value is based on the term of the option. It is calculated assuming that the fair market value of the underlying shares on the date of grant (as determined by our board) appreciates at projected annual rates compounded annually for the entire term of the option and that the option is exercised on the last day of its term for the appreciated stock price. These values are calculated based on requirements of law and do not reflect estimates of our future stock price growth.

Stock Option Exercises and Holdings

     This table sets forth information related to the number and value of options held at September 30, 2003 by our named executive officers. None of our named executive officers exercised stock options to purchase shares of our common stock during the fiscal year ended September 30, 2003.

                 Aggregated Option Values at September 30, 2003

                               Number of Securities Underlying         Value of Unexercised In the Money
                                  Unexercised Options at                 Options at September 30, 2003
                                   September 30, 2003(#)                             ($)(1)
                              ----------------------------------       ---------------------------------
Name                          Exercisable       Unexercisable(2)       Exercisable        Unexercisable
----                          -----------       ----------------       -----------        -------------
Dale Smith...................  2,925,000          825,000              $ 2,486,250         $ 701,250

Darrell Jean.................    624,000          333,500                  530,400           204,725

George Bukuras...............     78,000           22,000                   66,300            18,700

Thomas Fish..................    624,000          333,500                  530,400           204,725

Doyce Gaskin.................    624,000          333,500                  530,400           204,725

----------
(1) The value of an unexercised in-the-money option at September 30, 2003 is the product of (A) the excess of the fair market value of a share of our common stock at September 30, 2003 (as determined by our board) over the exercise price of such option, multiplied by (B) the number of shares underlying such option.

(2) The offering of old notes and the related transactions constituted a "recapitalization" of us which caused all outstanding options to vest concurrently with the offering of old notes and the related transactions. All such options were cancelled and restricted stock issued to each option holder. See "Stock Option and Incentive Plans--Amended and Restated Mueller Holdings (N.A.), Inc. Management Incentive Plan--Vesting."

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans.

Pension Plan

     None of our named executive officers participate in any defined benefit pension plan. Our named executive officers participate in our 401(k) plan, under which they receive matching company contributions.

Stock Option and Incentive Plans

     Amended and Restated Mueller Holdings (N.A.), Inc. Management Incentive
Plan

     The Amended and Restated Mueller Holdings (N.A.) Inc. Management Incentive Plan has been effective as of August 31, 2000. The following description of the plan is intended to be a summary and does not describe all provisions of the plan.

     Purpose of the Plan. The purpose of the plan is to promote the interests of us and its stockholders by:

     o attracting and retaining exceptional directors, consultants and executive personnel and other of our key and our subsidiaries;

     o motivating such individuals by means of performance related incentives to achieve longer range performance goals; and

     o enabling such individuals to participate in the long-term growth and financial success of us.

     Type of Awards. The plan provides for the grant of incentive stock options and non-qualified stock options.

     Administration of the Plan. The plan is administered by a committee or our board as a whole, if no committee is constituted. Subject to specified limitations, and in addition to other express powers and authorizations conferred on the committee, the committee has full power and authority to: designate participants; determine the type(s) of options to be granted; determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, options; determine the terms and conditions of any option and award agreement; determine the extent to which options may be settled or exercised, or canceled, forfeited or suspended and the method(s) by which options may be settled, exercised, canceled, forfeited or suspended; determine the extent to which amounts issued or payable with respect to an option will be deferred; determine the extent to which amounts issued or payable with respect to an option will be subject to restrictions on transfer, assignment, pledge or other disposition or alienation and the nature of such restrictions; interpret and administer the plan and any instrument or agreement relating to, or option made under, the plan; establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the plan; and make any other determination and take any other action that the committee deems necessary or desirable for the administration of the plan.

     Eligibility. Any individual, including any officer, director or consultant of us or any of our subsidiaries, is eligible to be designated a participant. Subject to adjustment, no employee may be granted in any calendar year options covering more than 3,750,000 shares of our common stock.

     Number of Authorized Shares. We have authorized a maximum of 15,000,000 shares of our common stock for participants under the plan, of which 14,607,769 have been granted and zero remain outstanding as of May 1, 2004. In addition, if any shares covered by an option granted under the plan (other than a substitute option), or with which an option relates, are forfeited, or if an option is settled for cash or otherwise terminates or is canceled without delivery of shares, then such shares will again become shares with respect to which options may be granted under the plan. Moreover, shares tendered in satisfaction of the exercise price of any option or any tax withholding obligation will again become shares with respect to which options may be granted under the plan. The committee may make specified adjustments relating to the plan or to outstanding options, or make provision for a cash payment to the holder of an outstanding option, to prevent dilution or enlargement of rights in the event of specified changes in our capitalization.

     Call Rights. We have certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by us or one of our subsidiaries, depending on the manner of termination.

     Vesting. Each award agreement contains terms concerning vesting, which the committee will determine in its sole discretion. In addition, the committee, in its sole discretion, may provide for the accelerated vesting of an option in the event of a "change of control" (as defined in the plan) of us.

     Amendment and Termination. Our board may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such action will be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory status or requirement with which the board deems it necessary or desirable to qualify or comply. Subject to the terms of the plan and applicable law, the committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any option, prospectively or retroactively, provided that any such action that would adversely affect the rights of a participant (or the holder or beneficiary of any option) will not be effective without the affected individual's consent.

     Upon the completion of the offering of the old notes and the related transactions, we cancelled all vested stock options and to grant shares of our common stock on a one-for-one basis. These shares are vested but will be subject to restrictions regarding their transferability.

     Mueller Holdings (N.A.), Inc. Direct Investment Program

     The Mueller Holdings (N.A.), Inc. Direct Investment Program has been effective as of August 31, 2000. The following description of the plan is intended to be a summary and does not describe all provisions of the plan.

     Purpose of the Plan. The purpose of the plan is to promote the interests of us and our stockholders by:

     o attracting and retaining exceptional executive personnel and other of our key employees and our subsidiaries;

     o aligning the interests of such employees with those of our equity investors; and

     o enabling such employees to participate in the long-term growth and financial success of us.

     Purchase of Shares. Each participant was entitled to purchase that number of shares of our common stock set forth by the plan. Pursuant to the plan, one-half of the shares purchased by each participant were purchased through non-recourse loans granted by us. In connection with the completion of the offering of old notes and the related transactions, all such participant loans were repaid in full.

     Administration. The plan is administered by a committee or our board as a whole, if no committee is constituted. Subject to specified limitations, and in addition to other express powers and authorizations conferred on the committee, the committee has full power and authority to designate participants; determine the number of shares to be covered by purchase agreements; determine the terms and conditions of any purchase agreement; determine the extent to which purchase agreements may be amended or terminated and shares purchased or otherwise acquired thereunder may be reacquired or transferred; interpret and administer the plan and any purchase agreement or other instrument or agreement relating to, or made under, the plan; establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the plan; and make any other determination and take any other action that the committee deems necessary or desirable for the administration of the plan.

     Participation. After our acquisition by the DLJ Merchant Banking funds, our named executive officers purchased 6,200,000 shares of our common stock pursuant to the plan, and on February 12, 2003, Dale Smith purchased an additional 476,244 shares of our common stock pursuant to the plan.

     Number of Authorized Shares. We have authorized a maximum of 10,000,000 shares of our common stock for participants under the plan, all of which have been purchased as of September 30, 2003. The committee may make specified adjustments relating to the plan or to existing purchase agreements to prevent dilution or enlargement of rights in the event of specified changes in our capitalization.

     Vesting and Call Rights. The shares purchased pursuant to the plan by any participant are fully vested, subject to our right to "call" shares if he or she is terminated by us or one of our subsidiaries, depending on the manner of termination. Any loans outstanding will become due in accordance with the terms of such loan.

     Amendment and Termination. Subject to any contractual restrictions affecting us, the board may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such action will be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the board deems it necessary or desirable to qualify or comply. The committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate any purchase agreement, prospectively or retroactively, provided that any such action that would adversely affect the rights of any participant will not to that extent be effective without the affected participant's consent.

Employee Agreements and Compensation Arrangements

     Dale Smith. We have entered into an executive employment agreement with Mr. Smith, our president and chief executive officer. The following is a description of the material terms of this agreement.

     Term. The term of the agreement commenced on August 16, 1999 for an initial term of three years thereafter, and it renews on each anniversary of the commencement date for an additional one-year period, unless Mr. Smith's employment is terminated earlier in accordance with the agreement.

     Base Salary, Bonus and Benefits. The agreement provides for an initial base salary of $300,000, as adjusted upward by an amount that at least reflects any cost of living increase, as determined by the consumer price index. For the current term of Mr. Smith's employment, his base salary is $350,000. Pursuant to the agreement, Mr. Smith participates in an annual bonus plan providing for an opportunity of not less than 36.0% of a performance based bonus pool established by our board of directors. Historically, performance has been measured by determining our earnings before interest, taxes, depreciation and amortization (as described in further detail in Mr. Smith's agreement); however, performance objectives may be modified by our board of directors. Mr. Smith is also entitled to participate in the employee benefit plans, programs and arrangements as are customarily accorded to our executives.

     Termination of Employment. The agreement provides that Mr. Smith's employment may terminate upon his death or total disability, by us with or without cause or by Mr. Smith if he experiences a constructive termination without cause. If we terminate Mr. Smith's employment without cause or if he is constructively terminated, then Mr. Smith is entitled to the following:

     o    continued payment of 18 months' base salary;

     o continued payment of 150.0% of his bonus for the fiscal year most recently ended prior to such termination (paid in equal installments during an 18-month period following such termination of employment);

     o vesting and exercisability with respect to any equity interest that Mr. Smith has in us (whether it be stock options to purchase shares of common stock or other equity);

     o the right to sell to us the equity interest described above and all shares previously acquired in connection with such equity interest at a price equal to the fair market value of such equity interest and such shares as of the date of sale; and

     o continued participation in benefits until the earlier of the 18-month anniversary of the date of Mr. Smith's termination of employment or such time as he is eligible to receive comparable benefits from subsequent employment or self-employment.

     At any time that Mr. Smith is due any payment because we terminate him without cause or he is constructively terminated, if the generic rating of our long-term unsecured debt is suspended, withdrawn or falls, and such event is not a result of any action taken or omitted to be taken by him during his employment with us, then an amount equal to all remaining payments due to Mr. Smith will be paid within 30 days of such event.

     Confidentiality. Under the agreement, Mr. Smith has agreed to maintain the confidentiality of certain of our information at all times during his employment and thereafter, unless he obtains the prior written consent of our board of directors.

     Non-competition and Non-solicitation. Under the agreement, Mr. Smith has agreed not to compete with us during his employment and for 18 months after any termination of his employment. Mr. Smith has also agreed not to solicit any of our employees or agents for or on behalf of any competitor for 18 months after any termination of his employment. If Mr. Smith violates the foregoing non-competition or non-solicitation provisions of his agreement, or if a court rules that these restrictions are not enforceable at any time at which they would have otherwise applied, then Mr. Smith will not be entitled to any of the amounts paid or payable in respect of the period that the restrictions are not observed or during which the restrictions are ruled to be unenforceable.

     George Bukuras. We have entered into an employment agreement with Mr. Bukuras, our vice president, general counsel and secretary. The following is a description of the material terms of this agreement.

     Term. The term of this agreement commenced on February 1, 2003 for an initial term of one year thereafter, and it renews on each anniversary of the commencement date for an additional one-year period, unless Mr. Bukuras' employment is terminated earlier in accordance with the agreement.

     Base Salary, Bonus and Benefits. The agreement provides for a base salary of at least $200,000. Pursuant to the agreement, Mr. Bukuras receives an annual bonus, payable at the conclusion of each fiscal year, equivalent to at least 5% of the bonus pool applicable to compensate our executive management. This bonus pool is the same as the pool described above under "--Dale Smith--Base Salary, Bonus and Benefits." Mr. Bukuras is also entitled to participate in all fringe benefits made available to employees generally and employees of a class including him, and to the use of a company owned automobile. Notwithstanding the foregoing, he is not eligible to participate in certain "change of control" benefits, as described further in "--Termination of Employment."

     Termination of Employment. The agreement provides that if Mr. Bukuras is terminated by us for any reason other than for cause, by voluntary resignation for good reason or by mutual written agreement of the parties, then he will be entitled to a lump-sum severance payment in an amount equal to the sum of:

     o    18 months' base salary; and

     o 150.0% of the bonus paid or payable to him for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs.

     Any payment of such severance is conditioned upon Mr. Bukuras' execution of a release of claims against us. This severance benefit is in lieu of any benefits that may be provided to other members of our management team in connection with a change of control of us, including any special severance arrangements, grants of additional stock options, the acceleration of stock option vesting, the issuance of shares of our common stock or the like.

     Confidentiality. Under the agreement, Mr. Bukuras has agreed to maintain the confidentiality of certain of our information at all times during his employment and for three years thereafter.

     Non-competition. Under the agreement, Mr. Bukuras has agreed not to compete with us anywhere in the United States or Canada during the term of the agreement and for one year after his termination of employment, so long as we abide by the termination and compensation provisions of the agreement.

     Mueller Group, Inc. Key Employee Severance Plan. Effective as of March 1, 2003, we implemented a key employee severance plan, under which Mr. Fish is an eligible employee. Under the plan, an eligible employee will receive severance pay:

     o if he or she is terminated by us because of a lack of work, the elimination of his or her position or any other reason other than for "cause" (as defined in the plan); or

     o if he or she resigns as a result of a "constructive termination without cause" (as defined in the plan),

in either case where such termination of employment occurs within 12 months following a "change of control" (as defined in the plan) of us. Severance pay will equal 18 months of the eligible employee's annual base salary, at the rate in effect on the effective date of his or her termination of employment, and will be made in equal monthly installments commencing on the first payroll date after the effective date of his or her termination of employment. Severance pay will generally be reduced by any other severance benefits, pay in lieu of notice or other similar benefits payable to the eligible employee from or on behalf of us. If we rehire a person receiving severance pay under the plan, then such pay will cease immediately. The provision of severance pay is conditioned upon the eligible employee's execution of a release of claims against us in the form provided by us.

Director Compensation

     None of our directors receive compensation for their services except Vincent Sarni, an independent director. Mr. Sarni receives an annual fee of $20,000, payable in equal quarterly installments, and he is reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service as a director. Mr. Sarni was also granted options to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share pursuant to the

Amended and Restated Mueller Holdings (N.A.), Inc. Management Incentive Plan. These options vested in connection with the recapitalization and were cancelled and restricted stock was issued to Mr. Sarni.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our Class A voting common stock as of May 24, 2004 by (1) any person or group who beneficially owns more than five percent of our common stock, (2) each of our directors and executive officers and (3) all directors and executive officers as a group.

     In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to options or conversion rights that are exercisable within 60 days of May 24, 2004. Shares issuable pursuant to options or conversion rights are deemed outstanding in computing the percentage held by the person holding the warrants but are not deemed outstanding in computing the percentage held by any other person.

                                                           Number of Shares of Class A     Percentage of Outstanding
                Name of Beneficial Owner                 Common Stock Beneficially Owned      Class A Common Stock
------------------------------------------------------  ---------------------------------  ---------------------------
DLJ Merchant Banking Partners II, L.P. and related
   investors.........................................                 190,295,733 (1)                      87.3%
Dale Smith...........................................                   9,226,244                           7.0%
Darrell Jean.........................................                   1,357,500                           1.0%
George Bukuras.......................................                     150,000                              *
Thomas Fish..........................................                   1,457,500                              *
Doyce Gaskin.........................................                   1,207,500                              *
Thompson Dean(2)
   c/o DLJ Merchant Banking Inc.
   11 Madison Avenue
   New York, New York 10010..........................                           -                              *
Vincent Sarni
   Country Club Road
   Box 84
   Rector, PA 15677..................................                      50,000                              *
David Wittels(2)
   c/o DLJ Merchant Banking Inc.
   11 Madison Avenue
   New York, New York 10010..........................                           -                              *
All directors and executive officers as a group (8
   persons)..........................................                  13,448,744                          10.2%

---------
* Less than 1%.

(1) Consists of 103,431,106 shares of Class A common stock and 86,864,627 shares of Class B convertible non-voting common stock convertible to Class A common stock within 60 days held directly by DLJ Merchant Banking Partners II, L.P. and the following related investors: DLJ Investment Partners L.P.; DLJ Investment Partners II, L.P.; DLJ Merchant Banking Partners II-A, L.P.; DLJ Offshore Partners II, C.V.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ First ESC L.P.; DLJ EAB Partners, L.P.; DLJIP II Holdings, L.P.; and DLJ ESC II, L.P. See "Certain Relationships and Related Party Transactions" and "Plan of Distribution." The address of each of these investors is 11 Madison Avenue, New York, New York 10010, except that the address of DLJ Offshore Partners II is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2) Messrs. Dean and Wittels are officers in the Private Equity Group of Credit Suisse First Boston, of which the DLJ Merchant Banking funds and DLJ Investment Partner funds are a part. Shares shown for Messrs. Dean and Wittels exclude shares shown as held by the DLJ Merchant Banking funds and the DLJ Investment Partners funds, as to which they disclaim beneficial ownership.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Financial Advisory Fees and Agreements

     Credit Suisse First Boston LLC ("CSFB"), an affiliate of the DLJ Merchant Banking funds, has and will receive customary fees and reimbursement of expenses in connection with the arrangement and syndication of our senior credit facility and as a lender and agent thereunder.

     We have agreed to pay CSFB an annual advisory fee of $500,000 in connection with an exclusive financial advisory agreement. This agreement will terminate at the earlier of August 2004 and the date that DLJ Merchant Banking funds no longer own in aggregate more than 50.0% of our equity, unless extended. The financial advisory agreement has been assigned by CSFB to DLJ Merchant Banking II, Inc., and the parties to the financial advisory agreement expect to renew it upon expiration. CSFB was also one of the initial purchasers of the old notes and Mueller Group's notes. The aggregate amount of all fees payable to CSFB-affiliated entities in connection with these arrangements was approximately $0.5 million, $4.5 million, $0.9 million and $19.8 million (including CSFB's share of the initial purchasers' discount) in 2001, 2002, 2003 and 2004 to date.

     We and our subsidiaries may from time to time enter into other investment banking relationships with CSFB or one of its affiliates pursuant to which CSFB will receive customary fees and will be entitled to reimbursement for all related reasonable disbursements and out-of-pocket expenses. We expect that any arrangement will include provisions for the indemnification of CSFB against a variety of liabilities, including liabilities under the federal securities laws.

     In addition, in the first quarter of 2004, we redeemed $50 million of Mueller Group's senior subordinated notes due 2009. Affiliates of CSFB owned approximately 66.9% of such senior subordinated notes and received a $4.7 million prepayment premium in connection with the redemption.

Our Preferred Stock

     In August 1999, we issued an aggregate of $50.0 million liquidation preference of preferred stock to DLJ Merchant Banking funds, which in May 2000 sold the preferred stock to DLJ Investment Partners II, L.P., an affiliate of the DLJ Merchant Banking funds. DLJ Investment Partners subsequently sold a portion of such stock. As of April 23, 2004, the aggregate liquidation preference of the preferred stock with accrued dividends was $105.6 million. We used the net proceeds of the distribution we received from the Mueller Group offerings and credit facility borrowings to redeem our preferred stock. See "Use of Proceeds".

Investors' Agreement

     We, the DLJ Merchant Banking funds, certain other institutional investors and our management shareholders have entered into an investors' agreement. The investors' agreement provides that any person acquiring shares of our common stock who is required by the investors' agreement or by any other agreement or plan of ours to become a party to the investors' agreement will execute an agreement to be bound by the investors' agreement.

     The terms of the investors' agreement restricts transfers of our shares of capital stock by the DLJ Merchant Banking funds, the institutional investors, the management shareholders and any future shareholders party to the agreement. The agreement permits:

     o the other shareholders to participate in specified sales of shares of capital stock by the DLJ Merchant Banking funds;

     o the DLJ Merchant Banking funds to require the other shareholders to sell shares of capital stock in specified circumstances should the DLJ Merchant Banking funds choose to sell any shares owned by them; and

     o    the shareholders to have specified registration rights.

     The investors' agreement also provides that we will indemnify the parties against specified liabilities, including liabilities under the Securities Act. In addition, the investors' agreement provides that the DLJ Merchant Banking funds have the right to appoint four of the five members of our board of directors and the other member will be our Chief Executive Officer. DLJ Merchant Banking funds also have the right to increase the number of our directors from five to seven and to designate the two additional directors.

Indebtedness of Management

     Under the Mueller Holdings (N.A.), Inc. Direct Investment Plan, certain employees, including the named executive officers, were allowed to purchase shares of our common stock at a price equal to the fair value at the time of purchase. Pursuant to the plan, one-half of the shares purchased by each participant were purchased through non-recourse loans granted by us. Such loans are repayable in full on the eighth anniversary of the loan date, subject to earlier repayment as set forth in the promissory note and pledge relating to such loan, and accrue interest at 8.5% per annum, payable upon repayment of the loan. The loans were repaid in connection with the offering of old notes. Since October 1, 2002, the following named executive officers received such loans, including accrued interest as of April 15, 2004:

                                                   Largest aggregate amount of
                                                     loans outstanding since
                          Name                           October 1, 2002
------------------------------------------------   ----------------------------
Dale Smith....................................              $3,362,307
Darrell Jean..................................                 268,985
George Bukuras................................                  33,623
Thomas Fish...................................                 336,231
Doyce Gaskin..................................                 168,115


See "Executive Compensation--Stock Option and Incentive Plans--Mueller Holdings (N.A.), Inc. Direct Investment Program." All such loans were repaid in full in April 2004. See "--Proceeds of the Old Notes Offering."

Proceeds of the Old Notes Offering

     In connection with the old notes offering and the related transactions, holders of our common stock received $1.91 per share and holders of our options received the excess of the per share dividend to our common stockholders over the exercise price of their options. As a result, the named executive officers received approximately $18.7 million of the proceeds, including $13 million, $1.6 million, $0.2 million, $1.7 million and $1.3 million for Messrs. Smith, Jean, Bukuras, Fish and Gaskin, respectively. The named executive officers repaid an aggregate of $3.1 million in principal and $1.1 million in accrued interest as of April 15, 2004 for loans made by us to help them purchase our common stock with a portion of the proceeds received by them. See "--Indebtedness of Management."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following descriptions are summaries of the material terms of the agreements governing our material indebtedness. The summaries may not contain all the information that is important to you. To fully understand these agreements, you should carefully read each of them, copies of which have been filed with the SEC. The following description is qualified in its entirety by reference to those agreements.

Senior Credit Facility

     We amended and restated Mueller Group's credit facility in connection with Mueller Group's offering of its notes on April 23, 2004. The credit facility includes (1) a $545.0 million term loan facility and (2) a $80.0 million revolving credit facility, which provides for loans and under which letters of credit may be issued. As of March 27, 2004, we had obtained $18.4 million in letters of credit, which reduces availability for borrowings thereunder, and borrowed $9.2 million under our revolving credit facility. The revolving credit facility will terminate April 23, 2009, and the term loan will mature April 23, 2011. The revolving credit facility and/or the term loan facility is subject to a potential, although uncommitted, increase of up to an aggregate of $50.0 million at our request at any time prior to maturity. In addition, although uncommitted, a sub-facility may be made available to one or more of our restricted foreign subsidiaries in an aggregate principal amount of up $30.0 million or the foreign currency equivalent thereof. The increase and the additional foreign currency sub-facility will only be available if one or more financial institutions agree to provide them.

     Loans under the credit facility bear interest, at our option, at:

     o initially, the reserve adjusted LIBOR rate plus 3.25% or the alternate base rate plus 2.00% for borrowings under the revolving credit facility; and

     o the reserve adjusted LIBOR rate plus 3.25% or the alternate base rate plus 2.00% for term loans.

     Mueller Group will pay commitment fees at a rate equal to 0.50% per year on the unused portion of the revolving credit facility. These fees will be payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. Beginning after delivery of a compliance certificate to the lenders for the third fiscal quarter of 2004, the applicable margin for revolving credit loans and the applicable commitment fees will be determined based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of Mueller and its subsidiaries (each as defined in the new credit facility).

     Mueller Group will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at a rate per year equal to (1) in the case of standby letters of credit, the then existing applicable LIBOR rate margin for revolving credit loans and (2) in the case of commercial letters of credit, 1.25%, which is shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

     The term facility is subject to the following amortization schedule:

                                                      Term Loan Amortization
Year                                                              (%)
----------------------------------------------------- ----------------------
1 ...................................................              1
2 ...................................................              1
3 ...................................................              1
4 ...................................................              1
5 ...................................................              1
6 ...................................................              1
7 ...................................................             94
                                                      ----------------------
                                                                 100%

     The credit facility is subject to mandatory prepayment:

     o with the net cash proceeds of the sale or other disposition of any property or assets of, or receipt of casualty proceeds by, Mueller Group and its subsidiaries, subject to specified exceptions;

     o with the net cash proceeds received from issuances of debt securities by Mueller Group and its subsidiaries, subject to specified exceptions;

     o with 50.0% of excess cash flow, as defined in the new credit facility, for each fiscal year, subject to specified exceptions; and

     o with 50% of net cash proceeds received from issuances of equity securities by us, subject to specified exceptions.

     All mandatory prepayment amounts will be applied first pro rata to the prepayment of the term facilities to reduce the remaining amortization payments in direct order of maturity and thereafter to the prepayment of outstanding borrowings under the revolving credit facility.

     We, and all of Mueller Group's direct and indirect domestic restricted subsidiaries are guarantors of the credit facility. Mueller Group's obligations under the credit facility are secured by:

     o a first priority perfected lien on substantially all of Mueller Group's and the subsidiary guarantors' existing and after-acquired personal property, a pledge of all of Mueller Group's stock and all of the stock of all of Mueller Group's existing or future domestic subsidiaries and no more than 65% of the voting stock of any foreign subsidiary held by Mueller Group or a subsidiary guarantor and a pledge of all intercompany indebtedness in favor of Mueller Group's or any subsidiary guarantor;

     o first-priority perfected liens on all of Mueller Group's and the subsidiary guarantors' material existing and after-acquired real property fee interest, subject to customary permitted liens described in the new credit facility; and

     o a negative pledge on all of our and our restricted subsidiaries' assets.

     The credit facility contains customary covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

     o    limitations on other indebtedness, liens, investments and guarantees,

     o restrictions on dividends and redemptions of our capital stock, prepayments and redemptions of subordinated debt and voluntary prepayments and redemptions of secured notes,

     o    limitations on capital expenditures, and

     o restrictions on mergers and acquisitions, sales of assets, sale and leaseback transactions and transactions with affiliates.

     The credit facility also contains financial covenants requiring Mueller Group to maintain:

     o    minimum coverage of interest expense

     o    minimum coverage of fixed charges, and

     o    a maximum leverage ratio.

     Borrowings under the credit facility are subject to significant conditions, including compliance with the financial ratios included in the credit facility and the absence of any material adverse change. See "Risk Factors--Risks Relating to Our Debt."

Secured Notes

     On April 23, 2004, Mueller Group issued $100.0 million aggregate principal amount of second priority senior secured floating rate notes. Interest on the secured notes is payable at a rate equal to three month LIBOR, which is reset quarterly, plus 4.75% on February 1, May 1, August 1 and November 1 of each year, commencing August 1, 2004. The interest rate for the first interest period ending August 1, 2004 will be 5.89% per annum. The secured notes will mature on November 1, 2011.

     The secured notes are subject to redemption, in whole or in part, at Mueller Group's option, at any time on or after November 1, 2005 at the redemption prices set forth below plus accrued and unpaid interest, thereon to the applicable redemption date, if redeemed during the twelve month period commencing on November 1 in the years set forth below:

Period                                                          Redemption Price
--------------------------------------------------------------  ----------------
November 1, 2005 through October 31, 2006.....................      102.000%
November 1, 2006 through October 31, 2007.....................      101.000%
November 1, 2007 and thereafter...............................      100.000%

     In addition, on or prior to November 1, 2005, Mueller Group may redeem up to 35% of the aggregate principal amount of the secured notes originally issued at a redemption price equal to 100% of their principal amount plus a premium equal to the then applicable interest rate on such notes with the proceeds of public equity offerings.

     Holders have the option of requiring Mueller Group to repurchase the secured notes upon a change of control at a repurchase price equal to 101% of the principal amount plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Mueller Group does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase the secured notes at a repurchase price equal to 100% of the aggregate principal amount of the secured notes plus accrued and unpaid interest.

     The secured notes are jointly and severally guaranteed by all of Mueller Group's existing domestic restricted subsidiaries and all future wholly owned domestic restricted subsidiaries that guarantee the credit facility. Mueller Group's obligations under the secured notes will be secured by second priority liens, subject to certain exceptions and permitted liens, on the collateral securing Mueller Group's senior credit facility.

     The indenture governing the secured notes restricts the ability of Mueller Group and its subsidiaries to:

     o    incur additional indebtedness;

     o    create liens;

     o    engage in sale-leaseback transactions;

     o pay dividends or make distributions in respect of capital stock, including us;

     o    purchase or redeem capital stock;

     o    make investments or restricted payments;

     o enter into agreements that restrict the ability of its subsidiaries, to make dividends or loans, transfer assets or repay debt to Mueller Group;

     o    sell assets;

     o    enter into transactions with stockholders or affiliates, including us;
          or

     o    effect a consolidation or merger.


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


     The indenture governing in the secured notes provides that if Mueller Group's total senior leverage ratio is greater than 5.0 to 1 as of the last day of any fiscal quarter beginning with the first full fiscal quarter ending after the date of the indenture governing the secured notes, then the interest rate on the secured notes will be increased by 2.0%; provided, however, that such increase will cease to be effective if at any time after such increase, Mueller Group's total senior leverage ratio is less than or equal to 5.0 to 1. Maintenance of a total senior leverage ratio greater than 6.0 to 1 at all times for a period of at least eight consecutive fiscal quarters will result in an event of default under the indenture governing the secured notes.

     The secured notes include customary events of default, including failure to pay principal and interest on the secured notes, a failure to comply with covenants, a failure by Mueller Group or its restricted subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Mueller Group and its restricted subsidiaries.

Subordinated Notes

     On April 23, 2004, Mueller Group issued $315.0 million aggregate principal amount of 10% subordinated notes which will mature in 2012. Interest on the subordinated notes is payable in cash on May 1 and November 1 of each year, beginning on November 1, 2004.

     The subordinated notes are subject to redemption, in whole or in part, at Mueller Group's option, at any time on or after May 1, 2008 at the redemption prices set forth below plus accrued and unpaid interest, thereon to the applicable redemption date, if redeemed during the twelve month period commencing on May 1 in the years set forth below:

Period                                                          Redemption Price
--------------------------------------------------------------  ----------------
2008..........................................................      105.000%
2009..........................................................      102.500%
2010 and thereafter...........................................      100.000%

     In addition, prior to May 1, 2007, Mueller Group may redeem up to 35% of the aggregate principal amount of the subordinated notes originally issued at a redemption price of 110.000% with the proceeds of public equity offerings.

     Holders have the option of requiring Mueller Group to repurchase the subordinated notes upon a change of control at a repurchase price equal to 101% of the principal amount plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Mueller Group does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase the subordinated notes at a repurchase price equal to 100% of the aggregate principal amount of the subordinated notes plus accrued and unpaid interest.

     The subordinated notes are jointly and severally guaranteed on an unsecured, senior subordinated basis by all of Mueller Group's existing domestic restricted subsidiaries and all future wholly owned domestic restricted subsidiaries that guarantee the new credit facility.

     The indenture governing the senior subordinated notes restricts the ability of Mueller Group and its subsidiaries, to:

     o    incur additional indebtedness;

     o    create liens;

     o    engage in sale-leaseback transactions;

     o pay dividends or make distributions in respect of capital stock, including us;

     o    purchase or redeem capital stock;


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


     o    make investments or restricted payments;

     o enter into agreements that restrict the ability of its subsidiaries, to make dividends or loans, transfer assets or repay debt to Mueller Group;

     o    sell assets;

     o    enter into transactions with stockholders or affiliates, including us;
          or

     o    effect a consolidation or merger.

     The subordinated notes include customary events of default, including failure to pay principal and interest on the subordinated notes, a failure to comply with covenants, a failure by Mueller Group or its restricted subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Mueller Group and its restricted subsidiaries.

                              DESCRIPTION OF NOTES

     The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Mueller Holdings" refers only to Mueller Holdings (N.A.), Inc. and not to any of its Subsidiaries.

     All of the notes to be issued in exchange for the old notes will be issued pursuant to an indenture between Mueller Holdings (N.A.), Inc. and Law Debenture Trust Company of New York, as trustee, dated as of April 29, 2004. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all those terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The new notes and old notes will constitute a single series for all purposes under the indenture.

     The following description is a summary of the material provisions of the indenture. It is not complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain terms used below. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part.

General

     The notes will:

     o    be general unsecured obligations of Mueller Holdings;

     o rank equally in right of payment with all existing and future senior Indebtedness of Mueller Holdings;

     o effectively rank junior to all secured debt of Mueller Holdings including its guarantee of Mueller Group's Credit Facility; and

     o rank senior in right of payment to all future subordinated Indebtedness of Mueller Holdings.

     The operations of Mueller Holdings are conducted through its Subsidiaries and, therefore, Mueller Holdings depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. Mueller Group's Credit Agreement, Secured Notes and Senior Subordinated Notes restrict its ability to pay dividends or make other distributions to Mueller Holdings. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Mueller Holdings' Subsidiaries including Mueller Group's Credit Facility and the Senior Subordinated Notes and the Senior Secured Notes of Mueller Group. Any right of Mueller Holdings to receive assets of any of its Subsidiaries upon the Subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors and preferred stockholders, except to the extent that Mueller Holdings is itself recognized as a creditor of the Subsidiary, in which case the claims of Mueller Holdings would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by Mueller Holdings. As of March 27, 2004 and after giving effect to the Offering and the Mueller Offerings, Mueller Holdings' Subsidiaries would have had approximately $971.5 million of Indebtedness and $147.8 million of trade payables and other liabilities outstanding. Although the indenture will limit the incurrence of Indebtedness and preferred stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture will not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "Risk Factors."

     As of the date of this prospectus, all of our Subsidiaries with the exception of Anvil International LLC and Nipples el Superior de Mexico S.A. de C.V., which have no assets and do not contribute to operating income, will be Restricted Subsidiaries. However, so long as we satisfy the conditions described in the definition of "Unrestricted Subsidiary," we will be permitted to designate current or future Subsidiaries as "Unrestricted" Subsidiaries that are not subject to the restrictive covenants included in the indenture. We have designated Anvil International LLC and Nipples el Superior de Mexico S.A. de C.V. as Unrestricted Subsidiaries.


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


Principal, Maturity and Interest

     Mueller Holdings issued $223.0 million in aggregate principal amount at maturity of notes in the Offering. The notes will mature on April 15, 2014. In addition, additional notes in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under "Certain Covenants--Limitations on Incurrence of Additional Indebtedness." The notes and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture. References to notes below refer to all of them, unless the context otherwise requires.

     No cash interest will accrue on the notes prior to April 15, 2009, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. The accreted value of each note will increase from April 29, 2004 until April 15, 2009, at a rate of 14 3/4% per annum, compounded semi-annually, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on April 15, 2009. Cash interest will accrue on the notes at a rate of 14 3/4% per annum from April 15, 2009, or from the most recent date to which interest has been paid, and will be paid semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2009, to the holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment date. Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

     We will pay principal of, premium, if any, and interest and additional interest, if any, on the notes:

     o at the office or agency we maintain for that purpose within the City and State of New York;

     o or, at our option, by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes;

     o however, all payments with respect to notes represented by one or more permanent Global Notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto.

     Until we designate another office or agency, our office or agency in New York will be the office of the trustee maintained for that purpose.

Optional Redemption

     On and after April 15, 2009, the notes will be subject to redemption at any time at the option of Mueller Holdings, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of the principal amount at maturity thereof) set forth below, plus accrued and unpaid interest and additional interest, if any, thereon to the applicable redemption date, if redeemed during the twelve month period beginning on April 15 of the years indicated below:

Year                                                                Percentage
------------------------------------------------------------------  ------------
2009..............................................................      107.375%
2010..............................................................      104.917%
2011..............................................................      102.458%
2012 and thereafter...............................................      100.000%

     In addition to the foregoing, on or prior to April 15, 2007, Mueller Holdings may redeem up to 35% of the aggregate principal amount of notes from time to time originally issued under the indenture in cash at a redemption price of 114.75% of the Accreted Value thereof, plus accrued and unpaid additional interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount at maturity of notes from time to time originally issued under the indenture remains outstanding immediately after the occurrence of the redemption; and

     (2) the redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering.


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


Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption as follows:

     (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

     (2)  if the notes are not so listed, on a pro rata basis;

provided that no notes of $1,000 principal amount at maturity or less shall be redeemed in part.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

     Mueller Holdings is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

   Change of Control

     Upon the occurrence of a Change of Control, each holder of notes will have the right to require Mueller Holdings to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple thereof) of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the date of repurchase (or if such Change of Control Offer is prior to the Full Accretion Date, 101% of the Accreted Value thereof on the date of repurchase, plus accrued and unpaid additional interest, if any, thereon to the date of repurchase) (the "Change of Control Payment"). Within 90 days following any Change of Control, Mueller Holdings will, or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in that notice. Mueller Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Mueller Holdings will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

     On the Change of Control Payment Date, Mueller Holdings will, to the extent lawful:

     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Mueller Holdings.

     The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for that holder's notes, and the trustee will promptly authenticate and mail or cause to be transferred by book-entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

     The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Mueller Holdings will either repay all outstanding Indebtedness of its Subsidiaries or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness of its Subsidiaries to permit the repurchase of notes required by this covenant. The indenture requires Mueller Holdings to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Mueller Holdings repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We do not have, and may not in the future have, any assets other than ownership interests in Mueller Group. As a result, our ability to repurchase all or any part of the notes upon the occurrence of a Change of Control will be dependent upon the receipt of dividends or other distributions from our direct and indirect subsidiaries. The Credit Agreement, the Secured Notes and the Subordinated Notes restrict Mueller Group from paying dividends and making any other distributions to us. If we do not obtain the consent of the lenders under agreements governing outstanding indebtedness of our subsidiaries to permit the repurchase of the notes, we will likely not have the financial resources to purchase notes upon the occurrence of a Change of Control and our subsidiaries will be restricted by the terms of such indebtedness from paying dividends to us or otherwise lending or distributing funds to us for the purpose of such purchase. In any event, there can be no assurance that our subsidiaries will have the resources available to pay such dividend or make any such distribution. Furthermore, the Credit Agreement provides that certain change of control events will constitute a default thereunder and the Secured Notes and Subordinated Notes Indentures provides that, in the event of a change of control triggering event, Mueller Group will be required to offer to repurchase the Secured Notes and Subordinated Notes at the price specified therefor within 60 days or 75 days of the change of control event, respectively. Our failure to make a change of control offer when required or to purchase tendered notes when tendered would constitute an event of default under the notes.

     Mueller Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Mueller Holdings and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

     "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Mueller Holdings and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange
          Act), other than the Principals and their Related Parties;

     (2) the adoption of a plan for the liquidation or dissolution of Mueller Holdings;

     (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange
          Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of Mueller Holdings; or

     (4) the first day on which a majority of the members of the board of directors of Mueller Holdings are not Continuing Members.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Mueller Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Mueller Holdings to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mueller Holdings and its Subsidiaries taken as a whole to another person or group may be uncertain.

     "Continuing Members" means, as of any date of determination, any member of the board of directors of Mueller Holdings who:

     (1) was a member of Mueller Holdings' board of directors on the date of the Indenture; or

     (2) was nominated for election or elected to Mueller Holdings' board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of Mueller Holdings' board of directors at the time of that nomination or election.

Asset Sales

     The indenture provides that Mueller Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) Mueller Holdings or the Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration therefor received by Mueller Holdings or the Restricted Subsidiary is in the form of:

          (a)  cash or Cash Equivalents; or

          (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Mueller Holdings or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

     For the purposes of this provision, each of the following shall be deemed to be cash:

               (i) any liabilities, as shown on Mueller Holdings' or the Restricted Subsidiary's most recent balance sheet, of Mueller Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Mueller Holdings or the Restricted Subsidiary from further liability;

               (ii) any securities, notes or other obligations received by Mueller Holdings or the Restricted Subsidiary from the transferee that are converted by Mueller Holdings or the Restricted Subsidiary into cash or Cash Equivalents within 180 days of their receipt by Mueller Holdings of the Restricted Subsidiary, but only to the extent of the cash or Cash Equivalents received; and

               (iii) any Designated Noncash Consideration received by Mueller Holdings or any of its Restricted Subsidiaries in that Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of that Designated Noncash Consideration, with the fair market value of each item of Designated Noncash


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


                       Consideration being measured at the time received and without giving effect to subsequent changes in value.

The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (i), (ii) and (iii) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Mueller Holdings or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds, at its option, to:

     (1) repay or purchase Indebtedness of Mueller Holdings or any Restricted Subsidiary, as the case may be,

          provided that if Mueller Holdings shall so repay or purchase Indebtedness of Mueller Holdings that is not secured by liens on any assets of Mueller Holdings or any of its Subsidiaries;

          (a) it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable; or

          (b) if the notes may not then be redeemed, Mueller Holdings shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase at a purchase price equal to 100% of the Accreted Value of the notes, plus accrued and unpaid interest and additional interest, if any, thereon to the date of purchase, the notes that would otherwise be redeemed; or

     (2) (a) an investment in property, the making of a capital expenditure or the acquisition of assets that, in each case, are used or useful in a Permitted Business; or

          (b) the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if:

               (i) as a result of the acquisition by Mueller Holdings or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary; or

               (ii) the Investment in that Capital Stock is permitted by clause (6) of the definition of Permitted Investments.

Pending the final application of any Net Proceeds, Mueller Holdings may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Mueller Holdings will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the date of purchase (or, if such Asset Sale Offer is prior to the Full Accretion Date, 100% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest and additional interest, if any, thereon to the date of purchase), in accordance with the procedures set forth in the indenture.

     To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Mueller Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "--Selection and Notice." Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Mueller Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Mueller Holdings will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.


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


Certain Covenants

   Restricted Payments

     The indenture provides that Mueller Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Mueller Holdings' or any of its Restricted Subsidiaries' Equity Interests other than

          (a) dividends or distributions payable in Equity Interests other than Disqualified Stock of Mueller Holdings or

          (b) dividends or distributions payable to Mueller Holdings or any Wholly Owned Restricted Subsidiary of Mueller Holdings;

     (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Mueller Holdings other than any of those Equity Interests owned by Mueller Holdings or any Restricted Subsidiary of Mueller Holdings;

     (3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Mueller Holdings that is contractually subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

     (4)  make any Restricted Investment

(all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to that Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (2) Mueller Holdings would, immediately after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (3) that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Mueller Holdings and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (1) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (3)), (2) through (13),
          (15) and (16) of the next succeeding paragraph), is less than the sum, without duplication, of:

          (a) 50% of the Consolidated Net Income of Mueller Holdings for the period (taken as one accounting period) commencing January 1, 2004 to the end of Mueller Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of the deficit); plus

          (b) 100% of the Qualified Proceeds received by Mueller Holdings on or after the date of the indenture from contributions to Mueller Holdings' capital or from the issue or sale on or after the date of the indenture of Equity Interests of Mueller Holdings or of Disqualified Stock or convertible debt securities of Mueller Holdings to the extent that they have been converted into those Equity Interests, other than

               (i) Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Mueller Holdings and


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               (ii)   Disqualified Stock or convertible debt securities that
                      have been converted into Disqualified Stock; plus

          (c) the amount equal to the net reduction in Investments in Persons after the date of the indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from:

               (i) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Mueller Holdings or any Restricted Subsidiary from those Persons;

               (ii) Qualified Proceeds received upon the sale or liquidation of those Investments; and

               (iii) the redesignation of Unrestricted Subsidiaries (excluding any increase in the amount available for Restricted Payments pursuant to clause (11) below arising from the redesignation of that Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Mueller Holdings' equity interest in that Subsidiary, at the fair market value of the net assets of that Subsidiary at the time of that redesignation).

The foregoing provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, the payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Mueller Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Mueller Holdings) of other Equity Interests of Mueller Holdings (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

     (4)  payments and transactions in connection with

          (a) the Financial Advisory Agreement, not to exceed $500,000 in any one calendar year, and

          (b) the Offering, the Credit Agreement and the Mueller Offerings (including commitment, syndication and arrangement fees payable thereunder) and the application of the proceeds thereof, including to make a dividend or distribution to Mueller Holdings' equity holders, and the payment of fees and expenses with respect thereto;

     (5) the payment of dividends or the making of loans or advances by Mueller Holdings to Parent not to exceed $2.0 million in any fiscal year for costs and expenses incurred by Parent in its capacity as a holding company for services rendered by Parent on behalf of Mueller Holdings;

     (6) payments or distributions to Parent pursuant to any Tax Sharing Agreement;

     (7) the payment of dividends by a Restricted Subsidiary on any class of common stock of that Restricted Subsidiary if:

          (a) that dividend is paid pro rata to all holders of that class of common stock; and

          (b) at least 51% of that class of common stock is held by Mueller Holdings or one or more of its Restricted Subsidiaries;

     (8) the repurchase of any class of common stock of a Restricted Subsidiary if:


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


          (a) that repurchase is made pro rata with respect to that class of common stock; and

          (b) at least 51% of that class of common stock is held by Mueller Holdings or one or more of its Restricted Subsidiaries;

     (9) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Mueller Holdings or any Restricted Subsidiary issued on or after the date of the, indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

     (10) repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

     (11) any other Restricted Payment (other than a Restricted Payment of a type described in clause (1) of the first paragraph of this covenant) which, together with all other Restricted Payments made pursuant to this clause (11) since the date of the indenture, does not exceed $40.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (11) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Mueller Holdings' equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause (11); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

     (12) the pledge by Mueller Holdings of the Capital Stock of an Unrestricted Subsidiary of Mueller Holdings to secure Non-Recourse Debt of that Unrestricted Subsidiary;

     (13) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of:

          (a) the amount of cash and Cash Equivalents received by that Restricted Subsidiary from the issue or sale thereof; and

          (b) any accrued dividends thereon the payment of which would be permitted pursuant to clause (9) above;

     (14) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by Mueller Holdings on or after the date of the indenture from contributions to Mueller Holdings' capital or from the issue and sale on or after the date of the indenture of Equity Interests of Mueller Holdings or of Disqualified Stock or convertible debt securities to the extent they have been converted into that Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Mueller Holdings and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time that Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of those Qualified Proceeds (excluding any such Qualified Proceeds to the extent utilized to permit a prior "Restricted Payment" pursuant to clause (3)(b) of the preceding paragraph);

     (15) distributions or payments of Receivables Fees; and

     (16) the payment, on or about the date of the Indenture, of:

          (a) an amount equal to 101% of the liquidation amount thereof to the holders of Mueller Holdings' preferred stock as consideration for the repurchase thereof; and

          (b) an amount not to exceed (i) the net proceeds of the Offering and the Mueller Offerings and borrowings under the Credit Agreement on the date of the Subordinated Notes Indenture (less amounts thereof


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


               used to repay Indebtedness, to redeem preferred stock pursuant to clause (a) and pay related fees and expenses) plus (ii) any amounts distributed to the extent used to repay loans owed to Mueller Holdings or accrued interest thereon to holders of Mueller Holdings' Equity Interests, whether such amount is paid as a dividend, to repurchase such Equity Interests or in respect of options held by such holders.

     The board of directors of Mueller Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that designation, all outstanding Investments by Mueller Holdings and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Investments made at the time of that designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of

     (1) the net book value of that Investments at the time of that designation and

     (2) the fair market value of that Investments at the time of that designation.

     That designation will only be permitted if that Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of

     (1) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Mueller Holdings or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and

     (2) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Mueller Holdings of those Qualified Proceeds.

     The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Mueller Holdings whose resolution with respect thereto shall be delivered to the trustee.

     Not later than the date of making any Restricted Payment, Mueller Holdings shall deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

     The indenture provides that:

     (1) Mueller Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);

     (2) Mueller Holdings will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

     (3) Mueller Holdings will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

provided that Mueller Holdings or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Mueller Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred or that Disqualified Stock is issued would have been at least 2.1 to 1, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of that four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):


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


     (1) the incurrence by Mueller Holdings and its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Mueller Holdings and those Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (1) that remains outstanding under such Credit Facilities after giving effect to that incurrence does not exceed an amount equal to $665.0 million;

     (2) the incurrence by Mueller Holdings and its Restricted Subsidiaries of Existing Indebtedness;

     (3) the incurrence by Mueller Holdings of Indebtedness represented by the notes and the indenture and the incurrence by Mueller Group of the Secured Notes and Subordinated Notes and guarantees thereof by its Restricted Subsidiaries;

     (4) the incurrence by Mueller Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Mueller Holdings or that Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness to refund, refinance or replace such Indebtedness not to exceed $40.0 million outstanding after giving effect to that incurrence;

     (5) Indebtedness arising from agreements of Mueller Holdings or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that:

          (a) that Indebtedness is not reflected on the balance sheet of Mueller Holdings or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

          (b) in the case of a disposition, the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Mueller Holdings and/or that Restricted Subsidiary in connection with that disposition;

     (6) the incurrence by Mueller Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is then classified as having been incurred pursuant to the first paragraph of this covenant or by clauses (2), (3), (4), (6), (10) or (12) hereof;

     (7) the incurrence by Mueller Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Mueller Holdings and/or any of its Restricted Subsidiaries; provided that:

          (a) if Mueller Holdings is the obligor on that Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

          (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Mueller Holdings or a Restricted Subsidiary thereof and

               (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Mueller Holdings or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Mueller Holdings or that Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);


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


     (8) the incurrence by Mueller Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging;

          (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of this indenture to be outstanding; or

          (b)  exchange rate risk of that Person;

provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

     (9) the guarantee by Mueller Holdings or any of its Restricted Subsidiaries of Indebtedness of Mueller Holdings or a Restricted Subsidiary of Mueller Holdings that was permitted to be incurred by another provision of this covenant;

     (10) the incurrence by Mueller Holdings or any of its Restricted Subsidiaries of Acquired Indebtedness; provided that Mueller Holdings would have a higher Fixed Charge Coverage Ratio immediately after giving pro forma effect to such incurrence than the Fixed Charge Coverage Ratio immediately prior to such incurrence;

     (11) obligations in respect of trade letters of credit, performance and surety bonds and completion guarantees (including related letters of credit) provided by Mueller Holdings or any Restricted Subsidiary in the ordinary course of business; and

     (12) the incurrence by Mueller Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $20.0 million.

For purposes of determining compliance with this covenant:

o in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Mueller Holdings shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph hereof;

o Mueller Holdings may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that Mueller Holdings would be permitted to incur that item of Indebtedness (or that portion thereof) pursuant to that other clause or the first paragraph hereof, as the case may be, at the time of reclassification; and

o accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

   Liens

     The indenture provides that Mueller Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Mueller Holdings on any asset or property now owned or hereafter acquired by Mueller Holdings or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of Mueller Holdings, that Lien is subordinated to the Lien securing the notes to the same extent that subordinated Indebtedness is subordinated to the notes.


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


   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The indenture provides that Mueller Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) (a) pay dividends or make any other distributions to Mueller Holdings or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; or

          (b) pay any Indebtedness owed to Mueller Holdings or any of its Restricted Subsidiaries;

     (2) make loans or advances to Mueller Holdings or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to Mueller Holdings or any of its Restricted Subsidiaries.

     However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1)  Existing Indebtedness as in effect on the date of the indenture;

     (2) the Credit Agreement, the Secured Notes Indenture and the Subordinated Notes Indenture as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the restrictions contained in any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Credit Agreement, the Secured Notes Indenture or the Subordinated Notes Indenture are, in the good faith judgment of Mueller Holdings' board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the Credit Agreement, the Secured Notes Indenture and the Subordinated Notes Indenture, as applicable;

     (3)  the indenture and the notes;

     (4)  applicable law and any applicable rule, regulation or order;

     (5) any agreement or instrument of a Person acquired by Mueller Holdings or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent created in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, that Indebtedness was permitted by the terms of the indenture to be incurred;

     (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (5) above on the property so acquired;

     (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of that Subsidiary;

     (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of Mueller Holdings' board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;


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


     (10) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness;

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (12) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

     (13) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (14) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Mueller Holdings, are necessary or advisable to effect that Receivables Facility.

   Merger, Consolidation, or Sale of Assets

     The indenture provides that Mueller Holdings may not consolidate or merge with or into (whether or not Mueller Holdings is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

     (1) Mueller Holdings is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Mueller Holdings) or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia provided that if such Person is a limited liability company or partnership, a corporate Wholly Owned Restricted Subsidiary of such Person organized under the laws of the United States, any state thereof or the District of Columbia becomes a co-issuer of the notes in connection therewith;

     (2) the Person formed by or surviving any such consolidation or merger (if other than Mueller Holdings) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Mueller Holdings under the registration rights agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

     (3) immediately after that transaction no Default or Event of Default exists; and

     (4) Mueller Holdings or the Person formed by or surviving any such consolidation or merger (if other than Mueller Holdings), or to which that sale, assignment, transfer, conveyance or other disposition shall have been made

          (a) will, at the time of such transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or

          (b) would, together with its Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of Mueller Holdings and its Restricted Subsidiaries immediately prior to that transaction.

The foregoing clause (4) will not prohibit:

     (a) a merger between Mueller Holdings and a Wholly Owned Restricted Subsidiary of Parent created for the purpose of holding the Capital Stock of Mueller Holdings; or


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


          (b) a merger between Mueller and a Wholly Owned Restricted Subsidiary; or

          (c) a merger between Mueller Holdings and an Affiliate incorporated solely for the purpose of reincorporating or reorganizing Mueller Holdings in another State of the United States so long as, in each case, the amount of Indebtedness of Mueller Holdings and its Restricted Subsidiaries is not increased thereby.

     The indenture will provide that Mueller Holdings will not lease all or substantially all of its assets to any Person.

   Transactions with Affiliates

     The indenture provides that Mueller Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Mueller Holdings (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) that Affiliate Transaction is on terms that are no less favorable to Mueller Holdings or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by Mueller Holdings or that Restricted Subsidiary with an unrelated Person; and

     (2) Mueller Holdings delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions,

          (a) for transactions involving aggregate consideration in excess of $7.5 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that the relevant Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

          (b) for transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

     (1) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Mueller Holdings or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of Mueller Holdings or that Restricted Subsidiary;

     (2) transactions between or among Mueller Holdings and/or its Restricted Subsidiaries;

     (3) payments of customary fees by Mueller Holdings or any of its Restricted Subsidiaries to the Principals and their Affiliates made for any financial advisory, financing, underwriting or placement services (whether structured as a fee or as an underwriting discount) or in respect of other commercial or investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

     (4) any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;

     (5) payments and transactions in connection with the Credit Agreement (including commitment, syndication and arrangement fees payable thereunder), the Mueller Offerings and the Offering, including underwriting


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


          discounts and commissions in connection therewith, and the application of the proceeds of each, and the payment of fees and expenses with respect thereto;

     (6) Restricted Payments that are permitted by the provisions of the indenture described under the caption "--Restricted Payments" and any Permitted Investments;

     (7) sales of accounts receivable, or participation therein, in connection with any Receivables Facility;

     (8) any issuance or sale of Equity Interests (other than Disqualified Stock) of Mueller Holdings; and

     (9) transactions with joint ventures and Unrestricted Subsidiaries on an arm's length basis approved by the Board of Directors.

   Sale and Leaseback Transactions

     The indenture provides that Mueller Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Mueller Holdings or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

     (1) Mueller Holdings or that Restricted Subsidiary, as the case may be, could have:

          (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to that sale and leaseback transaction pursuant to the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (b) incurred a Lien to secure that Indebtedness pursuant to the covenant described under the caption "--Liens;"

     (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the trustee) of the property that is the subject of that sale and leaseback transaction; and

     (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Mueller Holdings applies the proceeds of that transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales."

   Reports

     The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Mueller Holdings will furnish to the holders of notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Mueller Holdings were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Mueller Holdings' certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if Mueller Holdings were required to file those reports, in each case, within the time periods specified in the SEC's rules and regulations.

     In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required rules and regulations of the SEC, Mueller Holdings will file a copy of all that information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.


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


     In addition, Mueller Holdings has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     The indenture provides that each of the following constitutes an Event of
Default:

     (1) default for 30 days in the payment when due of interest on, or additional interest with respect to, the notes;

     (2) default in payment when due of the principal of or premium, if any, on the notes;

     (3) failure by Mueller Holdings or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets;"

     (4) failure by Mueller Holdings for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Mueller Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Mueller Holdings or any of its Restricted Subsidiaries), whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default

          (a) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in that Indebtedness) (a "Payment Default"); or

          (b) results in the acceleration of that Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness of Mueller Holdings under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     (6) failure by Mueller Holdings or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and

     (7) certain events of bankruptcy or insolvency with respect to Mueller Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default (other than an Event of Default specified in clause
(7) above with respect to events of bankruptcy or insolvency with respect to Mueller Holdings or any Restricted Subsidiary that is a Significant Subsidiary) occurs and is continuing, the holders of at least 25% in principal amount of the then outstanding notes may direct the trustee to declare all the notes to be due and payable immediately. Upon any such acceleration, the notes shall become due and payable immediately.

     Notwithstanding the foregoing, in the case of an Event of Default specified in clause (7) above with respect to events of bankruptcy or insolvency with respect to Mueller Holdings or any Restricted Subsidiary that is a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.


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


     The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or additional interest, if any, that has become due solely because of the acceleration) have been cured or waived, provided that, in the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in that clause (5) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days of the date of that declaration and if:

     (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

     (2) all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     Mueller Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Mueller Holdings is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying that Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of Mueller Holdings shall have any liability for any obligations of Mueller Holdings under the notes or the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all that liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     Mueller Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the indenture ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and additional interest, if any, on those notes when those payments are due from the trust referred to below;

     (2) Mueller Holdings' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and Mueller Holdings' obligations in connection therewith; and

     (4)  the Legal Defeasance provisions of the indenture.


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


     In addition, Mueller Holdings may, at its option and at any time, elect to have its obligations with respect to certain covenants that are described in the indenture released ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment with respect to the notes, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

     (1) Mueller Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and additional interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Mueller Holdings must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, Mueller Holdings shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

          (a) Mueller Holdings has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon that opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, Mueller Holdings shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

     (5) that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Mueller Holdings or any of its Subsidiaries is a party or by which Mueller Holdings or any of its Subsidiaries is bound;

     (6) Mueller Holdings must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

     (7) Mueller Holdings must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Mueller Holdings with the intent of preferring the holders of notes over the other creditors of Mueller Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Mueller Holdings or others; and


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


     (8) Mueller Holdings must deliver to the trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Mueller Holdings may require a holder to pay any taxes and fees required by law or permitted by the indenture. Mueller Holdings is not required to transfer or exchange any note selected for redemption.

     Also, Mueller Holdings is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

     (1)  either:

          (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Mueller Holdings and thereafter repaid to Mueller Holdings or discharged from such trust) have been delivered to the trustee for cancellation or

          (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and Mueller Holdings has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness or the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Mueller Holdings directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

     (2) Mueller Holdings has paid all other sums payable under the indenture by Mueller Holdings.

     The trustee will acknowledge the satisfaction and discharge of the indenture if Mueller Holdings has delivered to the trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Amendment, Supplement and Waiver

     Except as provided below, the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes. Consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes shall be included for those purposes.

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

     (1) reduce the principal amount at maturity of notes whose holders must consent to an amendment, supplement or waiver;


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


     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption "--Repurchase at the Option of Holders");

     (3) reduce the rate of or extend the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or additional interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from that acceleration);

     (5)  make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults;

     (7) waive a redemption payment with respect to any note (other than the provisions described under the caption "--Repurchase at the Option of Holders"); or

     (8)  make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control" will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding if that amendment would materially adversely affect the rights of holders of notes.

     Notwithstanding the foregoing, without the consent of any holder of notes, Mueller Holdings, and the trustee may amend or supplement the indenture, or the notes:

     (1)  to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of Mueller Holdings' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Mueller Holdings;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

     (6)  to provide for guarantees of the notes; or

     (7)  to conform the Indenture or the Notes to this "Description of Notes."

Concerning the Trustee

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Mueller Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all those terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of Mueller Holdings to which Mueller Holdings or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

     "Accreted Value" means, as of any date of determination prior to the Full Accretion Date, the sum of (a) the initial offering price of each note of $493.596 per $1,000 principal amount at maturity and (b) the portion of the excess of the principal amount at maturity of each note over such initial offering price as shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at 14.75% per annum of the initial offering price of the notes, compounded semi-annually on each April 15 and October 15 from the date of issuance of the notes through the date of determination; provided that, on and after the Full Accretion Date, the Accreted Value of each note shall be equal to the principal amount at maturity of such note.

     "Acquired Indebtedness" means, with respect to any specified Person,

     (1) Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of that specified Person; and

     (2) Indebtedness secured by a Lien encumbering an asset acquired by that specified Person at the time that asset is acquired by that specified Person.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, that specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means:

     (1) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Mueller Holdings and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance, sale or transfer by Mueller Holdings or any of its Restricted Subsidiaries of Equity Interests of any of Mueller Holdings' Restricted Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions,

          (a)  that have a fair market value in excess of $5.0 million; or

          (b)  for net proceeds in excess of $5.0 million.

     Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

     (1)  dispositions in the ordinary course of business;


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


     (2) a disposition of assets by Mueller Holdings to a Restricted Subsidiary or by a Restricted Subsidiary to Mueller Holdings or to another Restricted Subsidiary;

     (3) a disposition of Equity Interests by a Restricted Subsidiary to Mueller Holdings or to another Restricted Subsidiary;

     (4) the sale and leaseback of any assets within 90 days of the acquisition thereof;

     (5)  foreclosures on assets;

     (6) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

     (7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

     (8) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments;" and

     (9) sales of accounts receivable, or participation therein, in connection with any Receivables Facility.

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP

     "Capital Stock" means:

     (1)  in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1)  Government Securities;

     (2) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Credit Agreement;

     (3) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Mueller Holdings) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

     (4) any bankers acceptances of money market deposit accounts issued by an Eligible Institution;


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


     (5) any fund investing exclusively in investments of the types described in clauses (1) through (4) above; and

     (6) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (5) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person and its Restricted Subsidiaries for that period plus, to the extent deducted in computing Consolidated Net Income,

     (1) provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

     (2)  Fixed Charges of that Person for that period;

     (3) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges, but excluding any other non-cash charge to the extent that it represents an accrual of or reserve for cash expenses that will be paid within twelve months after the date of determination, of that Person and its Restricted Subsidiaries for that period;

     (4)  net periodic pension and other post-retirement benefits;

     (5) other income or expense net as set forth on the face of that Person's statement of operations;

     (6)  any payments made pursuant to the Financial Advisory Agreement; and

     (7) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, any earn-out or similar expenses in connection with acquisitions or dispositions and financing and refinancing fees and costs incurred in connection with the Offering, the Mueller Offerings and related transactions, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

     (1) the interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

     (2) the consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

     Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income.


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     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

     (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

     (2) the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;

     (3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded; and

     (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Credit Agreement" means that certain Second Amended and Restated Credit Agreement, to be dated on or about April 23, 2004 among Mueller Group, various financial institutions party thereto, and Credit Suisse First Boston, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

     (1) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

     (2)  adding or deleting borrowers or guarantors thereunder,

     (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" or

     (4)  otherwise altering the terms and conditions thereof.

     "Credit Facilities" means, with respect to Mueller Holdings and its Restricted Subsidiaries, one or more debt facilities (including the Credit Agreement and any Foreign Credit Facility), commercial paper facilities, or indentures providing for revolving credit loans, term loans, notes, or other financing or letters of credit, or other credit facilities, in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Mueller Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of that valuation, executed by the principal executive officer and the principal financial officer of Mueller Holdings, less the amount of cash or Cash Equivalents received in connection with a sale of that Designated Noncash Consideration.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of that Person subject to the terms of any debt instrument to which that Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that (i) any Capital Stock that would


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constitute Disqualified Stock solely because the holders thereof have the right to require Mueller Holdings to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Mueller Holdings may not repurchase or redeem any such Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," (ii) if that Capital Stock is issued to any plan for the benefit of employees of Mueller Holdings or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Mueller Holdings in order to satisfy applicable statutory or regulatory obligations and (iii) any Capital Stock issued to Dale Smith that is subject to repurchase pursuant to the terms of his employment agreement upon termination of his employment with Mueller Holdings shall not constitute Disqualified Stock as a result of such provision.

     "DLJ Merchant Banking funds" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

     "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of Mueller Holdings and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until those amounts are repaid.

     "Financial Advisory Agreement" means the financial advisory agreement with Credit Suisse First Boston LLC described in this prospectus under "Certain Relationships and Related Party Transactions" or any amendment, modification, or replacement thereof between Parent or any of its Subsidiaries and a Principal or one of its Affiliates

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of that Person for that period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of that Person for that period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date).

     In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above, acquisitions that have been made by Mueller Holdings or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Mueller Holdings (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X


                                      102
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promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of,

     (1) the Consolidated Interest Expense of that Person for that period, excluding any amounts that represent mark-to-market gains or losses; and

     (2) the product of (a) all dividend payments on any series of preferred stock of that Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

in each case, on a consolidated basis and in accordance with GAAP. For purposes of calculating Fixed Charges and notwithstanding the foregoing, no effect shall be given to any increase in the amount of interest expense associated with the notes as a result of the attribution of a portion of the purchase price of the units to the warrants issued in connection with the notes.

     "Foreign Credit Facilities" means any Indebtedness of a Restricted Subsidiary organized or having its principal place of business outside the United States.

     "Full Accretion Date" means April 15, 2009.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of that Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to protect that Person against fluctuations in interest rates and (c) agreements or arrangements designed to protect that Person against fluctuations in currency rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Mueller Holdings of the Capital Stock of an Unrestricted Subsidiary of Mueller Holdings to secure Non-Recourse Debt of that Unrestricted Subsidiary.

     The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest;


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


     (2) the principal amount thereof, in the case of any other Indebtedness (except as specified below) provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture;

     (3) the net termination value of any Hedging Obligations as of such date or, in the case of any Hedging Obligation permitted to be incurred pursuant to clause (8) of Permitted Indebtedness, zero; and

     (4) in the case of any Indebtedness permitted to be incurred pursuant to clause (11) of Permitted Indebtedness, zero.

     "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Mueller Holdings for consideration consisting of common equity securities of Mueller Holdings shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of "Qualified Proceeds."

     If Mueller Holdings or any Restricted Subsidiary of Mueller Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Mueller Holdings such that, after giving effect to any such sale or disposition, that Person is no longer a Subsidiary of Mueller Holdings, Mueller Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Management Loans" means one or more loans by Mueller Group, Mueller Holdings or Parent to officers and/or directors of the Mueller Holdings and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Mueller Holdings or Parent; provided that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $7.5 million.

     "Mueller Group" means Mueller Group, Inc., a Delaware corporation, and a direct, wholly owned subsidiary of Mueller Holdings.

     "Mueller Offerings" means the offerings by Mueller Group of its senior subordinated notes and its senior secured notes, substantially concurrently with the Offering.

     "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however.

     (1) any gain (or loss), together with any related provision for taxes on that gain (or loss), realized in connection with:

          (a) any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

          (b) the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and


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     (2)  any extraordinary, unusual or nonrecurring income (or expense) or any restructuring costs, or costs reasonably determined by management to be associated with facility or product line closures, consolidation or rationalization, together with any related provision for taxes and any compensation charge incurred in connection with this offering, the Mueller Offerings and related transactions.

     "Net Proceeds" means the aggregate cash proceeds received by Mueller Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,

     (1) the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof;

     (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

     (3) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the Credit Agreement) secured by a Lien on the asset or assets that were the subject of that Asset Sale; and

     (4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as that reserve is reversed or that escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Mueller Holdings or its Restricted Subsidiaries from that escrow arrangement, as the case may be.

     "Non-Recourse Debt" means Indebtedness,

     (1) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Mueller Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (2) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Mueller Holdings to secure debt of that Unrestricted Subsidiary) or assets of Mueller Holdings or any of its Restricted Subsidiaries;

          provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions (and any related right of recourse) contained in a guarantee thereof by Mueller Holdings or any of its Restricted Subsidiaries if Mueller Holdings or that Restricted Subsidiary was otherwise permitted to incur that guarantee pursuant to the indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offering" means the offering of the notes by Mueller Holdings.

     "Parent" means any parent of Mueller Holdings from time to time.

     "Pari Passu Indebtedness" means Indebtedness of Mueller Holdings that ranks pari passu in right of payment to the notes.

     "Permitted Business" means any Person engaged directly or indirectly in the flow-control product business or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means:

     (1) any Investment in Mueller Holdings or in a Restricted Subsidiary of Mueller Holdings,

     (2)  any Investment in cash or Cash Equivalents;

     (3) any Investment by Mueller Holdings or any Restricted Subsidiary of Mueller Holdings in a Person, if as a result of that Investment,

          (a)  that Person becomes a Restricted Subsidiary of Mueller Holdings;
               or

          (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Mueller Holdings or a Wholly Owned Restricted Subsidiary of Mueller Holdings;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;"

     (5) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of Mueller Holdings,

     (6) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed 15% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

     (7) Investments relating to any special purpose Wholly Owned Subsidiary of Mueller Holdings organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Mueller Holdings, are necessary or advisable to effect that Receivables Facility;

     (8) the Management Loans or Investments in Parent to fund Management Loans; and

     (9) Hedging Obligations permitted to be incurred under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or other hedging obligations designed to protect a Person against fluctuations in commodity prices, incurred in the ordinary course of business.

     "Permitted Liens" means:

     (1) Liens on property or shares of a Person existing at the time that Person is merged into or consolidated with or acquired by Mueller Holdings or any Restricted Subsidiary, provided that those Liens were not incurred in contemplation of that merger or consolidation or acquisition and do not secure any property or assets of Mueller Holdings or any Restricted Subsidiary other than the property or assets subject to the Liens prior to that merger or consolidation or acquisition;

     (2)  Liens existing on the date of the indenture;

     (3) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations (and all Obligations in respect thereof), in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Mueller Holdings or its Restricted Subsidiaries, or repairs, additions or improvements to those assets (including Capital Stock of any Person owning such assets), provided that:

          (a) those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness);


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


          (b) those Liens do not extend to any other assets of Mueller Holdings or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved);

          (c) the Incurrence of that Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (d) those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

     (4) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above (and all Obligations in respect thereof) so long as that Lien does not extend to any other property (other than improvements thereto);

     (5) Liens securing surety bonds or letters of credit entered into in the ordinary course of business and consistent with past business practice;

     (6) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary;

     (7) Liens securing (a) Indebtedness (including all Obligations in respect thereof) under any Credit Facility and (b) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate thereof or to a Person that was a lender or Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations in respect thereof) under the Credit Agreement;

     (8) other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million;

     (9) Liens securing Mueller Group's Second Priority Senior Secured Notes due 2011 and the Guarantees thereon (and all Obligations in respect thereof);

     (10) Liens incurred in the ordinary course of business not securing debt for money borrowed and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of Mueller Holdings and its Restricted Subsidiaries;

     (11) Liens securing Indebtedness or other obligations of a Subsidiary owing to Mueller Holdings or a Restricted Subsidiary (and all Obligations in respect thereof);

     (12) Liens securing Hedging Obligations otherwise permitted under the indenture; and

     (13) judgment liens, and Liens securing appeal bonds or letters of credit in lieu of appeal bonds in respect of judgments not otherwise giving rise to an Event of Default.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Mueller Holdings or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Mueller Holdings or any of its Restricted Subsidiaries; provided that:

     (1) the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);


                                      107
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     (2)  that Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means (i) the DLJ Merchant Banking funds and (ii) except for purposes of the provisions described above under "Repurchase at the Option of the Holders--Change of Control", any Person that acquires Equity Interests of Mueller Holdings or Parent from a Principal.

     "Public Equity Offering" means

     (1) any issuance of common stock by Mueller Holdings, other than to Parent and other than Disqualified Stock

     (2) any issuance of common stock or preferred stock by Parent, other than Disqualified Stock that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock pursuant to employee benefit plans of Parent or Mueller Holdings or otherwise as compensation to employees of Parent or Mueller Holdings.

     "Qualified Proceeds" means any of the following or any combination of the following:

     (1)  cash;

     (2)  Cash Equivalents;

     (3) assets (other than Investments) that are used or useful in a Permitted Business; and

     (4) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Mueller Holdings or any Restricted Subsidiary of Mueller Holdings of that Capital Stock,

          (a) that Person becomes a Restricted Subsidiary of Mueller Holdings or any Restricted Subsidiary of Mueller Holdings; or

          (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Mueller Holdings or any Restricted Subsidiary of Mueller Holdings.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which Mueller Holdings or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal,

     (1) any controlling stockholder or partner of that Principal on the date of the indenture; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or
          (2).


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


     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Secured Notes Indenture" means the indenture governing Mueller Group's Second Priority Senior Secured Notes due 2011.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in either clause (1) or clause (2) of Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the date hereof.

     "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any that interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Notes Indenture" means the indenture governing Mueller Group's Senior Subordinated Notes due 2012.

     "Subsidiary" means, with respect to any Person,

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2)  any partnership or limited liability company,

          (a) the sole general partner or the managing general partner or managing member of which is that Person or a Subsidiary of that Person; or

          (b) the only general partners or managing members of which are that Person or of one or more Subsidiaries of that Person (or any combination thereof).

     "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Mueller Holdings and Parent, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount Mueller Holdings would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

     "Total Assets" means the total consolidated assets of Mueller Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Mueller Holdings.

     "Unrestricted Subsidiary" means (1) Anvil International LLC, (2) Nipples el Superior de Mexico S.A. de C.V. and (3) any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that Subsidiary:

     (1)  has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with Mueller Holdings or any Restricted Subsidiary of Mueller Holdings unless the terms of any such agreement, contract, arrangement


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          or understanding are permitted by the covenant described under
          "--Certain Covenants--Transactions with Affiliates";

     (3) is a Person with respect to which neither Mueller Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (other than Investments described in clause (7) of the definition of Permitted Investments),

          (a)  to subscribe for additional Equity Interests; or

          (b) to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels, of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Mueller Holdings or any of its Restricted Subsidiaries.

     Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an Officers' Certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Mueller Holdings as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Mueller Holdings shall be in default of that covenant).

     The board of directors of Mueller Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Mueller Holdings of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if:

     (1) that Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (2) no Default or Event of Default would be in existence following that designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1)  the sum of the products obtained by multiplying

          (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

          (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

     (2)  the then outstanding principal amount of that Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Subsidiaries of that Person.


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                          Book-Entry, Delivery and Form

The Global Notes

     Notes will be issued in the form of one or more registered notes in global form, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

     Except as set forth below, the global notes, may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

     All interests in the global notes may be subject to the procedures and requirements of DTC.

Book-Entry Procedures for the Global Notes

     The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and, are subject to change by them from time to time. Mueller takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised Mueller that it is:

     (1) a limited purpose trust company organized under the laws of the State of New York,

     (2)  a "banking organization" within the meaning of the New York Banking
          Law,

     (3)  a member of the Federal Reserve System,

     (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, or "Indirect Participants" that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     Mueller expects that pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC and the records of participants and the indirect participants.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the


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


indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note, Mueller understands that under existing industry practice, in the event that Mueller requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Mueller nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

     Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, Mueller and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither Mueller nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Mueller nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

     A global note is exchangeable for certificated notes if:

     (1) DTC (a) notifies Mueller that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Mueller fails to appoint a successor depositary;

     (2) Mueller, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

     (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

     Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

     Neither Mueller nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.


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                               The Exchange Offer

     In a registration rights agreement between Mueller Holdings and the initial purchasers of the old notes, we agreed

     (1) to file a registration statement on or prior to 90 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for a new issue of securities to be issued under the same indenture, with terms substantially the same as of the old notes but registered under the Securities Act,

     (2) to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to 180 days after the closing of the old notes offering and

     (3) use our reasonable best efforts to consummate the exchange offer and issue the new notes within 30 business days after the registration statement is declared effective.

     The registration rights agreement provides that, in the event we fail to file the registration statement within 90 days after the closing date, have it declared effective within 180 days or consummate the exchange offer within 40 business days after the effectiveness deadline, we will be required to pay additional interest on the old notes over and above the regular interest. Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

     o When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

     o For each $1,000 principal amount at maturity of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount at maturity of new notes.

     o We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to the old notes.

     o    The exchange offer expires at 5:00 p.m., New York City time, on      ,
          2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term
          "expiration date" means       , 2004 or, if extended by us, the latest
          time and date to which the exchange offer is extended.

     o As of the date of this prospectus, $223,000,000 in aggregate principal amount at maturity of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

     o Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "Conditions to the Exchange Offer" below.

     o We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     o We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer" are not satisfied.

     o We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

     o Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     o Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

     o We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     o By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See "--Resales of the New Notes."

     Important rules concerning the exchange offer

     You should note that:

     o All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by Mueller Holdings in its sole discretion, which determination shall be final and binding.

     o We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

     o We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

     o Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

     o Neither Mueller Holdings, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.


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Procedures for Tendering Old Notes

     What to submit and how

     If you, as the registered holder of an old security, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Law Debenture Trust Company of New York at the address set forth below under "Exchange Agent" on or prior to the expiration date.

     In addition,

     (1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

     (2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

     (3) you must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Mueller Holdings.

     How to sign your letter of transmittal and other documents

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

     (1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     (2)  for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

     o a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

     o a commercial bank or trust company having an office or correspondent in the United States

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Mueller Holdings, proper evidence satisfactory to Mueller Holdings of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

     In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

     o    certificates for old notes, or

     o a timely book-entry confirmation of transfer of old notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, and

     o    a properly completed and duly executed letter of transmittal.

     If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant. A letter of transmittal need not accompany tenders effected through the Automated Tender Offer Program.

     If your old notes are held through DTC, you must complete a form called "Instructions to Registered Holder and/or Book-Entry Participant," which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

     If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

     (1)  the tender is made through an eligible institution,

     (2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

     o    the name and address of the holder of old notes

     o    the principal amount at maturity of old notes tendered

     o the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

     (3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     You can withdraw your tender of old notes at any time on or prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any notice of withdrawal must specify:

     o    the name of the person having tendered the old notes to be withdrawn,

     o    the old notes to be withdrawn,

     o    the principal amount at maturity of the old notes to be withdrawn,

     o if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder,

     o if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution, and

     o if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

     Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     Law Debenture Trust Company of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, as follows:

                                   Deliver To:

             Law Debenture Trust Company of New York, Exchange Agent
                          767 Third Avenue - 31st Floor
                               New York, NY 10017
                               Attn: Daniel Fisher

                            Facsimile Transmissions:
                                  212-750-1361

                             To Confirm by Telephone
                               or for Information:
                                  212-750-6474

     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $ .

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

     However, any purchaser of old notes who is an "affiliate" of Mueller Holdings or who intends to participate in the exchange offer for the purpose of distributing the new notes

     (1) will not be able to rely on the interpretation of the staff of the SEC,

     (2)  will not be able to tender its old notes in the exchange offer and

     (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

     By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

     (1)  it is not our "affiliate";

     (2) any new notes to be received by it were acquired in the ordinary course of its business; and

     (3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the "distribution," within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

     MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE
                                     OFFER

     The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers.

     New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

     o    in the over-the-counter market

     o    in negotiated transactions

     o    through the writing of options on the new notes or

     o    a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

     Any resale may be made

     o    directly to purchasers or

     o to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

     Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The historical consolidated financial statements of Mueller Holdings (N.A.), Inc. and its subsidiaries as of September 30, 2003 and 2002, and for the three years ended September 30, 2003 and the related consolidated financial statement schedule have been included in this prospectus in reliance upon the reports of PriceWaterhouseCoopers LLP, an independent registered public accounting firm, included herein, and given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

     If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

                INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Balance Sheet as of March 27, 2004...........   P-3

Notes to Unaudited Pro Forma Combined Balance Sheet as of March 27,
   2004...................................................................   P-4

Unaudited Pro Forma Combined Statement of Operations for the six
   months ended March 27, 2004............................................   P-6

Unaudited Pro Forma Combined Statement of Operations for the fiscal
   year ended September 30, 2003..........................................   P-7

Notes to Unaudited Pro Forma Combined Statements of Operations............   P-8

     The following unaudited combined financial information of our company are based on the historical financial statements of Mueller Holdings (N.A.), Inc. ("Holdings") and Star Pipe Fittings ("Star") adjusted to give effect to (1) the acquisition of Star by Holdings, (2) the refinancing of Holdings' existing debt, including the offering by Holdings' wholly owned subsidiary, Mueller Group, Inc. ("Group") of $100 million of secured notes and $315 million of subordinated notes and (3) the offering by Holdings of units consisting of discount notes and warrants to purchase common stock with aggregate gross proceeds of $110.1 million and the application of the net proceeds therefrom, as discussed in the "Use of Proceeds" section of this prospectus. We call the Star acquisition, the refinancing and the offering, the "Transactions".

     The unaudited pro forma combined balance sheet assumes the refinancings and the offering were consummated as of March 27, 2004. The unaudited pro forma combined statements of operations for the six months ended March 27, 2004 and the fiscal year ended September 30, 2003 assume that the Transactions were consummated on October 1, 2002.

     Effective January 16, 2004, Holdings acquired certain assets of the BC Division of Star Pipe, Inc. The initial purchase price was $17.0 million and is subject to adjustment to reflect: (1) any difference in the final value of inventory delivered to Holdings compared to $7.0 million as set forth in the purchase agreement; (2) any remaining uncollected accounts receivable balances 180 days after the closing date not to exceed $2.0 million and (3) a deferred payment to be made to the seller to the extent that the gross profit of the business exceeds the target gross profit during the deferred payment period as set forth in the purchase agreement. The purchase price has been allocated to the assets and liabilities of Star based upon an estimate of their respective fair values. That allocation is based on studies that have not yet been finalized. Accordingly, the allocation reflected in the unaudited pro forma combined financial data is preliminary and is subject to revision.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma combined financial data do not purport to represent the actual results of our company's operations or financial position if the Transactions had occurred on the date indicated and are not necessarily representative of our company's results of operations for any future period. The unaudited pro forma combined balance sheet and combined statements of operations should be read in conjunction with the financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

          (See Notes to the Unaudited Pro Forma Combined Balance Sheet)

                                                                               As of March 27, 2004
                                                              -----------------------------------------------------
                                                              Mueller Holdings
                                                                (N.A.), Inc.       Refinancing
                                                                 Historical        Adjustments         Pro forma
                                                              -----------------  ------------------  --------------
                                                                              (dollars in millions)

Cash.....................................................       $          8.3     $     7.7(a)      $         16.0
Trade receivables........................................                153.7          --                    153.7
Inventories..............................................                269.3          --                    269.3
Deferred income taxes....................................                  6.0          --                      6.0
Prepaid expenses and other current assets................                 27.7          --                     27.7
                                                              -----------------  ------------------  --------------
Total current assets.....................................                465.0           7.7                  472.7

Property, plant and equipment, net.......................                197.9          --                    197.9
Goodwill, net............................................                163.2          --                    163.2
Identifiable intangibles, net............................                 62.8          --                     62.8
Pension intangible.......................................                  0.9          --                      0.9
Deferred financing fees..................................                 10.4          24.2(a)                34.6
Deferred income taxes....................................                 17.4          --                     17.4
Other non-current assets.................................                  0.3          --                      0.3
                                                              -----------------  ------------------  --------------
  Total assets............................................      $        917.9     $    31.9         $        949.8
                                                              =================  ==================  ==============

Short-term borrowings....................................       $          9.2     $                 $          9.2
Current portion of long-term debt........................                  7.5          (6.6)(a)                6.4

                                                                                         5.5(a)

Accounts payable.........................................                 57.0          --                     57.0
Accrued expenses and other liabilities...................                 54.9         (10.0)(a)(b)            44.9
                                                              -----------------  ------------------  --------------
  Total current liabilities...............................               128.6         (11.1)                 117.5
                                                              -----------------  ------------------  --------------
Long-term debt...........................................                516.8        (515.4)(a)            1,062.3
                                                                                     1,064.6(a)
                                                                                        (3.7)(d)

Other long-term liabilities and interest rate swaps......                 10.9          --                     10.9
Accrued pension liability................................                 35.0          --                     35.0
                                                              -----------------  ------------------  --------------
  Total liabilities.......................................               691.3         534.4                1,225.7
                                                              -----------------  ------------------  --------------

Redeemable preferred stock...............................                104.6        (106.6)(a)               --
                                                                                         2.0(c)

Redeemable common stock..................................                  2.5          (2.4)(a)(e)             0.1
Shareholders' equity:
    Class A and B common stock............................                 2.0          --                      2.0
    Additional paid-in capital...........................                134.6        (138.3)(a)(b)            --
                                                                                         3.7(d)

    Retained earnings (deficit)..........................                  4.9        (245.5)(a)             (258.8)
                                                                                        (6.0)(a)
                                                                                        (9.2)(b)
                                                                                        (1.0)(a)
                                                                                        (2.0)(c)

    Accumulated other comprehensive loss.................                (19.2)         --                    (19.2)
    Shareholder loans, including interest receivable.....                 (2.8)          2.8(a)                --
                                                              -----------------  ------------------  --------------
Total shareholders' equity (deficit).....................                119.5        (395.5)                (276.0)
                                                              -----------------  ------------------  --------------
Total liabilities and stockholders' equity...............       $        917.9     $    31.9         $        949.8
                                                              =================  ==================  ==============

               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              (dollars in millions)

(a) The sources and uses to consummate the refinancing as if it occurred at March 27, 2004 are as follows:

               Total sources:

               New senior credit facility:
                 First lien term loans(1)..........................  $     545.0
                 Revolver loans....................................         --
               Group secured and subordinated notes................        415.0
               Units offered.......................................        110.1
                                                                     -----------
                 Total sources.....................................  $   1,070.1
                                                                     ===========

               Total uses:

                 Refinancing current and long term portion of
                     existing term loans(1)........................  $     522.0
                 Redemption of preferred stock(2)..................        106.6
                 Distribution to equity holders(3).................        399.6
                 Prepayment premium--existing term loans(4)........          5.2
                 Excess cash at Mueller............................          7.7
                 Estimated transaction fees and expenses(4)........         29.0
                                                                     -----------
                 Total uses........................................  $   1,070.1
                                                                     ===========
               ---------
               (1) The new term facility has periodic principal payments totaling $5.5 million per year with a final payment at maturity.

               (2) Includes $1.0 million prepayment premium. The liquidation preference premium of $1.0 million will be a reduction of net income available to common shareholders when paid and is reflected as an increase in retained deficit in the pro forma balance sheet. No tax benefit has been reflected for this non-deductible expense.

               (3) Holdings made a dividend distribution to Holdings' shareholders and cash payments aggregating approximately $12.4 million ($5.3 million upon closing of the Group secured and subordinated notes offering and an additional $7.1 million upon closing of the units offering) to Mueller employees that held Holdings options using the proceeds from this distribution. The dividend is reflected as a reduction of additional paid in capital, then as an additional charge to retained deficit in the pro forma balance sheet.

               (4) Represents contractual premium to prepay the existing term loan and the current transaction related fees and expenses related to refinancing of the existing Senior Credit Facility and the new Senior Discount Notes, Secured Notes and Subordinated Notes. Holdings is currently in the process of reviewing current and deferred financing costs in accordance with Emerging Issues Task Force (EITF) 96-19 "Debtors Account for a Modification or Exchange of Debt Instruments." Holdings expects to record a pre-tax charge estimated at approximately $10.0 million associated with the refinancing of the senior credit facility and the offering of the notes and Mueller Group notes. The estimated amount of expense could change upon completion of this review. The impact, net of tax effects of $4.0 million, is reflected as an additional charge to retained deficit in the pro forma balance sheet.

(b) Certain Group employees held options in Holdings shares. In connection with the refinancing, Holdings modified these stock option awards to accelerate vesting upon completion of a refinancing. A portion of the dividend distribution to Holdings was used to make a payment to its employee optionholders of the excess of the per share dividend to our common stockholders over the exercise price of their options, or approximately $12.4 million in the aggregate, and the options were cancelled. The option buy out resulted in a capital contribution from Holdings to Mueller Group and an additional charge of approximately $14.6 million ($12.4 million cash charge and $2.2 million non-cash charge) upon completion of the refinancing. Additionally, Holdings will record a non-cash compensation charge of approximately $0.6 million related to the loan portion of the shares purchased pursuant to the Holdings' Direct Investment Program. These charges total $15.2 million, net of tax effects of approximately $6.0 million, are reflected as an increase in retained deficit in the pro forma balance sheet.

(c) Represents accretion and liquidation preference premium estimated from March 27, 2004 until redemption of the Holdings preferred stock.

(d) Represents fair market value assigned to the warrants to purchase 24,487,383 shares of Class A common stock of Holdings.

(e) An adjustment has been made to reduce the redeemable common stock amount to reflect the effect of the distribution to equityholders on the historical amount. These shares of common stock have not been marked-to-market as the circumstances that would give rise to Mr. Smith's right to sell, and to Holdings' right to purchase, Mr. Smith's shares of common stock are currently considered remote.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     (See Notes to the Unaudited Pro Forma Combined Statement of Operations)

                                                                  Six months ended March 27, 2004
                                        ---------------------------------------------------------------------------------
                                           Mueller                       Pro
                                          Holdings                      forma
                                           (N.A.),                      Star       Pro forma     Pro forma     Pro forma
                                            Inc.         Star        Acquisition    for Star    Refinancing     and as
                                         Historical   Historical(g)  Adjustments  Acquisition   Adjustments    Adjusted
                                        ------------ -------------- ------------ ------------- -------------- ------------
                                                                      (dollars in millions)

Net sales.........................       $    454.9   $     5.9      $  --       $    460.8      $     --       $  460.8
Cost of sales.....................            328.0         4.5         --            332.5            --          332.5
                                        ------------ -------------- ------------ ------------- -------------- ------------
Gross profit......................            126.9         1.4         --            128.3            --          128.3
Selling, general and administrative
   expenses.......................             79.3         0.8          0.2(a)        80.3            --           80.3
Facility rationalization..........              0.9        --           --              0.9            --            0.9
                                        ------------ -------------- ------------ ------------- -------------- ------------
Operating income..................             46.7         0.6         (0.2)          47.1            --           47.1
Interest expense..................            (21.2)       --           --            (21.2)           11.9 (c)    (51.3)
                                                                                                      (13.2)(d)
                                                                                                      (19.2)(e)
                                                                                                       (9.6)(f)

Interest income...................              0.4        --           --              0.4            --            0.4
                                        ------------ -------------- ------------ ------------- -------------- ------------
Income before income taxes........             25.9         0.6         (0.2)          26.3           (30.1)        (3.8)
Income taxes......................             10.4        --            0.2(b)        10.6           (10.8)(b)     (0.2)
                                        ------------ -------------- ------------ ------------- -------------- ------------
Net income (loss).................       $     15.5   $     0.6      $  (0.4)    $     15.7      $    (19.3)    $   (3.6)
                                        ============ ============== ============ ============= ============== ============

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     (See Notes to the Unaudited Pro Forma Combined Statement of Operations)

                                                            Fiscal year ended September 30, 2003
                                     ---------------------------------------------------------------------------------
                                        Mueller                       Pro
                                       Holdings                      forma
                                        (N.A.),                      Star       Pro forma     Pro forma     Pro forma
                                         Inc.         Star        Acquisition    for Star    Refinancing     and as
                                      Historical   Historical(g)  Adjustments  Acquisition   Adjustments    Adjusted
                                     ------------ -------------- ------------ ------------- -------------- ------------
                                                                   (dollars in millions)

Net sales.........................    $    925.1   $     20.0     $   --      $      945.1    $    --        $    945.1
Cost of sales.....................         674.7         14.5         --             689.2         --             689.2
                                     ------------ -------------- ------------ ------------- -------------- ------------
Gross profit......................         250.4          5.5         --             255.9         --             255.9
Selling, general and administrative
   expenses.......................         154.9          2.7          1.0(a)        158.6         --             158.6
Facility rationalization..........           1.7         --           --               1.7         --               1.7
                                     ------------ -------------- ------------ ------------- -------------- ------------
Operating income..................          93.8          2.8         (1.0)           95.6         --              95.6
Interest expense..................         (36.4)        (0.3)         0.3(a)        (36.4)        25.2 (c)       (94.5)
                                                                                                  (26.9)(d)
                                                                                                  (39.0)(e)
                                                                                                  (17.4)(f)

Interest income...................           0.9         --           --               0.9         --               0.9
                                     ------------ -------------- ------------ ------------- -------------- ------------
Income before income taxes........          58.3          2.5         (0.7)           60.1        (58.1)            2.0
Income tax expense (benefit)......          23.9         --            0.7(b)         24.6        (20.9)(b)         3.7
                                     ------------ -------------- ------------ ------------- -------------- ------------
Net income (loss).................    $     34.4   $      2.5     $   (1.4)   $       35.5    $   (37.2)     $     (1.7)
                                     ============ ============== ============ ============= ============== ============

          NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(a) To reflect additional depreciation expense as a result of the fair values assigned to the property, and to record the incremental amortization of certain identifiable intangibles of $0.2 million in the six months ended March 27, 2004 and to eliminate allocated interest expense and $1.0 million in the fiscal year ended September 30, 2003.

(b) To record estimated income taxes calculated using Mueller's effective rate of 40%. The tax benefit has been reduced for that portion of the interest expense related to the notes that will not be deductible by Mueller Holdings because the notes are "applicable high yield discount obligations" ("AHYDOs"). Such reduction on a pro forma pre tax basis totaled $3.2 million and $5.8 million for the six months ended March 27, 2004, and the year ended September 30, 2003, respectively.

(c) To eliminate interest expense on the existing term debt and existing revolver facility. The adjustment for the six months ended March 27, 2004 does not eliminate $7.4 million in prepayment penalties and write off of deferred financing costs incurred in November 2003 in connection with the redemption of $50.0 million of the Group senior subordinated debt. Additionally, the adjustments do not eliminate $(6.3) million and $(13.3) million of gains on interest rate swaps and $0.9 million and $7.0 million of interest expense on the senior subordinated notes that are reflected in historical interest expense for the six months ended March 27, 2004 and the year ended September 30, 2003, respectively.

(d) To record estimated interest expense for the new credit facility and to record amortization expense of estimated deferred financing fees attributed to the new credit facility:

                                              Six months         Year ended
                                                 ended          September 30,
                                            March 27, 2004          2003
                                           ----------------   ----------------
     Revolver(1)......................     $            0.2   $            0.4
     Term loans(2)....................                 11.7               23.9
     Amortization of deferred
        financing fees................                  1.3                2.6
                                           ----------------   ----------------
     Total............................     $           13.2   $           26.9
                                           ================   ================

     ---------
     (1) Represents a 0.50% commitment fee on the $80.0 million of undrawn revolver funds under the revolving credit facility. Amounts drawn under the revolving credit facility bears interest at 3.25% above LIBOR.

     (2) Represents interest rates equal to 3.25% over an assumed 1.14% LIBOR applied to amounts outstanding under the term loan facility as if scheduled principal payments occurred assuming the term loan facility was outstanding beginning October 1, 2002. A 0.125% increase or decrease in the assumed weighted average interest rate would change pro forma interest expense for the six months ended March 27, 2004 and the year ended September 30, 2003 by $0.3 million and $0.7 million, respectively.

(e) To record estimated interest expense for the Group notes and to record amortization expense of estimated deferred financing fees attributed to the Group notes:

                                              Six months         Year ended
                                                 ended          September 30,
                                            March 27, 2004          2003
                                           ----------------   ----------------
     Secured notes(1).................     $            2.9   $            5.9
     Subordinated notes...............                 15.5               31.5
     Amortization of deferred
        financing fees................                  0.8                1.6
                                           ----------------   ----------------
     Total............................     $           19.2   $           39.0
                                           ================   ================
     ---------
     (1) Calculated using LIBOR of 1.14% and assuming the secured notes were outstanding beginning October 1, 2002. A 0.125% increase or decrease in the assumed weighted average interest rate would change pro forma interest expense for the six months ended March 27, 2004 and the year ended September 30, 2003 by $0.1 million and $0.1 million, respectively.

(f) To record estimated interest expense for the Holdings senior discount notes and to record amortization expense of the estimated deferred financing fees attributable to the notes:

                                              Six months         Year ended
                                                 ended          September 30,
                                            March 27, 2004          2003
                                           ----------------   ----------------
     Secured discount notes...........     $            9.3   $           16.8
     Amortization of deferred financing
        fees and accretion with respect
        to the warrants...............                  0.3                0.6
                                           ----------------   ----------------
     Total............................     $            9.6   $           17.4
                                           ================   ================


(g) Star Historical for the six months ended March 27, 2004 represents Star historical financial results from October 1, 2003 to December 31, 2003. Upon acquisition on January 15, 2004, the results of Star are included in the Mueller Holdings historical results. Star Historical for the fiscal year ended September 30, 2003 reflects Star Historical results for their fiscal year ended December 31, 2003.

                          INDEX TO FINANCIAL STATEMENTS

                          MUELLER HOLDINGS (N.A.), INC.

Audited Annual Financial Statements

                                                                            Page

Report of Independent Registered Public Accounting Firm....................  F-2
Consolidated Balance Sheet as of September 30, 2003 and 2002...............  F-3
Consolidated Statement of Operations for the Fiscal years ended
   September 30, 2003, 2002 and 2001.......................................  F-4
Consolidated Statement of Shareholder's Equity and Redeemable
   Preferred and Common Stock for the Fiscal years ended September
   30, 2003, 2002 and 2001.................................................  F-5
Consolidated Statement of Cash Flows for the Fiscal years ended
September 30, 2003, 2002 and 2001..........................................  F-6
Notes to Consolidated Financial Statements.................................  F-7

Unaudited Interim Financial Statements

Unaudited Consolidated Balance Sheet as of March 27, 2004 and
   September 30, 2003...................................................... F-31
Unaudited Consolidated Statement of Operations for the three and six months ended March 27, 2004 and March 29, 2004...................... F-32
Unaudited Consolidated Statement of Cash Flows for the six months ended March 27, 2004 and March 29, 2004................................. F 33
Notes to Consolidated Financial Statements................................. F-34

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Mueller Holdings (N.A.), Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Mueller Holdings (N.A.), Inc., (the "Company"), at September 30, 2002 and 2003, and the results of its operations and its cash flows for the fiscal years ended September 30, 2001, 2002 and 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinions expressed above.

     As discussed in the Notes to the consolidated financial statements, the Company changed its method of accounting for the recognition of certain revenues in the fiscal year ended September 30, 2001 (Note 5), changed its method of accounting for derivative instruments in the fiscal year ended September 30, 2001 (Note 10), and changed its method of accounting for goodwill and its related amortization in the fiscal year ended September 30, 2002 (Note 3).

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 30, 2004

                          MUELLER HOLDINGS (N.A.), INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                                  Fiscal year ended
                                                                                                    September 30,
                                                                                                ---------------------
                                                                                                   2002        2003
                                                                                                ---------- ----------
                                                                                                (dollars in millions)
Current assets

Cash and cash equivalents..................................................................     $   20.9    $   71.4
Restricted cash............................................................................         11.6         --
Receivables, less allowance for doubtful accounts of $4.2 in 2002 and $4.9 in 2003.........        126.5       137.3
Inventories................................................................................        226.0       240.5
Deferred income taxes......................................................................         13.7         5.6
Prepaid expenses and other current assets..................................................         28.0        29.8
                                                                                                ---------- ----------
     Total current assets..................................................................        426.7       484.6
Property, plant and equipment, net.........................................................        232.3       208.4
Goodwill, net..............................................................................        164.0       163.2
Identifiable intangibles, net..............................................................         74.0        63.0
Pension intangible.........................................................................          0.6         0.9
Deferred financing fees, net...............................................................         14.7        12.0
Deferred income taxes......................................................................         14.3        18.3
Other noncurrent assets....................................................................          --          0.2
                                                                                                ---------- ----------
     Total assets..........................................................................     $  926.6    $  950.6
                                                                                                ========== ==========

Current liabilities

Accounts payable...........................................................................     $   46.6    $   46.7
Current portion of long term debt..........................................................          6.2         6.2
Accrued royalty expense....................................................................         13.5         --
Accrued expenses and other current liabilities.............................................         59.9        69.2
     Total current liabilities.............................................................        126.2       122.1
Long term debt, net of current portion.....................................................        574.8       569.5
Accrued pension liability..................................................................         29.6        32.2
Other long term liabilities................................................................         30.9        17.2
                                                                                                ---------- ----------
     Total liabilities.....................................................................        761.5       741.0
                                                                                                ========== ==========
Commitments and contingencies (Note 11)
Redeemable preferred stock.................................................................         82.4        96.6
Redeemable common stock....................................................................          2.1         2.6

Shareholders' equity

Common stock:

     Class A, $0.01 par value (400,000,000 shares authorized and 110,983,735 shares issued)          1.1         1.1
     Class B, $0.01 par value, convertible non voting (150,000,000 shares authorized and
       89,343,699 shares issued)...........................................................          0.9         0.9
Additional paid in capital.................................................................        155.8       142.3
Retained deficit...........................................................................        (45.0)      (10.6)
Shareholder loans, including related interest receivable...................................         (2.6)       (2.8)
Accumulated other comprehensive loss.......................................................        (29.6)      (20.5)
                                                                                                ---------- ----------
     Total shareholders' equity............................................................         80.6       110.4
                                                                                                ---------- ----------
     Total liabilities and shareholders' equity............................................     $  926.6    $  950.6
                                                                                                ========== ==========

    The accompanying notes are an integral part of the financial statements.

                          MUELLER HOLDINGS (N.A.), INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                Fiscal year ended September 30,
                                                                                -------------------------------
                                                                                  2001       2002      2003
                                                                                --------   --------   -------
                                                                                      (dollars in millions)

Net sales................................................................       $  864.7   $  901.9   $  925.1
Cost of sales............................................................          629.6      658.1      674.7
Royalty (expense)........................................................          (29.1)     (13.5)       --
                                                                                --------   --------   -------
     Gross profit........................................................          206.0      230.3      250.4
Selling, general and administrative expense..............................          147.0      145.7      154.9
Facility rationalization and related costs...............................           27.6        2.7        1.7
                                                                                --------   --------   -------
Operating income.........................................................           31.4       81.9       93.8
Interest expense.........................................................          (92.5)     (60.2)     (36.4)
Interest income..........................................................            5.8        2.3        0.9
Other income (expense), net..............................................            1.7        --         --
                                                                                --------   --------   -------
Income (loss) before income taxes........................................          (53.6)      24.0       58.3
Income tax expense (benefit).............................................          (19.9)      10.7       23.9
                                                                                --------   --------   -------
Income (loss) before cumulative effect of accounting change..............          (33.7)      13.3       34.4
Cumulative effect of accounting change, net of tax.......................           (9.1)       --         --
                                                                                --------   --------   -------
     Net income (loss)...................................................       $  (42.8)  $   13.3   $   34.4
                                                                                ========   ========   =======

    The accompanying notes are an integral part of the financial statements.

                          MUELLER HOLDINGS (N.A.), INC.
               CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY AND
                      REDEEMABLE PREFERRED AND COMMON STOCK

                                        Common Stock $0.01 Par Value
                                     ---------------------------------  Addition
                                     Class A           Class B          Paid in   Retained
                                     Shares   Amount   Shares   Amount  Capital   Deficit
                                     ------   ------   ------   ------  -------   -------
                                             (dollar amounts and shares in millions)

Balance at September 30, 2000...      110.8   $  1.1    89.3    $ 0.9   $176.5    $(15.5)
Issuance of Common Stock........        0.2     --      --        --       0.2       --
Accretion of Redeemable
   preferred Stock..............       --       --      --        --     (10.4)      --
Interest on shareholder loans...       --       --      --        --      --         --
Employees stock compensation....       --       --      --        --       0.5       --
   Comprehensive loss.............
     Net loss.....................     --       --      --        --      --        (42.8)
     Foreign currency translation
      adjustments.................     --       --      --        --      --         --
     Additional minimum pension
      liability, net of tax.......     --       --      --        --      --         --
                                     ------   ------   ------   ------  -------   -------
   Comprehensive loss.............
Balance at September 30, 2001...      111.0      1.1    89.3       0.9   166.8      (58.3)
Accretion of Redeemable
   preferred Stock..............       --       --      --        --     (12.1)      --
Interest on shareholder loans...       --       --      --        --      --         --
Employee stock compensation.....       --       --      --        --       1.1       --
   Comprehensive loss.............
     Net income...................     --       --      --        --      --         13.3
     Foreign currency translation
      adjustments.................     --       --      --        --      --         --
     Additional minimum pension
      liability, net of tax.......     --       --      --        --      --         --
                                     ------   ------   ------   ------  -------   -------
Comprehensive loss..............
Balance at September 30, 2002...      111.0      1.1    89.3       0.9   155.8      (45.0)
Issuance of Common Stock........       --       --      --        --      --         --
Accretion of Redeemable
   preferred stock..............       --       --      --        --     (14.2)      --
Interest on shareholder loans...       --       --      --        --      --         --
Employee stock compensation.....       --       --      --        --       0.7       --
   Comprehensive loss Net income..     --       --      --        --      --         34.4
     Foreign currency translation
      adjustments.................     --       --      --        --      --         --
     Additional minimum pension
      liability, net of tax.......     --       --      --        --      --         --
                                     ------   ------   ------   ------  -------   -------
Comprehensive income............
Balance at September 30, 2003...      111.0   $  1.1    89.3    $ 0.9   $142.3    $(10.6)
                                     ======   ======   ======   ======  =======   =======

                                                    Accumulated
                                                       Other                            Redeemable  Redeemable
                                     Comprehensive Comprehensive Shareholder            Preferred      Common
                                     Income (Loss)     Loss        Loans       Total      Stock        Stock
                                     ------------- ------------- -----------  -------   ----------  -----------
                                                     (dollar amounts and shares in millions)
Balance at September 30, 2000...                    $  (1.5)     $  (2.2)     $159.3     $  59.9      $  2.5
Issuance of Common Stock........                        --           --          0.2        --           --
Accretion of Redeemable
   preferred Stock..............                        --           --        (10.4)       10.4         --
Interest on shareholder loans...                        --           (0.2)      (0.2)       --           (0.2)
Employees stock compensation....                        --           --          0.5        --           --
   Comprehensive loss.............
     Net loss.....................    $  (42.8)         --           --        (42.8)       --           --
     Foreign currency translation
      adjustments.................        (2.7)         (2.7)        --         (2.7)       --           --
     Additional minimum pension
      liability, net of tax.......       (15.5)        (15.5)        --        (15.5)       --           --
                                      ------------ ------------- -----------  -------   ----------  -----------
   Comprehensive loss.............                  $ (61.0)
                                                   =============
Balance at September 30, 2001...                       (19.7)        (2.4)      88.4        70.3          2.3
Accretion of Redeemable
   preferred Stock..............                        --           --        (12.1)       12.1         --
Interest on shareholder loans...                        --           (0.2)      (0.2)       --           (0.2)
Employee stock compensation.....                        --           --          1.1        --           --
   Comprehensive loss.............
     Net income...................    $   13.3          --           --         13.3        --           --
     Foreign currency translation
      adjustments.................        (0.2)         (0.2)        --         (0.2)       --           --
     Additional minimum pension
      liability, net of tax.......        (9.7)         (9.7)        --         (9.7)       --           --
                                      ------------ ------------- -----------  -------   ----------  -----------
Comprehensive loss..............      $    3.4
                                      ============
Balance at September 30, 2002...                       (29.6)        (2.6)      80.6        82.4          2.1
Issuance of Common Stock........                        --           --         --          --            0.7
Accretion of Redeemable
   preferred stock..............                        --           --        (14.2)       14.2         --
Interest on shareholder loans...                        --           (0.2)      (0.2)       --           (0.2)
Employee stock compensation.....                        --           --          0.7        --           --
   Comprehensive loss Net income..    $   34.4                                  34.4        --           --
     Foreign currency translation
      adjustments.................        10.4          10.4         --         10.4        --           --
     Additional minimum pension
      liability, net of tax.......        (1.3)         (1.3)        --         (1.3)       --           --
                                      ------------ ------------- -----------  -------   ----------  -----------
Comprehensive income............      $   43.5
                                      ============
Balance at September 30, 2003...                    $ (20.5)     $  (2.8)     $110.4     $ 96.6       $  2.6
                                                   ============= ===========  =======   ==========  ===========


    The accompanying notes are an integral part of the financial statements.

                          MUELLER HOLDINGS (N.A.), INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                 Fiscal year ended September 30,
                                                                              ---------------------------------------
                                                                                 2001          2002         2003
                                                                              ------------ ------------- ------------
                                                                                      (dollars in millions)

Cash flows from operating activities
Net income (loss)........................................................     $    (42.8)  $     13.3    $     34.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation........................................................           39.2         44.0          47.2
     Amortization of goodwill and other intangibles......................           26.2         16.8          17.1
     Amortization of deferred financing fees.............................            2.5          2.4           2.7
     Amortization of tooling.............................................            --           2.0           2.0
     Write off of deferred financing fees................................            --           1.6           --
     Unrealized (gain) loss on derivatives...............................           34.2         (3.7)        (13.3)
     Deferred income taxes...............................................          (21.8)        (2.6)          4.1
     Stock compensation..................................................            0.5          1.1           0.7
     Asset impairment....................................................           19.1          2.3           1.4
     Provisions for losses on accounts receivable and inventory..........            4.3          3.9           3.1
     Changes in assets and liabilities, net of the effects of
       acquisitions:
         Receivables.....................................................           30.5         (6.1)         (9.0)
         Inventories.....................................................          (17.0)       (15.2)        (14.3)
         Prepaid expenses and other current assets.......................            0.6         (1.8)         (3.8)
         Pension, net....................................................           (0.8)         9.5           1.0
         Accounts payable, accrued expenses and other current liabilities          (20.0)        (4.3)          6.5
         Accrued royalty expense.........................................           (1.7)       (15.6)        (13.5)
         Other, net......................................................           (0.9)         --           (1.1)
                                                                              ------------ ------------- ------------
              Net cash provided by operating activities..................           52.1         47.6          65.2
                                                                              ------------ ------------- ------------
Cash flows from investing activities
Purchase of property, plant and equipment................................          (51.0)       (31.3)        (20.0)
Loss on disposal of property, plant and equipment........................            0.2          1.3           0.3
Purchase of intangible assets............................................          (41.1)        (0.7)         (0.3)
Acquisition of businesses, net of cash acquired..........................          (19.6)       (29.8)        (11.2)
Decrease in restricted cash..............................................           55.3         21.2          11.6
                                                                              ------------ ------------- ------------
              Net cash used in investing activities......................          (56.2)       (39.3)        (19.6)
                                                                              ------------ ------------- ------------

Cash flows from financing activities
Proceeds from short term debt............................................           19.6         39.2           --
Payment of short term debt...............................................          (19.6)       (39.2)          --
Proceeds from long term debt.............................................            --         530.0           --
Payment of long term debt................................................           (9.5)      (538.5)         (5.3)
Financing of assets through capital leases...............................            --           --           (0.9)
Payment of deferred financing fees.......................................            --          (4.0)          --
Contributed capital......................................................            0.2          --            0.7
                                                                              ------------ ------------- ------------
              Net cash used in financing activities......................           (9.3)       (12.5)         (5.5)
                                                                              ------------ ------------- ------------
Effect of exchange rate changes on cash..................................           (2.7)        (0.2)         10.4
                                                                              ------------ ------------- ------------
Increase (decrease) in cash and cash equivalents.........................          (16.1)        (4.4)         50.5

Cash and cash equivalents
Beginning of period......................................................           41.4         25.3          20.9
                                                                              ------------ ------------- ------------
End of period..............................................................   $     25.3   $     20.9    $     71.4
                                                                              ============ ============= ============


    The accompanying notes are an integral part of the financial statements.

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  Basis of Presentation

     Mueller Holdings (N.A.), Inc. ("Holdings" or the "Company") is the parent company of Mueller Group, Inc. ("Group"). Mueller Co. ("Mueller"), a wholly owned subsidiary of Group, is a manufacturer of valves, fire hydrants and other related products utilized in the distribution of water and gas and in water and wastewater treatment facilities. Anvil International ("Anvil"), formerly Supply Sales Co., is a wholly owned subsidiary of Mueller. Anvil is a manufacturer of cast iron and malleable iron pipefittings, ductile iron couplings and fittings, pipe hangers and other related products for the plumbing, heating, mechanical, construction retail hardware and other related industries. Both Mueller and Anvil have operations in the United States and Canada.

     All significant intercompany transactions and balances have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current year presentation.

     Fiscal Year End--The fiscal year of the Company ends on September 30.

2.  Segment Information

     Our operations consist of two operating segments under SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information": Mueller Co. and Anvil. The operating segments are organized around differences in products and are consistent with how the operating entities are being managed, how resources are being allocated, and information used by the chief operating decision maker. Mueller Co. products consist primarily of hydrants, water and gas valves and related products used in water, power and gas distribution. Anvil products consist primarily of pipe fittings and couplings, pipe nipples and hangers and purchased products related to piping systems used in a variety of applications.

     The accounting policies of the segments are the same as those described in
Note 3. Intersegment sales and transfers are made at established intersegment selling prices generally intended to cover costs. Our determination of segment earnings does not reflect allocations of certain corporate expenses not attributable to segment operations and intersegment eliminations, which we designate as Corporate in the segment presentation, and is before interest expense, interest income and income taxes. Corporate expenses include costs related to financial and administrative matters, treasury, risk management, human resources, legal counsel, and tax functions. Corporate assets include items recorded at the date of the Company's inception in 1999 related to purchase accounting valuation adjustments associated with property, plant and equipment and non-compete agreements with the predecessor parent company, as well as intangibles associated with intellectual property. These assets and any related depreciation or amortization expense have not been pushed down to Mueller Co. and Anvil and are maintained as Corporate items. Therefore, segment earnings are not reflective of results on a stand-alone basis.

     The Company evaluates segment performance based on EBITDA. EBITDA is defined as income (loss) before cumulative effect of accounting change plus income tax expense, interest expense (not net of interest income), depreciation and amortization expense and royalty expenses.

     Segment assets consist primarily of accounts receivable, inventories, property, plant and equipment - net, goodwill, and identifiable intangibles. Summarized financial information for our segments follows:

                                             Fiscal year ended September 30,
                                        ----------------------------------------
                                            2001         2002          2003
                                        ----------   ------------   ------------
                                                 (dollars in millions)

Net Sales:
    Mueller Co.......................   $   480.5    $     509.4    $     538.3
    Anvil............................       384.2          392.5          386.8
                                        ----------   ------------   ------------
    Consolidated.....................       864.7          901.9          925.1
                                        ==========   ============   ============

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                             Fiscal year ended September 30,
                                        ----------------------------------------
                                            2001         2002          2003
                                        ----------   ------------   ------------
                                                 (dollars in millions)
Intersegment sales:
    Mueller Co.......................        11.4           12.2           13.4
    Anvil............................         0.7            0.3            0.4
                                        ----------   ------------   ------------
    Consolidated.....................        12.1           12.5           13.8
                                        ==========   ============   ============
EBITDA
    Mueller Co.......................       112.7          127.5          139.3
    Anvil............................        20.2           37.2           31.8
    Corporate........................         0.5           (4.2)         (10.1)
                                        ----------   ------------   ------------
    Consolidated.....................       133.4          160.5          161.0
                                        ==========   ============   ============
Operating Profit
    Mueller Co.......................        84.0          108.6          115.1
    Anvil............................        (8.8)           7.6           15.1
    Corporate........................       (43.8)         (34.3)         (36.4)
                                        ----------   ------------   ------------
    Consolidated.....................        31.4           81.9           93.8
                                        ==========   ============   ============
Depreciation and amortization:
    Mueller Co.......................        15.2           18.9           24.2
    Anvil............................        13.9           16.1           16.7
    Corporate........................        36.3           27.8           25.4
                                        ----------   ------------   ------------
    Consolidated.....................        65.4           62.8           66.3
                                        ==========   ============   ============
Impairment charges:
    Mueller Co.......................         5.6            1.0            0.9
    Anvil............................        13.5            1.3            0.5
    Corporate........................         0.0            0.0            0.0
                                        ----------   ------------   ------------
    Consolidated.....................        19.1            2.3            1.4
                                        ==========   ============   ============
Capital expenditures:
    Mueller Co.......................        27.9           21.5           11.5
    Anvil............................        22.8            9.8            8.5
    Corporate........................         0.3            0.0            0.0
                                        ----------   ------------   ------------
    Consolidated.....................   $    51.0    $      31.3    $      20.0
                                        ==========   ============   ============


                                     Fiscal year ended September 30,
                                     -------------------------------
                                           2002          2003
                                        ----------   ------------
                                         (dollars in millions)
    Mueller Co. .....................   $   466.5    $     498.9
    Anvil............................       272.7          273.2
    Corporate                               187.4          178.5
                                        ----------   ------------
    Consolidated.....................       926.6          950.6
                                        ==========   ============
Goodwill:
    Mueller Co.......................       150.0          149.2
    Anvil............................        14.0           14.0
    Corporate                                 0.0            0.0
                                        ----------   ------------
    Consolidated.....................       164.0          163.2
                                        ==========   ============
Identifiable intangibles:
    Mueller Co.......................          .7            5.7
    Anvil............................         1.6            1.6
    Corporate........................        71.7           55.7
                                        ----------   ------------
    Consolidated.....................   $    74.0    $      63.0
                                        ==========   ============


A reconciliation of consolidated EBITDA to consolidated income before income taxes follows:

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                                            Fiscal year ended September 30,
                                        ----------------------------------------
                                            2001          2002          2003
                                        ------------  ------------   -----------
                                                 (dollars in millions)

Total consolidated EBITDA...........    $    133.4    $     160.5    $    161.0
Interest expense....................         (92.5)         (60.2)        (36.4)
Depreciation and amortization.......         (65.4)         (62.8)        (66.3)
Royalty expense.....................         (29.1)         (13.5)         --
                                        ------------  ------------   -----------
Income before income taxes..........    $    (53.6)   $      24.0    $     58.3
                                        ============  ============   ===========

     Geographical area information with respect to net sales, as determined by the location of the customer invoiced, and property, plant and equipment - net, as determined by the physical location of the assets, were as follows for the fiscal years ended September 30, 2001, 2002 and 2003:

                                             Fiscal year ended September 30,
                                         ---------------------------------------
                                             2001          2002          2003
                                         ------------  ------------   ----------
                                                  (dollars in millions)

Net sales:

    United States....................    $    729.5    $    774.5     $    781.3
    Canada...........................         116.4         116.6          128.1
    Other Countries..................          18.8          10.8           15.7
                                         ------------  ------------   ----------
                                         $    864.7    $    901.9     $    925.1
                                         ============  ============   ==========
Property, plant and equipment, net:

    United States....................                  $    220.0     $    195.1
    Canada...........................                        12.3           12.4
    Other Countries..................                        --              0.9
                                                       ------------   ----------
                                                       $    232.3     $    208.4
                                                       ============   ==========

     As of September 30, 2003, total net sales to one Mueller Co. customer comprised slightly more than 10% of the total net sales.

3.  Summary of Significant Accounting Policies

     Cash and Cash Equivalents--The Company considers all highly liquid investments with original maturities of ninety days or less, when purchased, to be cash equivalents.

     Restricted Cash--The Company is required to use the restricted cash to make annual royalty payments to Tyco under the Grinnell License Agreement which expired as of September 30, 2002. The last payment was made in December 2002.

     Inventories--Inventories are recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory reserves in terms of excess and obsolete exposures. This evaluation includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate product sales value. As such, these factors may change over time causing the reserve level to adjust accordingly.

     Property, Plant and Equipment--Property, plant and equipment are recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. The straight-line method of depreciation is used over the estimated useful lives of the related assets as follows:

Buildings and related improvements.............................    5 to 40 years
Leasehold improvements.........................................    3 to 20 years
Other plant, machinery, equipment, furniture and fixtures......    2 to 15 years

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Gains and losses arising on the disposal of property, plant and equipment are included in the accompanying statements of operations.

     In 2002, the Company incurred costs of $2.1 million associated with increasing the capacity of an existing landfill operated by the Company. The portion of the costs that extended the capacity of the landfill since the Company was acquired in 1999 of $1.7 million was capitalized, with any remaining cost expensed. This capitalized asset will be depreciated over 10 years. The Company operates another landfill site and has not incurred costs to increase the capacity through 2003. If the Company decides to increase the capacity of the site in the future, the portion of the cost that extends the capacity of the landfill since the Company was acquired in 1999 will be capitalized, with any remaining cost expensed. The Company, as part of their landfill operating license, must perform certain post-closure activities, which were estimated when the Company adopted the provisions of SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" in fiscal 2003. Such costs were not significant based on the nature of the Company's operations and the required post-closure activities.

     Goodwill, Intangible Assets and Other Assets--In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill. Effective October 1, 2001, the Company adopted SFAS No. 142, which requires that goodwill no longer be amortized, but instead be tested for impairment at least annually and also allows indefinite lived intangibles, such as tradenames, to no longer be amortized. SFAS No. 142 also requires recognized intangible assets to be amortized over their respective estimated useful lives and reviewed for impairment. Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment in accordance with the standard until its life is determined to no longer be indefinite.

     Goodwill is tested for impairment at least annually, using both a discounted cash flow method and a market comparable method. As of October 1, 2001, September 30, 2002 and 2003, no impairment was indicated.

     Identifiable intangible assets consist of the following as of September 30:

                                                                               2002                      2003
                                                                    ------------------------  -------------------------
                                                                       Gross                    Gross
                                                                     Carrying   Accumulated   Carrying    Accumulated
                                                                      Amount    Amortization   Amount     Amortization
                                                                    ----------  ------------  ---------   ------------
                                                                                  (dollars in millions)

Amortized intangible assets
Non compete agreements........................................        $82.1        $50.7        $82.9        $67.2
Patents.......................................................          0.2          --           0.5          0.1
Design and engineering drawing rights.........................          0.8          0.2          2.9          0.6
Customer relationships........................................          --           --           2.0          0.1
                                                                    ----------  ------------  ---------   ------------
                                                                       83.1         50.9         88.3         68.0
Indefinite lived intangible assets

Tradenames....................................................         41.8          --          42.7          --
                                                                    ----------  ------------  ---------   ------------
                                                                     $124.9        $50.9       $131.0        $68.0
                                                                    ==========  ============  =========   ============

     In connection with Holdings' acquisition of Group, Group acquired a non-exclusive license to use the Mueller brand name, trademark and patents ("Mueller License Agreement"), for a period of two years and an option to either purchase the Mueller intellectual property after fiscal 2001 or continue the license for the Mueller intellectual property at a higher royalty rate. The Company exercised its option and purchased the Mueller intellectual property in September, 2001 for approximately $41.1 million.

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     During fiscal year 2002, the Company incurred $0.7 million of additional costs associated with the tradenames. Additionally, during fiscal year 2002, goodwill in the amount of $0.8 million was acquired in connection with the acquisition of Hydro Gate (see Note 4). The Company also recorded an adjustment of $0.1 to increase goodwill associated with its 2001 acquisition of Merit Manufacturing Corporation ("Merit") based on the finalization of purchase accounting valuations. The Company subsequently reclassified $0.9 million of goodwill to tradenames in 2003. Further, the Company recorded $0.1 million of goodwill associated with the acquisition of Jingmen Pratt (see Note 4) in 2003.

     The changes in the various amortizable intangible assets from September 30, 2002 to September 30, 2003, relates primarily to acquisitions (see Note 4).

     Amortization of definite lived intangible assets was $20.3 million, $16.8 million, and $17.1 million for the years ended September 30, 2001, 2002 and 2003, respectively. Estimated amortization for the years ending September 30, 2004, 2005, 2006, 2007 and 2008 is $15.0 million, $1.2 million, $1.0 million,
$0.4 million and $0.4 million, respectively.

     The reconciliation of net income (loss) as reported to that adjusted on a pro forma basis to exclude goodwill and indefinite lived intangibles, amortization, including related tax effects, for the year ended September 30, 2001 is as follows:

                                                                  2001
                                                           ---------------------
                                                           (dollars in millions)

Reported net income (loss)                                   $    (42.8)
Add: Goodwill and indefinite lived intangibles
   amortization, net of tax                                         3.5
                                                           ---------------------
Adjusted pro forma net income (loss)                         $    (39.3)
                                                           =====================

     Impairment of Long-Lived Assets--In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the Company would measure the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows for certain long-lived assets are not sufficient to recover the carrying value of such assets, these assets are adjusted to their fair values, which represents discounted cash flows.

     Warranty Costs--The Company accrues for the estimated cost of product warranties at the time of sale based on historical experience. Adjustments to obligations for warranties are made as changes in the obligations become reasonably estimable. The following table summarizes information concerning the Company's product warranty:

                                                         (dollars in millions)
                                                         ---------------------

Accrual at September 20, 2002.........................    $        0.5
Accruals for warranties...............................             1.3
Settlement of warranty claims.........................            (0.9)
                                                         ---------------------
Accrual at September 30, 2003.........................    $        0.9
                                                         =====================

     Shipping and Handling--Costs to ship products to customers are included in cost of sales in the Consolidated Statements of Operations. Amounts billed to customers, if any, to cover shipping and handling costs are included in net sales.

     Customer Rebates--Customer rebates are applied against net sales based on estimates with respect to the deductions at the time the sale is recorded.

     Deferred Financing Fees--Deferred costs of debt financing included in other non-current assets are amortized over the life of the related loan agreements, which range from one to eight years. Such costs are reassessed when amendments occur, in accordance with Emerging Issues Task Force (EITF) 96-19, "Debtors Accounting for a Modification or Exchange of Debt Instruments."

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Income Taxes--Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax basis of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Tooling--Other current assets include maintenance and tooling inventory costs. Perishable tools and maintenance items are expensed when put into service. More durable items are amortized over their estimated useful lives, ranging from 4 to 10 years.

     Research and Development--Research and development expenditures are expensed when incurred.

     Advertising--Advertising costs are expensed when incurred.

     Accumulated Other Comprehensive Loss--SFAS No. 130 "Reporting Comprehensive Income" establishes guidelines for the reporting and display of comprehensive income (loss) and its components in financial statements. Comprehensive income
(loss) includes foreign currency translation adjustments and additional minimum pension liability adjustments.

     Translation of Foreign Currency--Assets and liabilities of the Company's businesses operating outside of the United States of America which account in a functional currency other than U.S. dollars are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates effective during the year. Foreign currency translation gains and losses are included as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions, the amounts of which are not material, are included in cost of sales.

     Derivative Instruments and Hedging Activities--The Company currently uses interest rate swaps as required in the credit agreement to reduce the risk of interest rate volatility. The amount to be paid or received from interest rate swaps is charged or credited to interest expense over the lives of the interest rate swap agreements. Changes in the fair value of derivatives are recorded each period in earnings or Accumulated Other Comprehensive Income (Loss), depending on whether a derivative is designated and effective as part of a hedge transaction and meets the applicable requirements associated with FAS 133 (see
Note 10).

     Additionally, the Company utilizes forward contracts to mitigate its exposure to changes in foreign currency exchange rates from third party and intercompany forecasted transactions. The primary currency to which the Company is exposed and to which it hedges the exposure is the Canadian Dollar. The effective portion of unrealized gains and losses associated with forward contracts are deferred as a component of Accumulated Other Comprehensive Income
(Loss) until the underlying hedged transactions are reported in the Company's consolidated statement of earnings. As of September 30, 2002, there were no outstanding forward contracts, nor were there any unrealized gains or losses, and as of September 30, 2003 unrealized losses on outstanding forward contracts totaled $15,000. The fair value of these forward contracts was approximately $1.5 million at September 30, 2003.

     Stock Based Compensation--The Company accounts for its stock based compensation plan under Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," which requires recognizing compensation costs based upon the intrinsic value of the equity instrument at the grant date. The FASB issued SFAS No. 123, "Accounting for Stock Based Compensation," which encourages companies to recognize compensation costs based upon the fair value of the equity instrument at the grant date. However, SFAS No. 123 allows companies to continue to apply the provisions of APB No. 25 and make pro forma disclosures assuming a hypothetical fair value application. The Company has adopted the pro forma disclosure provisions of SFAS No. 123.

     The Company recognizes compensation cost for stock based compensation arrangements equal to the difference, if any, between the quoted market price of the stock option and the exercise price at the date of the grant in accordance with the provisions of APB No. 25. All options granted under the Management Incentive Plan were issued at quoted market prices at the date of grant.

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148 "Accounting for Stock Based Compensation--Transition and Disclosure," to stock based employee compensation.

                                                                                 2001          2002         2003
                                                                              -----------  -----------   -----------
                                                                                      (dollars in millions)

Net income, as reported..................................................     $    (42.8)  $     13.3    $     34.4
Deduct: Total stock based employee compensation expense determined under
   fair value base method for all awards, net of tax related effects.....           (0.3)        (0.3)         (0.2)
                                                                              -----------  -----------   -----------
Pro forma net income.....................................................     $    (43.1)  $     13.0    $     34.2
                                                                              ===========  ===========   ===========

     Use of Estimates--The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make extensive use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Significant estimates in these financial statements include allowances for doubtful accounts receivable, estimates of future cash flows associated with assets, asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, income taxes and tax valuation reserves and the determination of discount and other rate assumptions for pension and post-retirement employee benefit expenses. Actual results could differ from those estimates.

4.  Acquisitions

     Effective October 10, 2002, the Company acquired certain assets of Specialty Steel Corporation ("Specialty Steel"). The acquisition has been accounted for in accordance with SFAS No. 141, and the operating results have been included in the consolidated results since the date of acquisition. Specialty Steel is a machine shop for large products. The acquisition of Specialty Steel will allow the company to machine large products previously outsourced by the Company. The Company paid a final purchase price of approximately $1.8 million in cash, net of cash acquired. The Company's source of funds for this acquisition was unrestricted cash.

     The purchase price of $1.8 million was allocated entirely to the fair value of the property, plant and equipment acquired from Specialty Steel.

     Effective January 24, 2003, the Company acquired certain assets of Milliken Valve Corp. ("Milliken"). The acquisition has been accounted for in accordance with SFAS No. 141, and the operating results have been included in the consolidated results since the date of acquisition. Milliken is a manufacturer of plug valves. The acquisition of Milliken will allow the company to improve profitability on plug valve sales. The Company paid a final purchase price of approximately $7.5 million in cash, net of cash acquired. The Company's source of funds for this acquisition was unrestricted cash.

     The following summary presents the estimated fair values of the assets acquired and liabilities assumed as of January 24, 2003, the date of acquisition.

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.  Acquisitions (Continued)

                                                           (dollars in millions)
                                                           ---------------------

Current assets..........................................    $        4.6
Property, plant and equipment...........................             0.8
Intangible assets

     Trademarks.........................................             1.9
     Customer relationships.............................             2.0
     Noncompete agreements..............................             0.1
                                                           ---------------------
         Total intangible assets........................             4.0
                                                           ---------------------
         Total assets...................................    $        9.4
                                                           ---------------------
Current liabilities.....................................             1.9
                                                           ---------------------
         Total liabilities..............................    $        1.9
                                                           ---------------------
Net assets acquired.....................................    $        7.5
                                                           =====================

     In accordance with the appraisals done at the acquisition date, the trademarks will be amortized over 15 years and the customer relationships will be amortized over 10 years. The non-compete agreement will be amortized over the five-year life of the agreement.

     Effective March 18, 2003, the Company acquired certain assets of Jingmen Pratt ("Jingmen" formerly "LS Industries"). The acquisition has been accounted for in accordance with SFAS No. 141, and the operating results have been included in the consolidated results since the date of acquisition. Jingmen is a supplier of manufactured butterfly valves. The acquisition of Jingmen will allow the company to improve profitability of butterfly valve products. The Company paid a final purchase price of approximately $1.9 million in cash, net of cash acquired. The Company's source of funds for this acquisition was unrestricted cash.

     The following summary presents the estimated fair values of the assets acquired and liabilities assumed as of March 18, 2003, the date of acquisition.

                                                           (dollars in millions)
                                                           ---------------------

Current assets...........................................    $       1.4
Property, plant and equipment............................            0.8
Intangible assets

     Noncompete agreements...............................            0.6
     Goodwill............................................            0.1
                                                           ---------------------
         Total assets....................................    $       2.9
                                                           ---------------------
Current liabilities......................................            1.0
                                                           ---------------------
Total liabilities........................................    $       1.0
                                                           ---------------------
         Net assets acquired.............................    $       1.9
                                                           =====================

     The non-compete agreement will be amortized over the three-year life of the agreement.

     Effective October 11, 2001, the Company acquired certain assets of Beck Manufacturing ("Beck"). The acquisition has been accounted for in accordance with SFAS No. 141, and the operating results have been included in the consolidated results since the date of acquisition. Beck is a leading manufacturer of pipe nipples, couplings, and conduit couplings, elbows and nipples. The Beck acquisition provides an entry into the electrical marketplace. The Company paid a final purchase price of approximately $27.5 million in cash, net of cash acquired. None of Beck's bank debt was assumed. Initially, the Company's source of funds for this acquisition was its existing bank credit facility, which was subsequently paid down with cash flows from operations.

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


4.  Acquisitions (Continued)

     The following summary presents the estimated fair values of the assets acquired and liabilities assumed as of October 11, 2001, the date of acquisition.

                                                          (dollars in millions)
                                                          ---------------------

Current assets.........................................     $        16.3
Property, plant and equipment..........................              17.2
Intangible assets......................................               2.1
                                                          ---------------------
     Total assets......................................     $        35.6
                                                          ---------------------
Current liabilities....................................               8.1
                                                          ---------------------
     Total liabilities.................................     $         8.1
                                                          ---------------------
Net assets.............................................     $        27.5
                                                          =====================

     The allocation of purchase price above reflects adjustments made during fiscal year 2002 based on finalization of valuations of certain assets and liabilities. The intangible asset acquired was non-compete agreements with the former owners. This asset is being amortized over the 5-year life of the agreement.

     Effective December 7, 2001, the Company acquired all the assets of Hydro Gate. The acquisition has been accounted for in accordance with SFAS No. 141, and the operating results have been included in the consolidated results since the date of acquisition. Hydro Gate is a manufacturer of sluice and slide gates. The acquisition of Hydro Gate allows the Company to expand market share in the waste water market segment and also complements the Company's current product offering. The Company paid a purchase price of approximately $2.3 million in cash, net of cash acquired. The Company's source of funds for this acquisition was its existing bank credit facility, which was subsequently paid down with cash flows from operations.

     The following summary presents the estimated fair values of the assets acquired and liabilities assumed as of December 7, 2001, the date of acquisition.

                                                           (dollars in millions)
                                                           ---------------------

Current assets........................................     $         1.7
Property, plant and equipment.........................               0.1
Goodwill..............................................               0.8
                                                           ---------------------
     Total assets.....................................     $         2.6
                                                           ---------------------
Current liabilities...................................     $         0.3
                                                           ---------------------
     Total liabilities................................     $         0.3
                                                           ---------------------
Net assets acquired...................................     $         2.3
                                                           =====================

     The following unaudited pro forma summary presents the consolidated results of operations for each of the years ended September 30 as if the acquisitions of Specialty Steel, Milliken and Jingmen had occurred at the beginning of fiscal 2002:

                                                                (Unaudited)
                                                           ---------------------
                                                              2002       2003
                                                           ---------   ---------
                                                           (dollars in millions)

Net sales.............................................     $   915.9   $   928.1
Net income............................................     $    15.1   $    34.9

     The unaudited consolidated pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisitions occurred on that date, nor is it indicative of the results that may occur in the future.

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.  Revenue Recognition

     Revenue from the sale of products is recognized when both title and risk of loss has been transferred, which is upon receipt of products by the customer. Net sales are recorded net of cash discounts and rebates.

     Effective September 30, 2001, the Company changed its method of accounting for certain shipments. Under the new accounting method, certain sales are not recognized until the goods arrive at the customer's location, at which point both title and risk of loss are transferred to the customer. Prior to September 30, 2001, the Company recognized these sales once the goods were shipped, as the title had transferred. The cumulative effect of this change as of October 1, 2000 of $2.7 million (net of income tax benefit of $1.8 million) is shown as the cumulative effect of accounting change in the 2001 Consolidated Statements of Operations. Under the previous basis of accounting, the loss before income taxes would have been $30.9 million for the year ended September 30, 2001.

6.  New Accounting Pronouncements

     FASB issued SFAS No. 143, "Accounting for the Obligations Associated with the Retirement of Long-Lived Assets," in June 2001 which is effective for the Company in the fiscal year ended 2003. The statement establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. The adoption of SFAS No. 143 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows for the period ended September 30, 2003.

     Effective January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing or other exit or disposal activity. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows for the period ended September 30, 2003.

     Effective October 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the exemption to consolidation when control over a subsidiary is likely to be temporary. The adoption of this new standard did not have a material impact on the Company's consolidated financial position, results of operations or cash flows. During 2003, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 required the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 required the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Adoption of Interpretation No. 45 did not have a material impact on the Company's consolidated financial statements.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual return or both. Interpretation No. 46 also provides criteria for determining whether an entity is a variable interest entity subject to consolidation. Interpretation No. 46 requires immediate consolidation of variable interest entities created after January 31, 2003. For variable interest entities created prior to February 1, 2003, consolidation is required on July 1, 2003. Interpretation No. 46 did not have a material impact on the Company's consolidated financial statements at the date of adoption or at September 30, 2003.

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.  New Accounting Pronouncements (Continued)

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).

     As discussed in Note 9, Holdings issued 16% Senior Exchangeable Preferred Stock in connection with its formation which will be subject to SFAS 150 for the fiscal year beginning October 1, 2004. Unless such preferred stock has been redeemed prior to October 1, 2004, the Company will reclassify the preferred stock and present it in the balance sheet as a long-term liability representing the settlement amount as of September 30, 2004. Accretion on the preferred stock, previously treated as an adjustment to additional paid-in capital, will be reported as interest expense related to the preferred stock obligation. As such accretion is not tax deductible, no deferred income tax benefit will be recorded. The Company currently plans to redeem such preferred stock prior to October 1, 2004.

7.  Income Taxes

     The Company's income tax provision (benefit) was computed in accordance with SFAS No. 109 and is based on current tax rates. The Company's foreign income tax provision relates to Canadian federal and provincial income taxes.

     The provision (benefit) for income taxes and the reconciliation between the United States federal income taxes at the statutory rate on consolidated income
(loss) before taxes and the Company's income tax provision (benefit) are as follows.

                                                                                 Fiscal year ended September 30,
                                                                              -------------------------------------
                                                                                 2001          2002         2003
                                                                              -----------  -----------  -----------
                                                                                      (dollars in millions)

U.S. federal income taxes at the statutory rate..........................     $    (18.7)  $      8.4   $     20.4
Adjustments to reconcile to the Company's income tax provisions..........
U.S. state income tax provision, net.....................................           (1.8)         0.2          2.1
Foreign net losses.......................................................            0.6          0.6          0.6
Nondeductible charges....................................................            2.3          0.7          0.3
Research and development credit..........................................           (0.8)        (0.4)         --
Other....................................................................           (1.5)         1.2          0.5
                                                                              -----------  -----------  -----------
Provision (benefit) for income taxes.....................................          (19.9)        10.7         23.9
Deferred provision (benefit) for income taxes............................          (22.1)         7.6          0.6
                                                                              -----------  -----------  -----------
Current provision for income taxes, before cumulative effect of
   accounting change.....................................................     $      2.2   $      3.1   $     23.3
                                                                              ===========  ===========  ===========

     The provisions for the fiscal years ended September 30, 2001, 2002 and 2003 included $3.4 million, $3.6 million and $2.7 million, respectively, for foreign income taxes. The foreign component of income (loss) before income taxes was $7.9 million, $8.4 million and $6.9 million, respectively, for each of the periods above.

     The deferred income tax balance sheet accounts result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset (liability) are as follows:

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.  Income Taxes (Continued)

                                                             September 30,
                                                         ---------------------
                                                            2002        2003
                                                         ---------   ---------
                                                         (dollars in millions)

Deferred tax assets

Inventories..........................................    $    5.5    $    8.4
Identifiable intangibles.............................        12.6        14.4
Accrued liabilities and reserves.....................         5.7         3.9
Unrealized loss on derivatives.......................        12.2         6.8
 Accumulated other comprehensive loss................
Additional minimum pension liability.................        16.8        17.7
                                                         ---------   ---------
                                                             52.8        51.2
                                                         ---------   ---------

Deferred tax liabilities

Property, plant and equipment........................       (14.5)      (17.5)
Pensions.............................................        (6.0)       (6.0)
Other................................................        (4.3)       (3.8)
                                                         ---------   ---------
                                                            (24.8)      (27.3)
                                                         ---------   ---------

Net deferred income tax assets (liability)...........    $   28.0    $   23.9
                                                         =========   =========

     Undistributed earnings of the Company's foreign subsidiary amounted to approximately $55.4 million and $62.3 million at September 30, 2002 and 2003, respectively. These earnings are considered to be indefinitely reinvested and accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made, or in the event that such earnings are repatriated, the Company anticipates incurring no additional taxes that would not be creditable in the United States.

8.  Borrowing Arrangements

     Long-Term Debt--Long-term debt consists of the following obligations:

                                                             September 30,
                                                         ---------------------
                                                           2002         2003
                                                         ---------   ---------
                                                         (dollars in millions)

Credit facility

Term loans........................................     $   528.7     $   523.4
Subordinated notes................................          50.0          50.0
Capital lease obligations.........................           2.3           2.3
                                                         ---------   ---------
                                                           581.0         575.7
Less current portion..............................          (6.2)         (6.2)
                                                         ---------   ---------
                                                       $   574.8     $   569.5
                                                         =========   =========

     In June 2002 Group amended its credit facility . The changes to the credit facility involved term loan interest rates, principal amortization, and amendments of certain covenant limitations. The amended credit agreement also permits Group to enter into certain receivables financing transactions in an amount up to $80 million. As of September 30, 2003, Group has not entered into any such receivables financing transactions. As a result of this refinancing, Group wrote-off $1.6 million of deferred financing costs associated with the prior credit facility, which is included as part of 2002 interest expense.

     Existing term loans were repaid with proceeds of a new term loan. Consequently the amended credit facility consists of a $530.0 million term loan, and a $100.0 million revolving credit facility which provides for loans and

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


8.  Borrowing Arrangements (Continued)

under which letters of credit may be issued. At September 30, 2003, there were no outstanding borrowings related to the revolving credit facility and $17.1 million of outstanding letters of credit against the revolving credit facility.

     Availability of borrowings and letters of credit under the revolving credit facility are subject to satisfaction of a borrowing base consisting of 85% of eligible accounts receivable and 50% of eligible inventory. The revolving credit facility and term loans mature as follows:

                 Revolving credit facility........            August 16, 2005
                 Term loan E......................               May 31, 2008

     Loans under the current credit facility bear interest at Group's option, at:

                                                          LIBOR     Alternate
                                                           Plus     Base Plus
                                                         -------    ---------

Revolving credit facility............................     3.00%       1.75%
Term loan............................................     2.75%       1.50%

     The term loans under the prior credit facility had interest rates ranging from LIBOR plus 3.00% to LIBOR plus 4.00%.

     Group pays commitment fees in an amount equal to 0.50% per year on the daily average unused portion of the revolving credit facility. These fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. The applicable margins for revolving credit loans and commitment fees are determined based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of Group and its subsidiaries (as defined in the credit facility).

     Group will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at a rate per year equal to
(1) in the case of standby letters of credit, the then existing applicable LIBOR rate margin for revolving credit loans and (2) in the case of commercial letters of credit, 1.25%, which shall be shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

     The aggregate amount of long-term debt term loans maturing in each of the next five years ending September 30 is as follows (in millions):

2004.....................................................     $         5.3
2005.....................................................               5.3
2006.....................................................               5.3
2007.....................................................             129.9
To May 2008..............................................             377.6
                                                              -------------
                                                              $       523.4
                                                              =============

     The credit facility is subject to mandatory prepayments:

     o with the net cash proceeds of the sale or other disposition of any property or assets of, or receipt of casualty proceeds by, Group, subject to specified exceptions;

     o with 50% of the net cash proceeds received from the issuance of equity securities of Group unless the leverage ratio is less than 3.5:1 on a pro forma basis, subject to specified exceptions;

     o with the net cash proceeds received from issuances of debt securities by Group subject to specified exceptions; and

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.  Borrowing Arrangements (Continued)

     o with 50% of excess cash flow, as defined in the credit facility, for each fiscal year unless the leverage ratio is less than 3.25:1 on a pro forma basis, subject to specified exceptions.

     Holdings, Group's parent, and all of Group's direct and indirect domestic subsidiaries are guarantors of the credit facility. Group's obligations under the credit facility are collateralized by:

     o a first priority perfected lien on substantially all existing and after acquired personal property of Group and the subsidiary guarantors, all restricted cash and restricted cash equivalents, a pledge of all of the stock of all existing or future domestic subsidiaries and no more than 65% of the voting stock of any foreign subsidiary and a pledge of all intercompany indebtedness in favor of Group or any direct subsidiary;

     o first priority perfected liens on all material existing and after acquired real property and leasehold interests of Group and the subsidiary guarantors, subject to customary permitted liens described in the new credit facility;

     o    a pledge by the Company of capital stock; and

     o    a negative pledge on all assets of Group and its subsidiaries.

     The credit facility contains covenants and restrictions on Group's ability to engage in specified activities, including, but not limited to:

     (1)  limitations on other indebtedness, liens, investments and guarantors,

     (2) restrictions on dividends and redemptions and prepayments of subordinated debt;

     (3)  limitations on capital expenditures, and

     (4) restrictions on mergers and acquisitions, sales of assets, leases and transactions with affiliates.

     The credit facility also contains financial covenants requiring Group to maintain:

     o    minimum EBITDA

     o    minimum coverage of interest expense

     o    minimum coverage of fixed charges, and

     o    a maximum leverage ratio.

     At September 30, 2003, Group was in compliance with the aforementioned restrictive covenants.

     Senior Subordinated Debt--The senior subordinated debt consists of promissory notes with a principal amount of $50.0 million. A majority of these notes have been issued to an owner of Holdings. These notes bear interest at a rate of 14.0% per annum, payable semi-annually.

     The outstanding balance of the notes on September 30, 2003 was $50.0 million. No payment of principal is due until May 5, 2009. (See Note 19 regarding subsequent event).

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.  Borrowing Arrangements (Continued)

     The notes contain covenants and restrictions on Group's ability to engage in specified activities, including but not limited to:

     (1)  limitations on other indebtedness, liens, investments and guarantors,

     (2) restrictions on dividends and redemptions and prepayments of subordinated debt,

     (3) restrictions on mergers and acquisitions, sales of assets, leases and transactions with affiliates.

     Some of these activities are permitted if Group's coverage of fixed charges exceeds a specified ratio.

     Capital Leases--The Company leases automobiles under capital lease arrangements that expire over the next four years. Assets and their respective accumulated depreciation recorded under capitalized lease agreements included in fixed assets were $2.3 million as of September 30, 2003.

     Future minimum lease payments under scheduled capital leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

                                                            (dollars in
                                                              millions)
                                                              ---------
Fiscal 2004............................................         $1.1
Fiscal 2005............................................          0.9
Fiscal 2006............................................          0.6
Fiscal 2007............................................          0.1
                                                              ---------

     Total minimum lease payments......................          2.7
Amount representing interest...........................         (0.4)
                                                              ---------

Obligations under capital leases.......................          2.3
Obligations due within one year........................         (0.9)
                                                              ---------

Long term obligations..................................         $1.4
                                                              =========

     Interest Rate Swap--The Company has entered into interest rate swap agreements with a notional principal amount of $275 million in order to reduce interest rate risks and manage interest expense. The swap agreements, which mature between October 2003 and July 2005, effectively convert floating-rate debt into fixed-rate debt and carry an average fixed interest rate of 6.27% at September 30, 2003. Interest differentials to be paid or received because of swap agreements are reflected as an adjustment to interest expense over the related debt period. While the Company is exposed to credit loss on its interest rate swaps in the event of non-performance by the counterparties to such swaps, management believes such non-performance is unlikely to occur given the financial resources of the counterparties.

9.  Redeemable Preferred and Common Stock

     Redeemable Preferred Stock--In connection with its formation in 1999, the Company issued two million shares of 16% Senior Exchangeable Preferred Stock, due August 15, 2010, par value $0.01 per share ("preferred stock"). The preferred stock bears dividends at a rate of 16% per annum, which dividends will accrue or be payable in cash at the Company's option until August 2006 and must be paid in cash thereafter when and if declared by the Company's board of directors out of funds legally available therefore. The liquidation value on any future date is the sum of $25 per share plus the dividend accretion since issuance.

     Upon a change of control or upon the payment by the Company of certain types of restricted payments, including payment of dividends on the common stock of the Company, the preferred stock is subject to redemption

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.  Redeemable Preferred and Common Stock (Continued)

at the holder's option at 101% of its liquidation preference. Additionally, the stock is subject to mandatory redemption for cash in August 2010 out of funds legally available therefore. Group's credit facility imposes restrictions upon Group's ability to make distributions to the Company. A failure by the Company to pay dividends or redeem such stock when required or a breach of certain covenants would entitle the holders to two directors on the Company's board.

     Prior to August 15, 2004, Holdings may redeem the preferred stock at 114% of liquidation value. On or after August 15, 2004, Holdings may at its option redeem the preferred stock at the following liquidation values:

                                                         Percentage liquidation
                     Year beginning August 15,                    value
-------------------------------------------------------  ----------------------
2004..................................................           108.000%
2005..................................................           105.333%
2006..................................................           102.667%
2007 and thereafter...................................           100.000%

     The preferred stock, in certain circumstances, is exchangeable at the option of the Company for 16% Senior Subordinated Exchange Debentures due 2010.

     The accretion of dividends of $10.4 million, $12.1 million and $14.2 million for the years ended September 30, 2001, 2002 and 2003, respectively, was accounted for as a non-cash transaction.

     Redeemable Common Stock--Group has entered into an employment agreement with Dale Smith, Group's president and chief executive officer. This agreement, in certain circumstances, gives Mr. Smith the right to sell to the Company, and gives to Holdings the right to purchase from Mr. Smith, all equity interests that Mr. Smith has in the Company at a price equal to the fair market value of such equity interests as of the date of such sale or purchase, as the case may be. The Company has classified an amount representing the initial fair value of the redeemable shares of common stock owned by Mr. Smith outside of permanent equity. At September 30, 2002 and 2003, there were outstanding, 5.0 million and
5.5 million Class A Common Shares, respectively. Shareholder loans and interest receivable associated with theses shares at September 30, 2002 and 2003 was approximately $2.9 million and $3.2 million, respectively. These shares of common stock have not been marked-to-market as the circumstances that would give rise to Mr. Smith's right to sell, and to Holdings' right to purchase, Mr. Smith's shares of common stock are considered remote currently.

10.  Derivative Instruments

     Effective October 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (the "Statements"). The Statements require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in earnings or Accumulated Other Comprehensive Income (Loss), depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Any gains and losses on derivative instruments that are reported in Accumulated Other Comprehensive Income (Loss) are included in earnings in the periods in which earnings are affected by the hedged item. All gains or losses since the adoption of SFAS No. 133 associated with interest rate swaps have been included in earnings and not Accumulated Other Comprehensive Income (Loss).

     For a derivative to qualify as a hedge at inception and throughout the hedge period, the Company must formally document the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Any financial instruments qualifying for hedge accounting must maintain a specified level of

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.  Derivative Instruments (Continued)

effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

     Interest Rate Swaps--Upon the initial adoption on October 1, 2000, the Company recorded a liability of approximately $10.7 million for the fair value of interest rate swaps, with a reduction of $6.4 million (net of income tax benefit of $4.3 million) to net (loss) in the statement of operations. At September 30, 2001, 2002 and 2003, the fair value of interest rate swaps was a liability of $34.2 million, $30.5 million and $17.2 million, respectively.

11.  Commitments and Contingencies

     The Company occupies certain facilities under leases that expire at various dates through the year 2013. Rental expense under these leases and leases for equipment was $8.5 million, $7.3 million and $9.3 million for the fiscal years ended September 30, 2001, 2002 and 2003, respectively. At September 30, 2003, the aggregate minimum lease payment obligations of $29.8 million under noncancelable operating leases were as follows:

                                                                (dollars in
                                                                  millions)
                                                                  ---------

2004.........................................................        $7.1
2005.........................................................         6.5
2006.........................................................         5.3
2007.........................................................         4.1
2008.........................................................         3.1
Thereafter...................................................         3.7
                                                                  ---------
                                                                    $29.8
                                                                  =========

     The Company is subject to retention on certain contracts, with the retention portion of the amount receivable paid upon project completion.

     In the normal course of business, the Company incurs claims with respect to product liability. Such claims are insured up to certain limits, with such policies containing certain self-insured retention limits. Prior to August 1999, product liability and environmental claims that occurred are subject to indemnification by Tyco, based on the provisions of the acquisition agreement.

     Workers compensation claims are self-insured by the Company to the extent of stop loss coverage per claim. The claim liability is recorded based on an actuarially determined estimate of the present value of the obligation outstanding at year-end. The undiscounted liability in both 2002 and 2003 was approximately $7.7 million, and a 6% discount rate was used to discount these liabilities.

     At September 30, 2002 and 2003, the Company had recorded liabilities related to product liability and workers compensation of $6.2 million and $7.1 million, respectively. In the opinion of management, accruals associated with contingencies incurred in the normal course of business are sufficient. Resolution of existing contingencies is not expected to significantly affect the Company's financial position and result of operations.

     The Company is subject to warranty claims related to sales of water meters that can be read remotely by hand-held or drive-by electronic readers. Radio transmitters purchased from one of its third party vendors have demonstrated a high failure rate and actions to correct the issue have been only partially effective. To date, the third party vendor has taken financial responsibility with respect to this matter and the Company has incurred insignificant costs. However, should the third party vendor be unable to correct the issue or be unable to meet its warranty obligations with respect to this matter, the Company may find it necessary to replace the third party vendors' radio transmitters, which is not expected to exceed $6 million. The Company has agreed to purchase 30,000 units with an approximate total cost of $3 million from this third party vendor, contingent on the vendor's on-going ability to meet its warranty obligations to the Company.

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.  Retirement Plans

     Defined Benefit Pension Plans--The Company has a number of non-contributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees. Contributions are based on periodic actuarial valuations which use the projected unit credit method of calculation and are charged to the statements of operations on a systematic basis over the expected average remaining service lives of current employees. The net periodic pension expense is assessed in accordance with the advice of professionally qualified actuaries in the countries concerned. The Company's funding policy is to make annual contributions to the extent such contributions are tax deductible as actuarially determined. The benefits under the defined benefit plans are based on years of service and compensation.

     The following table presents the changes in the projected benefit obligations:

                                                                              Fiscal year ended
                                                                                September 30,
                                                                            ---------------------
                                                                               2002        2003
                                                                            ----------   --------
                                                                            (dollars in millions)

Projected benefits obligation, beginning of the period..................       $84.4       $93.0
Net increase during the period attributed to
     Service cost.......................................................         1.8         2.0
     Interest cost......................................................         6.0         6.1
     Actuarial losses...................................................         6.7         8.2
     Benefits paid......................................................        (5.8)       (6.3)
     Plan amendments....................................................        --           0.4
                                                                            ----------   --------
     Settlement.........................................................        (0.2)       --
     Employee contributions.............................................         0.1         0.1
     Currency translation adjustment....................................        --           1.1
                                                                            ----------   --------

Net increase for the period.............................................         8.6        11.6
                                                                            ----------   --------

Projected benefit obligation, end of the period ........................       $93.0      $104.6
                                                                            ==========   ========

     The following table presents the changes in fair value of net assets available for plan benefits:

                                                                                                  Fiscal year ended
                                                                                                    September 30,
                                                                                                ---------------------
                                                                                                   2002        2003
                                                                                                ----------   --------
                                                                                                (dollars in millions)

Fair value of net assets available for plan benefits at beginning of period................        $73.5       $62.5
Increase (decrease) during the period attributed to Actual return on plan assets...........         (5.5)        8.3
Sponsor contributions......................................................................          0.6         5.5
Benefits paid..............................................................................         (5.8)       (6.3)
Settlement.................................................................................         (0.2)        0.0
Employee contributions.....................................................................          0.1         0.1
Contributions to Defined Contribution Retirement Plan from Defined Benefit Pension Plans...         (0.1)        0.0
Currency translation adjustment............................................................         (0.1)        1.5
                                                                                                ----------   --------
Net increase (decrease) for the period.....................................................        (11.0)        9.1
                                                                                                ----------   --------
Fair value of net assets available for plan benefits at the end of the period..............        $62.5       $71.6
                                                                                                ==========   ========

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


12.  Retirement Plans (Continued)

     The projected benefit obligation (PBO), the accumulated benefit obligation
(ABO) and fair value (FV) of plan assets for the Company's defined benefit pension plans was:

                                                                2002                               2003
                                                  ---------------------------------  --------------------------------
                                                                          FV Plan                            FV Plan
                                                     ABO         PBO       Assets       ABO         PBO       Assets
                                                  ----------  ---------  ----------  ----------  ---------  ---------
                                                                         (dollars in millions)

Plans with ABO in excess of plan assets......     $    88.6   $    88.6  $    55.9   $    99.1   $    99.1  $    63.1
Plans with plan assets in excess of ABO......           4.4         4.4        6.6         5.5         5.5        8.5

                                                  ----------  ---------  ----------  ----------  ---------  ---------
     Total...................................     $    93.0   $    93.0  $    62.5   $   104.6   $   104.6  $    71.6
                                                  ==========  =========  ==========  ==========  =========  =========

     The following is a reconciliation of the funded status of the plans:

                                                                                                   Fiscal year ended
                                                                                                     September 30,
                                                                                                 ---------------------
                                                                                                    2002       2003
                                                                                                 ---------   ---------
                                                                                                 (dollars in millions)

Funded status...............................................................................     $  (30.5)   $  (33.0)
Prior service cost not yet recognized in net period pension cost............................          0.6         0.9
Unrecognized net loss.......................................................................         42.8        45.0
                                                                                                 ---------   ---------
Net amount recognized.......................................................................     $   12.9    $   12.9
                                                                                                 =========   =========

     Amounts recognized in the Consolidated Balance Sheets consist of:

                                                                                                   Fiscal year ended
                                                                                                     September 30,
                                                                                                 ---------------------
                                                                                                    2002       2003
                                                                                                 ---------   ---------
                                                                                                 (dollars in millions)

Accrued pension liability...................................................................     $  (29.6)   $  (32.2)
Pension intangible..........................................................................          0.6         0.9
Accumulated other comprehensive loss
   Additional minimum pension liability (pretax)............................................         41.9        44.2
                                                                                                 ---------   ---------
Net amount recognized.......................................................................     $   12.9    $   12.9
                                                                                                 =========   =========

     The following table presents the components of annual net periodic pension expense:

                                                                                           Fiscal year ended
                                                                                             September 30,
                                                                                  --------------------------------------
                                                                                     2001          2002         2003
                                                                                  ----------   -----------   -----------
                                                                                         (dollars in millions)
Service cost...............................................................       $     1.8     $     1.8    $     2.0
Interest cost..............................................................             5.9           6.0          6.1
Return on assets...........................................................            (7.8)         (5.8)        (4.6)
Amortization of prior service cost.........................................             0.1           0.1          0.1
Contribution to Defined Contribution

   Retirement Plan from Defined Benefit Pension Plans......................             --            0.1          --
Amortization of unrecognized net actuarial loss............................             --            1.3          2.5
                                                                                  ----------   -----------   -----------
Net periodic pension expense...............................................       $     --      $     3.5    $     6.1
                                                                                  ==========   ===========   ===========

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.  Retirement Plans (Continued)

     The projected pension obligation for the plans was determined using the weighted average assumptions:

                                                         At September 30,
                                                    ---------------------------
                                                     2001      2002      2003
                                                    -------   -------   -------
Settlement discount rate.........................     7.5%      6.8%      6.0%
Rates of compensation increase...................     3.5%      4.7%      5.0%
Long term rates of return on assets..............     8.3%      7.9%      7.9%

     Of the total plan obligations at September 30, 2001, 2002 and 2003, 93%, relate to U.S. plans and 7%, relate to non-U.S. plans. Plan assets are invested principally in equity and fixed income instruments.

     Defined Contribution Retirement Plan--Certain employees of the Company participate in a defined contribution 401(k) matching plan. Pension expense for the defined contribution plan is computed as a percentage of participants' compensation and was $5.7 million, $7.3 million and $5.9 million for the fiscal years ended September 30, 2001, 2002 and 2003, respectively.

13.  Supplementary Balance Sheet Information

     Selected supplementary balance sheet information is presented below:

                                                               September 30,
                                                        ------------------------
                                                           2002         2003
                                                        ----------   -----------
                                                           (dollars in millions)
Inventories

Purchased materials and manufactured parts..........    $     48.4   $     46.3
Word in process.....................................          52.8         65.6
Finished goods......................................         124.8        128.6
                                                        ----------   -----------
                                                        $    226.0   $    240.5
                                                        ==========   ===========

Property, plant and equipment

Land................................................    $      9.3   $      9.5
Buildings...........................................          50.3         53.8
Machinery and equipment.............................         253.0        268.1
Leasehold improvements..............................           1.5          1.6
Capital lease assets................................           2.4          3.3
Construction in progress............................          15.2         12.1
Accumulated depreciation............................         (99.4)      (140.0)
                                                        ----------   -----------
                                                        $    232.3   $    208.4
                                                        ==========   ===========

Accrued expenses and other liabilities

Vacations and holidays..............................    $      7.8   $      7.9
Comprehensive liability and workers compensation....           6.2          7.1
Accrued interest....................................           8.2          6.3
Accrued payroll and bonus...........................          10.1         10.5
Accrued income taxes................................           0.5          6.6
Other...............................................          27.1         30.8
                                                        ----------   -----------
                                                        $     59.9   $     69.2
                                                        ==========   ===========

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.  Supplementary Income Statement Information

A reconciliation of net income (loss) to income available to common shareholders is as follows:

                                                                                  Fiscal year ended September 30,
                                                                              --------------------------------------
                                                                                 2001          2002         2003
                                                                              -----------  ------------  -----------
                                                                                     (dollars in millions)
Net income (loss) .......................................................     $    (42.8)  $     13.3    $     34.4
Less preferred share accretion...........................................          (10.4)       (12.1)        (14.2)
                                                                              -----------  ------------  -----------
Net income (loss) available to common shareholders.......................     $    (53.2)  $      1.2    $     20.2
                                                                              ===========  ============  ===========

     Selected supplementary income statement information is presented below.

                                                                                           Fiscal year ended
                                                                                             September 30,
                                                                                   --------------------------------
                                                                                     2001        2002        2003
                                                                                   ---------  ----------  ---------
                                                                                         (dollars in millions)

Research and development......................................................     $    4.4   $    3.5    $    5.2
                                                                                   =========  ==========  =========
Advertising...................................................................     $    2.3   $    1.5    $    1.6
                                                                                   =========  ==========  =========

Interest expense:

   Contractual interest expense...............................................     $   66.5   $   59.9    $   47.0
   Deferred financing fee amortization........................................          2.5        2.4         2.7
   Write off of deferred financing fees.......................................           --        1.6          --
   Interest rate swap (gains) losses..........................................         23.5       (3.7)      (13.3)
                                                                                   ---------  ----------  ---------
Total interest expenses.......................................................     $   92.5   $   60.2    $   36.4
                                                                                   =========  ==========  =========

15.  Supplementary Cash Flow Information

     Cash paid by the Company for interest during the fiscal years ended September 30, 2001, 2002 and 2003 was $65.7 million, $61.0 million and $48.1 million, respectively. The Company paid cash of $7.1 million, received a cash refund of $0.5 million and paid cash of $9.0 million for taxes during the fiscal years ended September 30, 2001, 2002 and 2003, respectively.

     During fiscal year 2002, the Company entered into several capital leases for automobiles. A capital lease obligation and capital lease assets of $2.4 million were recorded upon inception of these leases.

16.  Stock Plans

     Effective August 31, 2000, Holdings implemented its Management Incentive Plan and its Direct Investment Program. These stock plans were created with the purpose of attracting, retaining and motivating key employees of the Company. Prior to August 31, 2000, the Company did not have an employee stock option plan or a stock purchase plan; however, certain employees of the Company had been granted stock and stock options under Tyco's stock award plans.

     Direct Investment Program--Under the Direct Investment Program, certain employees are allowed to purchase a specific number of shares of Holdings, at a price equal to fair value at the time of the purchase. Under the plan, Holdings will loan the employee up to 50% of the total purchase price on a non-recourse basis. However, all shares of the plan are pledged as collateral. Holdings is authorized to grant 10 million shares under the plan and has issued approximately 9.5 million shares at a purchase price of $1.00 per share and 0.5 million shares at a purchase price of $1.50 per share as of September 30, 2003. The Company recorded non-cash compensation expense of $1.1 million and $0.7 million for the years ended September 30, 2002 and 2003 related to the loan portion of the shares purchased pursuant to the Direct Investment Program.

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     During 2003, the Company's chief executive officer purchased 476,244 shares of Holdings stock at $1.50 per share under the Direct Investment Program. See
Note 9 to the financial statements.

     Management Incentive Plan--Under the Management Incentive Plan, Holdings is authorized to grant stock options to key individuals of the Company. The options are granted to purchase common shares of Holdings at prices equal to the fair value of the common shares on the date the options are granted. The options become fully vested and exercisable on the eighth anniversary of the date of grant, provided that the individual is in the employment of the Company at all times during the vesting period. The agreement provides for accelerated vesting if certain milestones are achieved. The options expire on the tenth anniversary of the grant date.

     Holdings is authorized to grant options for 15 million shares. All options granted have an exercise price equal to the fair value at the date of grant. As of September 30, 2003, approximately 78% of the options that were granted prior to September 30, 2002 were vested and exercisable.

     During fiscal 2003, Holdings granted options for 1.7 million shares. These shares will vest 100% upon a change in control. If there had been a change in control at September 30, 2003, there would have been a compensation charge of $0.5 million. Additionally, 203,550 shares were cancelled due to employee terminations.

     Based upon the terms of the Holdings' current stock option plan, the fair value of the stock and the exercise price on the date of the grant are the same, thus no compensation charge is required to be recognized.

     Information with respect to stock option activity under the Company's plan is as follows:

                              Number of         Option Price    Weighted Average
                            Common Shares        Per Share       Exercise Price
                            ---------------   ---------------   ----------------

September 30, 2000.......      13,110,000     $         1.00    $         1.00
   Granted...............         210,000               1.00              1.00
   Exercised.............         (77,000)              1.00              1.00
   Cancelled.............        (274,125)              1.00              1.00
                            ---------------
September 30, 2001.......      12,968,875               1.00              1.00
   Granted...............         370,000               1.19              1.19
   Cancelled.............        (106,900)              1.00              1.00
                            ---------------
September 30, 2002.......      13,231,975      $1.00 to $1.19   $         1.01
                            ---------------
   Granted...............       1,700,000               1.50              1.50
   Cancelled.............        (203,550)              1.00              1.00
                            ---------------
September 30, 2003.......      14,728,425      $1.00 to $1.50            $1.06
                            ===============

     The weighted fair value of options granted, using the Black Scholes option pricing model, during 2001, 2002 and 2003 was $0.17, $0.11 and $0.20, respectively.

     As of September 30, 2003, the weighed average remaining life was 1.3 years.

     The fair value of each option granted is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions:

                                           2001          2002         2003
                                        -----------   -----------   -----------
Dividend yield...................            0.0%         0.0%          0.0%
Expected volatility..............            0.0%         0.0%          0.0%
Risk free interest rate..........            4.8%         2.3%          4.9%
Expected life....................          4 years      4 years       4 years

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.  Facility Rationalization and Related Costs

     2001--Management of the Company has developed a business strategy to enhance the Company's market position and improve growth and profitability. A key aspect of this strategy includes the reduction of operating costs. This strategy involves the implementation of several capital projects to increase capacity, reduce operating costs, enhance operating efficiencies and improve profitability. These initiatives include the implementation of lost foam technology at various facilities and equipment upgrades at certain facilities. As part of these projects, certain assets became idle and obsolete. The Company recorded a non-cash impairment charge related to this equipment of $5.6 million and other related costs of $3.3 million.

     Additionally, as part of its strategy to reduce operating costs, the company ceased operations at one of its plants. Certain production and the related equipment were relocated to another of the Company's manufacturing facilities. The remaining equipment was leased to a third party. The Company calculated the present value of the expected cash flows of these lease payments and the option to buy to determine the fair value of these assets. The Company recorded a non-cash impairment charge of $13.5 million and other related costs of $5.2 million.

     All of these costs were incurred and settled during the fiscal year ended September 30, 2001.

     2002--During fiscal 2002, the Company continued its efforts to reduce operating costs. The Company further implemented its lost foam technology, and incurred an additional $0.4 million of costs associated with the discontinuance of its green sand production process.

     Additionally, after reviewing its facility utilization and associated assets, the Company recorded a charge of $2.3 million related to asset impairment.

     All of these costs were incurred and settled during the fiscal year ended September 30, 2002.

     2003--During fiscal 2003, the Company continued its efforts to reduce operating costs. The Company incurred an additional $0.3 million of costs related to relocation of manufacturing production to another facility.

     Additionally, after reviewing its facility utilization and associated assets, the Company recorded a charge of $1.4 million related to asset impairment.

18.  Related Parties

     Substantially all of the outstanding shares of our common stock are held by the Donaldson, Lufkin & Jenrette ("DLJ") Merchant Banking funds. As a result of their stock ownership, the DLJ Merchant Banking funds control the Company and have the power to elect all of the Company's directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to the Company's certificate of incorporation and approving acquisitions or sales of all or substantially all of the Company's assets. The directors elected by the DLJ Merchant Banking funds have the ability to control decisions affecting the Company's capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

     Holdings has agreed to pay Credit Suisse First Boston ("CSFB") an annual advisory fee of $500,000 in connection with an financial advisory agreement, which has been paid by the Company. This agreement will terminate at the earlier of (1) August 2004 and (2) the date that DLJ Merchant Banking Funds no longer own in aggregate more than 50.0% of the equity of the Mueller Holdings, unless extended. The financial advisory agreement is being assigned by CSFB to DLJ Merchant Banking funds and the parties to the financial advisory agreement expect to renew it upon expiration.

     Holdings and its subsidiaries may from time to time enter into other investment banking relationships with CSFB or one of its affiliates pursuant to which CSFB or its affiliates will receive customary fees and will be entitled to reimbursement for all related reasonable disbursements and out-of-pocket expenses. We expect that any

                          MUELLER HOLDINGS (N.A.), INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

arrangement will include provisions for the indemnification of CSFB against a variety of liabilities, including liabilities under the federal securities laws.

     The aggregate amount of all fees payable to the CSFB-affiliated entities in connection with these arrangements was approximately $0.5 million, $4.5 million, and $0.9 million in 2001, 2002, and 2003, respectively.

     The Company has no material assets other than its ownership of Group's capital stock and accordingly depends upon distributions from Group to satisfy its cash needs. Their principal cash need is to pay dividends on its $100.5 million aggregate liquidation preference of preferred stock, which will accrete until August 2006 and must be paid in cash at a rate of 16% per annum thereafter. The stock is subject to mandatory redemption for cash in 2010 or earlier upon a change of control. Group's credit facility imposes restrictions upon Group's ability to make distributions to the Company. If the Company cannot pay dividends, redeem the stock when due, refinance the preferred stock or find other sources of financing, a failure by it to pay such dividends or redeem such stock would entitle the holders to a non-controlling interest in common shares of the Company and two directors on the Company's board. In addition, they could seek to obtain a judgment requiring the Company to make such payments, which would make them judgment creditors, and any failure to satisfy such a judgment could have a material adverse effect on the Company.

     Under the Direct Investment Program described in Note 16, certain employees are allowed to purchase shares of the Company. The Company will loan to employees up to 50% of the total purchase price of such shares on a non-recourse basis. At September 30, 2001, 2002 and 2003, such loans totaled $4.7 million and bear interest at 8.5% per annum. As of September 30, 2003, interest receivable on such shares totaled $0.7 million. Shareholder loans and related interest receivable associated with this program are presented as a reduction of permanent or temporary shareholders' equity in the balance sheet, depending on the underlying share classification.

19.  Subsequent Event

     In October 2003, Group amended its credit facility to permit early redemption of the $50 million senior subordinated notes. The amendment also included provision for a Term Loan E prepayment penalty of 1.0% under certain circumstances during a period ending October 2004. Additionally, the applicable margin on Term Loan E will increase by 0.25% if the Company's leverage ratio equals or exceeds 3.25:1.0.

     On November 14, 2003, Group redeemed the notes in full, along with accrued and unpaid interest of $0.3 million and early redemption penalty of $7.0 million. Additionally, $0.4 million of deferred financing fees were written off.

                          MUELLER HOLDINGS (N.A.), INC.
                      UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                                                          September 30,      March 27,
                                                                                               2003            2004
                                                                                         -------------    -------------
                                                                                                   (unaudited)
                                                                                              (dollars in millions)

Current assets
Cash and cash equivalents............................................................    $      71.4      $       8.3
Receivables, less allowance for doubtful accounts of $4.9 in September 2003 and $4.7
   in March 2004.....................................................................          137.3            153.7
Inventories..........................................................................          240.5            269.3
Deferred income taxes................................................................            5.6              6.0
Prepaid expenses and other current assets............................................           29.8             27.7
                                                                                         -------------    -------------
Total current assets.................................................................          484.6            465.0
Property, plant and equipment, net...................................................          208.4            197.9
Goodwill, net........................................................................          163.2            163.2
Identifiable intangibles, net........................................................           63.0             62.8
Pension intangible...................................................................            0.9              0.9
Deferred financing fees, net.........................................................           12.0             10.4
Deferred income taxes................................................................           18.3             17.4
Other noncurrent assets..............................................................            0.2              0.3
                                                                                         -------------    -------------
      Total assets...................................................................    $     950.6      $     917.9
                                                                                         =============    =============

Current liabilities
Accounts payable.....................................................................    $      46.7      $      57.0
Short-term borrowings................................................................           --                9.2
Current portion of long-term debt....................................................            6.2              7.5
Accrued expenses and other current liabilities.......................................           69.2             54.9
                                                                                         -------------    -------------
   Total current liabilities.........................................................          122.1            128.6
Long-term debt, net of current portion...............................................          569.5            516.8
Accrued pension liability............................................................           32.2             35.0
Other long-term liabilities..........................................................           17.2             10.9
                                                                                         -------------    -------------
   Total liabilities.................................................................          741.0            691.3
Commitments and contingencies (Note 9)...............................................           --               --
Redeemable preferred stock...........................................................           96.6            104.6
Redeemable common stock..............................................................            2.6              2.5

Shareholders' equity
Common stock:
Class A, $0.01 par value (400,000 shares authorized and 110,958,735 issued)..........            1.1              1.1
Class B, $0.01 par value, convertible, non-voting (150,000,000 shares authorized and
   89,343,699 shares issued).........................................................            0.9              0.9
Additional paid-in capital...........................................................          142.3            134.6
Retained earnings (deficit)..........................................................          (10.6)             4.9
Accumulated other comprehensive loss.................................................          (20.5)           (19.2)
Shareholder loans, including interest receivables....................................           (2.8)            (2.8)
                                                                                         -------------    -------------
Total shareholders' equity...........................................................          110.4            119.5
                                                                                         -------------    -------------
Total liabilities and shareholders' equity...........................................    $     950.6      $     917.9
                                                                                         =============    =============


    The accompanying notes are an integral part of the financial statements.

                          MUELLER HOLDINGS (N.A.), INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              Three months ended
                                                                                         ---------------------------
                                                                                            March 29,       March 27,
                                                                                              2003             2004
                                                                                         ------------    -----------
                                                                                                 (unaudited)
                                                                                            (dollars in millions)

Net sales............................................................................    $    229.1      $    236.9
Cost of sales........................................................................         167.1           169.4
                                                                                         ------------    -----------
     Gross profit....................................................................          62.0            67.5
Selling, general and administrative expense..........................................          36.3            40.2
Facility rationalization and related costs...........................................           0.3             0.9
                                                                                         ------------    -----------
Operating income.....................................................................          25.4            26.4
Interest expense.....................................................................          (9.3)           (6.7)
Interest income......................................................................           0.2             0.2
                                                                                         ------------    -----------
Income before income taxes...........................................................          16.3            19.9
Income tax expense...................................................................           6.6             8.0
                                                                                         ------------    -----------
     Net income......................................................................    $      9.7      $     11.9
                                                                                         ============    ===========

                                                                                               Six months ended
                                                                                         ---------------------------
                                                                                            March 29,       March 27,
                                                                                              2003             2004
                                                                                         ------------    -----------
                                                                                                 (unaudited)
                                                                                           (dollars in millions)

Net sales............................................................................    $    439.0      $    454.9
Cost of sales........................................................................         324.9           328.0
                                                                                         ------------    -----------
     Gross profit....................................................................         114.1           126.9
Selling, general and administrative expense..........................................          75.0            79.3
Facility rationalization and related costs...........................................           1.5             0.9
                                                                                         ------------    -----------
Operating income.....................................................................          37.6            46.7
Interest expense.....................................................................         (19.2)          (21.2)
Interest income......................................................................           0.5             0.4
                                                                                         ------------    -----------
Income before income taxes...........................................................          18.9            25.9
Income tax expense...................................................................           7.6            10.4
                                                                                         ------------    -----------
     Net income......................................................................    $     11.3      $     15.5
                                                                                         ============    ===========

    The accompanying notes are an integral part of the financial statements.

                          MUELLER HOLDINGS (N.A.), INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 Six months ended
                                                                                           -----------------------------
                                                                                           March 29, 2003 March 27, 2004
                                                                                           -------------- --------------
                                                                                                    (unaudited)
                                                                                               (dollars in millions)

Cash flows from operating activities
Net income.............................................................................    $     11.3     $     15.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
   Depreciation........................................................................          23.5           23.2
   Amortization of intangibles.........................................................           8.3            8.9
   Amortization of deferred financing fees.............................................           1.4            1.2
   Amortization of tooling.............................................................           1.1            1.1
   Write off of deferred financing fees................................................            --            0.4
   Deferred income taxes...............................................................           4.0            0.5
   Stock compensation..................................................................           0.3            0.3
   Asset impairment....................................................................           1.2            0.1
   Unrealized gain on interest rate swaps..............................................          (6.8)          (6.3)
Changes in assets and liabilities, net of the effects of acquisitions:
   Receivables.........................................................................          (1.2)         (12.9)
   Inventories.........................................................................         (15.4)         (18.6)
   Prepaid expenses and other current assets...........................................          (2.0)           1.0
   Pension, net........................................................................           2.8            2.8
   Accounts payable, accrued expenses and other current liabilities....................          (6.2)          (7.6)
   Accrued royalty expense.............................................................         (13.5)            --
   Other, net..........................................................................          (1.2)          (0.5)
                                                                                           -------------- --------------
Net cash provided by operating activities..............................................           7.6            9.1
                                                                                           -------------- --------------
Cash flows from investing activities
Purchase of property, plant and equipment..............................................         (10.0)         (11.0)
Loss on disposal of property, plant and equipment......................................           0.2            0.1
Acquisition of businesses, net of cash acquired........................................          (9.4)         (19.8)
Decrease in restricted cash............................................................          11.6             --
                                                                                           -------------- --------------
Net cash provided by (used in) investing activities....................................          (7.6)         (30.7)
                                                                                           -------------- --------------
Cash flows from financing activities
Proceeds from short-term borrowings....................................................            --            9.2
Payment of long-term debt..............................................................          (1.3)         (51.3)
Financing of assets through capital leases.............................................          (0.5)          (0.7)
Contributed capital....................................................................           0.7             --
                                                                                           -------------- --------------
Net cash used in financing activities..................................................          (1.1)         (42.8)
                                                                                           -------------- --------------
Effect of exchange rate changes on cash................................................           4.5            1.3
                                                                                           -------------- --------------
Increase (decrease) in cash and cash equivalents.......................................           3.4          (63.1)
Cash and cash equivalents
Beginning of period....................................................................          20.9           71.4
                                                                                           -------------- --------------
End of period..........................................................................    $     24.3     $      8.3
                                                                                           ============== ==============


    The accompanying notes are an integral part of the financial statements.

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                                   (UNAUDITED)

1.   Basis of Presentation

     Mueller Holdings (N.A.), Inc. ("Holdings" or the "Company") is the parent company of Mueller Group, Inc. ("Group"). The accompanying unaudited condensed consolidated financial statements of Holdings have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the unaudited condensed consolidated financial statements and notes do not contain certain information included in the Company's annual financial statements. In the opinion of management, all normal and recurring adjustments that are considered necessary for a fair presentation have been made. Operating results for the three months ended March 27, 2004 and the six months ended March 27, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended September 30, 2004. The consolidated financial statements should be read in conjunction with the annual financial statements for the year ended September 30, 2003 beginning on page F-3 of this prospectus.

2.   Segment Information

     Our operations consist of two operating segments under SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information": Mueller Co. and Anvil. The operating segments are organized around differences in products and are consistent with how the operating entities are being managed, how resources are being allocated, and information used by the chief operating decision maker. Mueller Co. products consist primarily of hydrants, water and gas valves and related products used in water, power and gas distribution. Anvil products consist primarily of pipe fittings and couplings, pipe nipples and hangers and purchased products related to piping systems used in a variety of applications.

     The accounting policies of the segments are the same as those described in
Note 3. Intersegment sales and transfers are made at established intersegment selling prices generally intended to cover costs. Our determination of segment earnings does not reflect allocations of certain corporate expenses not attributable to segment operations and intersegment eliminations, which we designate as Corporate in the segment presentation, and is before interest expense, interest income and income taxes. Corporate expenses include costs related to financial and administrative matters, treasury, risk management, human resources, legal counsel, and tax functions. Corporate assets include items recorded at the date of the Company's inception in 1999 related to purchase accounting valuation adjustments associated with property, plant and equipment and non-compete agreements with the predecessor parent company, as well as intangibles associated with intellectual property. These assets and any related depreciation or amortization expense have not been pushed down to Mueller Co. and Anvil and are maintained as Corporate items. Therefore, segment earnings are not reflective of results on a stand-alone basis.

     The Company evaluates segment performance based on EBITDA. EBITDA is defined as income (loss) before cumulative effect of accounting change plus income tax expense, interest expense (not net of interest income), depreciation and amortization expense and royalty expenses.

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

     Segment assets consist primarily of accounts receivable, inventories, property, plant and equipment - net, goodwill, and identifiable intangibles. Summarized financial information for our segments follows:

                                                                      Three months ended          Six months ended
                                                                ----------------------------  -------------------------
                                                                      March          March        March        March
                                                                    27, 2004       29, 2003     27, 2004      29, 2003
                                                                ---------------  -----------  ------------  -----------
                                                                               (dollars in millions)

Net Sales:
    Mueller Co.............................................     $        137.8   $    136.9   $     260.3   $    248.2
    Anvil..................................................               99.1         92.2         194.6        190.8
                                                                ---------------  -----------  ------------  -----------
    Consolidated...........................................              236.9        229.1         454.9        439.0
                                                                ===============  ===========  ============  ===========
Intersegment sales:
    Mueller Co.............................................                3.1          3.2           6.1          6.4
    Anvil..................................................                0.2          0.2           0.3          0.3
                                                                ---------------  -----------  ------------  -----------
    Consolidated...........................................                3.3          3.4           6.4          6.7
                                                                ===============  ===========  ============  ===========
EBITDA
    Mueller Co.............................................               36.6         37.3          66.2         61.1
    Anvil..................................................                8.8          7.6          18.0         14.5
    Corporate..............................................               (2.1)        (2.9)         (3.9)        (4.6)
                                                                ---------------  -----------  ------------  -----------
    Consolidated...........................................               43.3         42.0          80.3         71.0
                                                                ===============  ===========  ============  ===========
Operating Profit
    Mueller Co.............................................               30.5         31.4          54.0         49.2
    Anvil..................................................                4.5          3.4           9.6          6.2
    Corporate..............................................               (8.6)        (9.4)        (16.9)       (17.8)
                                                                ---------------  -----------  ------------  -----------
    Consolidated...........................................               26.4         25.4          46.7         37.6
                                                                ===============  ===========  ============  ===========
Depreciation and amortization:
    Mueller Co.............................................                6.1          5.9          12.2         11.9
    Anvil..................................................                4.3          4.2           8.4          8.3
    Corporate..............................................                6.3          6.3          12.6         12.7
                                                                ---------------  -----------  ------------  -----------
    Consolidated...........................................               16.7         16.4          33.2         32.9
                                                                ===============  ===========  ============  ===========
Impairment charges:
    Mueller Co.............................................                0.0          0.0           0.0          0.9
    Anvil..................................................                0.1          0.3           0.1          0.3
    Corporate..............................................                0.0          0.0           0.0          0.0
                                                                ---------------  -----------  ------------  -----------
    Consolidated...........................................                0.1          0.3           0.1          1.2
                                                                ===============  ===========  ============  ===========
Capital expenditures:
    Mueller Co.............................................                3.6          2.4           6.2          6.7
    Anvil..................................................                2.9          1.5           4.8          3.3
    Corporate..............................................               --           --            --           --
                                                                ---------------  -----------  ------------  -----------
    Consolidated...........................................     $          6.5   $      3.9   $      11.0   $     10.0
                                                                ===============  ===========  ============  ===========

                                                                        March 27,
                                                                          2004                September 30, 2003
                                                                -------------------------  -------------------------
Total assets:                                                                  (dollars in millions)
    Mueller Co.............................................     $        509.5             $        498.9
    Anvil..................................................              299.3                      273.2
    Corporate..............................................              109.1                      178.5
                                                                -------------------------  -------------------------
    Consolidated...........................................     $        917.9             $        950.6
                                                                =========================  =========================

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

                                                                        March 27,
                                                                          2004                September 30, 2003
                                                                -------------------------  -------------------------
Goodwill:
    Mueller Co.............................................     $        149.2             $        149.2
    Anvil..................................................               14.0                       14.0
                                                                -------------------------  -------------------------
    Consolidated...........................................     $        163.2             $        163.2
                                                                =========================  =========================
Identifiable intangibles:
    Mueller Co.............................................     $          7.2             $          5.7
    Anvil..................................................                8.0                        1.6
    Corporate..............................................               47.6                       55.7
                                                                -------------------------  -------------------------
    Consolidated...........................................     $         62.8             $         63.0
                                                                =========================  =========================


     A reconciliation of consolidated EBITDA to consolidated income before income taxes follows:

                                                                   Three months ended          Six months ended
                                                                ----------------------------  -------------------------
                                                                     March         March         March         March
                                                                   27, 2004       29, 2003     27, 2004       29, 2003
                                                                ---------------  -----------  ------------  -----------
                                                                               (dollars in millions)

Total consolidated EBITDA..................................     $         43.3   $     42.0   $      80.3   $     71.0
Interest expense...........................................               (6.7)        (9.3)        (21.2)       (19.2)
Depreciation and amortization..............................              (16.7)       (16.4)        (33.2)       (32.9)
                                                                ---------------  -----------  ------------  -----------
Income before income taxes.................................     $         19.9   $     16.3   $      25.9   $     18.9
                                                                ===============  ===========  ============  ===========


     Geographical area information with respect to net sales, as determined by the location of the customer invoiced, and property, plant and equipment - net, as determined by the physical location of the assets, were as follows for the six months ended March 29, 2003 and March 27, 2004:

                                                                                 Six months ended
                                                               -----------------------------------------------------
                                                                       March 27,                   March 27,
                                                                          2004                       2003
                                                               --------------------------  -------------------------
                                                                               (dollars in millions)

Net sales:
    United States.........................................     $        380.4              $        374.3
    Canada................................................               70.2                        57.4
    Other Countries.......................................                4.3                         7.3
                                                               --------------------------  -------------------------
                                                               $        454.9              $        439.0
                                                               ==========================  =========================

                                                                    Six months ended           Fiscal year ended
                                                                     March 27, 2004           September 30, 2003
                                                               --------------------------  -------------------------
Property, plant and equipment, net:
    United States.........................................     $        184.7              $        195.1
    Canada................................................               12.0                        12.4
    Other Countries.......................................                1.2                         0.9
                                                               --------------------------  -------------------------
                                                               $        197.9              $        208.4
                                                               ==========================  =========================

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

3.   Summary of Significant Accounting Policies

     Fiscal Year--The Company's fiscal year ends on September 30. The Company's second quarter ends on the Saturday nearest March 31.

     Inventory--Inventories are recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory reserves in terms of excess and obsolete exposures. This evaluation includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate product sales value. As such, these factors may change over time causing the reserve level to adjust accordingly.

     Goodwill, Intangible Assets and Other Assets--In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" the Company no longer amortizes goodwill, but instead tests it for impairment at least annually. In addition, the Company no longer amortizes indefinite lived intangibles, such as tradenames, but instead tests these assets for impairment in accordance with the standard until their lives are determined to no longer be indefinite. Recognized intangible assets that have definite lives are amortized over their respective estimated useful lives.

     Identifiable intangible assets consist of the following:

                                                                  September 30, 2003           March 27, 2004
                                                               ------------------------   ------------------------
                                                                  Gross                     Gross
                                                                 Carrying   Accumulated    Carrying    Accumulated
                                                                  Amount    Amortization    Amount     Amortization
                                                               -----------  ------------  -----------  ------------
                                                                              (dollars in millions)

Amortized intangible assets:
Non-compete agreements.....................................    $    82.9    $    67.2     $   85.0     $    75.8
Patents....................................................          0.5          0.1          0.5           0.1
Design and engineering drawing rights......................          2.9          0.6          7.5           0.7
Customer relationships.....................................          2.0          0.1          4.0           0.3
                                                               -----------  ------------  -----------  ------------
                                                                    88.3         68.0         97.0          76.9
Indefinite-lived intangible assets:
Tradenames.................................................         42.7        --            42.7         --
                                                               -----------  ------------  -----------  ------------
                                                               $   131.0    $    68.0     $  139.7     $    76.9
                                                               ===========  ============  ===========  ============

     Aggregated amortization expense for the six months ended March 29, 2003 and March 27, 2004 was $8.3 million and $8.9 million, respectively. Estimated amortization for the years ending September 30, 2004, 2005, 2006, 2007 and 2008 is $15.0 million, $1.2 million, $1.0 million, $0.4 million and $0.4 million, respectively.

     The changes in various amortizable intangible assets' gross carrying amount for the six months ended March 27, 2004 relate primarily to acquisitions (see
Note 4).

     Warranty Costs--The Company accrues for the estimated cost of product warranties at the time of sale based on historical experience. Adjustments to obligations for warranties are made as changes in the obligations become reasonably estimable. The following table summarizes information concerning the Company's product warranty:

                                                                  Three months ended           Six months ended
                                                                    March 27, 2004              March 27, 2004
                                                              ------------------------    -------------------------
                                                                              (dollars in millions)

Beginning balance.........................................    $           1.1             $           0.9
Accruals for warranties...................................                1.8                         2.5
Settlement of warranty claims.............................               (2.0)                       (2.5)
                                                              ------------------------    -------------------------
Accrual at March 27, 2004.................................    $           0.9             $           0.9
                                                              ========================    =========================

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

     Income Taxes--The Company's current estimated effective tax rate is 40 percent. The Company expects the effective tax rate to remain at this level in 2004. The Company is in the process of completing an Internal Revenue Service examination related to tax years through 2002, expected to be completed in the fourth quarter of fiscal year 2004. The completion of this examination may affect the estimated effective rate for the year which cannot be estimated at this time.

     Comprehensive Income--The Company's comprehensive for the three and six months ended March 27, 2004 consisted of foreign currency adjustments of $(0.8) million and $(1.3) million, respectively.

     Related Party Transactions--The Company paid a management fee of $0.1 million to Credit Suisse First Boston for each of the three months ended March 29, 2003 and March 27, 2004 and $0.3 million for each of the six months ended March 29, 2003 and March 27, 2004.

     Stock-Based Compensation--The Company accounts for its stock-based compensation plan under Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," which requires recognizing compensation costs based upon the intrinsic value of the equity instrument at the grant date. The FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages companies to recognize compensation costs based upon the fair value of the equity instrument at the grant date. However, SFAS No. 123 allows companies to continue to apply the provisions of APB No. 25 and make pro forma disclosures assuming a hypothetical fair value application. The Company has adopted the pro forma disclosure provisions of SFAS No. 123.

     The Company recognizes compensation cost for stock-based compensation arrangements equal to the difference, if any, between the quoted market price of the stock option and the exercise price at the date of the grant in accordance with the provisions of APB No. 25. All options granted under the Management Incentive Plan were issued at quoted market prices at the date of grant.

     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148 "Accounting for Stock-Based Compensation--Transition and Disclosure," to stock-based employee compensation.

                                                                         Three months ended      Six months ended
                                                                         March 29,  March 27,  March 29,  March 27,
                                                                           2003       2004       2003        2004
                                                                        ----------- ----------- --------- ----------
                                                                                   (dollars in millions)

Net income, as reported.............................................    $      9.7  $     11.9  $   11.3  $     15.5
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax
   effects..........................................................          (0.1) $     (0.1)     (0.2)       (0.2)
                                                                        ----------- ----------- --------- ----------
Pro forma net income................................................    $      9.6  $     11.8  $   11.1  $     15.3
                                                                        =========== =========== ========= ==========

     Use of Estimates--The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make extensive use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Significant estimates in these financial statements include allowances for doubtful accounts receivable, estimates of future cash flows associated with assets, asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, income taxes and tax valuation reserves and the determination of discount and other rate assumptions for pension and post-retirement employee benefit expenses. Actual results could differ from those estimates.

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

4.   Acquisitions

     Effective January 15, 2004, the Company acquired certain assets of STAR Pipe, Inc. ("STAR"). The acquisition is being accounted for in accordance with SFAS No. 141 and the operating results have been included in the consolidated results since the date of acquisition. STAR is a leading distributor of foreign-sourced cash and malleable iron fittings and grooved fitting and couplings. The STAR acquisition provides an entry into the foreign-sourced product marketplace. The acquisition's purchase price is $17 million, and was paid in cash.

     The following summary presents the preliminary estimated fair values of the assets and liabilities assumed as of January 15, 2004:

                                                           (dollars in millions)

Current assets.......................................     $         13.5
Property, plant & equipment..........................                0.4
Intangible assets....................................                6.7
                                                          ----------------------
Total assets.........................................     $         20.6
                                                          ----------------------
Current liabilities..................................                3.6
                                                          ----------------------
Net assets acquired..................................     $         17.0
                                                          ======================

     As part of the acquisition, the Company has agreed to a future payment to be made to the seller to the extent that the gross profit of the acquired business exceeds the target gross profit. The maximum potential deferred payment amount is $23 million. Management currently estimates the deferred payment could total approximately $11 to $13 million for the deferred payment period which begins February 1, 2004 and ends January 31, 2007. The deferred payment amount declared above is based on management's best estimate, but the actual adjustment could be materially different. The liability for such deferred payment will be recorded at the end of each deferred payment period, in accordance with the purchase agreement.

     The final purchase price allocation is subject to completion of certain asset valuations, which the Company is in the process of finalizing. The preliminary allocation of purchase price could change based upon completion of these valuations. Additionally, to the extent the fair value of assets acquired exceeds purchase price, a deferred credit will be recorded as the purchase agreement contains a provision for future contingent consideration (deferred payment).

     The preliminary intangible assets acquired include trademarks, customer relationships and a non-compete agreement with the former owners. These intangibles are being amortized over their estimated useful lives of ten years, three years and five years, respectively.

     Also effective January 15, 2004, the Company acquired certain assets of Modern Molded Products ("Modern Molded"). The acquisition is being accounted for in accordance with SFAS No. 141 and the operating results have been included in the consolidated results since the date of acquisition. The purchase of the assets and technology of Modern Molded will allow the company to internally produce parts that we previously purchased. The acquisition will allow the Company to reduce spending as well as to increase product supply line predictability. The acquisition's purchase price is $2.8 million and was paid in cash.

     The following summary presents the preliminary estimated fair values of the assets and liabilities assumed as of January 15, 2004:

                                                          (dollars in millions)
                                                          ---------------------

Current assets.......................................     $         0.2
Property, plant & equipment..........................               0.7
Intangible assets....................................               1.9
                                                          ---------------------
Net assets acquired..................................     $         2.8
                                                          =====================

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

     The final purchase price allocation is subject to completion of certain asset valuations, which the Company is in the process of finalizing. The preliminary allocation of purchase price could change based upon completion of these valuations.

     The intangible assets acquired include a non-compete agreement with the former owners and purchased technology. These intangibles are being amortized over their estimated useful lives of five years.

     The following unaudited pro forma summary presents the consolidated results of operations for the quarter and six months ended March 27, 2004 as if the acquisitions of STAR and Modern Molded had occurred as of October 1, 2003:

                              Three months ended           Six months ended
                         ---------------------------  -------------------------
                            March 29,     March 27,    March 29,     March 27,
                              2003         2004          2003         2004
                         -------------  ------------  -----------  ------------
                                        (dollars in millions)

Net Sales...........     $      234.3   $     238.0   $    449.4   $     462.3
Net income..........              9.9          11.9         11.4          15.6

     The unaudited consolidated pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisitions occurred on that date, nor is it indicative of the results that may occur in the future.

5.   New Accounting Pronouncements

     In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this statement did not have any impact on the Company's financial condition or results of operations.

     On December 24, 2003, the FASB issued a revision to Staff Interpretation
(FIN) No. 46 (revised 2003), which clarified some of the provisions of the original Interpretation No. 46 "Consolidation of Variable Interest Entities," and exempted certain entities from its requirements. The application of revised FIN 46 is required in financial statements of public entities that have interests in variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business entities, for all other types of entities is required in financial statements for periods ending March 15, 2004. The Company does not believe the revised FIN No. 46 will have a material effect on its financial condition or results of operations and the Company will provide the disclosures, where appropriate, as provided for in revised FIN No. 46. At March 27, 2004 the Company did not have any entities that would be considered variable interest entities.

     On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 retains the disclosures required by the original Statement No. 132, which standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable and required additional information on changes in the benefit obligations and fair values of plan assets. Additional disclosures have been added in response to concerns expressed by users of financial statements. Those disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. The provisions of Statement 132 remain in effect until the provisions of the revised Statement 132 are adopted. This revised Statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by this revised Statement are effective for interim periods beginning after December 15, 2003. The Company has provided the additional required disclosure information.

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

     On December 17, 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supercedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of Emerging Issues Task Force (EITF) 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. The adoption of this bulletin did not have an impact on the Company's financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). As discussed in Note 7, Holdings issued 16% Senior Exchangeable Preferred Stock in connection with its formation which would be subject to SFAS 150 for the fiscal year beginning October 1, 2004. The preferred stock was redeemed by Holdings on April 23, 2004 (see Note 15). Therefore, the adoption of this statement will not have any impact on the Company's financial condition or results of operations.

6.   Borrowing Arrangements

     Long-Term Debt--Prior to the recapitalization described in Note 15, the long-term debt consists of the following obligations:

                                                   September 30,     March 27,
                                                       2003            2004
                                                  --------------  --------------
                                                       (dollars in millions)

Credit facility

     Term loans...............................    $     523.4     $     522.0
     Senior subordinated notes................           50.0            --
Revolving credit loans........................           --              --
Capital lease obligations.....................            2.3             2.3
                                                  --------------  --------------
                                                        575.7           524.3
Less current portion..........................           (6.2)           (7.5)
                                                  --------------  --------------
                                                  $     569.5     $     516.8
                                                  ==============  ==============

     In October 2003, Group amended its credit facility to permit early redemption of the $50 million senior subordinated notes. The amendment also included provision for a Term Loan E prepayment penalty of 1.0% under certain circumstances during a period ending October 2004. Additionally, the applicable margin on Term Loan E will increase by 0.25% if Group's leverage ratio equals or exceeds 3.25:1.0.

     At March 27, 2004, Group was in compliance with all restrictive covenants.

     Loans under the current credit facility bear interest at Group's option at:

                                                                Alternate Base
                                                  LIBOR Plus         Plus

Revolving credit facility...................        3.00%           1.75%
Term loan...................................        2.75%           1.50%

     Group pays commitment fees in an amount equal to 0.50% per year on the daily average unused portion of the revolving credit facility. These fees are payable quarterly in arrears and upon the maturity or termination of the

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)


revolving credit facility. The applicable margins for revolving credit loans and commitment fees are determined based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of Group and its subsidiaries (as defined in the credit facility).

     Group will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at a rate per year equal to
(1) in the case of standby letters of credit, the then existing applicable LIBOR rate margin for revolving credit loans and (2) in the case of commercial letters of credit, 1.25%, which shall be shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

     Holdings, Group's parent, and all of Group's direct and indirect domestic subsidiaries are guarantors of the credit facility. Group's obligations under the credit facility are collateralized by:

     o a first-priority perfected lien on substantially all existing and after-acquired personal property of Group and the subsidiary guarantors, all restricted cash and restricted cash equivalents, a pledge of all of the stock of all existing or future domestic subsidiaries and no more than 65% of the voting stock of any foreign subsidiary and a pledge of all intercompany indebtedness in favor of Group or any direct subsidiary;

     o first-priority perfected liens on all material existing and after-acquired real property and leasehold interests of Group and the subsidiary guarantors, subject to customary permitted liens described in the new credit facility;

     o    a pledge by Group of capital stock; and

     o    a negative pledge on all assets of Group and its subsidiaries.

     Senior Subordinated Debt--The senior subordinated debt at September 30, 2003 consisted of promissory notes with a principal amount of $50.0 million. A majority of these notes were owned or held by an owner of the Company. These notes accrued interest at a rate of 14.0% per annum, payable semi-annually.

     On November 14, 2003, Group redeemed the notes in full, along with accrued and unpaid interest of $0.3 million and early redemption penalty of $7.0 million. Additionally, $0.4 million of deferred financing fees were written off.

     Interest Rate Swap--Group has entered into interest rate swap agreements in order to reduce interest rate risks and manage interest expense. As of March 27, 2004, a notional principal amount of $200 million in swap agreements is still outstanding and scheduled to mature between May 2004 and July 2005. The swap agreements effectively convert floating-rate debt into fixed-rate debt and carry an average fixed interest rate of 7.52% at March 27, 2004. Interest differentials to be paid or received because of swap agreements are reflected as an adjustment to interest expense over the related debt period. While Group is exposed to credit loss on its interest rate swaps in the event of non-performance by the counterparties to such swaps, management believes such nonperformance is unlikely to occur given the financial resources of the counterparties.

7.   Redeemable Preferred and Common Stock

     Redeemable Preferred Stock--In connection with its formation in 1999, the Company issued two million shares of 16% Senior Exchangeable Preferred Stock, due August 15, 2010, par value $0.01 per share ("preferred stock"). The preferred stock bears dividends at a rate of 16% per annum, which dividends will accrue or be payable in cash, at Holdings' option until August 2006 and must be paid in cash thereafter when and if declared by Holdings' board out of funds legally available therefor. The liquidation value on any future date is the sum of $25 per share plus the dividend accretion since issuance.

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

     Upon a change of control or upon the payment by the Holdings of certain types of restricted payments, including payment of dividends on the common stock of Holdings, the preferred stock is subject to redemption at the holder's option at 101% of its liquidation preference. Additionally, the stock is subject to mandatory redemption for cash in August 2010 out of funds legally available therefor. Group's credit facility imposes restrictions upon its ability to make distributions to the Company. A failure by the Company to pay dividends or redeem such stock when required or a breach of certain covenants would entitle the holders to two directors on the Company's board.

     Prior to August 15, 2004, the Company may redeem the preferred stock at 114% of liquidation value. On or after August 15, 2004, the Company may at its option redeem the preferred stock at the following liquidation values:

Year beginning August 15,                      Percentage liquidation value
---------------------------------------------  -----------------------------
2004.........................................           108.000%
2005.........................................           105.333%
2006.........................................           102.667%
2007 and thereafter..........................           100.000%

     The preferred stock, in certain circumstances, is exchangeable at the option of the Company for 16% Senior Subordinated Exchange Debentures due 2010.

     The accretion of dividends of $4.1 million and $8.0 million for the three months ended March 27, 2004 and the six months ended March 27, 2004, respectively, was accounted for as a non-cash transaction. The accretion reduces the net income available to common shareholders. As described in Note 15, the preferred stock was redeemed by the Company on April 23, 2004.

     Redeemable Common Stock - Group has entered into an employment agreement with Dale Smith, the Group's president and chief executive officer. This agreement, in certain circumstances, gives Mr. Smith the right to sell to the Company at a price equal to the fair market value of such equity interests as of the date of such sale or purchase, as the case may be. The Company has classified an amount representing the initial fair value of the redeemable shares of common stock owned by Mr. Smith outside of permanent equity. At September 30, 2003 and March 27, 2004 there were 5.5 million Class A Common Shares outstanding. Shareholder loans and interest receivable associated with these shares at September 30, 2003 and March 27, 2004 were approximately $3.2 million and $3.3 million, respectively. These shares of common stock have not been marked-to-market as the circumstances that would give rise to Mr. Smith's right to sell, and to the Company's right to purchase, Mr. Smith's shares of common stock are considered remote currently.

8.   Derivative Instruments

     Changes in the fair value of derivatives are recorded each period in earnings or Accumulated Other Comprehensive Income (Loss), depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Any gains and losses on derivative instruments that are reported in Accumulated Other Comprehensive Income (Loss) are included in earnings in the periods in which earnings are affected by the hedged item. All gains or losses on interest rate swaps since the adoption of SFAS No. 133 have been included in earnings and have not been included in Accumulated Other Comprehensive Income (Loss) as the Company has not treated these instruments as hedges under SFAS 133.

     For a derivative to qualify as a hedge at inception and throughout the hedge period, the Company must formally document the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Any financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

     Interest Rate Swaps--At March 27, 2004 and September 30, 2003 the fair value of interest rate swaps was a liability of $10.9 million and $17.2 million, respectively, and has been recorded in Other Long-Term Liabilities on the Consolidated Balance Sheets.

9.   Commitments and Contingencies

     The Company is subject to retention on certain contracts, with the retention portion of the amount receivable paid upon project completion.

     In the normal course of business, the Company incurs claims with respect to product liability. Such claims are insured up to certain limits, with such policies containing certain self-insured retention limits. Prior to August 1999, product liability and environmental claims that occurred are subject to indemnification by Tyco, based on the provisions of the acquisition agreement.

     Workers compensation claims are self-insured by the Company to the extent of stop loss coverage per claim. The claim liability is recorded based on an actuarially determined estimate of the present value of the obligation outstanding at year-end. The discounted liability at September 30, 2003 and March 27, 2004 was approximately $7.2 million and $7.7 million, respectively, and a 6% discount rate was used to discount these liabilities.

     The Company is subject to warranty claims related to sales of water meters that can be read remotely by hand-held or drive-by electronic readers. Radio transmitters purchased from one of its third party vendors have demonstrated a high failure rate and actions to correct the issue have been only partially effective. To date, the third party vendor has taken financial responsibility with respect to this matter and the Company has incurred insignificant costs. However, should the third party vendor be unable to correct the issue or be unable to meet its warranty obligations with respect to this matter, the Company may find it necessary to replace the third party vendors' radio transmitters, which is not expected to exceed $6 million. The Company has agreed to purchase 30,000 units with an approximate total cost of $3 million from this third party vendor, contingent on the vendor's on-going ability to meet its warranty obligations to the Company.

     Certain of our products contain lead. Environmental advocacy groups, relying on standards established by California's Proposition 65, are seeking to eliminate or reduce the content of lead in some of our products to limit their sale in California. In certain cases, we have entered into settlement agreements with these environmental advocacy groups to modify our products or offer substitutes. The Company may incur additional costs to implement the provisions under these settlement agreements. Further, similar issues may be raised by other advocacy groups in other jurisdictions under Proposition 65. The Company expects to incur costs at its steel and iron foundries to comply with the United States Environmental Protection Agency's National Emissions Standards for Hazardous Air Pollutants which were issued April 22, 2004. The Company is in the process of performing an analysis to assess the impact of these standards on the future financial results of the Company.

     James Jones Company and its former parent company are defendants in a false claims lawsuit in which a former James Jones Company employee is suing on behalf of cities, water districts and municipalities. The employee alleges that the defendants sold allegedly non-conforming public water system parts to various government entities. The lawsuit seeks consequential damages, penalties and punitive damages. Mueller Co., which had also been named as a defendant, brought a summary judgment motion and was dismissed from this litigation in January 2004. Any liability associated with the lawsuit is covered by an indemnification from our previous owner.

     On March 31, 2004, Anvil International entered into a consent order with the Georgia Department of Natural Resources regarding various alleged hazardous waste violations at Anvil's formerly operated Statesboro, Georgia site. Pursuant to the consent order, Anvil has agreed to pay a settlement amount of $100,000, comprised of a $50,000 monetary fine and $50,000 towards a supplemental environmental project. Anvil has also agreed to perform various investigatory and remedial actions at the site and its landfill. While the ultimate investigatory and remedial

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

costs are currently unknown, based on currently available information the total costs are estimated to be between $0.3 million and $0.5 million. The Company has accrued $0.3 million as of March 27, 2004.

     In the opinion of management, accruals associated with contingencies incurred in the normal course of business are sufficient. Resolution of existing contingencies is not expected to significantly affect the Company's financial position and result of operations.

10.  Net Periodic Benefit Cost - Defined Benefit Plans

     For a detailed disclosure on the Company's pension and employee benefits plans, please refer to Note 11 of the Company's consolidated audited financial statements included in this prospectus.

     The following sets forth the components of net periodic benefit cost of the domestic non-contributory defined benefit plans for the three and six months ended March 27, 2004, respectively.

                                               Three months       Six months
                                                   ended             ended
                                              March 27, 2004     March 27, 2004
                                              --------------     --------------
                                                    (dollars in millions)

Service cost...............................        $0.5               $1.0
Interest cost..............................         1.4                2.8
Expected return (loss) on plan assets......        (1.1)              (2.3)
Amortization of loss.......................         0.6                1.3
                                              --------------     --------------
Net periodic cost..........................        $1.4               $2.8
                                              ==============     ==============

Employer Contributions

     As of March 27, 2004, no contributions have been made and there are no anticipated statutory funding requirements for the remainder of 2004.

11.  Supplementary Balance Sheet Information

     Selected supplementary balance sheet information is presented below:

                                                    September 30,     March 27,
                                                        2003            2004
                                                    --------------   -----------
                                                       (dollars in millions)

Inventories

Purchased materials and manufactured parts......    $      46.3      $     47.2
Work in process.................................           65.6            78.1
Finished goods..................................          128.6           144.0
                                                    --------------   -----------
                                                         $240.5          $269.3
                                                    ==============   ===========

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)


12.  Supplementary Income Statement Information

A reconciliation of net income to income available to common shareholders is as follows:

                                                                                          Three months ended
                                                                                 -----------------------------------
                                                                                   March 29, 2003     March 27, 2004
                                                                                 ----------------   ----------------
                                                                                         (dollars in millions)
Net income...................................................................    $         9.7      $         11.9
Less preferred share accretion...............................................             (3.3)               (3.9)
                                                                                 ----------------   ----------------
Net income available to common shareholders..................................    $         6.4      $          8.0
                                                                                 ================   ================


                                                                                           Six months ended
                                                                                 -----------------------------------
                                                                                   March 29, 2003     March 27, 2004
                                                                                 ----------------   ----------------
                                                                                         (dollars in millions)
Net income...................................................................    $        11.3      $         15.5
Less preferred share accretion...............................................             (6.8)               (8.0)
                                                                                 ----------------   ----------------
Net income available to common shareholders..................................    $         4.5      $          7.5
                                                                                 ================   ================

     The components of interest expense are presented below:

                                                                     Three months ended           Six months ended
                                                                -----------------------------  -------------------------
                                                                   March 29,       March 27,    March 29,     March 27,
                                                                     2003           2004          2003         2004
                                                                ---------------  ------------  -----------  ------------
                                                                                 (dollars in millions)

Interest expense:
   Contractual interest expense............................     $         11.8   $       8.8   $     24.6   $      18.9
   Deferred financing fee amortization.....................                0.7           0.5          1.4           1.2
    Senior subordinated debt early redemption penalty......               --            --           --             7.0
    Write off of deferred financing fee....................               --            --           --             0.4
    Interest rate swap gains...............................               (3.2)         (2.6)        (6.8)         (6.3)
                                                                ---------------  ------------  -----------  ------------
Total interest expense.....................................     $          9.3   $       6.7   $     19.2   $      21.2
                                                                ===============  ============  ===========  ============

13.  Stock Plans

     The following disclosures are based on plans in effect prior to the recapitalization referred to in Note 15.

     Effective August 31, 2000, Holdings implemented its Management Incentive Plan and its Direct Investment Program. These stock plans were created with the purpose of attracting, retaining and motivating key employees of the Company. Prior to August 31, 2000, the Company did not have an employee stock option plan or a stock purchase plan; however, certain employees of the Company had been granted stock and stock options under Tyco's stock award plans.

     Direct Investment Program--Under the Direct Investment Program, certain employees are allowed to purchase a specific number of shares of Holdings, at a price equal to fair value at the time of the purchase. Under the plan, Holdings will loan the employee up to 50% of the total purchase price on a non-recourse basis. However, all shares of the plan are pledged as collateral. At September 30, 2003 and March 27, 2004 such loans totaled $4.7 million and bear interest at 8.5% per annum. As of September 30, 2003 and March 27, 2004, interest receivable on such shares totaled $1.3 million. Shareholder loans and related interest receivable associated with this program are presented as a reduction of permanent or temporary shareholders' equity in the balance sheet, depending on the underlying share classification. Holdings is authorized to grant 10 million shares under the plan and issued approximately 9.5 million shares at a purchase price of $1.00 per share and 0.5 million shares at a purchase price of $1.50 per share as of September 30, 2003. The Company recorded non-cash compensation expense of $0.2 million for each of the three-month periods ending March 29, 2003 and March 27, 2004 and $0.3 million for each of the six month periods ended March 29, 2003 and March 27, 2004, respectively, related to the loan portion of the shares purchased pursuant to the Direct Investment Program.

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

     During 2003, the Company's chief executive officer purchased 476,244 shares of Holdings stock at $1.50 per share under the Direct Investment Program. As a result, the Company increased paid in capital by approximately $0.7 million in 2003.

     Management Incentive Plan--Under the Management Incentive Plan, Holdings is authorized to grant stock options to key individuals of the Company. The options are granted to purchase common shares of Holdings at prices equal to the fair value of the common shares on the date the options are granted. The options become fully vested and exercisable on the eighth anniversary of the date of grant, provided that the individual is in the employment of the Company at all times during the vesting period. The agreement provides for accelerated vesting if certain milestones are achieved. The options expire on the tenth anniversary of the grant date.

     Holdings is authorized to grant options for 15 million shares. All options granted have an exercise price equal to the fair value at the date of grant. As of March 27, 2004, approximately 78% of the options that were granted prior to February 10, 2003, were vested and exercisable.

     Based upon the terms of the Holdings' current stock option plan, the fair value of the stock and the exercise price on the date of the grant are the same, thus no compensation charge is required to be recognized.

     During fiscal 2003, Holdings granted options for 1.7 million shares. These shares will vest 100% upon a change in control, as defined in the agreement. If there had been a change in control at September 30, 2003, there would have been a compensation charge of $0.5 million. Additionally, 203,550 shares were cancelled due to employee terminations during 2003.

     Information with respect to stock option activity under the Company's plan is as follows:

                               Number of        Option Price    Weighted Average
                             Common Shares       Per Share       Exercise Price
                             -------------    ----------------  ----------------

September 30, 2001........     12,968,875            1.00               1.00
   Granted................        370,000            1.19               1.19
   Cancelled..............       (106,900)           1.00               1.00
                             -------------
September 30, 2002........     13,231,975      $1.00 to $1.19     $     1.01
                             =============
   Granted................      1,700,000            1.50               1.50
   Cancelled..............       (203,550)           1.00               1.00
                             -------------
September 30, 2003........     14,728,425      $1.00 to $1.50     $     1.06
                             =============
   Cancelled..............       (120,656)     $1.00 to $1.50     $     1.12
                             -------------
March 27, 2004............     14,607,769      $1.00 to $1.50     $     1.06
                             =============

     The weighted fair value of options granted, using the Black-Scholes option pricing model, during 2001, 2002 and 2003 was $0.17, $0.11 and $0.20, respectively.

     As of March 27, 2004, the weighed average remaining life was 1.1 years.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                 2001         2002         2003
                                               --------     --------     -------
Dividend yield..............................     0.0%         0.0%         0.0%
Expected volatility.........................     0.0%         0.0%         0.0%
Risk-free interest rate.....................     4.8%         2.3%         4.9%

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

                                                 2001         2002         2003
                                               --------     --------     -------
Expected life...............................   4 years      4 years      4 years

14.  Facility Rationalization and Related Costs

     During the three months ended March 29, 2003, the Company continued its efforts to reduce operating costs. After reviewing its facility utilization and associated assets, the Company recorded a charge of $0.3 million related to asset impairment.

     Additionally, for the three months ended March 27, 2004, the Company recorded a charge of $0.1 million related to asset impairment for write-offs at Anvil closed facilities in Norcross, GA and Kearny, NJ, $0.3 million related to environmental issues at the closed facility in Statesboro, GA (see Note 9), and $0.5 million related to future lease obligations at the closed and vacated Kearny, NJ facility.

15.  Subsequent Event - Recapitalization

     Subsequent to March 27, 2004, the Company undertook a recapitalization involving the financing sources and uses of proceeds noted below:

     At April 23, 2004 Group completed the following transactions:

     Second Priority Senior Secured Floating Rate Notes: Group issued $100,000,000 of such notes. Interest on the secured notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus 4.75% on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2004. The interest rate for the first interest period ending August 1, 2004 will be 5.89% per annum. The secured notes mature in 2011 and are guaranteed by each of the existing domestic restricted subsidiaries and secured by second-priority liens on the assets securing the senior credit facility (other than certain subsidiary stock and assets of Holdings). The secured notes contain customary covenants and events of default, including covenants that limit Group's ability to incur debt, pay dividends and make investments and also include a maintenance covenant limiting Group's senior total leverage as a multiple of EBITDA, as defined.

     10% Senior Subordinated Notes: Group issued $315,000,000 of such notes. Interest on the subordinated notes is payable at an annual rate of 10% on May 1 and November 1 of each year, beginning on November 1, 2004. The subordinated notes mature in 2012 and are guaranteed by each of Group's existing domestic restricted subsidiaries. The subordinated notes contain customary covenants and events of default, including covenants that limit Group's ability to incur debt, pay dividends and make investments.

     Senior Credit Facility: Group entered into a new senior credit facility, which includes a $545.0 million amortizing term loan maturing seven years after closing and an $80.0 million revolving credit facility that will terminate five years after closing. The revolving credit facility and/or the term loan facility is expected to be subject to a potential, although uncommitted, increase of up to an aggregate of $50.0 million at our request at any time prior to maturity. In addition, although uncommitted, a foreign currency sub-facility may be made available to one or more of Group's restricted foreign subsidiaries in an aggregate principal amount of up to the U.S. dollar equivalent of $30.0 million. This increase and the additional foreign currency sub-facility will only be available if one or more financial institutions agree to provide them.

     Borrowings under the senior credit facility are generally expected to bear interest based on a margin over, at Group's option, the base rate or the reserve-adjusted London-interbank offered rate, or LIBOR. The applicable margin will be 3.25% over LIBOR and 2.00% over the base rate for borrowings under the revolving senior credit facility and 3.25% over LIBOR and 2.00% over the base rate for term loans. Beginning at a time to be set forth in the senior credit facility, the applicable margin for revolving credit loans is expected to vary based upon the ratio of

                          MUELLER HOLDINGS (N.A.), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          THREE AND SIX MONTHS ENDED MARCH 29, 2003 AND MARCH 27, 2004
                             (UNAUDITED) (Continued)

Group's consolidated debt to EBITDA, as defined in the senior credit facility. Group's obligations under the senior credit facility are guaranteed by Holdings and all of Group's existing or future domestic restricted subsidiaries and is secured by substantially all of the assets of Group and the subsidiary guarantors, including a pledge of Group's capital stock of all its existing and future domestic subsidiaries, a pledge of no more than 65.0% of the voting stock of any foreign subsidiaries, a pledge of all intercompany indebtedness in favor of Group and its domestic restricted subsidiaries, and a pledge of Group's capital stock by Holdings. The senior credit facility contains customary covenants, including covenants that limit the ability to incur debt and liens, pay dividends and make investments and capital expenditures, and events of default.

     The net proceeds of these financings have been used to refinance Group's existing credit facility borrowings, pay a dividend to Holdings and pay related fees and expenses. Holdings has used the proceeds of the offering to redeem its outstanding preferred stock and to pay a dividend to its equityholders. At April 29, 2004, Holdings issued 223,000 units, each consisting of $1,000 principal amount at maturity of 14 3/4% Senior Discount Notes due 2014 and one warrant to purchase 109.80889 shares of Class A common stock, par value $0.01 per share, of the Company (an aggregate of 24,487,383 shares). After the separation date (as defined in the warrant agreement), the notes and the warrants are separately transferable.

     The notes mature on April 15, 2014. The notes accrete at a rate of 14 3/4% compounded semi-annually to an aggregate principal amount at maturity of $223,000,000 on April 15, 2009. Thereafter, cash interest on the notes accrues and is payable semi-annually in arrears on April 15 and October 15 of each year. The notes have an initial accreted value of $493.596 per $1,000 principal amount at maturity of notes.

     The notes are the Company's senior unsecured obligations and rank equally with all of its existing and future senior indebtedness. The notes are effectively subordinated to all of its existing and future secured debt and to all indebtedness and other liabilities of its subsidiaries, including Group.

     The Company used the proceeds to pay an additional dividend to its equityholders.

Use of proceeds

     The Company has used the net proceeds from these offerings and the credit facility borrowings to repay all existing loans under Group's existing credit facility together with accrued interest and a 1.0% prepayment premium thereon and to (1) redeem the preferred stock at a price equal to liquidation preference ($105.5 million at April 23, 2004) plus a 1.0% premium thereon, (2) pay a dividend to its common stockholders of $1.91 per share, or approximately $386.9 million in the aggregate and (3) make a payment to its employee optionholders of the excess of the per share dividend to our common stockholders over the exercise price of their options, or approximately $12.4 million in the aggregate. Group retained approximately $10.0 million of proceeds from its offerings to be used for general corporate purposes.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


              [ALTERNATE FRONT COVER FOR MARKET-MAKING PROSPECTUS]
                   SUBJECT TO COMPLETION, DATED JUNE 17, 2004

PROSPECTUS

                          MUELLER HOLDINGS (N.A.), INC.

                     14 3/4% SENIOR DISCOUNT NOTES DUE 2014

                            -----------------------

     The notes will mature on April 15, 2014. Prior to April 15, 2004, no interest will accrue on the notes. The notes will accrete at a rate of 14 3/4% compounded semi-annually to an aggregate principal amount at maturity of $223,000,000 on April 15, 2009. Thereafter, cash interest on the notes will accrue and be payable semi-annually in arrears on April 15 and October 15 of each year. The notes had an initial accreted value of $493.596 per $1,000 principal amount at maturity of notes on April 29, 2004. The notes are redeemable on or after April 15, 2009 at the prices specified in this prospectus. Up to 35% of the notes will be redeemable, on or prior to April 15, 2007 with the net proceeds of a public equity offering. Holders may require us to repurchase the notes upon a change of control.

    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

     This prospectus will be used by Credit Suisse First Boston LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Credit Suisse First Boston LLC has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Credit Suisse First Boston LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

                           CREDIT SUISSE FIRST BOSTON

                  THE DATE OF THIS PROSPECTUS IS      , 2004

                [ALTERNATE SECTIONS FOR MARKET MAKING PROSPECTUS]

                                TABLE OF CONTENTS
                            -----------------------

                                                 Page                                                        Page
                                                 ----                                                        ----

Summary............................................ 2       Certain Relationships and Related Party
Risk Factors...................................... 11          Transactions................................... 70
Use of Proceeds................................... 20       Description of Certain Indebtedness............... 72
Industry and Market Data.......................... 22       Description of Notes.............................. 77
Management's Discussion and Analysis of Financial           Certain U.S. Federal Income Tax Consequences to
   Condition and Results of Operations............ 25          U.S. Holders.................................. 113
Business.......................................... 44       Plan of Distribution............................. 118
Management........................................ 60       Legal Matters.................................... 119
Executive Compensation............................ 62       Experts.......................................... 119
Security Ownership of Certain Beneficial Owners             Where You Can Find More Information.............. 119
   and Management................................. 69       Index to Unaudited Pro Forma Financial Statements P-1
                                                            Index to Financial Statements.................... F-1

                                  RISK FACTORS

     There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all.

     There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell the new notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Credit Suisse First Boston LLC intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Credit Suisse First Boston LLC. No assurance can be given as to the liquidity of or the trading market for the notes.

     Credit Suisse First Boston LLC is our "affiliate", as defined the Securities Act, and, as a result, may be required to deliver a prospectus in connection with its market-making activities in the notes. In a registration rights agreement that we signed with Credit Suisse First Boston LLC in connection with the initial sale of the notes, we agreed to use our reasonable best efforts to file and maintain a registration statement that would allow Credit Suisse First Boston LLC to engage in market-making transactions in the notes. We have agreed to bear substantially all the costs and expenses related to registration.

                                 USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the notes by Credit Suisse First Boston LLC in market-making transactions. We will not receive any of the proceeds from such transactions.

          CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     The following describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion applies only to notes that are held by a U.S. Holder (as defined below) as capital assets. In addition, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as holders that are not U.S. Holders (as defined below), certain financial institutions, banks, insurance companies, dealers and certain traders in securities or foreign currencies, persons holding a note as part of a hedging transaction, straddle, conversion or other integrated transaction, U.S. Holders whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships for U.S. federal income tax purposes and persons subject to the alternative minimum tax.

     This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of notes are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   General

     The notes were originally issued as part of investment units consisting of the notes and warrants to purchase shares of our common stock. Based on our determination of the relative fair market values of the notes and the warrants at the time of issuance, we allocated 97.86% of the issue price of the units to the notes and 2.14% to the warrants. Our allocation of the issue price between the note and the warrant will be binding on a holder of notes unless the holder timely and explicitly discloses to the Internal Revenue Service ("IRS") that its allocation is different from ours.

   Tax Treatment of the Notes

     Original Issue Discount
     -----------------------

     The notes were issued with original issue discount ("OID") for U.S. federal income tax purposes in an amount equal to the difference between a note's "stated redemption price at maturity" and a note's issue price. For these purposes, a note's stated redemption price at maturity equals the sum of all payments required under the note (including the interest payable on the note). The issue price of a note equaled the allocable portion (97.86%) of the original issue price of the unit of which the note was a part, as described above.

     Subject to the discussion of the rules relating to acquisition premium below, a U.S. Holder of a note will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, regardless of whether such amount of OID is received in cash by the holder.

     Market Discount
     ---------------

     If a U.S. Holder purchases a note for an amount that is less than its adjusted issue price (as defined below), the amount of the difference between the purchase price and the note's adjusted issue price will be treated as market discount for U.S. federal income tax purposes unless this difference is less than a specified de minimis amount. For this purpose (and for the purpose of the acquisition premium rules described below), the adjusted issue price of a note equals the sum of the issue price of the note and the aggregate amount of previously accrued OID, less any prior interest payments made on the note.

     A U.S. Holder will be required to treat any payment on a note, or any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the market discount accrued on the note at the time of payment or disposition unless this market discount has been previously included in income by the holder either on any prior payment on the note or pursuant to an election by the holder to include market discount in income as it accrues. If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the holder as if the holder had sold the note at its then fair market value. In addition, the holder may be required to defer, until maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note.

     Acquisition Premium
     -------------------

     A U.S. Holder who purchases a note for an amount that is greater than the note's adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date will be considered to have purchased the note at an acquisition premium. Under the acquisition premium rules, the amount of OID that the holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

     Sale Exchange or Retirement of a Note
     -------------------------------------

     Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any market discount and OID previously included in income by the holder with respect to the note and reduced by any interest payments received by the holder with respect to the note.

     Gain on the sale, exchange or retirement of a note will be ordinary income to the extent of any market discount not previously included in the holder's taxable income. Otherwise, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held by the holder for more than one year.

     Applicable High Yield Discount Obligation
     -----------------------------------------

     The notes are "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, because the yield to maturity of such notes will exceed the "applicable Federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points. Under the rules applicable to AHYDOs, a portion of the OID that accrues on the notes will not be deductible by Mueller Holdings at any time. To the extent that the non-deductible portion of OID (i.e., an amount of OID that bears the same ratio to such OID as (1) the excess of the yield to maturity of the notes over the AFR plus six percentage points bears to (2) the yield to maturity of the notes) would have been treated as a dividend if it had been distributed with respect to the stock of Mueller Holdings, it will be treated as a dividend to holders of the notes for purposes of the rules relating to the dividends received deduction for corporate holders. Such holders should consult their own tax advisors regarding the availability of the dividends received deduction in light of their particular circumstances.

   Backup Withholding and Information Reporting

     Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

                              PLAN OF DISTRIBUTION

     This prospectus is to be used by Credit Suisse First Boston LLC in connection with offers and sales of the new notes in market-making transactions effected from time to time. Credit Suisse First Boston LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     DLJ Merchant Banking, an affiliate of Credit Suisse First Boston LLC, and its affiliates beneficially owns substantially all of the common stock of our parent. David Wittels and Thompson Dean, each of whom is an employee of DLJ Merchant Banking, are members of the board of directors of our company. Further, an affiliate of Credit Suisse First Boston LLC acted as lead arranger and syndication agent in connection with our credit facility for which it received customary fees and expenses. Credit Suisse First Boston LLC has, from time to time, provided investment banking and other financial advisory services to Mueller in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse First Boston LLC acted as purchaser in connection with the initial sales of the old notes and received an underwriting discount in connection with the sale of the old notes in April 2004. See "Certain Relationships and Related Transactions."

     Credit Suisse First Boston LLC has informed us that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     We have been advised by Credit Suisse First Boston LLC that, subject to applicable laws and regulations, Credit Suisse First Boston LLC currently intends to make a market in the new notes following completion of the exchange offer. However, Credit Suisse First Boston LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Risks Related to the Notes--There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all."

     Credit Suisse First Boston LLC and Mueller have entered into a registration rights agreement with respect to the use by Credit Suisse First Boston LLC of this prospectus. In that agreement, we agreed to bear all registration expenses incurred under such agreement, and we agreed to indemnify Credit Suisse First Boston LLC against a variety of liabilities, including liabilities under the Securities Act.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrants in connection with the issuance and distribution of the securities being registered hereby.

                 ITEM                                                  AMOUNT
                 -------------------------------------------------  ------------
                 SEC Registration Fee............................    $14,214.00
                 Printing and Engraving Costs....................          *
                 Legal Fees and Expenses.........................          *
                 Accounting Fees and Expenses....................          *

                 Miscellaneous...................................          *
                                                                     -----------
                 Total...........................................          *
                                                                     ===========
---------
* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Mueller Holdings (N.A.), Inc. (the "Company") is a Delaware Corporation.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

     o any breach of the director's duty of loyalty to the corporation or its stockholders,

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o payments of unlawful dividends or unlawful stock repurchases or redemptions, or

     o any transaction from which the director derived an improper personal benefit.

     Any repeal or modification of such provisions shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Our Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

     Our Certificate of Incorporation contains indemnification rights for our directors and our officers. Specifically, the Certificate of Incorporation provides that we shall indemnify our officers and directors with respect to all matters to which Section 145 of the Delaware General Corporation Law may in any way relate, to the fullest extent permitted or allowed by the laws of the State of Delaware. Further, we may maintain insurance to protect us and any of our directors and officers or directors or officers of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On April 29, 2004, the Registrant sold 223,000 units, consisting of $223,000,000 million aggregate principal amount at maturity of its 14 3/4% Senior Discount Notes due 2014 (the "old notes") and warrants (the "warrants") to purchase an aggregate of 24,487,383 shares of the Registrant's common stock, to Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., and J.P. Morgan Securities Inc. (the "initial purchasers"), in private placements in reliance on Section 4(2) under the Securities Act. The notes and warrants were immediately resold by the initial purchasers in transactions not involving a public offering.

     On April 23, 2004, the Mueller Group, a subsidiary of the Registrant, sold $100 million aggregate principal amount of its Second Priority Senior Secured Floating Rate Notes due 2011 and $315 million aggregate principal amount of its 10% Senior Subordinated Notes due 2012 (collectively, the "old notes") to Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Banc One Capital Markets, Inc. (the "initial purchasers"), in private placements in reliance on Section 4(2) under the Securities Act. The notes were immediately resold by the initial purchasers in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A)  EXHIBITS

     The list of exhibits is incorporated herein by reference to the Exhibit Index following the signature pages.

     (B)  FINANCIAL STATEMENT SCHEDULES

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Mueller Holdings, Inc.:

Our audits of the financial statements referred to in our report dated March 30, 2004 appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Item 16 of this Registration Statement. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 30, 2004

                          Mueller Holdings (N.A.), Inc.
                        Valuation and Qualifying Accounts
              for the Years ended September 30, 2003, 2002 and 2001


                                                                        Additions
                                                                ------------------------
                                                    Balance at   Charged to   Charged to                 Balance at
                                                    beginning    costs and       other      Deductions     end of
                   Description                      of period     expenses     accounts        (b)         period
------------------------------------------------   -----------  -----------   -----------  -----------  ------------
                                                                         (dollars in millions)
2003:
    Allowance for doubtful accounts...........     $     4.2    $     1.6     $     -      $     0.9     $     4.9
    Inventory valuation reserves..............          10.6          2.8           0.1(a)       1.9          11.6

2002:
    Allowance for doubtful accounts...........     $     4.0    $     0.5     $     0.1(a) $     0.4     $     4.2
    Inventory valuation reserves..............          11.6          0.4           -            1.4          10.6

2001:
    Allowance for doubtful accounts...........     $     4.0    $     0.4     $     -      $     0.4     $     4.0
    Inventory valuation reserves..............          11.7          0.2           -            0.3          11.6

---------
(a) Primarily related to currency translation
(b) Represents charges for which allowances were created such as write-offs of accounts considered uncollectible (net of recoveries) and write-offs of inventory.

     All other financial schedules are omitted because they are not applicable or the information is included in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

     (a)  The undersigned hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Mueller Holdings (N.A.), Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on June 17, 2004.

                                 MUELLER HOLDINGS (N.A.), INC.


                                 By:  /s/ Darrell M. Jean
                                      -----------------------------------------
                                      Name:   Darrell M. Jean
                                      Title:  Vice President, Chief Financial
                                              Officer and Assistant Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale B. Smith and Darrell M. Jean, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                       Title                              Date
                 ---------                                       -----                              ----

/s/ Dale B. Smith                                  President, Chief Executive Officer           June 17, 2004
---------------------------------------------      and Director
Dale B. Smith


/s/ Darrell M. Jean                                Vice President, Chief Financial Officer,     June 17, 2004
---------------------------------------------      Assistant Secretary
Darrell M. Jean


/s/ Thompson Dean                                  Director                                     June 17, 2004
---------------------------------------------
Thompson Dean


/s/ Vincent Sarni                                  Director                                     June 17, 2004
---------------------------------------------
Vincent Sarni


/s/ David Wittels                                  Director                                     June 17, 2004
---------------------------------------------
David Wittels

                                  EXHIBIT INDEX

EXHIBIT
NO.                                 DOCUMENT
-------                             --------
1.1 Registration Rights Agreement dated as of April 29, 2004 between Mueller Holdings (N.A.), Inc. and Credit Suisse First Boston LLC, as representative of itself and Deutsche Bank Securities Inc., and J.P. Morgan Securities Inc., as Initial Purchasers of the old notes issued in April 2004*

3.1 Certificate of Incorporation of Mueller Holdings (N.A.), Inc. (formerly Hydrant Acquisition Corp.)*

3.2      By-Laws of Mueller Holdings (N.A.), Inc. (formerly Hydrant Acquisition
         Corp.)*

4.1 Indenture, dated as of April 29, 2004, between Mueller Holdings (N.A.), Inc. and Law Debenture Trust Company of New York for the 14.75% Senior Discount Notes due 2014*

4.2 Indenture, dated as of April 23, 2004, among Mueller Group, Inc., the Guarantors party thereto and Law Debenture Trust Company of New York for the Second Priority Senior Secured Floating Rate Notes due 2011*

4.3 Indenture, dated as of April 23, 2004, among Mueller Group, Inc., the Guarantors party thereto and Law Debenture Trust Company of New York for the 10% Senior Subordinated Notes due 2012*

4.4 Stockholders Agreement, dated as of August 16, 1999, among Mueller Holdings (N.A.) Inc. and certain other stockholders named therein.*

4.5      Amendment No. 1 to the Stockholders Agreement dated as of May 5, 2000.
         * The Company has not filed certain debt instruments with respect to long-term debt that does not exceed ten percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company hereby agrees to furnish a copy of such instruments to the Commission upon request.

5.1      Opinion of Davis Polk & Wardwell with respect to the new notes**

10.1 Amended and Restated Mueller Holdings (N.A.), Inc. Management Incentive Plan effective as of February 10, 2003*

10.2 Mueller Holdings (N.A.), Inc. Direct Investment Program, effective as of August 31, 2000*

10.3 Second Amended and Restated Credit Agreement, dated as of April 23, 2004, among the Mueller Group, Inc., the Guarantors party thereto and the lenders party thereto.*

10.4 Executive Employment Agreement, dated August 16, 1999, between Mueller Group, Inc. and Dale B. Smith*

10.5 Employment Agreement, dated February 1, 2003, between Mueller Group, Inc. and George P. Bukuras.*

10.6 Mueller Group, Inc. Key Employee Severance Plan, effective as of March 1, 2003*

10.7 Financial Advisory Agreement, dated July 23, 1999, between Hydrant Acquisition Corp., Mueller Group, Inc. and Credit Suisse First Boston LLC (as successor to Donaldson, Lufkin & Jenrette Securities Corporation)*

10.7.1 Assignment of Financial Advisory Agreement, dated April 27, 2004, between Hydrant Acquisition Corp, Credit Suisse First Boston LLC and DLJ Merchant Banking II, Inc.*

12.1     Computation of Ratio of Earnings to Fixed Charges*

21.1     Subsidiaries of Mueller Holdings (N.A.), Inc.*

23.1     Consent of Davis Polk & Wardwell (contained in their opinion filed as
         Exhibit 5.1).

23.2     Consent of PricewaterhouseCoopers LLP*

24.1     Power of Attorney (included on signature page)

25.1 Statement of Eligibility of Law Debenture Trust Company of New York on Form T-1*

99.1     Form of Letter of Transmittal*

99.2     Form of Notice of Guaranteed Delivery*

99.3     Form of Letter to Clients*

EXHIBIT
NO.                                 DOCUMENT
-------                             --------
99.4     Form of Letter to Nominees*

99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner*

--------------

*    Filed herewith

**   To be filed by amendment